SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under to §240.14a-12

American HomePatient, Inc.

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

20,879,389

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.67 per share

(4)	Proposed maximum aggregate value of transaction:

$13,989,190.63

(5)	Total fee paid:

$997.43

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$997.43

(2)	Form, Schedule or Registration Statement No.:

Schedule TO (File No. 005-42184)

(3)	Filing Party:

American HomePatient, Inc.

(4)	Date Filed:

July 7, 2010

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
AMERICAN HOMEPATIENT, INC.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027-5018
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 12, 2010
Dear Shareholder:
     You are cordially invited to attend a special meeting of shareholders of American HomePatient, Inc. (the “Company”, “we” or “us”), to be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238 on October 12, 2010, at 9:00 a.m. (Central Time), for the following purposes:
     1. To approve an agreement and plan of merger dated September 2, 2010 between the Company and AHPC Merger Co. (“Merger Sub”), a wholly owned subsidiary of the Company, pursuant to which: (i) Merger Sub will merge with and into the Company; (ii) the Company will become a wholly owned subsidiary of funds managed by Highland Capital Management, L.P. (collectively with its affiliates, “Highland”); (iii) shareholders of the Company other than Highland will be entitled to receive $0.67 per share in cash for each share of Company common stock owned, without interest and less any required withholding taxes; and (iv) all outstanding options to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option multiplied by the excess, if any, of $0.67 over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist, and
     2. To transact such other matters as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on September 14, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the meeting.
     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.
     Following the completion of the Company’s recent self-tender offer, Highland is the beneficial owner of approximately 78.5% of our outstanding shares of common stock. Since Highland has agreed to vote its shares in favor of the merger, we expect that the merger agreement will be approved whether or not you vote your shares. Nevertheless, we encourage you to participate by attending the meeting and voting your shares.
     To vote your shares at the special meeting, whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card. Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.

By Order of the Board of Directors,

Stephen L. Clanton
Executive Vice President, Chief Financial Officer and Secretary

Brentwood, Tennessee
September ___, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Shareholders to be Held on October 12, 2010
     Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have provided access to these proxy statement materials (which includes this proxy statement and a proxy card) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.
     This proxy statement and a proxy card are available at http://www.irinfo.com/ahom/2010special.html.
     This special meeting of shareholders of American HomePatient will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238 on October 12, 2010, at 9:00 a.m. (Central Time).
     The proposals to be voted upon at the meeting, all of which are more completely set forth in this proxy statement, are as follows:
     (1) To approve an agreement and plan of merger dated September 2, 2010 between the Company and Merger Sub, a wholly owned subsidiary of the Company, pursuant to which: (i) Merger Sub will merge with and into the Company; (ii) the Company will become a wholly owned subsidiary of Highland; (iii) shareholders of the Company other than Highland will be entitled to receive $0.67 per share in cash for each share of Company common stock owned, without interest and less any required withholding taxes; (iv) all outstanding options to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of Company common stock subject to such option multiplied by the excess, if any, of $0.67 over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist, and
     (2) To transact such other matters as may properly come before the meeting or any adjournment thereof.
     The Company’s board of directors recommends that you vote FOR the approval of Proposal 1.
“HOUSEHOLDING” OF PROXY MATERIALS
     The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in savings of paper and mailing costs. Although we do not household for our shareholders of record, some brokers household our proxy statements and annual reports, delivering a single copy of each to multiple shareholders that meet these qualifications. Once you have received notice from your broker that they will household materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participle in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker pursuant to the materials delivered to you by your broker with this proxy statement.

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AMERICAN HOMEPATIENT, INC.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027-5018
PROXY STATEMENT
     The board of directors of American HomePatient, Inc. (referred to in this proxy statement as American HomePatient, we, us, or the Company) is soliciting proxies for a special meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.
     The board of directors has set September 14, 2010 as the record date (the “Record Date”) for the meeting. Shareholders who owned American HomePatient, Inc. common stock on that date are entitled to receive notice of and vote at the special meeting, with each share entitled to one vote. Cumulative voting is not permitted. On the Record Date there were [_________] shares of American HomePatient common stock outstanding.
     This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about [____________], 2010.
     You are receiving this proxy statement and proxy form because you own shares of American HomePatient common stock. This proxy statement describes issues on which you are entitled to vote.
     Shareholders are being asked to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 2, 2010, providing for a merger between the Company and Merger Sub, a wholly owned subsidiary of the Company. This merger would be the final step in a going private transaction. In the first step of this going private transaction, the Company redeemed 6,917,314 shares of its common stock owned by shareholders other than Highland pursuant to a self-tender offer at an offer price of $0.67 per share, without interest and less applicable withholding taxes (the “Offer Price”). The number of shares tendered in the Offer represented a majority of the shares not held by Highland. Upon shareholder approval of the merger agreement and consummation of the merger, each issued and outstanding share of the Company’s common stock (other than shares held by Highland and its affiliates and any shares with respect to which appraisal rights have been properly perfected under Nevada law) will be converted into the right to receive the Offer Price. Highland, which owns approximately 78.5% of the outstanding shares of the Company’s common stock, has agreed to vote its shares in favor of the merger agreement, and we therefore expect that the merger agreement will be approved and the merger consummated. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of funds managed by Highland. A copy of the merger agreement is included as Appendix A to this Proxy Statement.
     You may also vote on any other matter that is properly brought before the special meeting. The Company has no other business to bring before the meeting.
     When you sign the proxy form you appoint Stephen L. Clanton, the Company’s Executive Vice President, Chief Financial Officer and Secretary, and Frank D. Powers, the Company’s Executive Vice President and Chief Operating Officer, as your representatives at the special meeting. Mr. Clanton or Mr. Powers will vote your shares at the special meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the special meeting.
     If your shares are not voted in person, they cannot be voted on your behalf unless you provide the Secretary of the Company with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the special meeting in person, in order to ensure that your shares are represented, please complete, sign and date the enclosed proxy form and return it promptly.
SUMMARY TERM SHEET
The Parties to the Merger (see page 8)
     American HomePatient, Inc.
     The Company is a Nevada corporation with principal executive offices at 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018, and its telephone number at that address is (615) 221-8884. The Company provides home health care services and products consisting primarily of respiratory therapy services, home infusion therapy services, and the rental and sale of home medical equipment and home health care supplies. The Company manages its business as one reporting segment.
     AHPC Merger Co.
     AHPC Merger Co., which we refer to as Merger Sub, is a Nevada corporation that was organized solely for the purpose of completing the proposed merger. Merger Sub is a wholly owned subsidiary of the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. On the consummation of the proposed merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.
Terms of the Merger (see page 38)
     Upon shareholder approval of the merger agreement and consummation of the merger, each issued and outstanding share of the Company’s common stock (other than shares held by Highland and its affiliates and any shares with respect to which appraisal rights have been properly perfected under Nevada law) will be converted into the right to receive the Offer Price. All outstanding options to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to such option multiplied by the excess, if any, of the Offer Price over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist.
Approval of the Shareholders Required (see page 5)
     The merger must be approved by a majority of our outstanding common shares as of the Record Date. As of that date, there were [_________] shares outstanding and each share is entitled to one vote. The merger has not been structured so that approval of at least a majority of unaffiliated shareholders is required. An investment fund managed by Highland and its affiliates, who together own approximately 78.5% of our outstanding common shares, have agreed to vote in favor of the merger. The affirmative vote of the shares controlled by Highland is sufficient under Nevada law and our articles of incorporation to adopt the merger agreement and approve the merger. Accordingly, we expect to complete the merger whether or not you vote in favor of the merger agreement.
Recommendation of the Board of Directors (see page 16)
     After careful consideration, and in light of the factors described in the section of this proxy statement entitled “SPECIAL FACTORS—Reasons for the Board’s Recommendation; Fairness of the Merger,” our board of directors has unanimously determined that the merger agreement and the

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transactions contemplated thereby, including the merger, are advisable. Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger.
     For a discussion of the material factors considered by the board of directors in reaching their conclusions and the reasons why our board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, see the section of this proxy statement entitled “SPECIAL FACTORS—Reasons for the Board Recommendation; Fairness of the Merger.”
Interests of Directors and Officers in the Merger (see page 28)
     When considering the recommendation of our board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:
•	all of our directors and executive officers have “in-the-money” options to purchase our common stock and, as a result, will receive the merger consideration for their options; and

•	following the merger, the Company will indemnify our current and former directors, officers and certain other employees, and provide these directors, officers and employees with liability insurance for at least six years thereafter.
Effects of the Merger (see page 27)
     Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving the merger. Highland and its affiliates will own 100% of our outstanding capital stock, and you will no longer be a shareholder of, or have any ownership interest in, the Company. We will no longer be a public company, and our common stock will no longer be quoted on the Over-the-Counter Bulletin Board. The registration of our common stock under the Exchange Act will terminate, and we will cease to file periodic reports with the SEC under the Exchange Act.
Certain U.S. Federal Income Tax Consequences (see page 33)
     The conversion of shares of our capital stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.
Appraisal Rights (see page 36)
     If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Nevada law. See the section of this proxy statement entitled “THE MERGER—Appraisal Rights.”

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QUESTIONS AND ANSWERS ABOUT THE PROXY SOLICITATION
     Why am I receiving this proxy statement and proxy form?
     You are receiving this proxy statement and proxy form because you own shares of American HomePatient common stock. This proxy statement describes issues on which you are entitled to vote.
     Who is soliciting my proxy and who is paying the cost of the solicitation?
     The board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting. The Company will pay for the costs of this proxy solicitation. We do not expect to pay any other compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of American HomePatient common stock.
     What am I voting on?
     Shareholders are being asked to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 2, 2010 between Merger Sub and the Company, providing for a merger between the Company and Merger Sub, a wholly owned subsidiary of the Company. Upon shareholder approval of the merger agreement, each issued and outstanding share of the Company’s common stock (other than shares held by Highland and its affiliates and any shares with respect to which appraisal rights have been properly perfected under Nevada law) will be converted into the right to receive the Offer Price. The merger agreement provides that upon the completion of the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to such option multiplied by the excess, if any, of the Offer Price over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of funds managed by Highland. A copy of the merger agreement is included as Appendix A to this Proxy Statement.
     You may also vote on any other matter that is properly brought before the special meeting. The Company has no other business to bring before the meeting.
     How does the merger and this proxy solicitation relate to the Company’s recent self-tender offer?
     The merger, upon approval by the Company’s shareholders as described in this proxy statement, would complete the final step of a going-private transaction. The Company completed the first step towards going private by consummating the self-tender offer that expired on September 1, 2010, which increased the percentage of the Company’s outstanding shares of common stock held by Highland and its affiliates from approximately 47.8% to approximately 78.5%. In the tender offer a majority of the shares not held by Highland and its affiliates were tendered and purchased by the Company for the Offer Price.
     Who is entitled to vote?
     Only shareholders who owned American HomePatient, Inc. common stock as of the close of business on the Record Date are entitled to receive notice of the special meeting and to vote the shares that they held on that date at the special meeting, or at any postponement or adjournment of the meeting.

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     What are the voting requirements to approve the proposals described in the proxy statement?
     Agreement and Plan of Merger: The merger must be approved by a majority of our outstanding common shares as of the Record Date. As of that date, there were [_________] shares outstanding and each share is entitled to one vote. The merger has not been structured so that approval of at least a majority of unaffiliated shareholders is required. Highland owns approximately 78.5% of our outstanding common shares and has agreed to vote in favor of Proposal 1. The affirmative vote of the shares controlled by Highland is sufficient under Nevada law and our articles of incorporation to adopt the merger agreement and approve the merger. Accordingly, we expect to complete the merger whether or not you vote in favor of the merger.
     What is the difference between holding shares as a shareholder of record and as a beneficial owner?
     If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. This proxy statement and the enclosed proxy card have been sent directly to you.
     If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. The proxy statement and other materials have been forwarded to you by your broker, bank or other nominee, who is the shareholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.
     New rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions only on certain routine matters, which do not include merger. If your broker does not receive voting instructions from you regarding these proposals, your shares will not be voted on these proposals.
     How do I vote?
     You may vote your shares either in person at the special meeting or by proxy. To vote using the enclosed proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. If your shares are registered in your own name and you attend the special meeting, you may deliver your completed proxy in person. If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephonic or internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.
     Can I change my vote after I return my proxy form?
     Yes.
     You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and inform the Secretary of the Company that you wish to revoke or replace your proxy. Your attendance at the special meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy only by

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following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by the Secretary of the Company at or prior to the special meeting.
     What is the board’s recommendation on the merger?
     The board of directors recommends that you vote “FOR” the approval of the merger. The reasons for the board’s recommendation are set forth below in the section entitled “Reasons for the Merger.”
     What is the board’s recommendation on giving discretion to the proxy holders selected by the board to vote on any other matters considered at the annual meeting?
     The board recommends a vote “FOR DISCRETION” of the proxy holders on any other matters considered at the special meeting. The Company, however, knows of no other matters to be considered at the special meeting.
     How will my shares be voted?
     If properly signed and returned in time for the special meeting, the enclosed proxy will be voted in accordance with the choices you specify. If you return a signed proxy, but do not specify a choice, Mr. Clanton or Mr. Powers, as the persons named as the proxy holder on the proxy form, will vote as recommended by the board of directors. If any other matters are considered at the meeting, Mr. Clanton or Mr. Powers will vote as recommended by the board of directors. If the board does not give a recommendation, Mr. Clanton or Mr. Powers will have discretion to vote as he thinks best. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters.
     How many votes are needed to hold the special meeting?
     The Company had a total of [_________] shares of outstanding common stock as of the Record Date for the special meeting. A majority of the Company’s outstanding shares as of the Record Date (a quorum) must be present at the special meeting in order to hold the meeting and conduct business. Shares are counted as present at the special meeting if: (a) a shareholder is present and votes in person at the special meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions (a “broker non-vote”). A share, once represented for any purpose at the special meeting, is deemed present for purposes of determining a quorum for the special meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the special meeting.
     Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
     There are rights of appraisal with respect to the merger, which are described in detail below in the section entitled “Appraisal Rights.”

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     Should I submit my stock certificates at this time?
     Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the merger consideration will be sent to you.
     How do I communicate with directors?
     Shareholders may send communications to the board or any of the directors by sending such communication addressed to the board of directors or any individual director c/o American HomePatient, Inc., 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018.
     Are these proxy materials available on the Internet?
     Yes, this proxy statement, proxy card and accompanying proxy materials are available at the following website: http://www.irinfo.com/ahom/2010special.html.

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THE PARTIES TO THE MERGER
     American HomePatient, Inc.
     The Company is a Nevada corporation with principal executive offices at 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018, and its telephone number at that address is (615) 221-8884. The Company provides home health care services and products consisting primarily of respiratory therapy services, home infusion therapy services, and the rental and sale of home medical equipment and home health care supplies. The Company manages its business as one reporting segment.
     AHPC Merger Co.
     AHPC Merger Co., which we refer to as Merger Sub, is a Nevada corporation that was organized solely for the purpose of completing the proposed merger. Merger Sub is a wholly owned subsidiary of the Company and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. On the consummation of the proposed merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement contains, in addition to historical information, certain forward-looking statements. All statements included in this proxy statement concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Additional information on these risks, uncertainties and factors is included in the documents filed by American HomePatient, Inc. with the Securities and Exchange Commission; provided that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this proxy statement or to any appendix hereto. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. The Company does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.
SPECIAL FACTORS
BACKGROUND OF THE MERGER
     The Company’s 2002 Bankruptcy. On July 31, 2002, the Company filed a voluntary petition for relief to reorganize under Chapter 11 of the U.S. Bankruptcy Code because it was unable to pay its senior secured debt according to its terms. On July 1, 2003, the Company emerged from bankruptcy protection pursuant to a plan of reorganization. This plan restructured the Company’s old senior secured debt into the Senior Debt. At the time of the Company’s bankruptcy, Highland was one of the holders of the Company’s senior secured debt.
     Highland’s Acquisition of a Controlling Interest in the Company. Starting in February of 2006 and continuing through April of 2007, Highland acquired Shares on the open market. Highland last

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acquired Shares on April 10, 2007, and currently owns 8,437,164 Shares, or approximately 78.5% of our outstanding Shares. Prior to the completion of the self-tender offer, Highland’s ownership stake constituted approximately 48% of our outstanding shares.
     Negotiation of the Restructuring Support Agreement. The decision of the Special Committee to enter into the Restructuring Support Agreement was the result of a deliberative process taken over many months to evaluate the Company’s alternatives in light of the Company’s inability to pay-off or refinance the Senior Debt that became due on August 1, 2009. A chronology of events leading up to the Special Committee’s decision to enter into the Restructuring Support Agreement is provided below.
     On March 18, 2009, the Company’s management met with representatives of Highland. The members of the Company’s management who were present at this meeting were Joseph F. Furlong, III, the Company’s President and Chief Executive Officer, Stephen L. Clanton, the Company’s Chief Financial Officer, Executive Vice President, and Secretary, Frank D. Powers, the Company’s Executive Vice President and Chief Operating Officer, and James P. Reichmann, III the Company’s Senior Vice President, Sales & Marketing. Representatives of Highland who were present were James Dondero, Pat Daugherty, and Mark Martinson. At this meeting, Highland made overtures to the Company concerning a possible buy-out of shareholders at a nominal price of $0.25 or a restructuring in which shareholders would retain a small ownership interest in the Company. This possibility was presented by Highland as a means of addressing, outside of the bankruptcy process, the Senior Debt that would mature in August. Mr. Furlong had a subsequent conversation with a representative of Highland at which the representative indicated that a transaction might be possible in which outside shareholders would receive consideration in the range of $0.30 per share. At a meeting on April 10, 2009, the Board met and discussed Highland’s overtures. The Board discussed the possibility of a transaction with Highland and the Board’s prior efforts to address the Senior Debt maturity issue, as well as the apparent unwillingness of the Senior Debt holders to restructure or extend the maturity of the Senior Debt, as well as the inability to refinance the Senior Debt with new lenders. The Board then created the Special Committee to consider a transaction with Highland and all alternatives to such a transaction. The Special Committee consisted of all of the non-management directors of the Company: Donald R. Millard, Henry T. Blackstock, William C. O’Neil, Jr., and W. Wayne Woody. The Special Committee met for the first time immediately following this Board meeting and discussed the best approach to responding to Highland. The Special Committee appointed Mr. Millard as Chairman of the Special Committee and instructed him to work with management and outside professionals to coordinate activities between Special Committee meetings. The Special Committee then discussed engaging a financial advisor and identified two potential financial advisors to interview.
     Between the first Special Committee meeting and April 22, 2009, the Special Committee and its legal advisors discussed the potential engagement with the two financial advisors and solicited written proposals from each. The Special Committee then met on April 22 to discuss the written presentations of the two firms and determined to hire Raymond James, subject to clarifying the terms of its fee arrangement. The Special Committee also discussed a request from Highland that the Company agree to pay Highland’s financial and legal advisors for recent and future work related to the Company. The Special Committee determined to ask Highland for additional detail and to first engage a financial advisor before responding to the fee request. The Special Committee and Raymond James agreed to terms shortly following the April 22nd meeting, and Raymond James was instructed to begin preliminary analysis work.
     The Special Committee then met on May 5, 2009, and the Special Committee’s legal advisors updated it on additional details concerning Highland’s fee request. The Special Committee also discussed the fee request with Raymond James and did not approve the fee request. Raymond James also discussed with the Special Committee its preliminary views concerning the two types of transactions Highland had previously mentioned, either (i) a going private transaction that would provide for the cash-out of

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Company shareholders, or (ii) a recapitalization transaction in which existing debt would be exchanged for equity and in which current shareholders would remain as minority shareholders, subject to the recapitalization dilution, in the Company. The Special Committee instructed its Chairman, along with Joseph F. Furlong, III, the President and Chief Executive Officer of the Company, to continue the dialogue with Highland.
     The Special Committee met again on May 19, 2009 and received an update from the Special Committee Chairman on his recent meeting, along with Mr. Furlong, with representatives of Highland. The Chairman indicated that he and Mr. Furlong had communicated to Highland that the Special Committee was considering the two types of transactions Highland had mentioned, the going private cash-out and the recapitalization. They and Highland discussed in detail the advantages and disadvantages of each approach as well as Highland’s ability and willingness to close either transaction. The Special Committee Chairman noted that Highland did not appear to be willing or able to provide cash to fund a cash-out transaction and that Company cash appeared to be the only possible source of funding such a transaction. Raymond James circulated a draft summary of the analyses Raymond James had done reviewing the financial aspects of a going private cash-out that used the Company’s cash as a source of funds and a potential recapitalization. After summarizing the materials for the Special Committee, Raymond James discussed with the Special Committee in detail the underlying assumptions in the two models. The Special Committee then discussed the key assumptions of the cash-out model, including management’s estimate of the minimum cash balances needed for continued operations. The Special Committee then discussed in detail the key assumptions of the analysis of residual ownership following a potential recapitalization. The Special Committee then discussed the possibility of a reorganization proceeding in the event the Company was unable to reach agreement with Highland. The Special Committee also discussed other possible alternatives, including a business combination with either of two companies that were major competitors of the Company. The Special Committee and its legal advisors then discussed the ability of Highland to potentially block a transaction with third parties and other risks and costs that could arise in connection with such a transaction. After consideration, the Special Committee authorized Raymond James to contact each of those companies to gauge their interest level.
     In the period following the May 19th meeting, the Special Committee Chairman led further discussions with Highland. On May 28, 2009, the Special Committee met again. The Chairman reported that Highland had asked for a per share cash-out price that the Special Committee could support. The Chairman noted that he told Highland that it was premature to discuss such a price as there was an ongoing analysis by the Special Committee and its advisors that had not been completed. Raymond James then discussed with the Special Committee its ongoing analysis concerning a cash-out, going private transaction and an equity recapitalization. There was discussion concerning the minimum cash needs of the Company following either type of transaction based on the minimum cash balance estimate provided by the Company’s management to fund working capital needs, interest payments, and other cash disbursements.
     At this May 28th meeting, Raymond James and the Special Committee also discussed a range of possible cash-out prices and the merits of an equity recapitalization that restructured our Senior Debt and allowed shareholders to retain an interest in the Company. The Special Committee discussed the risks to shareholders of holding minority equity stakes in a company dominated by a shareholder holding a super-majority position. The Special Committee also discussed potential acquirors for the Company, noting prior unsuccessful efforts by the Company to identify a potential buyer and noting the potential negative effect of Highland’s substantial ownership position on a potential acquirer. The Special Committee, after discussion, instructed Raymond James to contact two companies that it believed were the only realistic potential acquirors given the nature of the relevant market and the results of prior “market checks” done on behalf of the Company. The Special Committee also discussed the possibility of attempting to restructure the Company’s debt through a bankruptcy reorganization. In light of the impending maturity

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of the Company’s Senior Debt, the Special Committee instructed its advisors and Company management to start planning for a bankruptcy filing in order to preserve the Company’s ability to initiate bankruptcy proceedings if a transaction that was fair to the shareholders could not be reached with the debt holders or Highland. The Special Committee also directed the Chairman and Mr. Furlong to meet with Highland for further discussion. Based on the preliminary discussions and financial analysis, the Special Committee instructed them to take an aggressive initial position on a buyout in the range of $0.80-$1.20 per share or higher if in the Chairman’s opinion it became necessary or appropriate to discuss pricing.
     The Special Committee Chairman and Mr. Furlong met with Highland the week of June 1, 2009. They discussed with Highland various possibilities including a bankruptcy filing, debt restructuring, recapitalization and a buyout by Highland of the Company’s other shareholders. Highland again indicated that it may be unable or unwilling to pay cash for the Shares, so there was a discussion of the possibility of using excess Company cash to cash-out non-Highland shareholders. The Chairman indicated that the Special Committee could support a transaction in which non-Highland shareholders would receive $13.0 million of the Company’s cash, which would be equivalent to approximately $1.30 per share. Highland’s initial response was very negative. Highland reiterated its position that the equity had no value at all. It also reiterated its position that it might be willing to pay a very modest premium to the current trading price of $0.26. Discussions continued, and Highland ultimately indicated that it might support a transaction that used Company cash equal to approximately $0.60 per share. Highland also reiterated its demand to have its legal fees paid as a condition to any transaction.
     The Special Committee met on June 5, 2009 to review and consider the Highland discussions. After discussing the Highland proposal with Raymond James at the meeting and considering the available financial analysis, the Special Committee authorized the Chairman to respond by indicating that $0.90 a share might be acceptable. The Special Committee instructed the Chairman to continue the dialogue at prices between $0.80 and $0.90 per share but not below that level without further discussion by the Special Committee.
     In the following three weeks, there were several calls between the Chairman and Highland. None of these calls mentioned a new price per share or included a proposal by Highland, until Highland ultimately proposed a cash-out amount equal to $0.67 per share to non-Highland shareholders. Highland also indicated that this was their best and final offer. Highland reiterated their belief that the equity had no value at all, that they were prepared to pursue their rights as a lender, and that their legal fees would have to be paid by the Company in order for a cash-out transaction to be completed. Highland also noted that it would have to work with other debt holders to secure their agreement to restructuring the debt, which might not be possible.
     The Special Committee then met on June 30, 2009, to discuss Highland’s offer. The Special Committee discussed whether it was possible to induce Highland to raise its offer, the risks and benefits of a potential bankruptcy filing, and the current operating environment for the Company. In addition, Raymond James reported that it had approached the two parties it had been asked to contact and that neither had any interest in entering into discussions with the Company or discussing or evaluating a potential combination. Raymond James also noted the particularly negative general industry views that were expressed by those parties. Raymond James also discussed with the Special Committee recent industry transactions and trading valuations for other selected companies.
     The Special Committee then discussed with management and advisors the range of potential outcomes for shareholders from a bankruptcy filing and concluded that the outcome for shareholders in a bankruptcy filing was highly uncertain. After these discussions, the Special Committee voted to move forward to negotiate the terms of a $0.67 a share cash-out self-tender to non-Highland shareholders, to agree to pay Highland’s reasonable legal fees going forward in order to complete a transaction, to begin

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working out the details of the transaction with other debt holders, and to negotiate a forbearance agreement with the lenders in order to give the parties sufficient time to negotiate the cash-out transaction.
     In July, the Company and its advisors negotiated with Highland and the other debt holders, and on July 2, 2009, the Company and the holders of a majority of the Company’s Senior Debt entered into a forbearance agreement (the “Forbearance Agreement”) that provided that the debt holders would not exercise prior to September 1, 2009 their rights and remedies for the Company’s failure to repay its debt in full on August 1, 2009. During August, the Special Committee’s legal advisors began negotiating the terms of the transactions with Highland and other debt holders. At the same time, Highland reported that it was involved in discussions with other debt holders concerning the terms of a debt restructuring that would be required to follow the Offer. The Forbearance Agreement was subsequently extended by the debt holders and the Company in the following months in order to allow additional time to reach a final agreement with all debt holders as Highland was not able to get the consent of all the debt holders necessary to finalize the self-tender.
     The Special Committee met on November 4, 2009 and discussed the ongoing extensions of the Forbearance Agreement and Highland’s ongoing negotiations with other debt holders. The Special Committee also discussed a draft of the Restructuring Support Agreement and in particular discussed the need to reincorporate in Nevada and to seek shareholder approval for this reincorporation in order to be able to pay the tender offer proceeds to shareholders from Company cash. The Special Committee then authorized management, the Special Committee Chairman, and its legal advisors to continue to negotiate with the lenders to attempt to reach agreement that could be brought back to the Special Committee for consideration. The Special Committee also requested that management prepare cash flow projections assuming the transactions were completed that would enable them to assess the Company’s subsequent financial position.
     On December 8, 2009, the Special Committee met and discussed, following an update from the Special Committee Chairman and legal counsel, the status of negotiations with Highland concerning the possible reincorporation and self tender offer. In connection with this discussion, Company management presented detailed cash flow projections prepared by management at the request of the Special Committee that analyzed the ability of the Company to complete the restructuring and comply with the terms of the new credit facility and pay its restructured debts under various scenarios. The Special Committee discussed this analysis at length with Company management.
     Negotiations continued thereafter, both between the Company and Highland and between Highland and the other lenders. The lenders also requested the ability to perform additional due diligence investigation on the Company’s operations during this period. During this period, one of the lenders that objected to the proposed transactions agreed to assign its interest in the debt to Highland affiliates in exchange for other unrelated securities then owned by Highland.
     The Board, including the Special Committee members, met on February 18, 2010. They discussed, among other items, the ongoing Highland due diligence investigation and potential obstacles to entering into the Restructuring Support Agreement, including the unwillingness of one lender to proceed with the proposed series of transactions as currently contemplated. It was noted that Highland had attempted to negotiate the purchase of that debt but was unsuccessful. After discussion, the Board authorized the Company’s management and legal advisors to explore a repurchase of the debt held by that party on terms that would be acceptable to the Company’s other lenders, in order to facilitate the transactions for the benefit of the Company’s shareholders.

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     The Special Committee then met on March 25, 2010, and discussed the status of ongoing negotiations. At the request of the Special Committee, the Company’s management briefed the Special Committee on updated cash flow projections to assess the ability of the Company to fund the self-tender and the debt repurchase and to assess the Company’s subsequent financial position. This analysis reviewed various scenarios based upon a variety of assumptions related to operational results, reimbursement rates and market conditions. After receiving these reports, the Special Committee concluded that the Company should have no problem paying its debts as they come due given the anticipated terms of the restructured Senior Debt. Raymond James then discussed in detail materials that it had provided to the Special Committee, including a summary of Company financial information, a proposed transaction valuation analysis, Company stock price information, select public company analysis, precedent transactions analysis, and the liquidation analysis. Based on such input from Raymond James and reports by management on its continuing contacts with third party lenders, the Special Committee determined that there still was no alternative source for refinancing the Company’s Senior Debt. Following discussion with its legal advisors, the Special Committee determined that the prospects for shareholders in a bankruptcy remained highly uncertain. Raymond James then led the Special Committee through a detailed review of valuation-related information related to the self-tender offer contemplated by the Restructuring Support Agreement. The Special Committee’s legal counsel then discussed the key terms of the current version of the Restructuring Support Agreement and the documents related to the proposed debt repurchase. At the conclusion of the meeting, the Special Committee determined that pursuing the transactions contemplated under the Restructuring Support Agreement were in the best interests of non-Highland shareholders.
     Between March 25 and April 21, 2010, negotiations continued regarding the partial debt repurchase, and work continued to obtain necessary approval of the restructuring from other holders of senior secured debt. On April 21, 2010, the Special Committee met and discussed the status of the ongoing negotiations, including negotiations to repurchase debt held by a lender that indicated it was unwilling to support the proposed transactions. The Special Committee, after discussion, approved the debt repurchase at a 15% discount, subject to the approval of the other lenders, and directed management to attempt to negotiate the repurchase in a manner that would make that repurchase simultaneous with the signing of the Restructuring Support Agreement. The Special Committee also approved entering an agreement to pay certain legal fees of counsel of General Electric Capital Corporation, one of the senior debt holders, in an amount not to exceed $100,000.
     During the subsequent week, the Company continued to negotiate the terms of the transactions with Highland and the continuing lenders, while also negotiating the terms of the debt repurchase from the non-continuing lender. These negotiations were completed on April 27, 2010.
     On the evening of April 27, 2010, the Special Committee, representatives of Raymond James, and legal counsel met via telephone. The Special Committee received an update on negotiations and a detailed summary of the key terms of the final Restructuring Support Agreement and debt repurchase agreements. Raymond James then led a discussion regarding the analyses it had performed in considering the fairness of the $0.67 per share cash-out price to be received by holders of Company common stock (other than Highland Capital Management, L.P., the Company, and their respective affiliates). Raymond James and the Special Committee conducted this discussion with knowledge that the Company’s stock price had increased from its prior price of $0.22 during the preceding nine trading days and had traded for the previous two days at prices above $0.67 per share.
     Following this discussion, the Special Committee then entered into a discussion of the proposed transactions and determined for a final time that, because the lenders were unlikely to extend the Forbearance Agreement if the Company did not proceed with the proposed transaction, the only realistic alternative to the transaction was a bankruptcy filing, which did not appear to be in the best interests of

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the Company or its shareholders. The Special Committee then received from Raymond James its oral opinion, subsequently confirmed by delivery of a written opinion, dated April 27, 2010, that as of that date and based on and subject to the factors and assumptions described in its opinion, the $0.67 per share to be received by holders of Company common stock (other than Highland Capital Management, L.P., the Company, AHP Nevada, and their respective affiliates), as contemplated in the Restructuring Support Agreement, was fair, from a financial point of view, to such shareholders. After further discussion, the Special Committee by a unanimous vote of all members, authorized entering into the Restructuring Support Agreement and pursuing the transactions set forth in that agreement.
     Following the conclusion of this meeting, the Company, Highland and the lenders finalized the transaction documentation and the parties executed the Restructuring Support Agreement.
     Prior to the opening of business on April 28, 2010, the Company issued a press release announcing that it had entered into the Restructuring Support Agreement related to the proposed reincorporation, the Offer, and the subsequent debt restructuring.
     Restructuring Support Agreement. Pursuant to the Restructuring Support Agreement, which is attached as Appendix B hereto:
•	We agreed to retire at a 15% discount a portion of the Senior Debt held by an unaffiliated holder of the Senior Debt that was equal to approximately 4.5% of the then outstanding Senior Debt. This retirement was consummated on April 28, 2010.

•	The remaining holders of our Senior Debt, including Highland, agreed to forbear in exercising the remedies available to them following our default in the repayment of our Senior Debt through September 30, 2010 or such earlier date as the transactions contemplated by the Restructuring Support Agreement is abandoned.

•	We made certain representations and warranties to Highland and the other holders of our Senior Debt, including representations regarding our capitalization, our stock options, our filings with the SEC, our liabilities, the shareholder vote required for the reincorporation, and the formation of Merger Sub and AHP Nevada. These representations and warranties were made for the benefit of Highland and our other lenders, were made as of a specific date, and may have been intended not as statements of fact, but rather as a way of allocating the risk among the parties if those statements prove to be incorrect.

•	Highland agreed to vote its Shares, which then constituted approximately 48% of our outstanding common stock, in favor of the reincorporation.

•	Conditioned upon approval by our shareholders, we agreed to reincorporate from Delaware to Nevada. This reincorporation occurred on June 30, 2010.

•	We agreed to commence the Offer, and to certain conditions for the consummation of the Offer. The Offer was completed on September 1, 2010, as discussed below under “Consummation of the Tender Offer and Debt Restructuring.”

•	Conditioned upon the successful consummation of the Offer, the holders of our Senior Debt agreed to immediately restructure our Senior Debt into two four-year secured term loans. The second lien term loan would bear a higher rate of interest than the first lien term loan, and the substantial majority of interest under the second lien term loan could be paid in kind at our election, but the second lien term loan would rank junior in priority pursuant to the terms of a customary intercreditor agreement. Both term loans would have a variable interest rate component, but in all instances would bear interest at

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a rate higher than the current 6.785% fixed interest rate on our Senior Debt. This restructuring was completed on September 2, 2010 as discussed below under “Consummation of the Tender Offer and Debt Restructuring.”

•	Also conditioned upon the successful consummation of the Offer, the Company agreed to use its best efforts to secure the resignations of each of the directors of the Company and cause directors selected by Highland to be appointed to the Company’s board. As discussed below, on September 1, 2010, two of our directors resigned and, at the request of Highland, three of our directors continued as members of the Board.

•	Highland agreed to initiate a second-step merger at the conclusion of the Offer pursuant to which Shares not tendered in the Offer and not held by Highland would be cancelled in exchange for $0.67 per share.
     Decision to Commence the Tender Offer. On June 30, 2010, the Company’s shareholders approved the Company’s reincorporation from Delaware to Nevada, and the Company completed the reincorporation on the same day. The Special Committee then held a meeting attended by members of management, representatives of Raymond James, and legal counsel. Raymond James led a discussion regarding the analyses it had performed in considering the fairness, as of June 30, 2010 of the $0.67 per share cash-out price to be received by holders of Company common stock in the Offer (other than Highland, the Company, and their respective affiliates). The Special Committee then received from Raymond James its oral opinion, subsequently confirmed by delivery of a written opinion, dated June 30, 2010, that as of that date and based on and subject to the factors and assumptions described in its opinion, the $0.67 per share to be received by holders of Company common stock in the Offer (other than Highland, the Company and their respective affiliates) was fair, from a financial point of view, to such shareholders. After further discussion, the Special Committee, by a unanimous vote of all members, concluded that the Offer was fair to unaffiliated shareholders, and authorized the Company to conduct the Offer.
     Consummation of the Tender Offer and Debt Restructuring. The initial expiration date for the Offer was August 4, 2010. As of this date, 6,848,732 shares had been tendered and not withdrawn in the Offer, which together with shares owned by Highland, constituted approximately 87% of the Company’s outstanding shares. Because the closing of the Offer was conditioned on the number of shares tendered and not withdrawn, when added to the shares owned by Highland, constituting at least 90% of the Company’s outstanding shares (the “Minimum Condition”), the Company and Highland agreed to extend the expiration date of the Offer to August 25. On August 25, 6,896,041 shares had been tendered and not withdrawn, which together with shares owned by Highland constituted approximately 87% of the Company’s outstanding shares. At this time, the Company and Highland agreed to modify the Minimum Condition such that the Offer could close if the number of shares tendered and not withdrawn, when added to the shares owned by Highland, constituted at least 80% of the Company’s outstanding shares. In connection with this modification, the Company and Highland also extended the expiration date for the Offer to September 1, 2010.
     As of 5:00 P.M. New York City time on September 1, 6,917,314 shares had been tendered and not withdrawn, which together with the shares owned by Highland constituted approximately 87% of the Company’s outstanding shares. Since this number of shares satisfied the Minimum Condition as modified, the Company accepted on the morning of September 2 all of the validly tendered and not withdrawn shares for payment at the Offer Price for an aggregate price of all tendered shares of $4,634,600.38. On the same day, as required by the Restructuring Support Agreement, the Company entered into a first lien credit agreement and second lien credit agreement with Highland, the Company’s

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other senior lenders, and General Electric Capital Corporation as agent for lenders, pursuant to which the parties restructured the Company’s senior debt into two secured term loans, the first lien term loan for $95.5 million and the second lien term loan for $120.7 million, each with variable rates of interest and a four-year maturity. Each of the loans is secured by substantially all of the assets of the Company and its subsidiaries. The second lien term loan ranks junior in priority to the first lien term loan. In connection with the closing of the restructuring transactions, the Company paid approximately $3.4 million to a financial advisory firm affiliated with Highland (and its designees) as compensation for various financial advisory services rendered to Highland in connection with the restructuring transactions.
     On September 1, acting by written consent, the Board accepted the resignations of Mr. William C. O’Neil, Jr. and Mr. Henry T. Blackstock, as directors of the Board. The Board also approved the merger agreement by written consent.
RECOMMENDATION OF THE BOARD OF DIRECTORS
     The Company’s board of directors unanimously approved the merger agreement and the merger, and recommends that our shareholders vote to approve and adopt the merger agreement and the merger.
REASONS FOR THE BOARD’S RECOMMENDATION; FAIRNESS OF THE MERGER
     The reasons for the Board’s recommendation are: (i) the Restructuring Support Agreement obligates Highland to consummate a merger with the Company on the terms set forth herein promptly following the closing of the Offer; (ii) the per share consideration to be received by unaffiliated shareholders in the merger is identical to the per share consideration received by tendering shareholders in the Offer; and (iii) a special committee of the Company’s independent directors (the “Special Committee”), acting with the advice and assistance of its independent legal and financial advisors, unanimously determined prior to the commencement of the Offer that the terms of the follow-on merger as set forth herein were fair to the Company’s unaffiliated shareholders. The special committee reviewed a significant amount of information and considered the following material factors in support of its determination. These factors are not listed in order of importance:
•	the belief of the Special Committee that we would be unable to continue operations without a restructuring of the Senior Debt because of our lack of liquidity and our inability to obtain additional financing from other sources. We were unable to pay our Senior Debt of approximately $226.4 million when it came due in August of 2009, and as of the date of the Restructuring Support Agreement, we remained unable to do so. As a result, in the absence of a restructuring or refinancing we could have had to make a Chapter 11 bankruptcy filing;
•	the fact that the Company’s net book value per share was ($1.97) for the three months ended March 31, 2010, ($2.10) for the year ended December 31, 2009, and ($1.37) for the year ended December 31, 2008, and that the Offer Price is substantially in excess of these amounts;
•	the fact that the value of the Company as a going concern prior to the Offer was estimated to be negative because the Company’s net debt position is greater than the enterprise values implied by the discounted cash flow analysis performed by Raymond James in connection with its June 30, 2010 opinion;
•	liquidation analysis that indicated if a liquidation were to occur prior to the Offer, there would be a deficit ranging from ($156.8) million to ($141.8) million with respect to claims of unsecured creditors, and no residual value for payment to Company shareholders;

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•	the fact that we had explored strategic and financial alternatives over an extended period of time and the thoroughness of the process for exploring and reviewing these alternatives, including exploration of alternative transactions with other third parties;
•	the historical prices of the Company’s stock and the fact that the Offer amount of $0.67 in cash per share of our common stock represented: (i) a premium of approximately 76.3% over the volume-weighted average price of our common stock during the 30 days preceding the signing of the Restructuring Support Agreement on April 27, 2010; (ii) a premium of approximately 86.1% over the volume-weighted average price of our common stock during the 60 days preceding the signing of the Restructuring Support Agreement; and (iii) a premium of approximately 123.3% over the volume-weighted average price of our common stock during the 90 days preceding the signing of the Restructuring Support Agreement;
•	the fact that the Offer amount of $0.67 per share represented: (i) a premium of approximately 8.1% over the volume-weighted average price of our common stock during the one day prior to the decision of the Special Committee to commence the Offer on June 30, 2010; (ii) a premium of approximately 15.5% over the volume-weighted average price of our common stock during the 30 days prior to June 30, 2010; (iii) a premium of approximately 17.5% over the volume-weighted average price of our common stock during the 60 days prior to June 30, 2010; and (iv) a premium of approximately 34.0% over the volume-weighted average price of our common stock during the 90 days prior to June 30, 2010;
•	the financial analysis and opinion of Raymond James dated June 30, 2010, delivered to the Special Committee as to the fairness, from a financial point of view as of the date of the opinion, to holders of our common stock (other than Highland, the Company and their respective affiliates) of the $0.67 per share in cash to be received by such holders pursuant to the Offer;
•	the fact that our operations have been constrained by a lack of liquidity, and the risk that vendors would cease providing services to us because of our debt issues, which would significantly impair our operations;
•	the fact that the Company has not received any firm offers from any unaffiliated person during the past two years for: (i) a merger or consolidation of the Company with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company;
•	the efforts made by the Special Committee and its advisors to obtain greater value than the $0.67 per share provided for in the Offer, and the recognition that there is a substantial risk that shareholders could receive less or nothing at all from a Chapter 11 bankruptcy filing, which was potentially the most likely alternative available to us prior to the Offer;
•	the Offer Price, which provides a specific value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value, or the alternative of trying to continue to operate as a stand-alone company, which might result in a Chapter 11 bankruptcy filing in which the results for our shareholders would be highly uncertain; and

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•	shareholders who satisfy certain conditions and did not tender their shares in the Offer and do not vote in favor of the merger have the right to demand appraisal of their shares under certain conditions, which are described below under “Appraisal Rights”.
     The Special Committee also considered a number of countervailing risks and factors concerning the Offer and the merger. These countervailing risks and factors included the following:
•	the fact that we will no longer exist as an independent company and our shareholders will be unable to participate in any future earnings, if any, or receive any benefit from any future increase in value of the Company;
•	the fact that an all cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;
•	the fact that the Offer Price of $0.67 in cash per share of our common stock was below the one-day volume-weighted average trading price of our common stock immediately prior April 27, 2010, the date that we signed the Restructuring Support Agreement, in which we agreed to conduct the Offer, and if the Offer was successfully closed, the merger;
•	the risks and costs to the Company if the Offer and merger were not consummated successfully, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;
•	the fact that our officers and employees will have to focus on actions required to complete the Offer and the merger, as well as the substantial transaction costs that we would incur for the Offer and merger, even if not consummated; and
•	the fact that the Offer was not structured so that approval of at least a majority of unaffiliated security holders is strictly required because the Company could waive the 90% Condition with the consent of Highland (although such a majority was in fact obtained in the Offer).
     In addition, the Special Committee believes that sufficient procedural safeguards were present to ensure the fairness of the Offer and the merger to our unaffiliated shareholders and permitted the Special Committee to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards included the following, which are not listed in any relative order of importance:
•	the fact that the Special Committee was comprised of four directors who are not affiliated with Highland and who are not employees of the Company or any of its subsidiaries and the fact that the Special Committee represented solely the interests of our unaffiliated shareholders;
•	the fact that no member of the Special Committee had an interest in the Offer different from that of our unaffiliated shareholders, other than the customary indemnification and director and officer liability insurance coverage to which the members of the Special Committee will be entitled under the terms of the Restructuring Support Agreement;
•	the process undertaken by the Special Committee and our advisors in connection with evaluating third party interest in acquiring the Company, as described above in “Background” including the fact that the Special Committee was free to explore a transaction with any third party, until the execution of the Restructuring Support Agreement on April 27, 2010;

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•	the fact that the Special Committee consulted with Raymond James with respect to financial issues and received legal advice from legal counsel; and
•	the fact that the Special Committee, with the assistance of its legal and financial advisors, conducted extensive and strenuous negotiations with Highland and our other senior lenders over the course of a full year and had the authority to reject the terms of the Restructuring Support Agreement.
     The discussion of the information, risks and factors that the Special Committee considered in arriving at its decision to approve the Offer and the merger is not intended to be exhaustive, but it includes all material factors considered by the Special Committee. In view of the wide variety of factors and risks considered in connection with its evaluation, the Special Committee did not believe it necessary to, and did not attempt to, rank or quantify the risks and factors, although individual members of the Special Committee may have assigned different weights to the factors and risks in their individual assessments of the Offer and the merger. The overall analysis of the factors described above included multiple discussions with and questioning of our Special Committee, management, financial advisors and legal counsel. The Special Committee carefully considered the risks and uncertainties associated with our remaining an independent publicly-traded company. Many of those risks and uncertainties are described in our Annual Report on Form 10-K, with any updates to those risks and uncertainties set forth in our subsequent Quarterly Reports on Form 10-Q.
OPINION OF FINANCIAL ADVISOR
     At a meeting of the Special Committee on June 30, 2010, Raymond James delivered to the Special Committee its opinion that, as of such date and based upon, and subject to, various qualifications and assumptions described with respect to its opinion, the consideration to be received by holders of Company common stock (other than Highland and the Company and their respective affiliates) in the Offer was fair, from a financial point of view, to such holders. While Raymond James did not address the merger or the consideration to be received in the merger, the Board has noted that pursuant to the terms of the Restructuring Support Agreement, the per share consideration to be received in the merger is the same as the Offer Price.
     The full text of the written opinion of Raymond James, dated June 30, 2010, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Appendix F hereto. Raymond James’s opinion, which was addressed to the Special Committee, was directed only to the fairness, from a financial point of view, to the holders of Company common stock (other than Highland and the Company and their respective affiliates), of the consideration to be received in the Offer by such holders. Raymond James expressed no opinion as to the underlying business decision to effect, the structure or tax consequences of, or the availability or advisability of any alternatives to, the Offer or any of the other transactions contemplated by the Restructuring Support Agreement. Without limiting the foregoing, Raymond James’s opinion did not address any aspect of the purchase of the Patriarch Interest (as defined in the Restructuring Support Agreement), the Reorganization Merger or the Debt Restructuring (as defined in the Restructuring Support Agreement) or any other transaction contemplated by the Restructuring Support Agreement, other than the Offer. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Special Committee to approve or consummate the Offer or any of the other transactions described in the Restructuring Support Agreement. Raymond James’s opinion did not constitute a recommendation to the Special Committee or any holder of the Company’s common stock or any other person regarding whether to tender their shares in the Offer, how to vote with respect to the merger, or otherwise how to act with respect to any of the transactions described in the Restructuring Support Agreement or any other matter. Raymond James expressed no opinion as to the trading price of the

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Company’s common stock at any time. Raymond James did not consider, and its opinion did not address, any compensation or other consideration that may be paid in connection with, or as a result of, the Offer or the other transactions described in the Restructuring Support Agreement to Company securities holders, creditors, directors, officers, employees, or others. Raymond James’s opinion was authorized for issuance by the Fairness Opinion Committee of Raymond James. The summary of the opinion of Raymond James set forth herein is qualified in its entirety by reference to the full text of such opinion. Holders of Company common stock are urged to read this opinion in its entirety. References to the Company in this summary of Raymond James’ opinion include, where applicable, American HomePatient, Inc., a Delaware corporation and the predecessor to the Company (referred to as the “Predecessor Company”).
     In arriving at its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions as stated in the Restructuring Support Agreement;

•	reviewed the Company’s annual reports filed on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009, and Form 10-Q for the fiscal quarter ended March 31, 2010;

•	reviewed certain other publicly available information on the Company;

•	reviewed other Company financial and operating information provided by Company management, including financial forecasts and estimates and liquidation values;

•	reviewed the historical stock price and trading activity for the shares of the Company’s common stock;

•	discussed the Company’s operations, historical financial results, and future prospects with members of the senior management team of the Company;

•	discussed with senior management of the Company certain information related to the aforementioned;

•	compared financial and stock market information for the Company with similar information for certain other companies with publicly-traded equity securities;

•	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses that Raymond James deemed to be sufficiently similar to those of the Company; and

•	considered such other quantitative and qualitative factors that Raymond James deemed to be relevant to its evaluation.
     Raymond James did not assume responsibility for independent verification of, and did not independently verify, any information, whether furnished to it by the Company, or any other party on its behalf, or otherwise reviewed by Raymond James, in connection with the rendering of its opinion. For purposes of its opinion, Raymond James assumed and relied upon, with permission from the Special Committee, the accuracy and completeness of all such information. Raymond James did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and estimates, and liquidation values, provided to or

20

otherwise reviewed by Raymond James, Raymond James assumed, with permission from the Special Committee, that such forecasts, estimates and values had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management. Raymond James also relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no view as to any such forecasts, estimates or liquidation values or the bases and assumptions on which they were prepared. With the consent of the Special Committee, Raymond James also assumed that, absent the transactions contemplated by the Restructuring Support Agreement, the Company may make a Chapter 11 bankruptcy filing, and that, in any bankruptcy proceeding, the consideration, if any, that holders of the Company’s common stock would receive for their shares would be highly uncertain. Raymond James also assumed that the Company and its securities are identical to the Predecessor Company and its securities at all relevant times and in all respects material to its opinion. Raymond James did not evaluate or receive any evaluations of the solvency or fair value of the Company, the Predecessor Company, or any other person under any laws relating to bankruptcy, insolvency or similar matters.
     In rendering its opinion, Raymond James assumed that the Offer will be consummated in a manner substantially equivalent to the manner in which it was described in the Restructuring Support Agreement, specifically as a component of the contemplated restructuring, and without the waiver of any conditions thereto that, if waived, would adversely affect the consideration to be paid to stockholders. Raymond James does not have legal, regulatory or tax expertise and has relied on the assessments made by advisors to the Company with respect to such issues.
     Raymond James’s opinion is necessarily based on economic, market, and other conditions and the information made available to Raymond James as of June 30, 2010. It should be understood that subsequent developments could affect Raymond James’s opinion and that Raymond James does not have any obligation to reaffirm or reconsider its opinion.
Summary of Financial Analyses Conducted by Raymond James for June 30, 2010 Opinion
     The following is a summary of the material financial analyses underlying Raymond James’s opinion, dated June 30, 2010, delivered to the Special Committee in connection with the Offer at a meeting of the Special Committee on June 30, 2010. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Raymond James or by the Special Committee. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of Raymond James’s financial analyses.
     In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believed that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
     The following summarizes the material financial analyses presented by Raymond James to the Special Committee at its meeting on June 30, 2010 and considered by Raymond James in rendering its opinion. The description below explains Raymond James’s methodology for evaluating the fairness, from a financial point of view, of the consideration to be received in the Offer. No company or transaction used in the analyses described below was deemed to be directly comparable to the Company or the Offer, and the summary set forth below does not purport to be a complete description of the analyses or data presented by Raymond James.

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     Historical Stock Trading Analysis
     Raymond James analyzed the performance of Company common stock between April 27, 2009 and June 30, 2010. During this period, Company common stock achieved a closing price high of $0.82 and a closing price low of $0.10. The results of the historical trading analysis are summarized below.

		Implied
	Price	Premium
Offer consideration	$0.67	—
One-day volume-weighted average price* (“VWAP”)	$0.62	8.1%
30-day VWAP	$0.58	15.5%
60-day VWAP	$0.57	17.5%
90-day VWAP	$0.50	34.0%
     Raymond James also presented a stock price histogram, for the trailing twelve-month and six-month periods, illustrating that more than 96% of the trading activity in Company common stock during the twelve months and six months periods prior to the date of their opinion occurred at prices below the per share offer consideration of $0.67.
     Selected Public Companies Analysis
     Raymond James compared certain operating, financial, trading, and valuation information for the Company to certain publicly available operating, financial, trading, and valuation information for two selected companies, each of which Raymond James believes to have a business model reasonably similar, in whole or in part, to that of the Company. These selected companies are:
•	Rotech Healthcare Inc.; and

•	Lincare Holdings Inc.
     For each of the selected companies, Raymond James analyzed the multiples of enterprise value (calculated as the sum of the value of common equity on a fully diluted basis and the value of net debt) divided by (i) actual or projected revenue and (ii) actual or projected earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) (adjusted for non-recurring income and expenses), for the most recently available twelve month period and years ending December 31, 2010 and 2011. Raymond James also analyzed the multiples of equity value per share divided by the actual or projected diluted earnings per share (“EPS”) (adjusted for non-recurring income and expenses) for the most recently available twelve month period and years ending December 31, 2010 and 2011.
     Raymond James reviewed the relative valuation multiples of the selected companies and compared them to corresponding trading multiples for the Company on June 30, 2010. The results of the selected public companies analysis are summarized below:

Company
Multiple	(at June 30, 2010)	Mean	Median

Enterprise Value/Revenue:
Trailing Twelve Months (“TTM”), most recently available	0.9x	1.7x	1.7x
CY2010	0.9x	2.2x	2.2x
CY2011	0.9x	2.0x	2.0x

*	Volume weighted average price is the ratio of the value traded to total volume traded over a particular time horizon.

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Company
Multiple	(at June 30, 2010)	Mean	Median
Enterprise Value/EBITDA:
TTM, most recently available	6.5x	7.4x	7.4x
CY2010	5.6x	8.1x	8.1x
CY2011	5.1x	7.0x	7.0x
Price/EPS:
TTM, most recently available	nmf	21.0x	21.0x
CY2010	nmf	17.4x	17.4x
CY2011	nmf	15.1x	15.1x
     Raymond James then applied the mean and median multiples implied by this analysis to the relevant Company revenue, EBITDA, and EPS metrics, using Company management projections to determine a range of implied Company enterprise values. After adjusting for the Company’s capitalization, Raymond James reviewed the range of per share prices implied by this analysis as of June 30, 2010 and compared them to the offer price of $0.67 per share for the Company. The results of the selected public companies analysis are summarized below:

Equity Value per Share	Offer Price	Mean	Median

Enterprise Value/Revenue:
TTM, most recently available	$0.67	$10.81	$10.81
CY2010	$0.67	$18.16	$18.16
CY2011	$0.67	$16.51	$16.51
Enterprise Value/EBITDA:
TTM, most recently available	$0.67	$2.58	$2.58
CY2010	$0.67	$6.51	$6.51
CY2011	$0.67	$6.32	$6.32
Price/EPS:
TTM, most recently available	$0.67	nmf	nmf
CY2010	$0.67	nmf	nmf
CY2011	$0.67	nmf	nmf
     No company utilized in the selected companies analysis is identical to the Company, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the companies to which the Company is being compared.
     Selected Transactions Analysis
     Raymond James derived a range of potential values for the Company relative to select mergers and acquisitions involving companies that Raymond James believed to have similar business models, in whole or in part, to that of the Company and that were announced and completed between January 1, 2006 and June 30, 2010. The selected transactions considered were:
•	The Blackstone Group’s acquisition of Apria Healthcare Group, Inc., closed in October 2008;

•	Teijin Ltd.’s acquisition of Pacific Pulmonary Services Corp., closed in June 2008; and

•	Lincare Holdings Inc.’s acquisition of Pediatric Services of America’s Respiratory Therapy, Equipment and Services business, closed in November 2006.
     Raymond James examined valuation multiples of transaction enterprise value compared to the revenue and EBITDA (adjusted for non-recurring income and expenses) of the target companies, in each

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case for the reported twelve month period prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the relative valuation multiples of the selected transactions and compared them to corresponding multiples for the Company as of June 30, 2010. The results of the selected transactions analysis are summarized below:

Company
Multiple	(Implied by Offer Price)	Mean	Median

Enterprise Value/Trailing Twelve Months:
Revenue	0.9x	0.8x	0.9x
EBITDA	6.8x	5.3x	5.3x
     Raymond James then applied the mean and median multiples implied by this analysis to the relevant Company revenue and EBITDA metrics to determine a range of implied Company enterprise values. However, after adjusting for our capitalization, this analysis did not yield any positive per share values for the Company’s common stock due to the Company’s net debt position being greater than the enterprise values implied by this analysis.
     No transaction utilized in the selected transactions analysis is identical to the Offer, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the Company’s financial and operating characteristics and other factors that would affect the selected transactions to which the Company is being compared.
     Premiums Paid Analysis
     Raymond James analyzed the premiums paid in all-cash acquisitions for 79 U.S. publicly traded companies with transaction enterprise values between $100 and $500 million that were announced and completed between September 1, 2007 and June 30, 2010.
     Raymond James’s analysis examined the one-, five-, thirty-, sixty- and ninety-day implied premiums paid in such transactions. The implied premiums in this analysis were calculated by comparing the publicly disclosed transaction price to the target company’s stock price on the date one-, five-, thirty-, sixty- and ninety-days prior to the announcement of each of the applicable transactions as summarized below:

	Company
Premiums Paid	(Implied by Offer Price)	Mean	Median	Low	High
One-day premium	(8.2%)	62.2%	41.4%	(9.5)%	309.4%
Five-day premium	109.4%	63.0%	47.9%	(4.9)%	288.9%
30-day premium	235.0%	59.8%	42.3%	(10.7)%	302.3%
60-day premium	318.8%	52.2%	43.7%	(63.1)%	332.1%
90-day premium	570.0%	44.2%	37.0%	(77.0)%	192.9%
     The implied price per share range for the Company shown in the table below was calculated with the above transaction premiums using the closing prices of Company common stock on the relevant dates.

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Premiums Paid	Offer Price	Mean	Median
One-day premium	$0.67	$1.18	$1.03
Five-day premium	$0.67	$0.52	$0.47
30-day premium	$0.67	$0.32	$0.28
60-day premium	$0.67	$0.24	$0.23
90-day premium	$0.67	$0.14	$0.14
     No transaction utilized in the premiums paid analysis is identical to the Offer, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which the Company is being compared.
     Discounted Cash Flow Analysis
     Raymond James analyzed the discounted present value of our projected free cash flows for the years ending December 31, 2010 through 2014 on a standalone basis. Raymond James used free cash flows, defined as earnings after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.
     The discounted cash flow analysis was based on projections of our financial performance that our management provided to Raymond James. Raymond James used a range of exit valuation multiples from 4.5x to 6.0x to derive a range of terminal values for us in 2014.
     The projected free cash flows and terminal values were discounted using rates ranging from 20.0% to 30.0%, which reflected Raymond James’s estimate of our cost of capital given the default under our existing debt structure since August 2009. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per share. Other than a $0.20 equity value per share implied by application of the highest exit valuation multiple and the lowest discount rate, the results of the analysis did not yield any positive per share values for the Company’s common stock due to the Company’s net debt position being greater than the enterprise values implied by this analysis.
     Liquidation Analysis
     Raymond James performed a liquidation analysis utilizing estimates provided by our management of values that could be achieved if the assets of the Company were sold in an orderly fashion over a period of time in bankruptcy. As is customary for this type of analysis, it is based on numerous assumptions and estimates made by our management rather than independent third-party appraisals. Accordingly, there can be no assurance that the values implied by the liquidation analysis of the Company would be realized if a liquidation were conducted, and actual results and proceeds could vary materially from those implied by the liquidation analysis shown below.
     Raymond James considered the Company’s current financial position, including the Company’s restricted and unrestricted cash, receivables, inventories, prepaid expenses and other current assets, property and equipment, and investments in joint ventures as further described below, and the proceeds which could be recovered in a bankruptcy sale, as provided by our management. The estimated proceeds

25

would then be utilized to pay the total amount of secured, administrative and priority claims, with remaining residual amounts, if any, to be available to unsecured creditors.
     The liquidation analysis was based on May 31, 2010 carrying values provided by our management. The liquidation analysis implied that if a liquidation were to occur, there would be a deficit ranging from ($146.2) million to ($131.8) million with respect to claims of unsecured creditors, and no residual value for payment to Company shareholders. As a result, there would be no recovery in any liquidation scenario for the Company’s shareholders after paying secured creditors.
      Additional Considerations
     The foregoing summary describes all analyses and quantitative factors that Raymond James deemed material in its presentation to the Special Committee on June 30, 2010, but is not a comprehensive description of all analyses performed and factors considered by Raymond James in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.
     The analyses are not appraisals nor do they necessarily reflect the prices at which assets or securities actually may be sold. In performing its analyses, Raymond James made, and was provided by our management with, numerous assumptions with respect to industry performance, general business, economic, and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James, particularly those based on projections or estimates, are not necessarily indicative of actual values, trading values, or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses at the time of the opinion delivery. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, none of the Company, Raymond James or any other person assumes responsibility if future results or actual values are materially different from these projections, estimates, or assumptions. All such analyses were prepared solely as a part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of Company common stock (other than Highland and the Company and their respective affiliates), of the consideration to be received in the Offer by such holders. Raymond James’s opinion is directed to the Special Committee and was intended for its use in considering the Offer. While Raymond James did not address the merger or the consideration to be received in the merger, the Board has noted that the per share merger consideration is identical to the per share offering price, as required by the Restructuring Support Agreement. The opinion of Raymond James was one of many factors taken into consideration by the Special Committee in making its determination to approve the Offer. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee, our Board of Directors or management with respect to the value of the Company. We placed no limits on the scope of the analysis performed by Raymond James, other than as described above.
     The Special Committee selected Raymond James as financial advisor in connection with the Offer based on Raymond James’s qualifications, expertise, reputation, and experience in mergers and acquisitions. Upon engagement of Raymond James, we paid Raymond James a customary retainer. For services rendered in connection with the delivery of its opinion, we paid Raymond James a customary investment banking fee upon delivery of its opinion. We also paid Raymond James a customary investment banking fee upon delivery of its April 27, 2010 opinion. Raymond James also was engaged to render financial advisory services to the Special Committee and received a separate customary fee for such services. We also agreed to reimburse Raymond James for expenses incurred in connection with its

26

services, including the fees and expenses of its counsel, and will indemnify Raymond James, including liabilities under federal securities laws, relating to, or arising out of, its engagement.
     Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
PURPOSES AND REASONS FOR THE MERGER; CONSIDERATION OF ALTERNATIVES; STRUCTURE OF THE MERGER
     The purpose and reason for the merger is to complete the acquisition of the Company by Highland by exchanging each share of common stock of the Company not already owned by Highland for $0.67 per share in cash, without interest and less any required withholding taxes. If the merger is successfully consummated, the Company will be a wholly-owned subsidiary of funds managed by Highland.
     The Restructuring Support Agreement obligates Highland to complete this transaction and to structure this transaction as a cash merger with a per share price equal to the per share Offering Price. The Restructuring Support Agreement contains this obligation because Highland and the Company believed that a merger following the Offer would provide a prompt and orderly transfer of complete ownership of the Company to Highland with reduced transaction costs and minimal risk that the contemplated transaction will not be finalized while protecting shareholders from the risks associated with minority ownership in a controlled company. The parties did not consider alternatives to the merger following the Offer.
EFFECTS OF THE MERGER
     Pursuant to the merger agreement, each issued and outstanding share of the Company’s common stock (other than shares held by Highland and its affiliates and any shares with respect to which appraisal rights have been properly perfected under Nevada law) will be converted into the right to receive the Offer Price, through the merger of the Company’s wholly-owned subsidiary, Merger Sub, with and into the Company. The terms of the merger agreement also provide that each outstanding stock option, whether vested or unvested, that is outstanding immediately prior to the merger will be exchanged for an amount of cash equal to the product of (x) the excess, if any, of the Offer Price over the exercise price per share of such stock option multiplied by (y) the total number of shares subject to such stock option. At the closing of the merger, the Company will be a wholly-owned subsidiary of funds managed by Highland and Merger Sub will cease to exist as a separate entity. As a result, Highland and its affiliates will be entitled to all benefits resulting from the Company’s net book value and net earnings, including all income generated by the Company’s operations, if any, and any future increase in the Company’s value. Similarly, Highland also will bear the risk of all losses generated by the Company’s operations and any decrease in the value of the Company after the merger.
     As an additional consequence of the closing of the merger, our shares of common stock will no longer be quoted on the Over the Counter Bulletin Board or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our common stock under the Exchange Act will be terminated upon application to the SEC after the merger. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our shareholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the

27

requirement to furnish proxy statements in connection with shareholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to shareholders.
PLANS FOR THE COMPANY
     Over the past several years in anticipation of continued reductions in reimbursement, the Company has implemented various initiatives to improve productivity and reduce costs. These initiatives have focused on the centralization of certain activities previously performed at branches and billing centers, consolidation of certain billing center functions, and reductions of costs associated with delivery of products and services to patients. The Company has also implemented strategies designed to improve revenue growth, especially in the areas of oxygen and sleep therapy. These ongoing initiatives, which are unrelated to the going private process, have been publicly discussed by the Company in reports it has furnished or filed with the SEC. Currently, the Company has not developed and Highland has not approved any plans for the Company that are different from these ongoing initiatives by the Company; however, when Highland acquires 100% ownership of the Company upon completion of the merger, Highland and the Company may reevaluate the corporate structure and strategic initiatives, or certain elements thereof.
     Highland and the Company expect to continue to review the Company’s assets, debt obligations, corporate and board structure, capitalization, operations, properties, strategy, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. Highland and the Company expressly reserve the right to make any changes that each deems necessary, appropriate or convenient in light of their review or future developments.
     Upon consummation of the merger, Highland plans to appoint four new directors to the Company’s Board.
     Except as otherwise described in this proxy statement, Highland and the Company have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization, consolidation or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in the Company’s corporate structure or business.
INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER
      Merger Consideration to be Received by Directors and Executive Officers
     The merger consideration that will be received by our directors and executive officers is provided in the table below:

	Merger Consideration to be	Merger Consideration to be
	Received in Exchange for	Received in Exchange for
Director / Executive Officer	Cancellation of Shares	Cancellation of Options
Joseph F. Furlong, III	—	$194,850
W. Wayne Woody	—	$10,800
Donald R. Millard	—	$36,900
Stephen L. Clanton	—	$31,500

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	Merger Consideration to be	Merger Consideration to be
	Received in Exchange for	Received in Exchange for
Director / Executive Officer	Cancellation of Shares	Cancellation of Options
Frank D. Powers	—	$36,000
James P. Reichmann, III	—	$13,500
Robert J. Benson	—	$11,250

Total	—	$334,800
      Potential Severance Payments to Executive Officers
     In considering the recommendation of the board of directors, our shareholders should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders approve the merger.
     Some of our executive officers, have preexisting employment agreements that would entitle them to receive more favorable severance benefits in the event their employment was terminated subsequent to or in conjunction with a change in control (as compared to a termination without cause or constructive discharge not related to a change in control). The closing of the Offer resulted in a change in control of the Company. We describe each of these interests below.
     Frank D. Powers. Pursuant to Mr. Powers’ employment agreement, in the event his employment is terminated without cause or he is constructively discharged, but not in conjunction with or within twelve months of a change in control of the Company, Mr. Powers would be entitled to receive a severance payment in an amount equal to his annual base salary in effect at the time of termination.
     Since the closing of the Offer resulted in a change in control of the Company, if in conjunction with or within twelve months from the date of such change in control Mr. Powers’ employment is terminated or Mr. Powers is constructively discharged, Mr. Powers would be entitled to receive the sum of (i) an amount equal to two times his annual base salary as in effect at the time of termination; plus (ii) an amount equal to two times his annual incentive award for the previous fiscal year. In addition, the Company would be required to continue certain of Mr. Powers’ employee benefits for a period of twenty-four months and any Company matching payments for corporate retirement plans would become fully vested.
     At December 31, 2009 and based on his 2009 base salary and his 2008 bonus, the total cash amount payable under the agreement to Mr. Powers in the event of a termination without cause unrelated to a change in control would be $325,000 while the total cash amount payable in the event of a termination relating to a change in control as described above would be $1,170,000 (not including the value of continuing his employee benefits or vesting of retirement plan matching payments).
     Stephen L. Clanton. Pursuant to Mr. Clanton’s employment agreement, in the event his employment is terminated without cause or he is constructively discharged, but not in conjunction with or within twelve months of a change in control of the Company, Mr. Clanton would be entitled to receive a severance payment in an amount equal to his annual base salary in effect at the time of termination.
     Since the closing of the Offer resulted in a change in control of the Company, if in conjunction with or within twelve months from the date of such change in control Mr. Clanton’s employment is terminated or Mr. Clanton is constructively discharged, he would be entitled to receive the sum of (i) an amount equal to two times his annual base salary as in effect at the time of termination; plus (ii) an

29

amount equal to two times his annual incentive award for the previous fiscal year. In addition, the Company would be required to continue certain of Mr. Clanton’s employee benefits for a period of twenty-four months and any Company matching payments for corporate retirement plans would become fully vested.
     At December 31, 2009 and based on his 2009 base salary and his 2008 bonus, the total amount payable under the agreement to Mr. Clanton in the event of a termination without cause unrelated to a change in control would be $305,000 while the total amount payable in the event of a termination relating to a change in control as described above would be $915,000 (not including the value of continuing his employee benefits or vesting of retirement plan matching payments).
     James P. Reichmann, III. Pursuant to Mr. Reichmann’s severance pay agreement, if Mr. Reichmann is terminated without cause at a time when the Company has not experienced a change in control during the past twelve months, he is entitled to receive a severance payment equal to 100% of his then current base salary, plus his annual incentive award for the previous year pro-rated for the number of months worked in the fiscal year when terminated, plus an amount equal to his monthly vehicle allowance (exclusive of gasoline and oil expense reimbursements) as in effect as of the time of termination, if any, multiplied by twelve (12). Additionally, the Company would be required to pay the COBRA premium attributable to Mr. Reichmann’s medical and dental insurance benefits for a period of up to twelve (12) months.
     Since the closing of the Offer resulted in a change of control, in the event that Mr. Reichmann is terminated or Mr. Reichmann resigns following a decision by the Company to reduce his salary without his consent or to require him to relocate somewhere other than the greater Nashville, Tennessee or Atlanta, Georgia areas in the twelve months following such change in control of the Company, he is entitled to receive a severance payment equal to: 150% of his then current base salary, plus 150% of the greater of his annual incentive award for the previous year or his target annual incentive bonus for his first year of employment, in either case pro-rated for the number of months worked in the fiscal year when terminated, plus an amount equal to his monthly vehicle allowance (exclusive of gasoline and oil expense reimbursements) as in effect as of the time of termination, if any, multiplied by eighteen (18). Additionally, in the event of such a termination or resignation following a change in control, the Company would be required to pay the COBRA premium attributable to Mr. Reichmann’s medical and dental insurance benefits for a period of up to eighteen (18) months.
     At December 31, 2009 and based on his 2009 base salary, his 2008 bonus and his 2009 vehicle allowance, the total amount payable under the agreement to Mr. Reichmann in the event of a termination, excluding obligations to make COBRA payments, would have been $367,200 if not following a change in control, as compared to $550,800 relating to a change in control as described above.
      Potential Incentives from Highland.
     As of the date of this proxy statement, Highland has not informed the Company as to whether it will seek to retain our executive officers or change their compensation following the merger. Highland may offer these officers various incentives to remain with the Company.
      Indemnification; Directors’ and Officers’ Insurance
     The Restructuring Support Agreement requires the Company to continue all rights to exculpation and indemnification (and advancement of expenses relating thereto) in favor of its former directors and officers for their service as such for acts or omissions occurring prior to such resignations. The Company is required to continue these rights as they existed as of the date of such resignations for a period of not

30

less than six years following such date. During such six-year period, Highland has agreed that it shall not, and so long as it controls the Company, it shall not permit the Company to, amend or terminate any charter documents, bylaws, or agreements that would adversely affect the Company’s officers or directors with respect to any rights to exculpation, indemnification, or advancement of expenses. In the event Highland desires to enter into a transaction that would result in it no longer having control over the Company, the Restructuring Support Agreement obligates Highland as a condition of entering into such a transaction to require any acquirer of the Company to expressly assume the foregoing obligations. Since Mr. Furlong, Mr. Woody, and Mr. Millard were directors of the Company at the time the Restructuring Support Agreement was executed, they are beneficiaries of these obligations.
     The Restructuring Support Agreement also required the Company to purchase “tail” insurance policies that provide exculpation and indemnification coverage for the Company’s former directors at the consummation of the Offer. The tail insurance policy has a claims period of six years and, with respect to directors’ and officers’ liability insurance, a coverage amount and scope no less favorable than the previously existing coverage. Since Mr. Furlong, Mr. Woody, and Mr. Millard were directors of the Company at the time the Restructuring Support Agreement was executed, they are beneficiaries of these obligations.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain relationships between Highland and the Company
     Highland is the Company’s controlling shareholder. As of September 2, 2010, Highland held an aggregate of 78.5% of the Company’s outstanding common stock. Highland is also the largest holder of the Company’s senior secured debt, which was restructured in connection with the closing of the Offer into a first lien term loan of $95.5 million and a second lien term loan of $120.7 million. Additionally, in connection with the closing of the restructuring transactions, the Company paid approximately $3.4 million to a financial advisory firm affiliated with Highland (and its designees) as compensation for various financial advisory services rendered to Highland in connection with the restructuring transactions. Highland’s interactions with the Company are described in detail above in the section entitled “Background of the Merger.”
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
     In connection with the execution of the merger agreement, we did not make any provisions to either grant unaffiliated shareholders access to our corporate files or the corporate files of any other party to the merger agreement or to obtain counsel or appraisal services for our unaffiliated shareholders at our expense or the expense of any other party to the merger agreement.
THE MERGER
     The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are encouraged to read Appendix A in its entirety. See also the section of this proxy statement entitled “The Merger Agreement.”
EFFECTIVE TIME OF THE MERGER
     Upon shareholder approval, the merger will be consummated and become effective at the time that articles of merger are filed with the Secretary of State of the State of Nevada. We expect to complete the merger as soon as practicable after receiving shareholder approval.

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PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES
     The Company has designated Computershare to act as paying agent for the purpose of making the cash payments to shareholders provided by the merger agreement. Immediately prior to the effective time, the Company will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the merger consideration to our shareholders (other than Highland and its affiliates).
     Promptly after the effective time of the merger, the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.
     If your stock certificates have been lost, stolen or destroyed, you may be required to deliver to the paying agent an affidavit of such loss, theft or destruction and, if required by the surviving corporation, (i) an indemnity bond in a reasonable amount that the surviving corporation deems reasonably necessary as indemnity or (ii) enter into an indemnity agreement reasonably satisfactory to the surviving corporation to indemnify the surviving corporation, in order to receive your merger consideration.
     If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid. You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed consent card.
     At and after the effective time of the merger, you will cease to have any rights as a shareholder of the Company, except for the right to surrender your stock certificates, according to the procedure described in the merger agreement, in exchange for payment of the merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Nevada law.
     At the effective time of the merger, our stock ledger with respect to shares of our capital stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.
     After six months following the effective time of the merger, the paying agent will deliver to us all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to the surviving corporation of the merger and receive the merger consideration, without interest, less any applicable withholding taxes. Neither Highland nor the Company will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

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RISKS THAT THE MERGER WILL NOT BE COMPLETED
     Completion of the merger is subject to various risks, including, but not limited to, the following:
•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date; and

•	that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of the merger illegal or prevents or prohibits the merger.
     As a result of various risks to the completion of the merger, there is no guarantee that the merger will be completed even if the requisite shareholder approval is obtained.
MERGER FINANCING; SOURCE OF FUNDS
     We estimate that we will need approximately $1,913,820.37 million to fund the payment of the merger consideration (including shares of common stock that may be acquired pursuant to the exercise of in-the-money options currently outstanding to purchase shares) in addition to amounts to pay related fees and expenses. We plan to use internal cash on hand to fund the payment of the merger consideration and to pay the related fees and expenses, and we currently have sufficient cash available to consummate the merger and pay these fees and expenses.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of certain U.S. federal income tax consequences of the merger relevant to a shareholder whose shares of our common stock are converted to cash in the merger. This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of shares in light of their specific investment or tax circumstances. The tax consequences to any particular holder may differ depending on that holder’s particular circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax exempt organizations, banks and other financial institutions, brokers or dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their shares as a part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

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     For purposes of this discussion, (a) a “U.S. Holder” means a beneficial owner of shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable regulations to be treated as a domestic trust and (b) a “Non-U.S. Holder” means a beneficial owner of shares that is an individual, partnership (or other entity treated as a partnership for U.S. federal income tax purposes), corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate and that is not a U.S. Holder. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the conversion of our shares of common into cash pursuant to the merger.
     U.S. Holders. A U.S. Holder’s receipt of cash by a shareholder whose shares of our common stock are converted to cash in the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and other tax laws. In general, a U.S. Holder who has shares of our common stock converted into cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares of our common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares acquired at the same time and price) converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held such shares for more than one year at the time of the consummation of the merger. For U.S. federal income tax purposes, net capital gains recognized by an individual U.S. Holder (or an estate or certain trusts) upon a disposition of shares that have been held for more than one year generally will be subject to a current maximum tax rate of 15% and, in the case of shares that have been held for one year or less, will be subject to tax at ordinary U.S. federal income rates. Special limitations apply to the use of capital losses. Corporate U.S. Holders should consult their own tax advisors regarding the different tax consequences applicable to them with respect to shares of common stock that are converted into cash pursuant to the merger.
     Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares pursuant to the conversion of our shares of common stock into cash pursuant to the merger provided that (i) such gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.
Information Reporting and Backup Withholding.
     U.S. Holders. Payments made to tendering U.S. Holders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 28%. Certain U.S. Holders, including corporations, are exempt from these information reporting and backup withholding tax rules. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return an IRS Form W-9, certifying that such Holder is a U.S. person, that the taxpayer identification number provided is correct, and that such Holder is not subject to backup withholding. The

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amount of any backup withholding from the payment of cash upon conversion the shares will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS. If the merger is completed, the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the merger consideration. Such instructions will include information on backup withholding and instructions for submitting an IRS Form W-9.
     Non-U.S. Holders. In order for a Non-U.S. Holder to qualify as exempt from backup withholding, that Non-U.S. Holder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status. If the merger is completed, the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the merger consideration. Such instructions will include information on backup withholding and instructions for submitting the necessary forms to exempt the payment from backup withholding for Non-U.S. Holders.
     The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Each shareholder should consult its tax advisor regarding the particular tax consequences of the merger in light of such shareholder’s particular circumstances, the application of U.S. federal, state, local and non-U.S. tax laws.
REGULATORY MATTERS
     We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of articles of merger with the Secretary of State of the State of Nevada.
ACCOUNTING TREATMENT
     The accounting for the purchase of shares of our common stock and stock options pursuant to the merger will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of such shares and options, and a corresponding reduction in cash.
ESTIMATED FEES AND EXPENSES OF THE MERGER
     Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The estimated total fees and expenses to be incurred in connection with the merger are as follows:

(US dollars)
Legal fees and expenses	35,000
Printing, solicitation and mailing expenses	[ ]

Total	[ ]
     These expenses will not reduce the merger consideration to be received by our shareholders, and do not include fees associated with the Offer and related filings with the SEC.

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APPRAISAL RIGHTS
     Pursuant to Chapter 92A of the Nevada Revised Statutes (“Chapter 92A”), shareholders who would be cashed-out in the merger are entitled to dissent and may elect to have the Company purchase pre-merger shares that would be purchased by the Company for $0.67 per share for a cash price that is equal to the “fair value” of such shares instead, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any shareholder means the value of such shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion of any appreciation or depreciation would be inequitable. The following paragraphs describe the procedures for perfecting your appraisal rights.
     Sections 300 through 500 of Chapter 92A are set forth in Appendix C hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Appendix C. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.
     Shareholders who have not validly tendered their shares of common stock will be entitled to exercise dissenters’ rights. Shareholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A may have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $0.67 per share to be paid in connection with the merger. In addition, shareholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the merger on the amount determined to be the fair value of their shares.
     The Company has included with this proxy statement a notice (a “Dissenters’ Rights Notice”) to all the record shareholders of the Company entitled to dissenters’ rights.
     In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, a shareholder must take the following actions prior to the date of the special meeting: (i) deliver a written notice of intent to demand payment for your shares if the proposed merger is effectuated; (ii) and you must not vote, or cause or permit to be voted, any of your shares of such class or series in favor of the merger.
     Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the merger. The rate of interest shall be at the average rate currently paid by the Company on its principal bank loans, or if the Company has no bank loans, at a rate that is fair and equitable under all of the circumstances. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2009 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment for the difference between the Company’s estimate of the fair value of the shares and the shareholder’s estimate of the fair value of the shares; and (v) a copy of Sections 300 through 500 of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting shareholder may enforce the dissenter’s rights by commencing an action in Carson City County, Nevada or if the dissenting shareholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

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     If a dissenting shareholder disagrees with the amount of the Company’s payment, the dissenting shareholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting shareholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting shareholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting shareholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the shareholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.
     If a demand for payment remains unsettled, the Company must commence a proceeding in the Carson City County, Nevada district court within 60 days after receiving the demand. If it fails to do so within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, against the Company, if the court finds that (i) the Company did not substantially comply with the requirements of Section 300 through 500 of Chapter 92A, inclusive, or (ii) against either the Company or a dissenting shareholder, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Sections 300 through 500 of Chapter 92A.
     A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.
     A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.
     The foregoing discussion is a description of the material provisions with respect to appraisal rights under Nevada Law and is qualified in its entirety by reference to Sections 300 through 500 of Chapter 92A of the Nevada Revised Statutes, the full text of which is set forth in Appendix C hereto. Any shareholder who considers demanding appraisal is advised to consult legal counsel.

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Failure to comply with the procedures set forth in Chapter 92A of the Nevada Revised Statutes will result in the loss of appraisal rights.
     In view of the complexity of Chapter 92A, shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
THE MERGER AGREEMENT
EFFECTIVE TIME OF THE MERGER
     The merger shall become effective upon the filing of a duly executed copy of articles of merger with the Nevada Secretary of State. We refer to the effective time of the merger in this proxy statement as the “effective time.” The filing is expected to occur as soon as practicable after each of the conditions set forth in the merger agreement have been satisfied or waived.
THE MERGER
     At the effective time, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of funds managed by Highland, and the separate existence of Merger Sub will cease. We sometimes refer to the Company following the completion of the merger as the “surviving corporation.” At the effective time, the certificate of incorporation and the by-laws of the Company as in effect immediately prior to the effective time will be the certificate of incorporation and by-laws of the surviving corporation. The directors and officers of the Company at the effective time shall, from and after the effective time, be the directors and officers of the surviving corporation.
MERGER CONSIDERATION
     Shares of Capital Stock
     The merger agreement provides that each share of our capital stock outstanding immediately prior to the completion of the merger (other than shares held by Highland and its affiliates and shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $0.67 per share in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration.”
     Stock Options
     The merger agreement provides that upon the completion of the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist.
SELECTED HISTORICAL FINANCIAL DATA
     The following table sets forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2009 and 2008 and the three and six months ended June 30, 2010. The information set forth below is extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company’s Form 10-K for 2009 (attached as Appendix D to this proxy statement) and Form 10-Q for the three and six months ended June 30, 2010 (attached as Appendix E to this proxy statement). More comprehensive financial

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information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.

	6 mos ended	3 mos ended	Year ended	Year ended
	6/30/2010	6/30/2010	12/31/2009	12/31/2008

Ratio of earnings to fixed charges	0.9	1.5	0.4	1.3
Dollar amount of earnings to fixed charges deficiency	690,000	N/A	9,388,000	N/A
Book value per share	($1.91)	($1.91)	($2.10)	($1.37)

	6 mos ended	3 mos ended	Year ended	Year ended
Summary of Financial Information:	6/30/2010	6/30/2010	12/31/2009	12/31/2008

Current assets	66,550,000	66,550,000	66,048,000	73,451,000
Noncurrent assets	174,171,000	174,171,000	173,249,000	181,075,000
Current liabilities	260,284,000	260,284,000	264,160,000	270,783,000
Noncurrent liabilities	14,093,000	14,093,000	12,116,000	7,900,000
Noncontrolling interests	7,603,000	7,603,000	432,000	462,000

Net revenue	136,181,000	69,176,000	236,297,000	266,854,000
Less: total expenses	(134,758,000)	(66,115,000)	(249,782,000)	(266,896,000)
Add: earnings from unconsolidated joint ventures	—	—	5,243,000	6,201,000
Less: provision for income taxes	(2,225,000)	(1,090,000)	(4,515,000)	(5,054,000)
Less: net income attributable to noncontrolling interests	(2,113,000)	(1,117,000)	(341,000)	(408,000)

Net (loss) income from continuing operations attributable to AHOM	(2,915,000)	854,000	(13,098,000)	697,000
Less: loss from discontinued operations	—	—	—	(183,000)

Net (loss) income attributable to AHOM	(2,915,000)	854,000	(13,098,000)	514,000

Net (loss) income per share from continuing operations — Basic	($0.17)	$0.05	($0.75)	$0.04
Net loss per share from discontinued operations — Basic	—	—	—	(0.01)

Net (loss) income per share — Basic	($0.17)	$0.05	($0.75)	$0.03

Net (loss) income per share from continuing operations — Diluted	($0.17)	$0.05	($0.75)	$0.04
Net loss per share from discontinued operations — Diluted	—	—	—	(0.01)

Net (loss) income per share — Diluted	($0.17)	$0.05	($0.75)	$0.03

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MARKET PRICE AND DIVIDENDS
     The Company’s common stock is quoted on the OTCBB under the symbol “AHOM.OB” The following table sets forth for the periods indicated the intraday high and low sale prices per share of the Company’s common stock on the OTCBB as reported in published financial sources:

			Declared
Calendar Year	High	Low	Dividend
2008
Third Quarter	0.80	0.26	0.00
Fourth Quarter	0.32	0.10	0.00
2009
First Quarter	$0.26	$0.12	$0.00
Second Quarter	0.46	0.16	0.00
Third Quarter	0.32	0.25	0.00
Fourth Quarter	0.27	0.10	0.00
2010
First Quarter	$0.25	$0.13	$0.00
Second Quarter	0.84	0.20	0.00
     On August 27, 2010, the last sale price of the Company’s common stock reported on the OTCBB was $0.66 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to vote in favor of the merger.
     The Company has not paid cash dividends on its common stock during the past two years. Under the terms of the Company’s senior debt, any significant earnings are required to be used for debt service, which restricts the ability to pay dividends.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As September 2, 2010 there were 10,746,075 shares of common stock issued and outstanding. The following table shows, as of the Record Date, the amount of American HomePatient common stock beneficially owned (unless otherwise indicated) by: (a) each director and Company director nominee; (b) the Company’s executive officers; (c) all of the Company’s directors and executive officers as a group; and (d) all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding shares of American HomePatient common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. Except as otherwise noted, the address for all of the persons listed below is 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018.

	Number of Shares	Percentage
Name	Beneficially Owned	of Total Shares
Highland Capital Management, L.P. (1)	8,437,164	78.51%
Fidelity Management and Research Company (2)	1,735,000	16.15%
Joseph F. Furlong, III (3)	1,490,000	12.18%
Stephen L. Clanton (4)	491,000	4.37%
Frank D. Powers (5)	520,000	4.62%
Donald R. Millard (6)	130,000	1.20%
W. Wayne Woody (7)	110,000	1.01%
James P. Reichmann (8)	145,000	1.33%
Robert J. Benson (9)	55,000	*
All Directors and executive officers as a group (7 persons) (10)	2,941,000	21.49%

*	Indicates less than 1% ownership.

(1)	Ownership information included in the table is based on a Schedule 13D/A filed on September 2, 2010 by Highland Capital Management, L.P., claiming beneficial ownership of 8,437,164 shares through its affiliate, Highland Crusader Offshore Partners, L.P. The address for Highland Capital Management, L.P. is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

(2)	Ownership information included in the table is based on a Schedule 13G filed on February 14, 2006 by Fidelity Management and Research Company. The address for Fidelity Management and Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	The amount shown includes shares purchasable upon exercise of options issued under the American HomePatient 1991 Amended and Restated Nonqualified Stock Option Plan (the “1991 Plan”): 200,000 shares purchasable upon exercise of options at $0.17 per-share; 300,000 shares purchasable upon exercise of options at $1.80 per-share; 240,000 shares purchasable upon exercise of options at $3.30 per-share; 245,000 shares purchasable upon exercise of options at $1.60 per-share; 250,000 shares purchasable upon exercise of options at $1.03 per-share; and

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200,000 shares purchasable upon exercise of options at $0.22 per-share. The amount also includes shares purchasable upon exercise of options issued under the American HomePatient 1995 Nonqualified Stock Option Plan for Directors (the “1995 Plan”): 5,000 shares purchasable upon exercise of options at $0.22 per-share; 5,000 shares purchasable upon exercise of options at $0.75 per-share; 5,000 shares purchasable upon exercise of options at $0.15 per-share; 10,000 shares purchasable upon exercise of options at $1.29 per-share; 10,000 shares purchasable upon exercise of options at $3.46 per-share; 10,000 shares purchasable upon exercise of options at $3.27 per-share; and 10,000 shares purchasable upon exercise of options at $1.40 per-share.

(4)	The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 150,000 shares purchasable upon exercise of options at $2.98 per-share; 90,000 shares purchasable upon exercise of options at $3.30 per-share; 86,000 shares purchasable upon exercise of options at $1.60 per-share; 95,000 shares purchasable upon exercise of options at $1.03 per-share; and 70,000 shares purchasable upon exercise of options at $0.22 per-share.

(5)	The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 150,000 shares purchasable upon exercise of options at $1.31 per-share; 100,000 shares purchasable upon exercise of options at $3.30 per-share; 90,000 shares purchasable upon exercise of options at $1.60 per-share; 100,000 shares purchasable upon exercise of options at $1.03 per-share; and 80,000 shares purchasable upon exercise of options at $0.22 per-share.

(6)	The amount shown includes shares purchasable upon exercise of options issued under the 1995 Plan: 50,000 shares purchasable upon exercise of options at $0.20 per-share; 5,000 shares purchasable upon exercise of options at $0.75 per-share; 5,000 shares purchasable upon exercise of options at $0.15 per-share; 10,000 shares purchasable upon exercise of options at $1.29 per-share; 10,000 shares purchasable upon exercise of options at $3.46 per-share; 10,000 shares purchasable upon exercise of options at $3.27 per-share; 10,000 shares purchasable upon exercise of options at $1.40 per-share; 10,000 shares purchasable upon exercise of options at $1.12 per-share; 10,000 shares purchasable upon exercise of options at $0.12 per-share; and 10,000 shares purchasable upon exercise of options at $0.14 per-share.

(7)	The amount shown includes shares purchasable upon exercise of options issued under the 1995 Plan: 50,000 shares purchasable upon exercise of options at $1.38 per-share; 10,000 shares purchasable upon exercise of options at $3.46 per-share; 10,000 shares purchasable upon exercise of options at $3.27 per-share; 10,000 shares purchasable upon exercise of options at $1.40 per-share; 10,000 shares purchasable upon exercise of options at $1.12 per-share; 10,000 shares purchasable upon exercise of options at $0.12 per-share; and 10,000 shares purchasable upon exercise of options at $0.14 per-share.

(8)	The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 35,000 shares purchasable upon exercise of options at $2.40 per-share; 40,000 shares purchasable upon exercise of options at $1.25 per-share; 40,000 shares purchasable upon exercise of options at $1.03 per-share; and 30,000 shares purchasable upon exercise of options at $0.22 per-share.

(9)	The amount shown includes shares purchasable upon exercise of options issued under the 1991 Plan: 30,000 shares purchasable upon exercise of options at $0.91 per-share and 25,000 shares purchasable upon exercise of options at $0.22 per-share.

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(10)	The amount shown includes 2,646,000 shares purchasable upon exercise of options issued under the 1991 Plan and 295,000 shares purchasable upon exercise of options issued under the 1995 Plan.
The stock options noted above are evidenced by option agreements between the holder of such option and the Company.

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CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK
     On September 1, 6,917,314 shares had been tendered in the Offer and not withdrawn, which together with the shares owned by Highland constituted approximately 87% of the Company’s outstanding shares prior to the close of the Offer. Upon acceptance and payment for these validly tendered and not withdrawn shares by the Company, these tendered shares were cancelled. Prior to the close of the Offer, approximately 17,663,389 shares of the Company’s common stock were outstanding. After the close of the Offer and cancellation of the tendered and accepted shares, 10,746,075 remained outstanding. As a result of the reduction in the number of shares outstanding, the percentage ownership of the Company’s common stock held by Highland and its affiliates has increased to approximately 78.5%.
     Mr. Furlong, the Company’s President and Chief Executive Officer and a director, tendered 240,623 shares in the Offer and received, upon acceptance of such shares by the Company, $0.67 per share for a total of $161,217.41.
     Mr. Blackstock, a former director of the Company, tendered 30,000 shares in the Offer and received, upon acceptance of such shares by the Company, $0.67 per share for a total of $20,100.00.
     Mr. Millard, a director of the Company, tendered 10,000 shares in the Offer and received, upon acceptance of such shares by the Company, $0.67 per share for a total of $6,700.00.
OTHER MATTERS
     As of the date of this proxy statement, we are not aware of any matters to be presented to our shareholders other than those described in this proxy statement.
SHAREHOLDER PROPOSALS
     If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. If the merger is not completed, shareholders seeking to include proposals in the Company’s proxy materials for the 2011 annual meeting must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the Company before December 24, 2010. Shareholders who intend to present a proposal at the 2011 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide such proposals to the principal executive offices of the Company not less than sixty nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
MISCELLANEOUS
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the special meeting in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.
      The merger described in this proxy statement is a step in a “going private transaction.” We, Highland Crusader Offshore Partners, L.P., Highland Capital Management, L.P., Strand Advisors, Inc. and James Dondero have filed a Section 13(e) Transaction Statement on Schedule 13E-3 with the Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices during regular business hours, and may be obtained by mail, without charge, by written request directed to us at the following address:
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027-5018

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APPENDIX A
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into September 2, 2010, by and among American HomePatient, Inc., a Nevada corporation, located at 5200 Maryland Way, Suite 400, Brentwood, Tennessee, 37027 (“Company”) and AHPC Merger Co., a Nevada corporation, located at 5200 Maryland Way, Suite 400, Brentwood, Tennessee, 37027 (“Merging Company”). (Company and Merging Company are sometimes referred to collectively herein as the “Constituent Corporations”).
Recitals
     The Board of Directors of each of the Constituent Corporations have approved the merger of Merging Company with and into Company (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the “Merger Laws”).
     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
Section 1.
The Merger
     1.1 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the Merger Laws, Merging Company shall be merged with and into Company at the Effective Time (as defined in paragraph 1.2). At the Effective Time, the separate corporate existence of Merging Company shall cease, and Company shall continue as the surviving corporation.
     1.2 Effective Time. Subject to the provisions of this Agreement, the Constituent Corporations shall cause to be filed articles of merger duly executed by the parties in accordance with the relevant provisions of the Merger Laws and shall make all other filings or recordings required under the Merger Laws. The Merger shall become effective upon the filing of a duly executed copy of such articles of merger with the Nevada Secretary of State (the “Effective Time”).
     1.3 Effect of the Merger. The Merger shall have the effects of a merger as set forth in the Merger Laws and in this Agreement. Without limiting the foregoing, at and after the Effective Time, the Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property, rights, privileges, powers and franchises of the Company as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall be thereafter vested in the Company and shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Company, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

Section 2.
Effect of the Merger on the Capital Stock
of the Constituent Corporations and New Parent
     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger:
          (1) Merging Company Stock. Each share of common stock of Merging Company issued and outstanding immediately prior to the Effective Time (i) shall automatically be cancelled and retired, and (ii) shall cease to exist, and no consideration shall be delivered in respect thereto.
          (2) Company Stock. Each issued and outstanding share of common stock of Company, other than shares owned by Highland Capital Management, L.P. or Highland Crusader Offshore Partners, L.P. (together, “Highland”), shall be converted into the right to receive an amount equal to $0.67 in cash without interest and less any required withholding taxes. Each issued and outstanding share of common stock of Company owned by Highland shall not be cancelled or converted and shall survive the Merger as the sole issued and outstanding shares of the surviving corporation
          (3) Company Options. Each option to purchase common stock of Company issued and outstanding immediately prior to the Effective Time (“Company Options”) which remain outstanding and unvested immediately prior to the Effective Time shall immediately vest and become exercisable, and all Company Options shall be immediately cancelled concurrently with the Effective Time, and each holder of a Company Option that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company common stock subject to such Company Option at the time of such cancellation, multiplied by (ii) the positive difference between (A) $0.67, and (B) the per share exercise price of such Company Option. In the event that the per share exercise price of a Company Option exceeds $0.67, such Company Option shall be cancelled concurrent with the Effective Time without payment therefor.
     2.2 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of Company shall remain the Certificate of Incorporation of the surviving corporation from and after the Effective Time and until thereafter amended as provided by law.
     2.3 Bylaws of the Surviving Corporation. The Bylaws of Company shall remain the Bylaws of the surviving corporation from and after the Effective Time and until thereafter amended as provided by law.
     2.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the surviving corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s Certificate of Incorporation and Bylaws.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

COMPANY: AMERICAN HOMEPATIENT, INC. (a Nevada corporation)
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Chief Financial Officer and Executive VP

MERGING COMPANY: AHPC Merger Co. (a Nevada corporation)
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	President

APPENDIX B
RESTRUCTURING SUPPORT AGREEMENT
     This RESTRUCTURING SUPPORT AGREEMENT (the “Agreement”), dated as of April 27, 2010, is entered into by and among American HomePatient, Inc., a Delaware corporation, (“AHP”), AHP NV Corp., a Nevada corporation (“New AHP Parent”), Highland Capital Management, L.P., (“HCMLP”), those certain entities appearing on Schedule I attached hereto (the “Holders”) (HCMLP, Holders, and AHP are hereinafter referred to collectively as the “Parties”), and NexBank, SSB (as successor in interest to Heritage Bank, SSB, the “Agent” or “NexBank”).
RECITALS
     WHEREAS, AHP, along with its subsidiaries American HomePatient, Inc. (a Tennessee corporation), Designated Companies, Inc., American HomePatient of New York, Inc., The National Medical Rentals, Inc., American HomePatient of Texas, L.P., AHP, L.P., AHP Home Medical Equipment Partnership of Texas, Colorado Home Medical Equipment Alliance, LLC, Northeast Pennsylvania Alliance, LLC, Northwest Washington Alliance, LLC, AHP Home Care Alliance of Tennessee, AHP Alliance of Columbia, AHP Knoxville Partnership, AHP Home Care Alliance of Gainesville and AHP Home Care Alliance of Virginia (AHP, along with the these named subsidiaries are herein referred to as the “Makers”) have executed and delivered in favor of NexBank, on behalf of the Holders, a Secured Promissory Note, dated as of July 1, 2003, in the original principal amount of $250,000,000 (such note, as may be amended, restated, supplemented, or otherwise modified from time to time, the “Note”);
     WHEREAS, as of the date hereof, the Makers have acknowledged that the Event of Default under the Note, defined herein as the “Designated Event of Default,” has occurred and is continuing;
     WHEREAS, pursuant to the terms of that certain Tenth Forbearance Agreement dated April 14, 2010, Agent and certain of the Holders agreed to forbear from exercising remedies during the Forbearance Period (as defined in the Tenth Forbearance Agreement);
     WHEREAS, the Tenth Forbearance Agreement provides that it shall expire on May 15, 2010;
     WHEREAS, HCMLP is the beneficial owner, through the direct ownership by its affiliate Highland Crusader Offshore Partners, L.P. (collectively, “Crusader”), of approximately 48.0% of the shares of AHP common stock;
     WHEREAS, as of the date hereof, New AHP Parent is a direct, wholly-owned subsidiary of AHP and Reorg Sub (as defined below) is a direct, wholly-owned subsidiary of New AHP Parent; and
     WHEREAS, the Parties have agreed to a restructuring that contemplates: (i) a separately negotiated purchase and acquisition by AHP of the portion of the Note held by Aeries II — Finance Limited (“Patriarch”) and the subsequent retirement and cancellation of such interest in the Note; (ii) subject to approval by a majority of AHP shareholders, to a reorganization merger in which New AHP Parent will become the parent corporation of AHP following the merger of Reorg Sub with and into AHP and in which merger each Original Share (as defined below) shall be converted into a share in the New AHP Parent (the “Reorganization Merger”); (iii) a going private transaction, described in Section 4 below, effected through a self-tender offer for all outstanding shares not held by HCMLP or its affiliates; (iv) immediately following the Acceptance (as defined below), to the effectiveness of a debt restructuring between the Parties, as hereinafter described (the “Debt Restructuring”); and (iv) immediately following the Debt Restructuring, to the resignation of all of the members of Board of Directors of AHP and New

AHP Parent (the “Current Directors”) and the appointment of individuals previously designated by HCMLP to constitute the Board of Directors of the New AHP Parent and AHP (the “New Directors”).
     NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows (provided that the Holders’ agreement is limited to Sections 1, 3.8, 4, 5, 6, 8.1, 9, 10 and 11):
Section 1 Retirement of Patriarch Debt. Immediately following the execution of this Agreement, AHP shall purchase and acquire from Patriarch, Patriarch’s entire 4.481784059% interest in the Note (the “Patriarch Interest”) in exchange for a cash payment of $8,633,517.01. Immediately following its purchase of the Note, AHP will retire and cancel the Patriarch Interest. All of the Holders consent to the purchase and acquisition by AHP and subsequent cancellation and retirement by AHP of the Patriarch Interest.
Section 2 Reorganization Merger.
     2.1 New AHP Parent. Immediately following execution of this Agreement in exchange for $6,600,000 from AHP, New AHP Parent shall guarantee all outstanding debt obligations of AHP (including, without limitation, the Note); provided, that AHP shall cause to be executed such documents as are necessary to provide that the $6,600,000 transferred to New AHP Parent shall remain subject to all security interests, including, without limitation, any account control agreements, of the Holders.
     2.2 Meeting. AHP, in accordance with applicable law and its certificate of incorporation and bylaws, shall duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of obtaining the shareholder approval of the Reorganization Merger as promptly as reasonably practicable following the mailing of a proxy statement (the “Proxy Statement”). AHP shall file the Proxy Statement in preliminary form as promptly as practicable (and in any event no later than fifteen (15) days after the date of this Agreement) with the Securities and Exchange Commission (the “SEC”) and shall use its reasonable best efforts to respond as promptly as reasonably practicable to any oral or written comments received from the SEC or its staff with respect to the Proxy Statement; provided, that AHP shall provide HCMLP a reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto and all correspondence to the SEC in connection therewith. AHP shall cause the definitive Proxy Statement to be mailed to its shareholders at the earliest practicable date, with the Shareholder Meeting to be held as soon as reasonably practicable thereafter (and in any event no later than thirty-five (35) days after the mailing of the definitive Proxy Statement) subject to postponement or adjournment with the prior written consent of HCMLP.
     2.3 Completion of the Reorganization Merger; Effect of the Reorganization Merger. AHP shall use its reasonable best efforts to cause the closing of the Reorganization Merger (the “Merger Closing”) to occur as promptly as practicable following approval of the Reorganization Merger by the shareholders of AHP but in any event prior to the Merger Deadline (as defined below). At the Merger Closing, AHP will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”) (the “Merger Certificate”). The Merger Certificate shall provide that, at the effective time of the Reorganization Merger (the “Effective Time” and such date the “Effective Date”), Reorg Sub shall merge with and into AHP in accordance with the DGCL, and the separate existence of Reorg Sub shall cease and AHP shall continue as the surviving entity.
     2.4 Treatment of Shares and Options. In the Reorganization Merger, each outstanding share of AHP common stock, par value $0.01 per share (each an “Original Share” and, collectively, the

“Original Shares”) shall be converted and changed automatically into the right to receive one fully paid and non-assessable share of New AHP Parent (each a “Share” and, collectively, the “Shares”) without further action on the part of the holder thereof. In the Reorganization Merger, AHP shall cause each option to purchase Original Shares (collectively, the “AHP Stock Options”) granted under the employee and director stock plans of AHP (the “AHP Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time to be converted into an option to purchase the same number of Shares of New AHP Parent with the same exercise price per Share as the AHP Stock Options, it being understood and agreed that all terms and conditions of the original AHP Stock Options and AHP Stock Plans shall remain in full force and effect with respect to the New AHP Parent Options and New AHP Parent Plans.
     2.5 Agreement by HCMLP and Crusader to Vote for Reorganization Merger. HCMLP and Crusader hereby irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the closing of the transactions contemplated by this Agreement and (ii) August 10, 2010, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the AHP shareholders, however called, or in any other circumstances (including any sought action by written consent) upon which a shareholder vote or other shareholder consent or shareholder approval is sought, HCMLP and Crusader will (y) appear at such a meeting or otherwise cause its Original Shares to be counted as present thereat for purposes of calculating a quorum and respond to any other request by AHP for written shareholder consent, (z) vote, or cause to be voted, or take such action by written shareholder consent with respect to, all of such AHP common stock beneficially owned by HCMLP and its affiliates as of the relevant time (I) in favor of the Reorganization Merger and any related proposals, (II) against any proposal made in opposition to, or in competition or inconsistent with, this Agreement, including the adoption thereof or the consummation thereof, and (III) against any action or agreement that would reasonably be expected to prevent or impede the consummation of the Reorganization Merger, the Debt Restructuring or the Offer. HCMLP and Crusader also hereby agree they will not transfer Original Shares of HCMLP or its affiliates (other than to an affiliate of HCMLP) without first obtaining a written proxy or voting agreement to vote in accordance with the provisions of this Section 2.5.
     2.6 AHP Board Recommendation of Merger; Other Actions. AHP represents and warrants that the AHP Board of Directors, as of the date hereof, has recommended that the shareholders of AHP approve the Reorganization Merger and the related items presented in the Proxy Statement (the “Merger Recommendation”) and directed the officers of AHP to include the Merger Recommendation in the Proxy Statement. AHP shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Reorganization Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 9.1, AHP, regardless of whether its Board of Directors has made a Change of Recommendation, will submit the Reorganization Merger to the shareholders of AHP at the Shareholder Meeting for the purpose of approving the Reorganization Merger.
     2.7 Change of Merger Recommendation. Neither the AHP Board of Directors nor any committee thereof shall withdraw, qualify or modify the Merger Recommendation in any manner or publicly propose to do so, or approve or recommend or publicly propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing or any other provision of this Agreement, if AHP receives a Superior Proposal and the Board of Directors of AHP determines in good faith, after consultation with outside counsel, that in light of such Superior Proposal the failure to withdraw, qualify or modify its Merger Recommendation would be inconsistent with the Board of Directors’ exercise of its fiduciary duties, the AHP Board of Directors may withdraw, qualify or modify the Merger Recommendation (a “Change of Recommendation”); provided, however, that AHP shall have first provided three Business Days’ prior written notice to HCMLP that it is prepared to effect a Change of

Recommendation, which notice shall describe in reasonable detail and include any draft agreements pertaining to such Superior Proposal.
     “Alternative Proposal” shall mean (i) any inquiry, proposal or offer from any person or group of persons other than HCMLP or one of its affiliates for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving AHP (or, after the Effective Date, New AHP Parent) or any subsidiary of AHP (or, after the Effective Date, New AHP Parent), (ii) any proposal for the issuance by AHP (or, after the Effective Date, New AHP Parent) of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of AHP (or, after the Effective Date, New AHP Parent) and its subsidiaries.
     “Superior Proposal” shall mean any bona fide written Alternative Proposal (i) on terms which the Board of Directors of AHP (or, after the Effective Date, New AHP Parent) determines in good faith, after consultation with AHP’s (or, after the Effective Date, New AHP Parent’s) outside legal counsel, to be more favorable to the holders of Original Shares or Shares, as applicable, than the Offer, taking into account all the terms and conditions of such proposal and this Agreement and (ii) that the Board of Directors of AHP (or, after the Effective Date, New AHP Parent) believes is reasonably likely to be completed without undue delay, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%.”
Section 3 Self-Tender Offer.
     3.1 Terms of Self-Tender Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.1, pursuant to Section 3.2 hereof, New AHP Parent shall as promptly as practicable following the Merger Closing, and in any event within five (5) Business Days following the date of the Merger Closing (or such other later date as the HCMLP and AHP may mutually agree in writing) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) a self-tender offer for all outstanding Shares not held by HCMLP or its affiliates (the “Offer”) at $0.67 per share in cash (the “Per Share Amount”). The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable federal backup withholding or stock transfer taxes payable by the seller. The obligations of New AHP Parent to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to the following conditions (the “Tender Offer Conditions”):
1.	there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares held by HCMLP and its affiliates, represents more than 90% of the number of Shares outstanding, on a fully diluted basis (the “Minimum Condition”);

2.	the total amount payable by New AHP Parent to holders of Shares, upon acceptance for payment of Shares, shall not exceed $6,527,000;

3.	the Debt Restructuring shall become effective simultaneously with the Acceptance; and

4.	at any time on or after the date hereof and prior to the acceptance for payment of Shares, any of the following conditions shall have occurred and be continuing:

     (i) any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer or a follow-on merger (whether short-form or long-form) conducted after the completion of the Offer;
     (ii) (a) the representations and warranties of AHP contained in this Agreement which are qualified by “materiality” or “Material Adverse Effect” shall not be true and correct in all respects and (b) the other representations and warranties of AHP contained in this Agreement shall not be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Acceptance Date with the same effect as if made at and as of such date, or, if such representations speak as of an earlier date, as of such earlier date; and
     (iii) any party shall have failed to perform and comply with, in all material respects, its covenants and agreements contained in the Agreement to be performed by it prior to the Acceptance Date.
     3.2 No Modification. Without the prior written consent of HCMLP, New AHP Parent shall not (i) change the Per Share Amount or the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) modify, amend or waive satisfaction of any Tender Offer Condition, (iv) impose additional conditions to the Offer, (v) make any change in the Offer that would require an extension or delay of the then-current Expiration Date, or (vii) otherwise modify or amend any other term of the Offer in any manner (A) adverse to HCMLP or (B) which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
     3.3 SEC Filings. On the date of commencement of the Offer, New AHP Parent shall file or cause to be filed with the SEC (x) a Rule 13E-3 Transaction Statement on Schedule 13E-3 in connection with the Offer (a “Schedule 13E-3”) and (y) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase (the “Offer to Purchase”) and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). New AHP Parent agrees promptly to correct any information provided in the Schedule 13E-3 and the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and New AHP Parent shall take all steps necessary to cause the Schedule 13E-3 and the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. HCMLP and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC. New AHP Parent shall provide HCMLP with (in writing, if written), and to consult with HCMLP regarding, any comments (written or oral) that may be received by AHP, New AHP Parent or their counsel from the SEC or its staff with respect to the Schedule 13E-3 and the Offer Documents as promptly as practicable after receipt thereof. HCMLP and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.
     3.4 Expiration Date. The Offer to Purchase shall provide for an expiration date of the 20th Business Day (as defined in Rule 14d-1 under the Exchange Act, “Business Day”) following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this agreement, the “Expiration Date”). New AHP Parent shall not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 9.1 hereof. So long as the Offer and this Agreement have not been terminated pursuant to Section 9.1, if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, New AHP Parent shall extend the Offer and the Expiration Date to a date that is not more than five Business Days after such previously scheduled Expiration Date; provided that New AHP Parent shall not be required to cause New AHP Parent to extend the Offer beyond the End Date (as defined below).
     3.5 Acceptance. Subject solely to the satisfaction or waiver of the Tender Offer Conditions, New AHP Parent shall as soon as possible after the expiration of the Offer, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer (the “Acceptance” and the time of such payment, the “Acceptance Date”).
     3.6 AHP Board Recommendation for Tender; Other Actions. The New AHP Parent Board of Directors will recommend that the shareholders of New AHP Parent accept the Offer and tender their shares (the “Tender Recommendation”) and will direct the officers of New AHP Parent to include the Tender Recommendation in the Offer Documents.
     3.7 Change of Tender Recommendation. Neither the New AHP Parent Board of Directors nor any committee thereof shall withdraw, qualify or modify the Tender Recommendation in any manner or publicly propose to do so, or approve or recommend or publicly propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing or any other provision of this Agreement, if New AHP Parent receives a Superior Proposal and the Board of Directors of New AHP Parent determines in good faith, after consultation with outside counsel, that in light of such Superior Proposal the failure to withdraw, qualify or modify its Tender Recommendation would be inconsistent with the Board of Directors’ exercise of its fiduciary duties, the New AHP Parent Board of Directors may withdraw, qualify or modify the Tender Recommendation (a “Change of Tender Recommendation”); provided, however, that New AHP Parent shall have first provided three Business Days’ prior written notice to HCMLP that it is prepared to effect a Change of Tender Recommendation, which notice shall describe in reasonable detail and include any draft agreements pertaining to such Superior Proposal.
     3.8 Cooperation; Subsequent Actions. (a) HCMLP, Agent, and Holders agree on behalf of themselves and their respective affiliates that they will not make, encourage, solicit, participate in or consummate any offer, at any time prior to the Acceptance Date. Thereafter, HCMLP shall take all action and shall cause New AHP Parent to promptly (but in the event of a short form merger, within ten (10) business days) take all actions to effectuate a merger (whether short form or long form) (the “Follow-on Merger”) pursuant to which the remaining Shares not held by HCMLP and its affiliates will be cancelled in exchange for an amount equal to the Per Share Amount. In the Follow-on Merger, New AHP Parent shall cause each New AHP Parent Option, whether vested or unvested, that is outstanding immediately prior to the Follow-on Merger to be cancelled and the holder of such New AHP Parent Option to, in full settlement of such New AHP Option, receive from New AHP Parent an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Per Share Amount over the exercise price per Share of such New AHP Parent Option multiplied by (y) the total number of Shares subject to such New AHP Parent Option (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”).
          (b) HCMLP and New AHP Parent shall thereafter take all necessary actions and make all necessary filings to have the Shares removed from listing for trading and to de-register AHP Parent pursuant to federal securities laws. HCMLP and Crusader also hereby agree that, prior to the completion of the Follow-On Merger, they will not transfer Shares of HCMLP or its affiliates (other than to an affiliate of HCMLP) without first obtaining a written agreement to effectuate its obligations in this Section 3.8.
     3.9 The Board of Directors of AHP and New AHP Parent. Immediately following the Acceptance Date, AHP and New AHP Parent shall promptly exercise their best efforts to secure the resignations of each of their directors and cause the New Directors to be elected to their respective Boards of Directors. In the event that AHP or New AHP Parent is unable to secure the resignation of any of their respective directors, AHP or New AHP Parent, as applicable, shall promptly increase the size of its Board of Directors so that the New Directors shall be elected and constitute a majority of each Board of Directors, and shall cause the New Directors to constitute a majority of each committee of the Board of Directors. If the Acceptance Date does not occur, the obligations of this paragraph shall become null and void.
Section 4 Debt Restructuring and Acknowledgment of Transactions.
     4.1 Debt Restructuring. The Parties have agreed to the Debt Restructuring, the terms of which are described in the attached Exhibit A (the “Term Sheet”). The parties hereto agree that the Debt Restructuring shall become effective in accordance with the terms of this Agreement immediately following the Acceptance Date, it being understood that if this Agreement is terminated prior to the Acceptance Date, then the Holders shall have no remaining obligations under Section 4 of this Agreement.
     4.2 Restructuring Documentation. Prior to the Acceptance Date, AHP and the Holders shall negotiate and document the Debt Restructuring, consistent with the Term Sheet, proposed by Holders to become effective immediately following the Acceptance Date.
     4.3 Transfer Agreement. Each of the Holders that executes this Agreement, individually, covenants that, from the date hereof until the termination of this Agreement, it will not directly or indirectly, sell, pledge, hypothecate or otherwise transfer any of its Notes, or any option, right to acquire, or voting, participation, or other interest therein, except to a purchaser or other entity who (i) is a party to this Agreement or (ii) executes and delivers to the other Parties as a condition to the settlement of such trade or transfer an agreement in writing in form and substance similar to Exhibit B hereto (a “Transfer Agreement”), pursuant to which such purchaser agrees to assume and be bound by all the terms of this Agreement with respect to the relevant claims or other interests being transferred to such purchaser (which agreement shall include the representations and warranties set forth in Section 4 hereof). Any trade or transfer that does not comply with this Section 4.3 and the terms of the Note shall be deemed void ab initio.
     4.4 Consent to Transactions. The Holders acknowledge and consent to the transactions, including, without limitation, the repurchase of the Shares by New AHP Parent pursuant to the Offer, set forth in Sections 2 and 3 of this Agreement. The Holders agree not to (i) put forth or otherwise support any proposal made in opposition to, or in competition with, this Agreement and (ii) take any action or agreement that would reasonably be expected to prevent or impede the consummation of the Reorganization Merger, the Debt Restructuring or the Offer. The Holders further agree to take all actions reasonably necessary to consummate the Debt Restructuring on the term set forth in this Agreement and the Term Sheet.
Section 5 Forbearance.
     5.1 Forbearance. Upon the terms and conditions set forth in this Agreement, and until this Agreement is terminated pursuant to Section 9.1 (a “Termination Event”), the Agent and the Holders

hereby agree to forbear from exercising the rights and remedies available to them as a direct result of the occurrence of the event of default that arose on August 1, 2009 from the failure of the Makers to pay the outstanding principal balance of the Note on the Maturity Date (as defined in the Note) (it being understood and agreed that any accrued and unpaid interest, including, without limitation, unpaid interest accrued after the Maturity Date, must be paid monthly in arrears on the first calendar day of each month and the failure to pay such interest is not a Designated Event of Default and that the Holders have not agreed to forbear from exercising any rights and remedies available to them as a result of the Makers failure to pay such interest) (the “Designated Event of Default”).
     5.2 Term of Forbearance. Upon the terms and conditions set forth in this Agreement, and so long as no Termination Event shall have occurred, the Agent and the forbearing Holders hereby agree to forbear, solely for the duration of the “Forbearance Period”, which shall mean the period (a) commencing on and including the date hereof and (b) continuing through and including the date that is the earlier to occur of (i) the definitive Debt Restructuring and (ii) a Termination Event.
     5.3 Effect of Expiration. Upon the expiration of the Forbearance Period, the agreement of the Agent and the Holders hereunder to forbear from exercising their respective rights and remedies during the Forbearance Period shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Makers hereby unconditionally and irrevocably waive and all of which rights and remedies are fully reserved by the Agent and the forbearing Holders. Each of the Makers agrees that any or all of the Agent or the forbearing Holders may at any time thereafter proceed to exercise any and all of their respective rights and remedies under the Note, any other document related thereto and/or applicable law, including, without limitation, their respective rights and remedies with respect to the Designated Event of Default, none of which rights or remedies or Designated Event of Default is or shall be deemed to be waived in any respect.
Section 6 Representations and Warranties.
     6.1 Mutual Representations and Warranties. Each Party makes the following representations and warranties to each of the other Parties, all of which are continuing representations and warranties:
          (a) Enforceability. This Agreement is a legal, valid, and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally or is subject to general principles of equity, whether considered in a proceeding at law or in equity.
          (b) No Consent or Approval. No consent or approval is required by any other Person or entity in order for it to carry out the provisions of this Agreement.
          (c) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.
          (d) Authorization. Subject, in the case of AHP and New AHP Parent, to the shareholder vote to approve the Merger Reorganization, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.
          (e) Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any Governmental Entity, except such filings and approvals as may be necessary and/or required under the federal securities laws, or any state securities laws.
          (f) No Conflicts. The execution, delivery and performance of this Agreement does not and shall not: (a) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (b) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
     6.2 AHP Representations and Warranties. AHP makes the following representations and warranties to each of the other Parties, all of which are continuing representations and warranties:
          (a) Capitalization. The authorized capital stock of AHP consists of 35,000,000 Shares and 5,000,000 preferred shares, par value $0.01 per share (the “AHP Preferred Stock”). As of the close of business on March 31, 2010 (1) 17,573,389 Shares were issued (including shares held in treasury), no AHP Preferred Stock was outstanding, 6,100,000 Shares were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or pursuant to any plans of AHP under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part on the value of, the Shares, has been conferred on any individual or entity (such stock options, units and other awards and plans, collectively, the “AHP Stock Plans”), and no Shares were held by AHP in its treasury or by its subsidiaries; and (2) no shares of the AHP Preferred Stock were outstanding or reserved for issuance. All outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights. No bonds, debentures, notes or other indebtedness generally having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of AHP are issued or outstanding.
          (b) Other Stock Rights. Except for the AHP Stock Options that represented, as of March 31, 2010, the right to acquire up to an aggregate of 3,570,917 Shares, there are no options, warrants, calls, rights, commitments or agreements of any character to which AHP or any subsidiary of AHP is a party or by which it or any such subsidiary is bound which obligate AHP or any subsidiary of AHP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of AHP or of any subsidiary of AHP or obligating AHP or any subsidiary of AHP to grant, extend or enter into any such option, warrant, call, right, commitment or agreement (“Other AHP Stock Rights”). Other than this Agreement, there are no outstanding contractual obligations of AHP or any of its subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of AHP or any of its subsidiaries, or (2) pursuant to which AHP or any of its subsidiaries is or could be required to register Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). All outstanding AHP Stock Options have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other applicable laws and (B) all requirements set forth in applicable agreements to which AHP is party.
          (c) SEC Filings. AHP has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2008 (the “AHP SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the AHP SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AHP SEC Documents, and none of the AHP SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AHP included in the AHP SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of AHP and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. As of the date hereof, there are no outstanding, undisclosed written comments from the SEC with respect to any of the AHP SEC Documents.
          (d) No Undisclosed Liabilities. Except for (1) those liabilities that are appropriately reflected or reserved for (or not required to be reflected or reserved for) in the consolidated financial statements of AHP included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC prior to the date, (2) liabilities incurred since December 31, 2009 in the ordinary course of business consistent with past practice, (3) liabilities incurred as required by this Agreement or in connection with or as a result of the Reorganization Merger or the transactions contemplated hereby, (4) liabilities or obligations discharged or paid in full prior to the date hereof in the ordinary course of business consistent with past practice, (5) liabilities that individually or in the aggregate, would not be material to AHP and its subsidiaries taken as a whole, AHP and its subsidiaries do not have, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
          (e) Required Vote. The affirmative vote of the holders of the Shares entitled to cast at least a majority of all votes entitled to be cast on the matter is the only vote or consent required of any class or series of securities or equity interests in AHP required to consummate the Reorganization Merger.
          (f) Subsidiaries. New AHP Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and, until the Effective Time, shall be a direct subsidiary of AHP. AHP DE Merger Corp. (“Reorg Sub”) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and, until the Effective Time, shall be a direct subsidiary of New AHP Parent. Each of New AHP Parent and Reorg Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and except as contemplated hereby has engaged in no other business activities and has no assets or liabilities.
          (g) D&O Insurance. In the aggregate, AHP paid $532,671 in premiums for its directors’ and officers’ insurance policy issued in the fiscal year 2009.
Section 7 D&O Insurance; Indemnification.
     7.1 Continuance of Rights.
          (a) All rights to exculpation and indemnification in favor of the directors and officers of AHP or New AHP Parent for their service as such for acts or omissions occurring at or prior to the resignation of the AHP and the New AHP Parent directors following the Debt Restructuring becoming effective (the “Debt Closing”), whether asserted or claimed prior to, at or after such time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the respective current or former directors, officers or employees (collectively, “Indemnitees”), shall continue in full force and effect for a period of not less than six years following the Debt Closing. AHP and New AHP Parent and their subsidiaries (the “Indemnitors”) shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as directors and officers at any time prior to the Closing, to the fullest extent permitted by the certificate of incorporation or charter documents and bylaws of AHP and New AHP Parent or any of their subsidiaries as in effect immediately prior to the Debt Closing. For a period of six years following the Debt Closing, HCMLP agrees not to (and, for so long as it controls them, to not permit AHP or New AHP Parent to) amend, modify or terminate any such charter documents, bylaws or agreements in any manner adverse to the Indemnitees with respect to such rights to indemnification and advancement of expenses. As a condition precedent to any transaction that results in HCMLP no longer controlling AHP or New AHP Parent, HCMLP shall require the acquiror to expressly assume in writing the obligations of HCMLP set forth in this Section 7.1.
          (b) The Indemnitors shall have the right to defend each Indemnitee in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitor shall notify such Indemnitee of any such decision to defend within ten (10) calendar days of receipt of written notice of any such pending or threatened claim or proceeding; and provided, further, that the Indemnitor shall not, without the prior written consent of such Indemnitee, consent to the entry of any judgment against such Indemnitee or enter into any settlement or compromise which (x) includes an admission of fault of such Indemnitee or (y) does not include, as an unconditional term thereof, the full release of such Indemnitee from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party. Any Indemnified Party wishing to claim indemnification under this Section 7.1 upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Indemnitors thereof; provided, however, that the failure to provide prompt notice will not relieve any Indemnitor from any liability hereunder to the extent such Indemnitor is not materially prejudiced as a result of such failure.
     7.2 Additional Coverage. Prior to the Acceptance Date, AHP and/or New AHP Parent shall obtain “tail” insurance policies that provides coverage for events occurring prior to the resignation of the Old Directors, with a claims period of six years, with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than existing coverage; provided that in satisfying such obligation, the parties shall not be obligated to pay an aggregate tail insurance premium in excess of $1,331,000. During such six year period, in the event that there is an insolvency proceeding or receivership against such carrier, AHP, New AHP Parent and their subsidiaries shall (and HCMLP shall cause them to) use commercially reasonable efforts to obtain a commercially reasonable substitute for such period and at such coverage amounts. If AHP and/or New AHP Parent becomes aware of the availability of “tail” insurance policies from a reasonably acceptable insurance carrier that provide comparable or better coverage than the type set forth immediately above for less than $1,331,000, AHP and/or New AHP Parent agree to obtain such lower-priced “tail” insurance policies. Furthermore, AHP and/or New AHP Parent agree to execute any “broker of record” letters requested by HCMLP to facilitate obtaining quotations with respect to “tail” insurance policies.
     7.3 Third-Party Rights. Sections 7.1 and 7.2 are intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnitees and shall be binding on all successors and assigns of HCMLP, AHP, New AHP Parent and their subsidiaries. The Indemnitees shall be entitled to enforce the covenants contained in Sections 7.1 and 7.2.
Section 8 Other Agreements.
     8.1 Confidentiality/Publicity. Except as required by applicable law, AHP on the one hand and HCMLP and the Holders on the other hand shall not, and shall not permit any of their subsidiaries to, make public disclosures in respect of the transactions contemplated by this Agreement without the consent, not to be unreasonably withheld, conditioned or delayed, of the other, except for any public filings to the extent required under federal or state securities laws or any other law or court process;

provided that each Party shall use commercially reasonable efforts not to make such filing without first consulting the other Parties.
     8.2 No-Shop. During the term of this Agreement, each of AHP and New AHP Parent agrees that neither it nor any of its subsidiaries shall, and that each shall cause its and their respective officers, directors, employees, agents and representatives (“Representative”) not to, directly or indirectly, (i) solicit or initiate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal, (ii) knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal, (iii) engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to AHP or any of its subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (v) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (vi) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement of AHP with respect to an Alternative Proposal. Notwithstanding anything in the prior sentence to the contrary, if at any time following the date of this Agreement and prior to the Acceptance Date, (i) AHP (or, after the Effective Date, New AHP Parent) has received a written Acquisition Proposal from a third party that the AHP (or, after the Effective Date, New AHP Parent) Board of Directors believes in good faith to be bona fide, (ii) neither AHP nor New AHP Parent has breached any provision of this Section 8.2, (iii) the AHP (or, after the Effective Date, New AHP Parent) Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the AHP (or, after the Effective Date, New AHP Parent) Board of Directors determines in good faith that such action is necessary to comply with its duties to its shareholders under applicable law, then AHP (or, after the Effective Date, New AHP Parent) may (A) furnish information with respect to AHP to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that AHP and New AHP Parent (x) shall not, and shall not allow their respective subsidiaries or Representatives to, disclose any non-public information to such person without first entering into confidentiality agreement with such person on commercially reasonable terms and (y) shall promptly provide or make available to HCMLP any non-public information concerning AHP provided or made available to such other person which was not previously provided or made available to HCMLP.
     8.3 No Issuance. Except as expressly contemplated by this Agreement, during the term hereof, neither AHP, New AHP Parent or any of their subsidiaries shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for (i) the issuance and sale of Shares pursuant to options, performance-based restricted stock or deferred stock units previously granted or (ii) the issuance and sale of performance-based restricted stock pursuant to rights previously granted.
     8.4 Interim Covenants. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Acceptance Date, except as otherwise expressly provided or permitted by this Agreement or to the extent consented to by HCMLP in advance and in writing, AHP (or, after the Effective Date, New AHP Parent), shall, and shall cause each of its subsidiaries to, carry on its businesses in the usual, regular and ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Acceptance Date, except as otherwise expressly provided or permitted by this Agreement or to the extent consented to by HCMLP in advance and in writing (which consent shall not be unreasonably withheld), AHP (or, after the Effective Date, New AHP Parent), shall not, and shall cause each of its subsidiaries not to:
          (a) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any stock or other equity interests in AHP, New AHP Parent or any of their respective subsidiaries;
          (b) classify or re-classify any unissued shares of stock, units, beneficial or other interests, any other voting or redeemable securities or stock based performance units of AHP, New AHP Parent or any of their respective subsidiaries; (B) authorize for issuance, issue, deliver, sell, grant, dispose or pledge any shares of stock, units, beneficial or other interests, any other voting or redeemable securities or stock based performance units of AHP, New AHP Parent or any of their respective subsidiaries or (C) authorize for issuance, issue, deliver, sell, grant, dispose or pledge any option or other right in respect of, any shares of stock, units, beneficial or other interests, any other voting or redeemable securities or stock based performance units of AHP, New AHP Parent or any of their respective subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, beneficial or other interests, voting securities or convertible or redeemable securities;
          (c) amend any charter or organizational documents of AHP, New AHP Parent or any of their respective subsidiaries;
          (d) merge, consolidate or enter into any other business combination transaction with any person, (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in, make any loans or advances to, make any capital contribution to or investment in, or purchase all or substantially all of the assets of, any person or any division or business thereof;
          (e) incur any material indebtedness (secured or unsecured);
          (f) sell, mortgage, subject to lien, lease or otherwise dispose of any material personal, intangible property or real property, including by the disposition or issuance of equity securities in an entity that owns any such property;
          (g) other than inventory leased or acquired in the ordinary course of business, acquire any material personal property, intangible property or real property;
          (h) pay, discharge, settle, compromise or satisfy any material litigation, including any shareholder derivative or class action claims;
          (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of AHP, New AHP Parent or any of their respective subsidiaries;
          (j) other than in the ordinary course of business, modify, amend or change, in each case, in any material respect, or terminate, or waive compliance with the terms of or breaches under, or waive, release, assign or terminate any material rights or claims under, any material term of any material contract or enter into a new material contract, agreement or arrangement;

          (k) fail to pay any material taxes when due;
          (l) adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement, (B) grant any new stock appreciation rights, options, performance awards, restricted shares or any other equity-based awards, (C) enter into or amend any employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement other than severance agreement(s) for new employees retained to fill vacancies for existing employees with such arrangements, on terms not to exceed such existing arrangement, (D) except as permitted by item (C), grant any severance or termination pay, or any increase thereof, to any director, officer or employee (E) increase the number of its full-time permanent employees by an amount inconsistent with past practice, (F) terminate any employee, other than as would not result in any payment of or obligation to pay severance or termination pay to (i) Company executives or (ii) in excess of historical severance policy levels (not to exceed $100,000 in the aggregate for non-executives), or (G) establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement (other than payments and awards under currently existing bonus and award plans);
          (m) incur any legal or investment banking Expenses (as defined herein but excluding the fees set forth in Section 10.2), other than Expenses which do not exceed $1,200,000 in the aggregate for AHP, New AHP Parent and their respective subsidiaries; or
          (n) agree in writing or otherwise to take any action inconsistent with any of the foregoing.
Section 9 Termination.
     9.1 Right to Terminate. This Agreement may be terminated at any time before AHP accepts for payment and pays for the Shares validly tendered and not withdrawn in the Offer (except as otherwise provided herein), whether before or after the AHP shareholder vote:
          (a) by mutual written consent of AHP, HCMLP, and each Holder;
          (b) by HCMLP, if mailing of the Proxy Statement to shareholders does not take place on or before June 30, 2010;
          (c) by HCMLP, if (i) a Change of Merger Recommendation or Change of Tender Recommendation has occurred, (ii) AHP fails to include the Merger Recommendation in the Proxy Statement or New AHP Parent fails to include the Tender Recommendation in the Offer Documents, or (iii) AHP, New AHP Parent or the Board of Directors of AHP or New AHP Parent (x) approves, adopts or recommends any Acquisition Proposal or (y) approves or recommends, or enters into, or allows any of its subsidiaries to enter into, a written letter of intent, agreement in principle of definitive agreement for an Acquisition Proposal;
          (d) by HCMLP in the event of a Material Adverse Effect (as defined below);
          (e) by either HCMLP or AHP if, upon a vote at the Shareholder Meeting, the AHP shareholders do not approve the Reorganization Merger, provided that HCMLP shall not have the right to terminate pursuant if such failure to approve the Reorganization Merger is caused by a breach of the obligations under Section 2.5 of this Agreement;

          (f) by either HCMLP, AHP or any Holder, if the Merger Closing shall not have occurred on or before August 10, 2010 (the “Merger Deadline”);
          (g) by either HCMLP, AHP or any Holder, if the Acceptance Date shall not have occurred or if the Debt Restructuring shall not have been consummated (provided that no party shall have the right to terminate pursuant to this Section (g) if its breach of this Agreement has caused the Debt Restructuring not to occur) on or before September 30, 2010 (the “End Date”);
          (h) by HCMLP, if at any Expiration Date, New AHP Parent shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 3.5;
          (i) by any Party if there shall have been issued an order, decree or injunction having the effect of making the Reorganization Merger illegal or permanently prohibiting the consummation of such merger, and such order, decree or injunction shall have become final and nonappealable;
          (j) by HCMLP or any Holder, upon a material breach of any representation, warranty, covenant or agreement of AHP or New AHP Parent set forth in this Agreement which breach is incapable of being cured or is not cured within 10 days following notice thereof;
          (k) by AHP or New AHP Parent, upon a material breach of any representation, warranty, covenant or agreement of HCMLP, any Holder or Agent set forth in this Agreement which breach is incapable of being cured or is not cured within 10 days following notice thereof; and
          (l) by any Party upon the commencement of any proceeding by or against AHP or any of the Makers under any provision of the United States Bankruptcy Code or under any other state or federal bankruptcy or insolvency law unless such proceeding is a result of a breach of the obligations under Section 5 hereof.
          “Material Adverse Effect” shall mean an event or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets or financial performance of AHP (or, after the Effective Date, New AHP Parent) and its consolidated subsidiaries, taken as a whole (it being understood that none of the following, in and of themselves, shall be deemed to constitute a “Material Adverse Effect”: (a) a change that results from conditions generally affecting the United States economy or the world economy, (b) a change or development in the industries in which AHP and its subsidiaries operate, including general changes in applicable law across such industries or changes in governmental reimbursement in such industries, or (c) a change that results from the taking of any action required by this Agreement; provided, however, that such matters in the case of clauses (a) and (b) shall be taken into account in determining whether there has been or is a Material Adverse Effect to the extent of any disproportionate impact on the business, assets or financial performance of AHP (or, after the Effective Date, New AHP Parent) and its consolidated subsidiaries, taken as a whole relative to other similarly situated persons).
     9.2 Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any other Party except (a) with respect to any actual liabilities or damages incurred or suffered by any other Party as a result of the willful breach by the breaching Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, and (b) with respect to provisions hereof that expressly survive the termination of this Agreement.
     9.3 Fees and Expenses. In the event this Agreement is terminated pursuant to:

          (a) Section 9.1(c), AHP shall pay each Holder its pro rata share (based upon the amount owed to each Holder under the Note) of $2,260,000 as liquidated damages within five (5) Business Days following such termination. Any payment owing pursuant to this Section 9.3(a) shall be subordinate in right of payment to all obligations owing by the Makers pursuant to the Note.
Section 10 Expenses.
     10.1 Responsibility for Expenses. Subject to Section 10.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.
     10.2 Payment of HCMLP Legal Fees and Expenses. Whether or not any of the transactions contemplated this Agreement are consummated, AHP agrees that it shall pay (i) the reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz, counsel to HCMLP and its affiliates, in connection with the transactions contemplated by this Agreement and (ii) the reasonable fees and expenses of Latham & Watkins LLP, counsel to General Electric Capital Corporation, in its capacity as agent and lender, (in an aggregate amount not to exceed $100,000) in connection with documenting, negotiating, executing and diligencing the Debt Restructuring.
Section 11 Miscellaneous Terms.
     11.1 Binding Obligation. Subject to, in the case of AHP’s obligation to consummate the Reorganization Merger, the shareholder vote, this Agreement is a legally valid and binding obligation of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Except as set forth in Section 7.3 hereof, nothing in this Agreement, express or implied, shall give to any Person, other than the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, any benefit or any legal or equitable right, remedy or claim under this Agreement. The agreements, representations, warranties, covenants and obligations of the Holders contained in this Agreement are, in all respects, several and not joint.
     11.2 Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person.
     11.3 Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.
     11.4 Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

     11.5 Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF NEW YORK. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a state or federal court of competent jurisdiction in the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.
     11.6 Complete Agreement. The Agreement and the other agreements referenced herein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto.
     11.7 Interpretation. This Agreement is the product of negotiation by and among the Parties. Any Party enforcing or interpreting this agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret the Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.
     11.8 Amendment. This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by AHP (or, after the Effective Date, New AHP Parent), HCMLP, and the Holders.
     11.9 Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     11.10 Specific Performance. The Parties understand and agree that money damages may not be a sufficient remedy for any breach of this Agreement by any Party, and further understand and agree that each non-breaching Party shall be entitled to seek (upon proper proof) the remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a non-exclusive remedy of any such breach; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.
     11.11 Execution of Agreement. This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AMERICAN HOMEPATIENT, INC., a Delaware corporation
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President & Chief Financial Officer

AMERICAN HOMEPATIENT, INC., a Tennessee corporation
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President

AHP NV CORP.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President

DESIGNATED COMPANIES, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President

AMERICAN HOMEPATIENT OF NEW YORK, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President

THE NATIONAL MEDICAL RENTALS, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President

AMERICAN HOMEPATIENT OF TEXAS, L.P., a Texas limited partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP, L.P., a Tennessee limited partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP HOME MEDICAL EQUIPMENT PARTNERSHIP OF TEXAS, a Texas general partnership

By:	AHP, L.P., a general partner

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC. a general partner

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

COLORADO HOME MEDICAL EQUIPMENT ALLIANCE, LLC. a Colorado limited liability company
By:	AMERICAN HOMEPATIENT VENTURES, INC., its sole member

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

NORTHEAST PENNSYLVANIA ALLIANCE, LLC, a Pennsylvania limited liability company
By:	AMERICAN HOMEPATIENT VENTURES, INC. its sole member

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

NORTHWEST WASHINGTON ALLIANCE, LLC, a Washington limited liability company
By:	AMERICAN HOMEPATIENT VENTURES, INC., its sole member

	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP HOME CARE ALLIANCE OF TENNESSEE, a Tennessee general partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP ALLIANCE OF COLUMBIA, a South Carolina general partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP KNOXVILLE PARTNERSHIP, a Tennessee general partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP HOME CARE ALLIANCE OF GAINESVILLE, a Florida general partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

AHP HOME CARE ALLIANCE OF VIRGINIA, a Virginia general partnership
By:	AMERICAN HOMEPATIENT, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

By:	AMERICAN HOMEPATIENT VENTURES, INC., its general partner
	Name:	/s/ Stephen L. Clanton
	Title:	Executive Vice President

NEXBANK, SSB, as Agent
By:	/s/ Jeff Scott
	Name:	Jeff Scott
	Title:	Vice President

ABERDEEN LOAN FUNDING, LIMITED,
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

BRENTWOOD CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

EASTLAND CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Benjamin McCarrick
	Name:	Benjamin McCarrick
	Title:	Duly Authorized Signatory

GLENEAGLES CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner

	Name:	/s/ Jason Post
	Title:	Operations Director

GRAYSON CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner

	Name:	/s/ Jason Post
	Title:	Operations Director

GREENBRIAR CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner

	Name:	/s/ Jason Post
	Title:	Operations Director

HIGHLAND LOAN FUNDING V, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager
By:	STRAND ADVISORS, INC., its General Partner

	Name:	/s/ Jason Post
	Title:	Operations Director

HIGHLAND CAPITAL MANAGEMENT, L.P.
By:	HCMLP MANAGEMENT, L.P., As Collateral Manager
By:	STRAND ADVISORS, INC., its General Partner

	Name:	/s/ James D. Dondero
	Title:	President

HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.
	Name:	/s/ Jason Post
	Title:	Operations Director

HIGHLAND RESTORATION CAPITAL PARTNERS, L.P.
By:	Highland Restoration Capital Partners GP, LLC, its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

HIGHLAND RESTORATION CAPITAL PARTNERS MASTER, L.P.
By:	Highland Restoration Capital Partners GP, LLC, its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

JASPER CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

LIBERTY CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

LOAN FUNDING IV, LLC
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

LOAN FUNDING VII, LLC
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

LONGHORN CREDIT FUNDING, LLC
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

PAM CAPITAL FUNDING, LP
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

PAMCO CAYMAN LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

RED RIVER CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

ROCKWALL CDO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

ROCKWALL CDO II, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager
By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

SOUTHFORK CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

STRATFORD CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

WESTCHESTER CLO, LIMITED
By:	HCMLP MANAGEMENT, L.P., as Collateral Manager

By:	STRAND ADVISORS, INC., its General Partner
	Name:	/s/ Jason Post
	Title:	Operations Director

Schedule I
Aberdeen Loan Funding, Limited
Brentwood CLO, Limited
Eastland CLO, Limited
General Electric Capital Corporation
Gleneagles CLO, Limited
Grayson CLO, Limited
Greenbriar CLO, Limited
Highland Loan Funding V, Limited
Highland Restoration Capital Partners Master, L.P.
Highland Restoration Capital Partners, L.P.
Jasper CLO, Limited
Liberty CLO, Limited
Loan Funding IV, LLC
Loan Funding VII, LLC
Longhorn Credit Funding, LLC
Pam Capital Funding, LP
Pamco Cayman Limited
Red River CLO, Limited
Rockwall CDO, Limited
Rockwall CDO II, Limited
Southfork CLO, Limited
Stratford CLO, Limited
Westchester CLO, Limited

Exhibit A
Debt Restructuring Term Sheet
Material Terms and Conditions of the Amended Credit Facilities
I. First Lien Debt ($100 million term loan)

Borrower:	American Homepatient Inc. (the “Borrower”).

Lenders:	Noteholders amending and restating their Promissory Notes pursuant to the Debt Restructuring (the “Lenders”).

Administrative Agent:	TBD.

Guarantors:	The obligations of the Borrower in respect of the First Lien Debt shall be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower.

Interest Rate Options:	The Borrower may elect that the First Lien Debt bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin.

“Base Rate” and “Eurodollar Rate” to be defined on a customary basis; provided that in the case of the First Lien Debt, in no event shall the “Base Rate” be less than 3.80% and the “Eurodollar Rate” be less than 2.80%.

“Applicable Margin” means a rate per annum equal to 4.00% for First Lien Debt bearing interest by reference to the Eurodollar Rate, and 3.00% for First Lien Debt bearing interest by reference to the Base Rate.

Default rate shall be the applicable interest rate plus 2.00% per annum.

Interest Payment Dates:	In the case of First Lien Debt bearing interest based upon the Base Rate, quarterly in arrears.

In the case of First Lien Debt bearing interest based upon the Eurodollar Rate, on the last day of each interest period and, if such interest period is longer than three months, at three month intervals following the first day of such interest period.

Maturity:	The First Lien Debt will mature on the date that is 4 years after the completion of the Debt Restructuring.

Security and Ranking:	The First Lien Debt shall be secured by substantially all of the assets of the Borrower and shall rank senior in priority to the Second Lien Debt.

The relative rights and other creditors’ rights issues in respect of the First Lien Debt and the Second Lien Debt will be set forth in a customary intercreditor agreement.

Mandatory Prepayments:	The definitive loan documentation shall include usual and customary mandatory prepayment provisions.

Voluntary Prepayments:	Voluntary prepayments of the First Lien Debt shall be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty.

Representations and Warranties:	The definitive loan documentation shall include usual and customary representations and warranties.

Conditions Precedent:	The definitive loan documentation shall include usual and customary conditions precedent, including the effectiveness of the Debt Restructuring.

Affirmative Covenants:	The definitive loan documentation shall include usual and customary affirmative covenants.

Negative Covenants:	The definitive loan documentation shall include usual and customary negative covenants.

Financial Covenants:	TBD.

Events of Default:	The definitive loan documentation shall include usual and customary events of default.

Amendments and Waivers:	Amendments to and waivers of the definitive loan documentation will require (i) the approval of Lenders holding First Lien Debt representing more than 50% of the aggregate amount of First Lien Debt then outstanding and (ii) a minimum number of 2 approving Lenders (including, at least, one Lender that is not an affiliate of HCMLP), except that the consent of each Lender shall be required for customary matters.

Assignments and Participations:	The definitive loan documentation shall include usual and customary assignment and participation provisions.

Expenses and Indemnification:	The definitive loan documentation shall include usual and customary indemnity and expense reimbursement provisions.

Governing Law and Forum:	New York.

II. Second Lien Debt ($126.4 million term loan)

Borrower:	American Homepatient Inc. (the “Borrower”).

Lenders:	Noteholders amending and restating their Promissory Notes pursuant to the Debt Restructuring (the “Lenders”).

Administrative Agent:	TBD.

Guarantors:	The obligations of the Borrower in respect of the Second Lien Debt shall be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower.

Interest Rate Options:	The Borrower may elect that the Second Lien Debt bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin.

“Base Rate” and “Eurodollar Rate” to be defined on a customary basis.

“Applicable Margin” means a rate per annum equal to 7.00% for Second Lien Debt bearing interest by reference to the Eurodollar Rate, and 6.00% for Second Lien Debt bearing interest by reference to the Base Rate.

At any time prior to the Maturity Date (as defined below), the Borrower may elect to pay the portion of interest equal to the Applicable Margin in cash or in-kind. The portion of interest equal to the Base Rate or Eurodollar Rate shall be paid in cash at all times.

Default rate shall be the applicable interest rate plus 2.00% per annum. During the pendency of any Events of Default (as defined below), all interest (including default interest) shall be paid in cash.

Interest Payment Dates:	In the case of Second Lien Debt bearing interest based upon the Base Rate, quarterly in arrears.

In the case of Second Lien Debt bearing interest based upon the Eurodollar Rate, on the last day of each interest period and, if such interest period is longer than three months, at three month intervals following the first day of such interest period.

Maturity:	The Second Lien Debt will mature on the date that is 4 years (the “Maturity Date”) after the completion of the Debt Restructuring.

Security and Ranking:	The Second Lien Debt shall be secured by substantially all of the assets of the Borrower and shall rank junior in priority to the First Lien Debt.

The relative rights and other creditors’ rights issues in respect of the First Lien Debt and the Second Lien Debt will be set forth in a customary intercreditor agreement.

Mandatory Prepayments:	The definitive loan documentation shall include usual and customary mandatory prepayment provisions.

Voluntary Prepayments:	Voluntary prepayments of the Second Lien Debt shall be permitted at any time (after repayment in full of the First Lien Debt), in minimum principal amounts to be agreed upon, without premium or penalty.

Representations and Warranties:	The definitive loan documentation shall include usual and customary representations and warranties.

Conditions Precedent:	The definitive loan documentation shall include usual and customary conditions precedent, including the effectiveness of the Debt Restructuring.

Affirmative Covenants:	The definitive loan documentation shall include usual and customary affirmative covenants.

Negative Covenants:	The definitive loan documentation shall include usual and customary negative covenants (with set-offs where applicable from the covenants governing the First Lien Debt).

Financial Covenants:	TBD.

Events of Default:	The definitive loan documentation shall include usual and customary events of default (“Events of Default”).

Amendments and Waivers:	Amendments to and waivers of the definitive loan documentation will require (i) the approval of Lenders holding First Lien Debt representing more than 50% of the aggregate amount of First Lien Debt then outstanding and (ii) a minimum number of 2 approving Lenders (including, at least, one Lender that is not an affiliate of HCMLP), except that the consent of each Lender shall be required for customary matters.

Assignments and Participations:	The definitive loan documentation shall include usual and customary assignment and participation provisions.

Expenses and Indemnification:	The definitive loan documentation shall include usual and customary indemnity and expense reimbursement provisions.

Governing Law and Forum:	New York.

Exhibit B
Transfer Agreement

Ladies and Gentlemen:
     Reference is made to that certain Restructuring Support Agreement, dated April 27, 2010, between ___________ (the “Transferor”), American HomePatient, Inc., AHP NV Corp., Highland Capital Management, L.P., NexBank, SSB and the other parties appearing on Schedule I attached thereto (the “Restructuring Support Agreement”). The Transferor intends to transfer its interest in the Secured Promissory Note, dated as of July 1, 2003 (the “Notes”) to the undersigned (“Transferee”).
     The Transferee hereby acknowledges that: (a) it has read and understands the Restructuring Support Agreement, (b) the foregoing notes will be transferred to the Transferee subject to the Restructuring Support Agreement and (c) it agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound for so long as the Restructuring Support Agreement shall remain in effect.

By:
Name:
Title:

Acknowledged by

on ,

By:
Name:
Title:

APPENDIX C
NEVADA APPRAISAL STATUTE
Nevada Revised Statutes
Chapter 92A
Mergers, Conversions, Exchanges and Domestications
RIGHTS OF DISSENTING OWNERS
NRS 92A.300 Definitions.
As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)
NRS 92A.305 “Beneficial shareholder” defined.
“Beneficial shareholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the shareholder of record. (Added to NRS by 1995, 2087)
NRS 92A.310 “Corporate action” defined.
“Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)
NRS 92A.315 “Dissenter” defined.
“Dissenter” means a shareholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)
NRS 92A.320 “Fair value” defined.
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)
NRS 92A.325 “Shareholder” defined.
“Shareholder” means a shareholder of record or a beneficial shareholder of a domestic corporation. (Added to NRS by 1995, 2087)
NRS 92A.330 “Shareholder of record” defined.
“Shareholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)
NRS 92A.335 “Subject corporation” defined.

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)
NRS 92A.340 Computation of interest.
Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995, 2087)
NRS 92A.350 Rights of dissenting partner of domestic limited partnership.
A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)
NRS 92A.360 Rights of dissenting member of domestic limited-liability company.
The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)
NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)
NRS 92A.380 Right of shareholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
     (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:
          (1) If approval by the shareholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the shareholder is entitled to vote on the conversion or plan of merger; or
          (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
     (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.
     (c) Any corporate action taken pursuant to a vote of the shareholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the shareholder receiving money or scrip instead of fractional shares.
2. A shareholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204)
NRS 92A.390 Limitations on right of dissent: Shareholders of certain classes or series; action of shareholders not required for plan of merger.
1. There is no right of dissent with respect to a plan of merger or exchange in favor of shareholders of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 shareholders of record, unless:
     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
          (1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:
               (I) The surviving or acquiring entity; or

               (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or
          (2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the shareholders of the surviving domestic corporation under NRS 92A.130.
(Added to NRS by 1995, 2088)
NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to shareholder; assertion by beneficial shareholder.
1. A shareholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
2. A beneficial shareholder may assert dissenter’s rights as to shares held on his behalf only if:
     (a) He submits to the subject corporation the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenter’s rights; and
     (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)
NRS 92A.410 Notification of shareholders regarding right of dissent.
1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
2. If the corporate action creating dissenters’ rights is taken by written consent of the shareholders or without a vote of the shareholders, the domestic corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.
(Added to NRS by 1995, 2089; A 1997, 730)
NRS 92A.420 Prerequisites to demand for payment for shares.
1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenter’s rights:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
     (b) Must not vote his shares in favor of the proposed action.
2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the shareholders, a shareholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.
3. A shareholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)
NRS 92A.430 Dissenter’s notice: Delivery to shareholders entitled to assert rights; contents.
1. The subject corporation shall deliver a written dissenter’s notice to all shareholders entitled to assert dissenters’ rights.
2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the shareholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2089; A 2005, 2205)
NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of shareholder.
1. A shareholder to whom a dissenter’s notice is sent must:
     (a) Demand payment;
     (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and
     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The shareholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a shareholder until those rights are cancelled or modified by the taking of the proposed corporate action.
3. The shareholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)
NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of shareholder.
1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a shareholder until those rights are cancelled or modified by the taking of the proposed corporate action.
(Added to NRS by 1995, 2090)
NRS 92A.460 Payment for shares: General requirements.
1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
     (a) Of the county where the corporation’s registered office is located; or
     (b) At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
2. The payment must be accompanied by:
     (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year and the latest available interim financial statements, if any;
     (b) A statement of the subject corporation’s estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated;
     (d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and
     (e) A copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2090)

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.
1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the shareholders of the terms of the proposed action.
2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.
(Added to NRS by 1995, 2091)
NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.
1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
(Added to NRS by 1995, 2091)
NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)
NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.
1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
(Added to NRS by 1995, 2092)

APPENDIX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2009
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO                     .
Commission file number 0-19532
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1474680
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

5200 Maryland Way, Suite 400	37027-5018
Brentwood TN	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (615) 221-8884
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01 per share
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12-b-2). Yes ☐ No ☑
The aggregate market value of registrant’s voting stock held by non-affiliates of the registrant, computed by reference to the price at which the stock was last sold as of June 30, 2009 was $1,800,077. Solely for the purposes of this calculation, all persons who are executive officers or directors of the registrant and all persons who have filed a Schedule 13D or 13G with respect to the registrant’s stock have been deemed to be affiliates.
On March 2, 2010, 17,573,389 shares of the registrant’s $0.01 par value Common Stock were outstanding.
Documents Incorporated by Reference
The following documents are incorporated by reference into Part II, Item 5 and Part III, Items 10, 11, 12, 13 and 14 of this Form 10-K: portions of the Registrant’s definitive proxy statement for its 2010 Annual Meeting of Stockholders.

     This Annual Report on Form 10-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “estimates,” “projects,” “may,” “plan,” “will,” “likely,” “could” and words of similar import. Such statements include statements concerning the Company’s business strategy, the ability to satisfy interest expense and principal repayment obligations or to otherwise address these obligations, operations, cost savings initiatives, industry, economic performance, financial condition, liquidity and capital resources, adoption of, or changes in, accounting policies and practices, existing government regulations and changes in, or the failure to comply with, governmental regulations, legislative proposals for health care reform, the ability to enter into strategic alliances and arrangements with managed care providers on an acceptable basis, and current and future changes in reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. Such statements are not guarantees of future performance and are subject to various risks and uncertainties. The Company’s actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the “Risk Factors” section and elsewhere in this Annual Report on Form 10-K. The forward-looking statements are made as of the date of this Annual Report on Form 10-K and the Company does not undertake to update the forward-looking statements or to update the reasons that actual results could differ from those projected in the forward-looking statements.
Available Information
     The Company files reports with the Securities and Exchange Commission (“SEC”), including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Copies of the Company’s reports filed with the SEC may be obtained by the public at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The Company files such reports with the SEC electronically, and the SEC maintains an Internet site at www.sec.gov that contains the Company’s periodic and current reports, proxy and information statements, and other information filed electronically. The Company’s website address is www.ahom.com. The Company also makes available, free of charge through the Company’s website, a direct link to its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and other materials filed with the SEC electronically. The information provided on the Company’s website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

PART I
ITEM 1. BUSINESS
Introduction
     American HomePatient, Inc. and its subsidiaries (collectively, the “Company”) provide home health care services and products consisting primarily of respiratory and infusion therapies and the rental and sale of home medical equipment and home health care supplies. These services and products are paid for primarily by Medicare, Medicaid, and other third-party payors. As of December 31, 2009, the Company provided these services to patients primarily in the home through 241 branches in 33 states.
     American HomePatient, Inc. was incorporated in Delaware in September 1991. American HomePatient, Inc.’s principal executive offices are located at 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027-5018, and its telephone number at that address is (615) 221-8884.
Business
     The Company provides home health care services and products consisting primarily of respiratory therapy services, home infusion therapy services, and the rental and sale of home medical equipment and home health care supplies. For the year ended December 31, 2009, such services and products represented 84%, 9%, and 7% of revenues, respectively. These services and products are paid for primarily by Medicare, Medicaid, and other third-party payors. The Company’s objective is to be a leading provider of home health care products and services in the markets in which it operates.
     As of December 31, 2009, the Company provided services to patients primarily in the home through 241 branches in the following 33 states: Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Maine, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia, and Wisconsin. As of December 31, 2009 the Company was an investor in and a manager of eleven joint ventures.
     The Company is required to report information about operating segments in annual financial statements and interim financial reports. The Company is also required to make related disclosures about products and services, geographic areas, and major customers. The Company manages its business as one reporting segment.

Services and Products
     The Company provides a diversified range of home health care services and products. The following table sets forth the percentage of revenues represented by each line of business for the periods presented:

	Year Ended December 31,
	2009	2008	2007
Home respiratory therapy services	84%	81%	78%
Home infusion therapy services	9	10	11
Home medical equipment and home health supplies	7	9	11

Total	100%	100%	100%

     Home Respiratory Therapy Services. The Company provides a wide variety of home respiratory services primarily to patients with severe and chronic pulmonary diseases. Patients are referred to a Company branch most often by primary care and pulmonary physicians as well as by hospital discharge planners and case managers. After reviewing pertinent medical records on the patient and confirming insurance coverage information, a Company service technician or respiratory therapist visits the patient’s home to deliver and to prepare the prescribed therapy or equipment. Company representatives coordinate the prescribed therapy with the patient’s physician and train the patient and caregiver in the correct use of the equipment. For patients renting equipment, Company representatives also make periodic follow-up visits to the home to provide additional instructions, perform required equipment maintenance, and deliver oxygen and other supplies.
     The primary respiratory services that the Company provides are:
•	Oxygen systems to assist patients with breathing. There are three types of oxygen systems: (i) oxygen concentrators, which are stationary units that filter ordinary room air to provide a continuous flow of oxygen; (ii) liquid oxygen systems, which are thermally-insulated containers of liquid oxygen which can be used as stationary units and/or as portable options for patients; and (iii) high pressure oxygen cylinders, which are used primarily for portability as an adjunct to oxygen concentrators. Oxygen systems are prescribed by physicians for patients with chronic obstructive pulmonary disease, cystic fibrosis, and neurologically-related respiratory problems.

•	Nebulizers and related inhalation drugs to assist patients with breathing. Nebulizer compressors are used to administer aerosolized medications (such as albuterol) to patients with asthma, bronchitis, chronic obstructive pulmonary disease, and cystic fibrosis. “AerMeds®” is the Company’s registered marketing name for its aerosol medications program.

•	Respiratory assist devices and related supplies to force air through respiratory passage-ways during sleep. These treatments, which utilize continuous positive airway pressure (“CPAP”) or bi-level positive airway pressure therapy, are used on adults with obstructive sleep apnea (“OSA”), a condition in which a patient’s normal breathing patterns are disturbed during sleep.
The other respiratory services that the Company provides include:
•	Home ventilators to sustain a patient’s respiratory function mechanically in cases of severe respiratory failure when a patient can no longer breathe independently;

•	Non-invasive positive pressure ventilation (“NPPV”) to provide ventilation support via a face mask for patients with chronic respiratory failure and neuromuscular diseases. This therapy enables patients to receive positive pressure ventilation without the invasive procedure of intubation; and

•	Home respiratory evaluations and related diagnostic equipment to assist physicians in identifying, monitoring and managing their respiratory patients.
     Oxygen systems comprised approximately 37.9% of the Company’s total 2009 revenues. Inhalation drugs and nebulizers comprised approximately 5.5% and 1.5%, respectively, of the Company’s total 2009 revenues. Respiratory assist devices, largely consisting of CPAP devices, and related supplies comprised approximately 36.5% of 2009 revenues. All other respiratory products and services comprised approximately 2.5% of the Company’s total 2009 revenues. Respiratory therapy services are provided by substantially all of the Company’s branches other than the few that are dedicated solely to infusion therapy.
     Home Infusion Therapy Services. The Company provides a wide range of home infusion therapy services. Patients are referred to a Company branch most often by primary care and specialist physicians (such as infectious disease physicians and oncologists) as well as by hospital discharge planners and case managers. After confirming the patient’s treatment plan with the physician, the pharmacist mixes the medications and coordinates with the nurse the delivery of necessary equipment, medication and supplies to the patient’s home. The Company provides the patient and caregiver with detailed instructions on the patient’s prescribed medication, therapy, pump and supplies. For patients renting equipment, the Company also schedules follow-up visits and deliveries in accordance with physicians’ orders.
     Home infusion therapy involves the administration of nutrients, antibiotics, and other medications intravenously (into the vein), subcutaneously (under the skin), intramuscularly (into the muscle), intrathecally (via spinal routes), epidurally (also via spinal routes), or through feeding tubes into the digestive tract. The primary infusion therapy services that the Company provides include the following:
•	Enteral nutrition is the infusion of nutrients through a feeding tube inserted directly into the functioning portion of a patient’s digestive tract. This long-term therapy is often prescribed for patients who are unable to eat or to drink normally as a result of a neurological impairment such as a stroke or a neoplasm (tumor).

•	Anti-infective therapy is the infusion of anti-infective medications into a patient’s bloodstream, typically for 5 to 14 days, to treat a variety of serious bacterial and viral infections and diseases.

•	Total parenteral nutrition (“TPN”) is the long-term provision of nutrients through central vein catheters that are surgically implanted into patients who cannot absorb adequate nutrients enterally due to a chronic gastrointestinal condition.

•	Pain management involves the infusion of certain drugs into the bloodstream of patients, primarily terminally or chronically ill patients, suffering from acute or chronic pain.

•	Other infusion therapies include chemotherapy, hydration, growth hormone and immune globulin therapies.
     Enteral nutrition services account for approximately 5.6% of the Company’s total revenues in 2009 and are provided by many of the Company’s branches. Anti-infective therapy, TPN, pain management, and other infusion revenues accounted for approximately 3.9% of the Company’s total revenues in 2009. Other infusion therapies are currently provided by 3 of the Company’s 241 branches.
     Home Medical Equipment and Medical Supplies. The Company provides a variety of equipment and supplies to serve the needs of home care patients. Revenues from home medical equipment and supplies are derived principally from the rental and sale of wheelchairs, hospital beds, ambulatory aids, bathroom aids and safety equipment, and rehabilitation equipment. Sales of home medical equipment and medical supplies account for 6.8% of the Company’s revenues in 2009 and are provided by most of the Company’s 241 branches.
Operations
     Organization. Currently, the Company’s operations are divided into 11 geographic areas with each area headed by an area vice president. Each area vice president typically oversees the operations of approximately 20 to 30 branches. Area vice presidents focus on revenue development and cost control and assist local management with decision-making to improve responsiveness and ensure quality in local markets. The Company operates regional billing centers that report directly to the corporate reimbursement department under the leadership of the Senior Vice President of Innovation and Technology and two regional vice presidents of reimbursement. Additionally, the Company has four regional patient service centers that perform certain customer service functions and report to the Vice President of Contact Care Integration. This organizational structure adds specialized knowledge and focused management resources to the billing, compliance, and reimbursement functions. The Company also operates a centralized CPAP support center that performs CPAP supply order processing and fulfillment, a centralized oxygen support center that coordinates scheduling and routing of portable oxygen deliveries for the Company’s branches, and a centralized pharmacy that performs inhalation drug order processing and fulfillment.

     The Company’s branches are typically staffed with a general manager, clinicians such as respiratory therapists, service technicians, and customer service representatives. In most of its markets, the Company employs account executives who are responsible for local sales efforts. Account executives report directly to the general manager of their respective branch and indirectly to their respective area director of sales.
     The Company tries to appropriately balance between centralized and decentralized management with an increased emphasis on centralizing functions to improve productivity. Operating managers are encouraged to promptly and effectively respond to local market demands, while the Company provides through its corporate office management support, compliance oversight and training, marketing and managed care expertise, sales training and support, product development, and financial and information systems. The Company retains centralized control over those functions necessary to monitor quality of patient care and to maximize operational efficiency. Services performed at the corporate office include financial and accounting functions, treasury, corporate compliance, human resources, reimbursement oversight, sales and marketing support, clinical policy and procedure development, regulatory affairs and licensure, and information system design. The Company’s patient service centers provide centralized order intake and revenue qualification. Additionally, the Company has centralized its distribution of inhalation drugs and CPAP supplies. Management regularly analyzes the Company’s structure for opportunities to improve operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General – Productivity and Profitability” for additional discussion of centralization initiatives to improve productivity.
     Commitment to Quality. The Company maintains quality and performance improvement programs related to the proper implementation of its service standards. Management believes that the Company has developed and implemented service policies and procedures that comply with the standards required by the Accreditation Commission for Health Care, Inc. (ACHC), its current accrediting agency. As of January 1, 2008, the Company transitioned its accrediting agency from the Joint Commission to ACHC, which, like the Joint Commission, is a deemed accreditation organization for suppliers of durable medical equipment, prosthetics, orthotics, and supplies. As a deemed accreditation organization, ACHC’s accreditation is recognized by Centers for Medicare and Medicaid Services (“CMS”) as proof that the Company has met or exceeds CMS’ quality standards in order to bill the Medicare Part B program. All of the Company’s operating branch locations are ACHC-accredited. The Company has Quality Improvement Advisory Boards at many of its branches, and branch general managers conduct quarterly quality improvement reviews. Area Quality Managers (AQMs) conduct quality compliance audits at each branch to ensure compliance with state and federal regulations, accreditation and quality standards, FDA regulations and internal standards. The AQMs also help train all new clinical personnel on the Company’s policies and procedures.
     Training and Retention of Quality Personnel. Management recognizes that the Company’s business depends on its personnel. The Company attempts to recruit knowledgeable talent for all positions including account executives who are capable of gaining new business from the local medical community. In addition, the Company provides sales training and orientation to general managers and account executives.

     Management Information Systems. Management believes that periodic refinement and upgrading of its management information systems, which permit management to closely monitor the activities of the Company’s operations, is important to the Company’s business. The Company’s financial systems provide, among other things, monthly budget analyses, trended financial data, financial comparisons to prior periods, and comparisons among Company branches. These systems also provide a means for management to monitor key statistical data for each branch, such as accounts receivable, payor mix, cash collections, revenue mix and expense trends. Additionally, Medicare and other third party claims are billed electronically through the Company’s systems thereby facilitating and improving the timeliness of accounts receivable collections. The Company also maintains a communication network that provides company-wide access to email and the Internet. The Company maintains a proprietary intranet, which is a productivity-driven, secure website focused on reducing paperwork, disseminating information throughout the Company, and facilitating communication among the Company’s employees.
     Corporate Compliance. The Company’s goal is to operate its business with honesty and integrity and in compliance with the numerous laws and regulations that govern its operations. The Company’s corporate compliance program is designed to help accomplish these goals through employee training and education, a confidential disclosure program, written policy guidelines, periodic reviews, compliance audits, and other programs. The Company’s corporate compliance program is monitored by its Compliance Officer and the Compliance Committee. The Compliance Committee, which meets quarterly, is comprised of the Company’s President and CEO, Chief Operating Officer, Chief Financial Officer, Senior Vice President of Innovation and Technology, Senior Vice President of Field Operations, Vice President of Human Resources, and Director of Financial Reporting and Internal Audit. The Compliance Committee is advised by legal counsel. There can be no assurance that the Company’s compliance activities will prevent or detect violations of the governing laws and regulations. See “Business – Government Regulation.”
Hospital Joint Ventures
     As of December 31, 2009, the Company owns 50% of nine home health care businesses and 70% of two other home health care businesses. The remaining ownership interest of each of these businesses is owned by local hospitals. Through management agreements, the Company is responsible for the management of these businesses and receives fixed monthly management fees or monthly management fees based upon a percentage of net revenues, net income or cash collections. The operations of the 70%-owned joint ventures are consolidated with the operations of the Company. The operations of the 50%-owned joint ventures are not consolidated with the operations of the Company and are instead accounted for by the Company under the equity method.
     The Company’s joint ventures typically are 50/50 equity partnerships with an initial term of between three and ten years and with the following typical provisions: (i) the Company contributes assets of an existing business in the designated market or contributes cash to fund half of the initial working capital required for the joint venture to commence operations; (ii) the hospital partner contributes similar assets and/or an amount of cash equal in the aggregate to the fair market value of the Company’s net contribution; (iii) the Company is the managing partner for the joint venture and receives a monthly management and administrative fee; and (iv) distributions, to the extent made, are generally made on a quarterly basis and are consistent with each partner’s capital contributions. Within the joint venture’s designated market, all services provided within the geographic market are deemed to be revenues of the joint venture including revenues from sources other than the joint venture partner.
Revenues
     The Company derives substantially all of its revenues from third-party payors including Medicare, private insurers, and Medicaid. Medicare is a federally-funded and administered health insurance program that provides coverage for beneficiaries who require certain medical services and products. Medicaid is a state-administered reimbursement program that provides reimbursement for certain medical services and products. Amounts paid under these programs are generally based upon fixed rates. Revenues are recorded at the expected reimbursement rates when the services are provided, merchandise is delivered, or equipment is rented to patients. Revenues are recorded at net realizable amounts estimated to be paid by customers and third party payors. Although amounts earned under the Medicare and Medicaid programs are subject to review by such third-party payors, subsequent adjustments to such reimbursements are historically insignificant as these reimbursements are based on fixed fee schedules. In the opinion of management, adequate provision has been made for any adjustment that may result from such reviews. Any differences between estimated settlements and final determinations are reflected in operations in the period known.
     Sales revenues and related services include all product sales to patients and are derived from the sale of aerosol medications and respiratory therapy equipment, the provision of infusion therapies, the sale of home health care equipment and medical supplies, and the sale of supplies and the provision of services related to the delivery of these products. Sales revenues are recognized at the time of delivery and recorded at the expected payment amount based upon the type of product and the payor. Rentals and other patient revenues are derived from the rental of equipment related to the provision of respiratory therapy, home health care equipment, and enteral pumps. All rentals of the equipment are provided by the Company on a month-to-month basis and revenue is recorded at the expected payment amount based upon the type of rental and the payor. Certain pieces of equipment are subject to capped rental arrangements, whereby title to the equipment transfers to the patient at the end of the capped rental payment period.
     Once initial delivery of rental equipment is made to the patient, a monthly billing cycle is established based on the initial date of delivery. The Company recognizes rental revenue ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. The fixed monthly rental encompasses the rental of the product, delivery, set-up, instruction, maintenance, repairs, and providing backup systems when needed, and as such, no separate revenue is earned from the initial equipment delivery and setup process. Routine maintenance and servicing of the equipment is the responsibility of the Company for as long as the patient is renting the equipment.
     Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis, and therefore, are excluded from revenues in the consolidated statements of operations.

     The following table sets forth the percentage of the Company’s revenues from each source indicated for the years presented:

	Year Ended December 31,
	2009	2008	2007
Medicare	50%	52%	53%
Private pay, primarily private insurance	42	40	39
Medicaid	8	8	8

Total	100%	100%	100%

     Because the Company derives a significant portion of its revenues from Medicare and Medicaid reimbursement, material changes in Medicare and Medicaid reimbursement have a material impact on its revenues and, consequently, on its business operations and financial results. Reimbursement levels typically are subject to downward pressure as the federal and state governments and managed care payors seek to reduce payments. Thus, since its inception the Company has experienced numerous reimbursement reductions related to its products and services and regularly learns of proposals for other reductions, some of which are subsequently implemented as proposed or in a modified form. The Company anticipates that future reductions will occur whether through administrative action, legislative changes, or otherwise.
     Management is working to counter the adverse impact of the reimbursement reductions currently in effect as well as future reimbursement reductions through a variety of initiatives designed to grow revenues, improve productivity, and reduce costs. See “Business – Sales and Marketing” for a discussion of the Company’s initiatives to grow revenues and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – General – Productivity and Profitability” for a discussion of the Company’s initiatives to improve productivity and reduce costs. The magnitude of the adverse impact that reimbursement reductions will have on the Company’s future operating results and financial condition will depend upon the success of the Company’s revenue growth and cost reduction initiatives. Nevertheless, the adverse impact could be material. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties” for a discussion of reimbursement changes already enacted that will further affect the Company in 2010 and beyond.
Collections
     The Company has three key initiatives in place to maintain and/or improve collections of accounts receivable: (i) proper staffing and training; (ii) process redesign and standardization; and (iii) billing center specific goals geared toward improved cash collections and reduced accounts receivable.
     Net patient accounts receivable at December 31, 2009 was $25.9 million compared to net patient accounts receivable of $38.3 million at December 31, 2008.
     An important indicator of the Company’s accounts receivable collection efforts is the monitoring of the days sales outstanding (“DSO”). The Company monitors DSO trends for each of its branches and billing centers and for the Company in total as part of the management of the billing and collections process. An increase in DSO usually results from certain revenue management processes at the billing centers and/or branches not functioning at optimal levels or a slow-down in the timeliness of payment processing by payors. A decline in DSO usually results from process improvements or more timely payment processing by payors. Management uses DSO trends to monitor, evaluate and improve the performance of the billing centers. The table below shows the Company’s DSO, net of discontinued operations, for the periods indicated and is calculated by dividing net patient accounts receivable by the average daily revenue for the previous 90 days (excluding dispositions and acquisitions), net of bad debt expense:

	Year Ended December 31,
	2009	2008	2007
DSO	39 days	51 days	57 days
     The decrease in DSO at December 31, 2009 compared to December 31, 2008 primarily is the result of process improvements which have increased cash collections and decreased unbilled revenue.
     The Company attempts to minimize DSO by screening new patient cases for adequate sources of reimbursement and by providing complete and accurate claims data to relevant payor sources. The Company’s level of DSO and net patient receivables is affected by the extended time required to obtain necessary billing documentation.
     Another key indicator of the Company’s receivable collection efforts is the amount of unbilled revenue, which is the amount of sales and rental revenues not yet billed to payors due to incomplete documentation or the receipt of the Certificate of Medical Necessity (“CMN”). The amount of unbilled revenue was $3.8 million and $5.2 million for December 31, 2009 and December 31, 2008, respectively, net of valuation allowances. This decrease primarily is the result of improvements made in CMN procurement processes.
Sales and Marketing
     The Company has increased its focus on sales and marketing efforts over the past several years in an effort to improve revenues. During this time, management implemented changes designed to improve the effectiveness of the Company’s selling efforts. These include revisions to the Account Executive commission plans and a restructuring of the sales organization. Management believes these actions have resulted in a more focused sales management team.
     The Company’s sales and marketing focus for 2010 and beyond includes: (i) emphasizing profitable revenue growth by focusing on oxygen and sleep-related products and services and by increasing the Company’s mix of Medicare and profitable managed care business; (ii) strengthening its sales and marketing efforts through a variety of programs and initiatives; (iii) heightened emphasis on sleep therapy and implementation of initiatives to expand sales of CPAP supplies; and (iv) expanding managed care revenue through greater management attention and prioritization of payors to secure managed care contracts at acceptable levels of profitability. Improvement in the Company’s ability to grow revenues will be critical to the Company’s success. Management will continue to review and monitor progress with its sales and marketing efforts.

Competition
     The home health care industry is consolidating but remains highly fragmented and competition varies significantly from market to market. There are still relatively few barriers to entry in the local markets served by the Company, and the Company could encounter competition from new market entrants. However, management believes Medicare reimbursement reductions affecting home oxygen beginning in 2009 could limit new market entrants and could drive some less efficient competitors out of this market. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response” for discussion of Medicare reimbursement reductions. In small and mid-size markets, a large percentage of the Company’s competition comes from local independent operators or hospital-based facilities. In the larger markets, regional and national providers account for a significant portion of competition and may have more resources to market their business. Management believes that the competitive factors most important in the Company’s lines of business are ability to develop and to maintain relationships with referral sources, reputation with referral sources, ease of doing business with the provider, quality of service, clinical expertise, and the range of services offered.
     Third-party payors and their case managers actively monitor and direct the care delivered to their beneficiaries. Accordingly, relationships with such payors and their case managers and inclusion within preferred provider and other networks of approved or accredited providers has become a prerequisite in many cases to the Company’s ability to serve many of the patients it treats. Similarly, the ability of the Company and its competitors to align themselves with other healthcare service providers may increase in importance as managed care providers and provider networks seek out providers who offer a broad range of services, substantially discounted prices, and geographic coverage.

Branch Locations
     The Company’s 241 home health care branches as of December 31, 2009 are listed below:

Alabama	Florida	Kentucky	Nebraska	Ohio	Tennessee	Virginia
Birmingham	Altamonte Springs	Bowling Green	Hastings[1]	Bryan	Chattanooga	Charlottesville
Dothan	Ft. Lauderdale	Lexington	Lincoln[1]	Chillicothe	Clarksville	Chesapeake
Huntsville	Ft. Myers	London	Norfolk[1]	Cincinnati	Cookeville	Farmville
Mobile	Ft. Walton Beach	Louisville	Omaha[1]	Columbus	Dayton	Harrisonburg
Montgomery[1]	Gainesville	Middlesboro		Dayton	Dickson	Lorton
	Holly Hill	Paducah	Nevada	Heath	Erin	Newport News
Arizona	Jacksonville		Las Vegas	Mansfield	Jackson	Onancock[1]
Globe	Leesburg	Maine		Marion	Johnson City	Radford
Tempe	Lynn Haven	Hermon	New Mexico	Maumee	Kingsport	Richmond
	Pensacola	Lewiston	Alamogordo	Middleburg Heights	Knoxville	Roanoke
Arkansas	Rockledge		Albuquerque	Sandusky	Nashville
Batesville	St. Augustine	Maryland	Clovis	Springfield	Oneida	Washington
Benton[1]	Tallahassee (2)	Cumberland	Farmington	Twinsburg	Tullahoma	Lakewood
Bentonville	Tampa (2)	Salisbury[1]	Grants	Zanesville	Union City	Yakima
El Dorado			Las Cruces
Ft. Smith	Georgia	Michigan	Roswell	Oklahoma	Texas	West Virginia
Harrison	Albany	West Branch[1]		Tulsa	Austin	Lewisburg
Heber Springs[1]	Brunswick		New York		Bay City	Rainelle
Hot Springs	Dublin	Minnesota	Albany	Pennsylvania	Bryan	Wheeling
Jonesboro	Eastman	Rochester	Geneva	Brookville	Conroe
Little Rock[1]	Evans		Marcy	Camp Hill	Corpus Christi	Wisconsin
Mena	Ft. Oglethorpe	Mississippi	Oneonta	Chambersburg	Harlingen	Marshfield
Mtn. Home	Savannah	Tupelo	Painted Post	Danville	Houston	Oak Creek
N. Little Rock[1]	Suwanee		Pleasant Valley	Erie	Lake Jackson	Onalaska
Paragould	Valdosta	Missouri	Syracuse	Hanover Township	Longview	Racine
Pine Bluff	Waycross	Cameron	Watertown	Johnstown	Lubbock	Woodruff
Russellville		Crystal City	Webster	Lewistown	Lufkin
Warren	Illinois	Hannibal	Williamsville	Philipsburg	McAllen
	Collinsville	Jefferson City		Pittsburgh	Mount Pleasant
Colorado	Mt. Vernon	Kansas City	North Carolina	Pottsville	Nacogdoches
Centennial	Peoria	Kirksville	Asheboro	Scottdale	Paris
Cortez	Springfield	Mountain Grove	Asheville[1]	State College	San Angelo
Durango		Perryville	Boone[1]	Trevose	San Antonio
Pagosa Springs	Iowa	Potosi	Brevard[1]	Waynesboro	Sunnyvale
	Atlantic[1]	Rolla	Charlotte	Williamsport	Temple
Connecticut	Decorah	Springfield	Concord	York	Tyler
Cheshire	Dubuque	St. Louis	Durham		Victoria
Danville	Marshalltown	St. Peters	Gastonia	South Carolina	Woodway
New Britain	Mason City	Warrensburg	Hickory[1]	Columbia
	North Liberty	Waynesville	Maiden[1]	Conway[1]
Delaware	Ottumwa		Marion[1]	Florence
Dover	Pleasant Hill		Monroe	Greenville
Newark	Sioux City		Salisbury	Hartsville
	Waterloo		Sanford[1]	Lancaster
			Spruce Pine[1]	Myrtle Beach[1]
	Kansas		Whiteville	Pawley’s Island[1]
	Pittsburg		Wilmington	Rock Hill[1]
			Winston-Salem	Summerville
Union[1]

[1]	Owned by a joint venture.

[2]	City has multiple locations.

Supplies and Equipment
     The Company centrally purchases home medical and respiratory equipment and other materials and products required in connection with the Company’s business from select suppliers.
Insurance
     The Company maintains a commercial general liability policy which is on a claims-made basis. This insurance is renewed annually and includes product liability coverage on the medical equipment that it sells or rents with per claim coverage limits of up to $1.0 million per claim with a $5.0 million general liability annual aggregate. The Company’s professional liability policy is on a claims-made basis and is renewable annually with per claim coverage limits of up to $1.0 million per claim and $5.0 million in the aggregate. The Company’s commercial general liability policy and the professional liability policy have a maximum policy aggregate of $7.0 million. Defense costs are included in addition to the limits of insurance. The Company retains the first $50,000 of each professional or general liability claim subject to a $500,000 aggregate for all such claims. The Company also maintains excess liability coverage with limits of $20.0 million per claim and $20.0 million in the aggregate. Management believes the manufacturers of the equipment it sells or rents currently maintain their own insurance, and for many of the Company’s significant vendors, a certificate of insurance has been received and the Company has been added by endorsement as an additional insured. However, there can be no assurance that such manufacturers will continue to maintain their own insurance, that such insurance will be adequate or available to protect the Company, or that the Company will not have liability independent of that of such manufacturers and/or their insurance coverage.
     The Company is insured for vehicle liability for up to $1.0 million of each claim with a $250,000 deductible for each claim. This deductible reduces the limit of insurance. The Company retains the first $250,000 of each workers compensation claim and is insured for any additional liabilities from each such claim. The Company did not maintain annual aggregate stop-loss coverage for the years 2007, 2008, and 2009, as such coverage was not economically available. The Company has not maintained aggregate stop-loss coverage since 2001.
     The Company is self-insured for health insurance for substantially all employees for the first $150,000 on a per person, per year basis. In addition, an aggregating specific deductible must be satisfied in the amount of $140,000 before stop loss insurance would apply. The Company has also maintained annual aggregate stop loss coverage of $10.1 million for 2009. Liabilities in excess of this aggregate amount (up to $1.0 million) are the responsibility of the insurer. The health insurance policies are limited to maximum lifetime reimbursements of $2.0 million per person for 2007, 2008, and 2009.
     The Company maintains insurance protecting its directors and officers.
     The Company provides accruals for its portion of the settlement of outstanding claims and claims incurred but not reported at amounts believed to be adequate. The differences between actual settlements and accruals are included in expense once a probable amount is known. See

“Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”
     There can be no assurance that any of the Company’s insurance will be sufficient to cover any judgments, settlements or costs relating to any pending or future legal proceedings or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. If the insurance carried by the Company is not sufficient to cover any judgments, settlements or costs relating to pending or future legal proceedings, the Company’s business and financial condition could be materially adversely affected.
Employees
     At December 31, 2009, the Company had approximately 2,177 full-time employees, 94 part-time employees, and 77 employees used on an “as needed” basis only. Approximately 102 individuals were employed at the corporate office in Brentwood, Tennessee. None of the employees work under a union contract.
Trademarks
     The Company owns and uses a variety of marks, including American HomePatient®, AerMeds®; American CPAP DirectTM; Redi ✓ ®; EnterCaresm; CHF Heart Matters®; Rest Assured...We’re the Home Sleep Specialistssm; and Breathe, Nourish, Move, Thrivesm, which have either been registered at the federal or state level or are being used pursuant to common law rights.
Government Regulation
     General. The Company, as a participant in the health care industry, is subject to extensive federal, state, and local regulation. In addition to the Federal False Claims Act (“False Claims Act”) and other federal and state anti-kickback and self-referral laws applicable to all of the Company’s operations (discussed more fully below), the Company’s operations are subject to federal laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation. The Company’s operations also are subject to state laws (most notably licensing and controlled substances registration) governing pharmacies, nursing services and certain types of home health agency activities.
     The Federal False Claims Act imposes civil liability on individuals or entities that submit false or fraudulent claims to the government for payment. False Claims Act penalties for violations can include sanctions, including civil monetary penalties.
     As a provider of services under the federal reimbursement programs such as Medicare, Medicaid and TRICARE, the Company is subject to the federal statute known as the anti-kickback statute, also known as the “fraud and abuse law.” This law prohibits any bribe, kickback, rebate, or remuneration of any kind in return for, or as an inducement for, the referral of patients for government-reimbursed health care services.

     The Company is also subject to the federal physician self-referral prohibition, known as the “Stark Law,” which, with certain exceptions, prohibits physicians from referring patients to entities with which they have a financial relationship. Many states in which the Company operates have adopted similar fraud and abuse and self-referral laws, as well as laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers, under the theory that such arrangements are designed to induce or to encourage the referral of patients to a particular provider. In many states these laws apply to services reimbursed by all payor sources.
     In 1996, the Health Insurance Portability and Accountability Act (“HIPAA”) introduced a new category of federal criminal health care fraud offenses relating to health care benefits, which are referred to as Federal Health Care Offenses. The specific offenses are: health care fraud, theft or embezzlement, false statements, obstruction of an investigation, and money laundering. These crimes can apply to claims submitted not only to government reimbursement programs such as Medicare, Medicaid, and TRICARE but also to claims submitted to any third-party payor, and they carry penalties including fines and imprisonment. HIPAA has mandated an extensive set of regulations to protect the privacy and security of individually identifiable health information.
     The Company must follow strict requirements relating to documentation. As required by law, it is Company policy that certain service charges (as defined by Medicare) falling under Medicare Part B are confirmed with a certificate of medical necessity signed by a physician. In January 1999 the OIG published a draft Model Compliance Plan for the Durable Medical Equipment, Prosthetics, Orthotics, and Supply Industry. The OIG has stressed the importance for all health care providers to have an effective compliance plan. The Company has created and implemented a compliance program which it believes meets the elements of the OIG’s Model Plan for the industry. As part of its compliance program, the Company performs internal audits of the adequacy of billing documentation. The Company’s policy is to voluntarily refund to the government any reimbursements previously received for claims with insufficient documentation that are identified in this process and that cannot be corrected. The Company periodically reviews and updates its policies and procedures in an effort to comply with applicable laws and regulations; however, certain proceedings have been and may in the future be commenced against the Company alleging violations of applicable laws governing the operation of the Company’s business and its billing practices.
     The Company is also subject to state laws governing Medicaid, professional training, licensure, financial relationships with physicians, and the dispensing and storage of pharmaceuticals. The facilities operated by the Company must comply with all applicable laws, regulations, and licensing standards. Many of the Company’s employees must maintain licenses to provide some of the services offered by the Company. Additionally, certain of the Company’s employees are subject to state laws and regulations governing the professional practice of respiratory therapy, pharmacy and nursing.
     Information about individuals and other health care providers who have been sanctioned or excluded from participation in government reimbursement programs is readily available on the internet, and all health care providers, including the Company, are held responsible for carefully screening entities and individuals they employ or do business with in order to avoid contracting with an excluded provider. No one may bill government programs for services or supplies provided by an excluded provider, and the federal government may also impose sanctions, including financial penalties, on companies that contract with excluded providers.
     Health care law is an area of extensive and dynamic regulatory oversight. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on permissible activities, the relative costs associated with doing business, and the amount and availability of reimbursement from government and other third-party payors. There can be no assurance that federal, state, or local governments will not impose additional standards or change existing standards or interpretations.
     Enforcement Activities. In recent years, various state and federal regulatory agencies have stepped up investigative and enforcement activities with respect to the health care industry, and many health care providers, including the Company and other durable medical equipment suppliers, have received subpoenas and other requests for information in connection with their business operations and practices. From time to time, the Company also receives notices and subpoenas from various government agencies concerning plans to audit the Company, or requesting information regarding certain aspects of the Company’s business. The Company customarily cooperates with the various agencies in responding to such subpoenas and requests. The Company expects to incur legal expenses in the future in connection with existing and future investigations.
     The government has broad authority and discretion in enforcing applicable laws and regulations; therefore, the scope and outcome of any such investigations, inquiries, or legal actions cannot be predicted. There can be no assurance that federal, state or local governments will not impose additional regulations upon the Company’s activities nor that the Company’s past activities will not be found to have violated some of the governing laws and regulations. Any such regulatory changes or findings of violations of laws could adversely affect the Company’s business and financial position, and could even result in the exclusion of the Company from participating in Medicare, Medicaid, and other contracts for goods or services reimbursed by the government.
Legal Proceedings
     The Company is involved in certain claims and legal actions, most of which arise in the ordinary course of its business. Although the ultimate outcomes of these actions are not determinable at this time, the Company does not believe that the resolution of any presently pending claims and lawsuits will, in the aggregate, have a material adverse effect on the Company’s financial condition or results of operations.

ITEM 1A. RISK FACTORS
     This section summarizes certain risks, among others, that should be considered by stockholders and prospective investors in the Company. Many of these risks are also discussed in other sections of this report.
The Company’s secured debt became due on August 1, 2009 and was not repaid.
     The Company maintains a significant amount of debt. The Company has long-term debt of $226.4 million, as evidenced by a promissory note to the agent for the Company’s lenders (“Lenders”). This indebtedness is secured by substantially all of the assets of the Company and matured on August 1, 2009. The Company was not able to repay or refinance this debt at or prior to maturity. As a result, the Company must refinance the debt, extend the maturity, restructure or make other arrangements, some of which could have a material adverse effect on the value of the Company’s common stock. Furthermore, the Company’s independent registered public accounting firm added an explanatory paragraph to their report on the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008 that noted these conditions indicated that the Company may be unable to continue as a going concern. Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt will not be possible at this time. There can be no assurance that any of the Company’s efforts to address the debt maturity issue can be completed on favorable terms or at all. Other factors, such as uncertainty regarding the Company’s future profitability could also limit the Company’s ability to resolve the debt maturity issue. Subject to the limitations provided by the current forbearance agreement (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”), the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events and Uncertainties” and “Liquidity and Capital Resources.”
Reductions in Medicare and Medicaid reimbursement rates, as well as reductions from other third party payors, are having a material adverse effect on the Company’s results of operations and financial condition, and future reductions could have further adverse effects.
     On February 8, 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law. The DRA has reduced the reimbursement of certain products provided by the Company and significantly reduced reimbursement related to oxygen beginning in 2009. On July 15, 2008, the Medicare Improvement for Patients and Providers Act of 2008 (the “MIPPA”) was enacted and has further reduced reimbursement for certain products. These reductions have had and will continue to have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources. Enacted reimbursement cuts, as well as, pending and proposed reimbursement cuts may negatively affect the Company’s business and prospects. See

“Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events and Uncertainties – Reimbursement Changes and the Company’s Response.”
     For the year ended December 31, 2009, the percentage of the Company’s revenues derived from Medicare, Medicaid and all other payors was 50%, 8%, and 42%, respectively. The revenues and profitability of the Company may be impacted by the efforts of payors to contain or reduce the costs of health care by delaying payments, lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced contract pricing. Reductions in reimbursement levels under Medicare, Medicaid or private pay programs and any changes in applicable government regulations could have a material adverse effect on the Company’s revenues and net income. Additional Medicare reimbursement reductions have been proposed that would have a substantial and material adverse effect on the Company’s revenues, net income, cash flows and capital resources. Changes in the mix of the Company’s patients among Medicare, Medicaid and private pay categories and among different types of private pay sources may also affect the Company’s revenues and profitability. There can be no assurance that the Company will continue to maintain its current payor mix, revenue mix, or reimbursement levels, a change in any of which could have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Highland Capital Management, L.P. controls approximately 48% of the Company’s common stock and controls a majority of the Company’s $226.4 million secured debt, which may allow Highland to exert significant influence on certain aspects of our business.
     On April 13, 2007, Highland Capital Management, L.P. filed a Schedule 13D/A with the Securities and Exchange Commission reporting beneficial ownership of 8,437,164 shares of Company common stock, which represents approximately 48% of the outstanding shares of the Company. Highland also controls a majority of the Company’s secured promissory notes that represent $226.4 million of secured debt. Highland could exert significant influence on all matters requiring shareholder approval including the election of directors and the approval of significant corporate transactions. Because of its control of the Company’s debt, Highland’s interests may be different than those of holders of common stock who are not also holders of debt.
The Company maintains substantial leverage.
     As a result of the amount of debt, a substantial portion of the Company’s cash flow from operations has been dedicated to servicing debt. The substantial leverage could adversely affect the Company’s ability to grow its business or to withstand adverse economic conditions and reimbursement changes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

The Company is subject to extensive government regulation, and the Company’s inability to comply with existing or future laws, regulations or standards could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.
     The Company is subject to extensive and frequently changing federal, state, and local regulation. In addition, new laws and regulations are adopted periodically to regulate products and services in the health care industry. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and other third-party payors. There can be no assurance that the Company is in compliance with all applicable existing laws and regulations or that the Company will be able to comply with any new laws or regulations that may be enacted in the future. Changes in applicable laws, any failure by the Company to comply with existing or future laws, regulations or standards, or discovery of past regulatory noncompliance by the Company could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.
Because of reimbursement reductions, the Company must continue to find ways to grow revenues and reduce expenses in order to generate earnings and cash flow.
     The Company has implemented, and is currently implementing, a number of expense reduction initiatives in response to reimbursement reductions. Any future significant reimbursement cuts would require the Company to alter significantly its business model and cost structure, as well as the services it provides to patients, in order to avoid substantial losses. Measures undertaken to reduce expenses by improving efficiency can have an unintended negative impact on revenues, referrals, billing, collections and other aspects of the Company’s business, any of which can have a material adverse effect on the Company’s operations, financial condition, business, or prospects. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Company has substantial accounts receivable, and increased bad debt expense or delays in collecting accounts receivable could have a material adverse effect on the Company’s cash flows and results of operations.
     The Company has substantial accounts receivable as evidenced by DSO of 39 days as of December 31, 2009. No assurances can be given that future bad debt expense will not increase above current operating levels as a result of difficulties associated with the Company’s billing activities and meeting payor documentation requirements and claim submission deadlines. Increased bad debt expense or delays in collecting accounts receivable could have a material adverse effect on cash flows and results of operations.

New healthcare legislation or other changes in the administration or interpretation of government health care programs or initiatives may have a material adverse effect on the Company.
     The health care industry continues to undergo dramatic changes influenced in large part by federal legislative initiatives. It is likely new federal health care initiatives will continue to arise. The Medicare Prescription Drug and Improvement Act of 2003 and the Deficit Reduction Act of 2005 have had, and will continue to have, a material negative impact on the level of reimbursement. The Medicare Improvements for Patients and Providers Act of 2008 has had a material negative impact beginning in 2009. Potential reimbursement reductions associated with competitive bidding could adversely affect the Company’s future profitability. Additionally, from time to time other modifications to Medicare reimbursement have been discussed. There can be no assurance that these or other federal legislative and regulatory initiatives will not be adopted in the future. One or more of these initiatives could materially limit patient access to, or the Company’s reimbursement for, products and services provided by the Company. Also, many states have proposed decreases in Medicaid reimbursement. There can be no assurance that the adoption of such legislation or other changes in the administration or interpretation of government health care programs or initiatives will not have a material adverse effect on the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response.”
The Company depends on retaining and obtaining profitable managed care contracts, and the Company’s business may be materially adversely affected if it is unable to retain or obtain such managed care contracts.
     As managed care plays a significant role in markets in which the Company operates, the Company’s success will, in part, depend on retaining and obtaining profitable managed care contracts. There can be no assurance that the Company will retain or obtain such managed care contracts. In addition, reimbursement rates under managed care contracts are likely to continue to experience downward pressure as a result of payors’ efforts to contain or reduce the costs of health care by increasing case management review of services, by increasing retrospective payment audits, and by negotiating reduced contract pricing. Therefore, even if the Company is successful in retaining and obtaining managed care contracts, it could experience declining profitability if the Company does not also decrease its cost for providing services and/or increase higher margin services.
The Company’s common stock trades on the over-the-counter bulletin board, which reduces the liquidity of an investment in the Company.
     Trading of the Company’s common stock under its current trading symbol, AHOM or AHOM.OB, is conducted on the over-the-counter bulletin board which may limit the Company’s ability to raise additional capital and the ability of shareholders to sell their shares.

Compliance with privacy regulations under HIPAA could result in significant costs to the Company and delays in its collection of accounts receivable.
     HIPAA Administrative Simplification requires all entities engaged in certain electronic transactions to meet specific standards to ensure the confidentiality and security of individually identifiable health information. In addition, HIPAA mandates the standardization of various types of electronic transactions and the codes and identifiers used for these transactions. The Company has implemented these standards. However, there is always the potential that some state Medicaid programs that are not fully compliant with the electronic transaction standards could result in delays in collections of accounts receivables.
     On February 17, 2009, the American Recovery and Reinvestment Act of 2009 was signed into law. This new legislation contains significant expansions of the HIPAA Privacy and Security Rules and numerous other changes that will affect the Company due to the major impact on health care information and technology.
     The new provisions include: (1) heightened enforcement and increased penalties for covered entities; (2) extension of security provisions to business associates, vendors, and others; (3) new stringent security breach notification requirements; and, (4) patients’ rights to restrict access to protected health information.
     Most of the provisions of the law took effect on February 17, 2010, one year after enactment, although increased penalty provisions went into effect immediately. Other provisions require implementing regulations and will take two years or longer to take effect. Any failure to comply with this new legislation could have a material adverse effect on the Company’s financial results and financial condition.
The Company is highly dependent upon its senior management.
     The Company’s historical financial results, debt maturity issue, and reimbursement environment, among other factors, may limit the Company’s ability to attract and retain qualified personnel, which in turn could adversely affect profitability.
The market in which the Company operates is highly competitive, and if the Company is unable to compete successfully, its business will be materially adversely affected.
     The home health care market is highly fragmented and competition varies significantly from market to market. Currently, there are relatively few barriers to entry, and the Company could encounter competition from new market entrants. In small and mid-size markets, the majority of the Company’s competition comes from local independent operators or hospital-based facilities. In larger markets, regional and national providers account for a significant portion of competition. Some of the Company’s present and potential competitors are significantly larger than the Company and have, or may obtain, greater financial and marketing resources than the Company.

The provision of healthcare services entails an inherent risk of liability, and the Company’s insurance may not be sufficient to effectively protect the Company from all claims.
     The provision of healthcare services entails an inherent risk of liability. Certain participants in the home healthcare industry may be subject to lawsuits that may involve large claims and significant defense costs. It is expected that the Company periodically will be subject to such suits as a result of the nature of its business. The Company currently maintains product and professional liability insurance intended to cover such claims in amounts which management believes are in keeping with industry standards. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. There can be no assurance that claims in excess of the Company’s insurance coverage will not arise. A successful claim against the Company in excess of the Company’s insurance coverage could have a material adverse effect upon the operations, financial condition or prospects of the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company’s ability to attract patients or to expand its business. In addition, the Company maintains a large deductible for its workers’ compensation, auto liability, commercial general and professional liability insurance. The Company is self-insured for its employee health insurance and is at risk for claims up to individual stop loss and aggregate stop loss amounts.

ITEM 1B. UNRESOLVED STAFF COMMENTS
     None.
ITEM 2. PROPERTIES
     As of December 31, 2009, the Company leased space for its corporate headquarters in the Parklane Building, Maryland Farms Office Park, Brentwood, Tennessee. The Company entered into an amended lease effective April 5, 2006 that provided for 29,000 square feet of leased space. The amended lease has a base monthly rent of $47,000 and expires in July 2010.
     The Company owns a facility in Waterloo, Iowa, which consists of approximately 35,000 square feet and owns a 50% interest in one of its branches located in Little Rock, Arkansas, which consists of approximately 16,000 square feet.
     The Company leases the operating space required for its remaining branches, patient service centers, and billing centers. A typical branch occupies between 1,000 and 4,000 square feet and generally combines office and warehouse space. Approximately one-half of the square footage of a typical branch consists of warehouse space. Lease terms on most of the leased properties range from two to three years. Management believes that the Company’s owned and leased properties are adequate for its present needs and that suitable additional or replacement space will be available as required.
ITEM 3. LEGAL PROCEEDINGS
     None.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS
     None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
     The Company’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB. The following table sets forth representative bid quotations of the common stock for each quarter of calendar years 2009 and 2008. The following bid quotations reflect interdealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. See “Business — Risk Factors” regarding the over-the-counter bulletin board and liquidity.

	Bid Quotations
Fiscal Period	High	Low
2009 1st Quarter	$0.26	$0.12
2009 2nd Quarter	$0.46	$0.16
2009 3rd Quarter	$0.32	$0.25
2009 4th Quarter	$0.27	$0.10

2008 1st Quarter	$1.30	$0.67
2008 2nd Quarter	$1.00	$0.65
2008 3rd Quarter	$0.80	$0.26
2008 4th Quarter	$0.32	$0.10
     On March 2, 2010, there were 1,374 holders of record of the common stock and the closing sale price for the common stock was $0.16 per share.
     The Company has not paid cash dividends on its common stock and anticipates that, for the foreseeable future, any earnings will be retained for use in its business or for debt service and no cash dividends will be paid. See – “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”
     Information regarding the Company’s equity compensation plans is incorporated by reference to the Company’s definitive proxy statement (“Proxy Statement”) for its 2010 annual meeting of stockholders.

     The following graph compares the cumulative total returns of the Company’s Common Stock with those of NASDAQ Market (U.S.) Index and the Home Health Care Services Group (SIC number 8082) Index, a peer group index. The peer group includes approximately 15 companies, excluding the Company.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among American Home Patient, Inc., The NASDAQ Composite Index
And SIC Code 8082

* $100 invested on 12/31/04 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.
     The performance graph shown above and related information shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such a filing.

ITEM 6. SELECTED FINANCIAL DATA
     The selected financial data below is derived from the Company’s financial statements and should be read in conjunction with the related financial statements. Medicare reimbursement reductions in 2006, 2007, 2008, and 2009, and reorganization items from the bankruptcy filing in 2002 affect the comparability of the financial data presented.
     See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands, except per share data)
Income Statement Data:
Revenues	$236,297	$266,854	$293,027	$321,768	$321,965
Cost of sales and related services	52,891	56,612	70,601	84,322	79,012
Cost of rentals and other revenues, including rental equipment depreciation expense	29,674	34,682	41,412	45,106	39,879
Operating expenses	124,548	132,523	139,638	150,138	153,051
Bad debt expense	3,517	4,635	8,164	10,771	9,396
General and administrative expenses	20,909	19,841	19,194	18,052	16,749
Depreciation, excluding rental equipment, and amortization	3,866	4,102	3,361	3,598	3,610
Interest expense, net	14,734	15,618	15,828	17,162	17,141
Other income, net	(345)	(1,040)	(2,249)	(335)	(365)
Change of control (income) expense	(12)	(77)	5,637	—	—

Total expenses	249,782	266,896	301,586	328,814	318,473

Earnings from unconsolidated joint ventures	5,243	6,201	5,754	5,373	4,816

(Loss) income from continuing operations before reorganization items and income taxes	(8,242)	6,159	(2,805)	(1,673)	8,308
Reorganization items	—	—	—	291	384
Provision for income taxes	4,515	5,054	4,097	348	327

Net (loss) income from continuing operations	$(12,757)	$1,105	$(6,902)	$(2,312)	$7,597

Less: Net income attributable to the noncontrolling interests	(341)	(408)	(390)	(421)	(417)

Net (loss) income from continuing operations attributable to American HomePatient	(13,098)	697	(7,292)	(2,733)	7,180

(Loss) income from discontinued operations, including gain on disposal of assets, net of tax	—	(183)	1,770	146	564

Net (loss) income attributable to American HomePatient	$(13,098)	$514	$(5,522)	$(2,587)	$7,744

Net (loss) income per common share attributable to American HomePatient, Inc. common shareholders — Basic
- Continuing operations	$(0.75)	$0.04	$(0.41)	$(0.16)	$0.42
- Discontinued operations	—	(0.01)	0.10	0.01	0.03

Net (loss) income per common share attributable to American HomePatient, Inc. common shareholders — Basic	$(0.75)	$0.03	$(0.31)	$(0.15)	$0.45

Net (loss) income per common share attributable to American HomePatient, Inc. common shareholders — Diluted
- Continuing operations	$(0.75)	$0.04	$(0.41)	$(0.16)	$0.40
- Discontinued operations	—	(0.01)	0.10	0.01	0.03

Net (loss) income per common share attributable to American HomePatient, Inc. common shareholders — Diluted	$(0.75)	$0.03	$(0.31)	$(0.15)	$0.43

Weighted average shares outstanding — Basic	17,573,000	17,573,000	17,573,000	17,543,000	17,296,000
Weighted average shares outstanding — Diluted	17,573,000	17,741,000	17,573,000	17,543,000	17,973,000

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Balance Sheet Data:
Working capital	$(198,112)	$(197,332)	$24,846	$31,340	$35,135
Total assets	239,297	254,526	270,128	276,671	287,634
Total debt and capital leases, including current portion	229,123	234,310	244,410	251,257	251,019
Shareholders’ deficit	(36,979)	(24,157)	(25,865)	(20,698)	(11,821)

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
     The Company provides home health care services and products to patients through its 241 branches in 33 states. These services and products are primarily paid for by Medicare, Medicaid, and other third-party payors. As a result, prices for the Company’s products and services are primarily set by the payors and not by the Company. Since the Company cannot affect pricing, it can improve operating results primarily by increasing revenues through increased volume of sales and rentals and by controlling expenses. The Company can also improve cash flow by limiting the amount of time that it takes to collect payment after delivering products and services. Key indicators of performance include:
     Sales and Rentals. Over the past several years the Company has increased its focus on sales and marketing initiatives in an effort to improve revenues, especially related to respiratory product lines, though the Company’s efforts have produced mixed results. While growth has been achieved in certain product lines, other lines have not increased or have declined. The Company has also de-emphasized certain less profitable product lines, resulting in a decrease in revenue associated with these lines, and Medicare reimbursement reductions have further decreased revenue. See “Year Ended December 31, 2009 Compared to Year ended December 31, 2008 – Revenues” for a discussion of revenue decreases. Continuing to improve the Company’s sales and marketing efforts will be critical to the Company’s success. Management closely tracks overall increases and decreases in sales and rentals as well as increases and decreases by product-line and branch location and region. Management’s intent is to identify geographic or product line weaknesses and take corrective actions. Reductions in reimbursement levels can more than offset an increased volume of sales and rentals. See “Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response.”
     Bad Debt Expense. Billing and collecting in the healthcare industry is extremely complex. Rigorous substantive and procedural standards are set by each third party payor, and failure to adhere to these standards can lead to non-payment, which can have a significant impact on the Company’s net income and cash flow. The Company measures bad debt as a percent of net sales and rentals, and management considers this percentage a key indicator in monitoring its billing and collection function. Bad debt expense as a percentage of net revenue decreased from 1.7% in 2008 to 1.5% in 2009. This decrease in bad debt expense as a percentage of net revenue is due to improvements made in billing and collection processes which have increased cash collections and decreased unbilled revenues.
     Cash Flow. The Company’s funding of day-to-day operations and all payments required to the Company’s Lenders comes from cash flow and cash on hand. The Company currently does not have access to a revolving line of credit. The Company’s secured debt matured on August 1, 2009. The Company has entered into a series of forbearance agreements with the agent for the Company’s Lenders and certain forbearance holders in which the agent and forbearance holders agreed to forbear from exercising rights and remedies prior to March 16, 2010, pursuant to the terms of the current forbearance agreement. The nature of the Company’s business requires substantial capital expenditures in order to buy the equipment used to generate revenues. As a result, management views cash flow as particularly critical to the Company’s operations. The Company’s future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash, accounts receivable, and inventories) and current liabilities (principally accounts payable, accrued expenses and the secured debt). Management attempts to monitor and improve cash flow in a number of ways, including inventory utilization analysis, cash flow forecasting, and accounts receivable collection. In that regard, the length of time that it takes to collect receivables can have a significant impact on the Company’s liquidity as described below in “Days Sales Outstanding.”
     Days Sales Outstanding. Days sales outstanding (“DSO”) is a tool used by management to assess collections and the consequential impact on cash flow. The Company calculates DSO by dividing net patient accounts receivable by the average daily revenue for the previous 90 days (excluding dispositions and acquisitions), net of bad debt expense. The Company attempts to minimize DSO by screening new patient cases for adequate sources of reimbursement and by providing complete and accurate claims data to relevant payor sources. The Company also monitors DSO trends for each of its branches and billing centers and for the Company in total as part of the management of the billing and collections process. An increase in DSO usually results from certain revenue management processes at the billing centers and/or branches not functioning at optimal levels or a slow-down in the timeliness of payment processing by payors. A decline in DSO usually results from process improvements or more timely payment processing by payors. Management uses DSO trends to monitor, evaluate and improve the performance of the billing centers. DSO, net of discontinued operations, decreased from 51 days at December 31, 2008 to 39 days at December 31, 2009 primarily due to improved cash collections on current billings and improved timeliness in obtaining necessary billing documentation.
     Unbilled Revenues. Another key indicator of the Company’s receivable collection efforts is the amount of unbilled revenue, which is the amount of sales and rental revenues not yet billed to payors due to incomplete documentation or the receipt of the Certificate of Medical Necessity (“CMN”). The amount of unbilled revenue was $3.8 million and $5.2 million for December 31, 2009 and December 31, 2008, respectively, net of valuation allowances. This decrease primarily is the result of improvements made in CMN procurement processes.
     Productivity and Profitability. In light of the reimbursement reductions affecting the Company over the past several years and the possibility of continued reimbursement reductions in the future, management has placed significant emphasis on improving productivity and reducing costs over the past several years and will continue to do so. Management considers many of the Company’s expenses to be either fixed costs or cost of goods sold, which are difficult to reduce or eliminate. As a result, management’s primary areas of focus for expense reduction and containment are through productivity improvements related to the Company’s branches and billing centers. These improvements have focused on centralization of certain activities previously performed at branches, consolidation of certain billing center functions, and reduction in costs associated with delivery of products and services to patients. Examples of recent centralization initiatives include the centralization of revenue qualification processes through the Company’s regional billing centers, the centralization of order intake and order processing through the Company’s patient service centers, the centralization of CPAP supply order processing and fulfillment through the Company’s centralized CPAP support center, and the centralization of inhalation drug order processing and fulfillment through the Company’s centralized pharmacy. The Company has also established a centralized oxygen support center to coordinate scheduling and routing of portable oxygen deliveries for the Company’s branches. Initiatives are also in place to improve asset utilization through an asset management system, reduce capital expenditures through improved purchasing processes, reduce bad debt expense and revenue deductions through improved revenue qualification and collection processes, reduce costs of delivery of products to patients through improved routing, and reduce facility costs through more effective utilization of leased space. Management utilizes a variety of monitoring tools and analyses to help identify and standardize best practices and to identify and correct deficiencies. Similarly, the Company monitors its business on a branch and product basis to identify opportunities to target growth or contraction. These analyses have historically led to the closure or consolidation of branches and to the emphasis on certain products and new sales initiatives. During 2009, the Company closed or consolidated two branch locations and opened one branch location. The Company did not close or consolidate any billing centers in 2009. The Company did not exit any lines of business as a result of these branch closures, and as such, they are not deemed discontinued operations. See “Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response” for additional discussion.
     Discontinued Operations. Effective April 1, 2007, the Company sold the assets of its home nursing business located in Tallahassee, Florida to Amedisys Home Health, Inc. of Florida. The sales price was $3.1 million, of which $2.8 million was received in cash at closing, and the remainder was received according to the terms of a promissory note. The Company recorded a gain in the second quarter of 2007 of $3.0 million associated with this sale. The cash and note proceeds from this transaction were utilized to pay down long-term debt.
     Since the Company exited its home nursing line of business, the Company has presented the nursing business as discontinued operations in 2008 and 2007.
     Change of Control. On April 13, 2007, Highland Capital Management, L.P. filed a Schedule 13D/A with the Securities and Exchange Commission reporting beneficial ownership of 8,437,164 shares of Company common stock, which represented approximately 48% of the outstanding shares of the Company as of that date. Under the terms of the employment agreement between the Company and Joseph F. Furlong, III, the Company’s chief executive officer, the acquisition by any person of more than 35% of the Company’s shares constitutes a change of control. Under Mr. Furlong’s employment agreement, this event gave Mr. Furlong the right to receive a lump sum payment in the event he or the Company terminated his employment within one year after the change of control. The Company accrued a liability for this potential payment in the second quarter of 2007 since the ultimate requirement to make this payment was outside of the Company’s control. As such, the Company recorded an expense of $6.6 million in the second quarter of 2007, which was shown as “change of control expense” in the consolidated statements of operations, and a liability in the amount of $6.9 million, which was reflected in other accrued expenses on the consolidated balance sheets. These items were comprised of 300% of Mr. Furlong’s current year salary and maximum bonus, immediate vesting of all unvested options, the buyout of outstanding options, reimbursement of certain personal tax obligations associated with the lump sum payment, as well as payment of certain insurance for up to 3 years after termination and office administrative expenses for up to one year after termination.
     The Company also established an irrevocable trust in the second quarter of 2007 to pay the various components of the change of control obligation. During the remainder of 2007, the Company reduced the change of control expense and related liability by $1.0 million due to revaluation of the fair value of Mr. Furlong’s outstanding stock options as of December 31, 2007.

This decrease in expense is the result of a decline in the market value of the Company’s common stock at December 31, 2007.
     On December 21, 2007, Mr. Furlong’s employment agreement was amended. Per the terms of the amendment, Mr. Furlong received a $3.3 million lump sum payment on January 4, 2008 to induce him to continue his employment with the Company. This payment was made from the irrevocable trust and reduced the Company’s change of control liability. The payment was in lieu of certain amounts Mr. Furlong would otherwise be entitled to under the amended employment agreement if his employment with the Company had terminated. On May 1, 2008, as required for federal and state payroll tax purposes, the Company withheld for remittance to tax authorities approximately $1.5 million. This was the amount due to be reimbursed by the Company to Mr. Furlong for the tax liabilities he incurred in connection with the compensation he received following the change of control as stipulated in his amended employment agreement. The tax liabilities were related to federal excise taxes due on the lump sum payment pursuant to IRS Section 280G. This payment was primarily made from the irrevocable trust. The amended employment agreement also stipulated that all of Mr. Furlong’s stock options were deemed vested and exercisable as of January 2, 2008, and capped the potential buyout of outstanding options at $1.4 million. The $1.4 million is maintained in the irrevocable trust until these options expire or until 90 days after Mr. Furlong’s termination, whichever occurs first. In addition, the amendment stipulated the Company will pay for office administrative expenses for up to 6 months after termination instead of up to one year as originally agreed. The amendment also stipulated that certain insurance will be continued after termination only until January 1, 2011.
     On November 26, 2008, the Company executed a new employment agreement with Mr. Furlong (the “New Employment Agreement”), which replaced the prior employment agreement between Mr. Furlong and the Company. The provisions of the New Employment Agreement are retroactive to November 1, 2008. The New Employment Agreement memorializes the terms of the prior employment agreement (as amended) without change with the addition of the termination provision described below and certain clarifying changes to the related definitions.
     Under the New Employment Agreement, if Mr. Furlong’s employment terminates due to a “without cause” termination or constructive discharge (as defined in the New Employment Agreement), then Mr. Furlong will receive: (i) an amount equal to the sum of 100% of his base salary plus 100% of his target annual incentive award for the year of termination; and (ii) his pro rata target annual incentive award for the year of termination.
     During the year ended December 31, 2009, the Company reduced its change of control expense by $12,000 as a result of the reduction of the liability associated with the Company’s obligation to pay certain insurance for Mr. Furlong until January 1, 2011. At December 31, 2009 and December 31, 2008 the irrevocable trust had a balance of $1.4 million and was reflected in prepaid expenses and other current assets on the consolidated balance sheets.
Trends, Events, and Uncertainties
     From time to time changes occur in the Company’s industry or its business that make it reasonably likely that aspects of its future operating results will be materially different than its historical operating results. Sometimes these changes have not occurred, but their possibility is sufficient to raise doubt regarding the likelihood that historical operating results are an accurate gauge of future performance. The Company attempts to identify and describe these trends, events, and uncertainties to assist investors in assessing the likely future performance of the Company. Investors should understand that these matters typically are new, sometimes unforeseen, and often are fluid in nature. Moreover, the matters described below are not the only issues that can result in variances between past and future performance nor are they necessarily the only material trends, events, and uncertainties that will affect the Company. As a result, investors are encouraged to use this and other information to ascertain for themselves the likelihood that past performance is indicative of future performance.
     The trends, events, and uncertainties set out in the remainder of this section have been identified by the Company as reasonably likely to materially affect the comparison of historical operating results reported herein to either other past period results or to future operating results.
     The Company’s Secured Debt Matured on August 1, 2009. For a discussion of the Company’s secured debt maturity, see “Risk Factors” and “Management’s Discussion and Analyses of Financial Condition and Results of Operations – Liquidity and Capital Resources.”
     Reimbursement Changes and the Company’s Response. The Company regularly is faced with reimbursement reductions and the prospect of additional reimbursement cuts. The following reimbursement changes already enacted will further impact the Company in 2010 and beyond:
     DRA Reimbursement Impact: The Deficit Reduction Act of 2005 (the “DRA”), which was signed into law on February 8, 2006, affects the Company’s reimbursement in a number of ways including:
•	The DRA contains a provision that eliminated the Medicare capped rental methodology for certain items of durable medical equipment, including wheelchairs, beds, and respiratory assist devices. The DRA changes the rental period to thirteen months, at which time the rental payments stop and title to the equipment is transferred to the beneficiary. The effective date of the provision to eliminate the capped rental methodology applies to items for which the first rental month occurs on or after January 1, 2006. As a result, the impact of this change was realized over a period of several years which began in 2007.

•	The DRA also contains a provision that limits the duration of monthly Medicare rental payments on oxygen equipment to 36 months. Prior to the DRA, Medicare provided indefinite monthly reimbursement for the rental of oxygen equipment as long as the patient needed the equipment and met medical qualifications. The effective date for the implementation of the 36 month rental cap for oxygen equipment was January 1, 2006. In the case of individuals who received oxygen equipment on or prior to December 31, 2005, the 36 month period began on January 1, 2006. Therefore, the financial impact of the reduction in revenue associated with the 36 month cap began in 2009. The DRA provided for the transfer of title of the oxygen equipment from the supplier to the patient at the end of the 36 month period. With the enactment of the Medicare Improvement for Patients and Providers Act of 2008 (“MIPPA”) in July of 2008, the provision related to the transfer of title of oxygen equipment was repealed effective January 1, 2009; however MIPPA did not repeal the cap on rental payments subsequent to the 36th month. MIPPA also established new payment rules and supplier responsibilities following the 36 month rental period, the most significant of which are described below.
o	A supplier’s responsibility to service an oxygen patient ends at the time the oxygen equipment has been in continuous use by the patient for the equipment’s reasonable useful lifetime (currently defined by the Centers for Medicare and Medicaid Services (“CMS”) as five years for oxygen equipment). However, the supplier may replace this equipment and a new 36 month rental period and new reasonable useful lifetime period is started on the date the replacement item is delivered. Oxygen equipment that is lost, stolen, or irreparably damaged may also be replaced and a new 36 month rental period and new reasonable useful lifetime period is started (with CMS approval). A new certificate of medical necessity is required when oxygen equipment is replaced in each of the situations described above.

o	A change in oxygen equipment modalities (e.g. from a concentrator to a stationary liquid system) prior to the end of the reasonable useful lifetime does not result in the start of a new 36 month rental period or new reasonable useful lifetime period, unless the change is medically justified and supported by written documentation from the patient’s physician. In addition, replacing oxygen equipment that is not functioning properly prior to the end of the reasonable useful lifetime period does not result in the start of a new 36 month rental period or new reasonable useful lifetime period. Finally, the transfer by a beneficiary to a new supplier prior to the end of the reasonable useful lifetime period does not result in the start of a new 36 month rental period or new reasonable useful lifetime period.

o	Suppliers furnishing liquid or gaseous oxygen equipment during the initial 36 month rental period will be required to continue furnishing oxygen contents for any period of medical need following the 36 month rental cap for the remainder of the reasonable useful lifetime of the equipment. The reimbursement rate for portable oxygen contents will increase from approximately $29 per month during the 36 month rental period to approximately $77 per month after the 36 month rental period. At the start of a new 36 month rental period, the reimbursement rate for portable oxygen contents will revert back to approximately $29 per month.

o	Suppliers are responsible for performing any repairs or maintenance and servicing of the oxygen equipment that is necessary to ensure that the equipment is in good working order for the reasonable useful lifetime of the oxygen equipment. No payment will be made for supplies, repairs, or maintenance and servicing either before or after the initial 36 month rental period, with the exception of one in-home visit by a supplier to inspect oxygen concentrators and transfilling equipment and provide general maintenance after the initial 36 month cap. Suppliers may not be reimbursed for more than 30 minutes of labor for this one in-home visit. Effective July 2010, beginning six months after the 36 month cap, a maintenance and servicing payment of $66 will be paid every six months. The maintenance and servicing fee covers all maintenance and servicing needed during the six month period. The supplier is responsible for performing all necessary maintenance, servicing and repair of the equipment at the time it is needed and must also visit the beneficiary’s home during the first month of each six month period to inspect the equipment and perform any necessary maintenance and servicing needed at the time of each visit.

o	The Company’s financial results were materially and adversely impacted beginning in 2009 as a result of changes in oxygen reimbursement as described above. Net revenue and net income were reduced in the twelve months of 2009 by approximately $17.5 million as a result of the reimbursement changes related to the 36 month oxygen cap. (See “Recap of 2009 Impact of Medicare Reimbursement Changes” below for additional discussion.)
•	On August 3, 2006, CMS published a Proposed Rule to implement the changes required by the DRA relating to the payment for oxygen, oxygen equipment, and capped rental DME items. The rule, which became final November 9, 2006 (“DRA Implementation Rule”), establishes revised payment classes and reimbursement rates for oxygen and oxygen equipment effective January 1, 2007, including revised rates for concentrators, liquid and gas stationary systems, and portable liquid and gas equipment. The DRA Implementation Rule also establishes a reimbursement rate for portable oxygen generating equipment and changes regulations related to maintenance reimbursement and equipment replacement reimbursement. Under the DRA Implementation Rule, during the initial 36 months of rental, the reimbursement rate for concentrators and stationary liquid and gas systems was approximately $199 per month for calendar years 2007 and 2008, approximately $193 per month for 2009, and approximately $189 per month for 2010. Under the DRA Implementation Rule, the reimbursement rate for liquid or gas portable equipment during the initial 36 months of rental is approximately $32 per month from 2007 through 2010. As a result of the enactment of MIPPA in July of 2008, the above reimbursement rates were decreased by 9.5% beginning on January 1, 2009. The reduced oxygen rates as specified in the DRA Implementation Rule that went into effect January 1, 2009 reduced the Company’s net revenue and net income in the twelve months of 2009 by approximately $1.6 million.
     Competitive Bidding: The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) froze reimbursement rates for certain durable medical equipment (“DME”) at those rates in effect on October 1, 2003. These reimbursement rates will remain in effect until the competitive bidding process establishes a single payment amount for those items, which amount must be less than the current fee schedule. According to the MMA, competitive bidding will be implemented in phases with ten of the largest metropolitan statistical areas (“MSAs”) included in the program in the first round of bidding and seventy additional MSAs to be added in the second round of bidding, with additional areas to be subsequently added. The MMA specified that the first round of competitive bidding would be implemented in 2008 and the second round in 2009.
     The bidding process for the first round of competitive bidding occurred in the latter half of 2007. The products included in the first round of bidding were: oxygen supplies and equipment; standard power wheelchairs, scooters, and related accessories; complex rehabilitative power wheelchairs and related accessories; mail-order diabetic supplies; enteral nutrients, equipment, and supplies; CPAP devices, Respiratory Assist Devices (“RADs”), and related supplies and accessories; hospital beds and related accessories; Negative Pressure Wound Therapy (“NPWT”) pumps and related supplies and accessories; walkers and related accessories; and support surfaces. The Company participated in the bidding process in eight of the ten markets included in the first round of bidding (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, and Pittsburgh). In early 2008, the Company was notified that it was a winning supplier in each of the eight markets and the Company chose to accept all contracts awarded. The contract period for the first round of bidding was scheduled to begin July 1, 2008 for a three year period. The Company’s average reduction in reimbursement associated with the first round of competitive bidding was approximately 29%.
     On July 15, 2008, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”) was enacted. Among other things, this legislation delayed the competitive bidding program to allow time for CMS to make changes to the bidding process. As a result of this legislation, contracts awarded in the first round were terminated and the bidding process for the first round was restarted in 2009 and, except for a few exceptions, included the same products and geographic locations included in the original first round of bidding. On January 16, 2009, CMS published an Interim Final Rule implementing provisions of MIPPA related to the first round re-bidding process and subsequent rounds of bidding. The effective date of the Interim Final Rule was originally to be February 17, 2009, but was subsequently extended to April 18, 2009. The delay was used by CMS to further review the issues of law and policy raised by the Interim Final Rule. On August 3, 2009, CMS published a tentative timeline and bidding requirements for the first round re-bidding process which was subsequently finalized. Bidder registration began August 17, 2009 and bidding began October 21, 2009 and closed December 21, 2009. The Company participated in the bidding process in nine of the ten markets included in the re-bid first round of bidding. Reimbursement rates from the bidding process will be announced in June 2010 and contract suppliers will be announced in September 2010. The reimbursement rates resulting from the bidding process will go into effect January 1, 2011. The second round bidding process is currently scheduled to begin in 2011.
     To offset the savings not realized as a result of the competitive bidding delay, MIPPA called for a nationwide 9.5% reduction in Medicare rates which began on January 1, 2009 for products included in the first round of competitive bidding. This 9.5% reduction reduced the Company’s net revenue and net income by approximately $8.3 million in the twelve months of 2009. MIPPA also requires CMS to make certain changes to the bidding process and repeals the transfer of title of oxygen equipment to Medicare beneficiaries at the end of 36 months of continuous rental, as specified in the Deficit Reduction Act of 2005. See “DRA Reimbursement Impact” below for additional discussion. At this time, the exact timing and financial impact of competitive bidding is not known, but management believes the impact could be material.
     Recap of 2009 Impact of Medicare Reimbursement Changes: As a result of the various Medicare reimbursement changes that became effective January 1, 2009, the Company’s net revenue and net income was reduced by approximately $27.4 million in the twelve months of 2009. This includes approximately $17.5 million associated with the 36 month rental cap for oxygen equipment, approximately $1.6 million associated with reductions in oxygen fee schedule payment amounts, and approximately $8.3 million related to the 9.5% reduction associated with the delay of competitive bidding, all of which are described above. Additionally, a change in inhalation drug product mix resulting from Medicare reimbursement reductions which began April 1, 2008, decreased the Company’s revenue and net income by an additional $3.0 million for 2009 compared to 2008.

     Over the past several years in anticipation of continued reductions in reimbursement, the Company has implemented various initiatives to improve productivity and reduce costs. These initiatives have focused on the centralization of certain activities previously performed at branches and billing centers, consolidation of certain billing center functions, and reductions of costs associated with delivery of products and services to patients. The Company has also implemented strategies designed to improve revenue growth, especially in the areas of oxygen and sleep therapy. A portion of the reimbursement reduction impact described above was offset by the full year impact of productivity improvements and cost reductions implemented in 2008, additional productivity improvements and cost reductions implemented in 2009, and growth in respiratory revenue in 2009, especially sleep therapy revenues. Management cannot provide any assurance that future initiatives to improve productivity and/or increase revenues will be successful and there can be no guarantee that actual cash flow in 2010 will be consistent with management’s projections.
     Accreditation: The Secretary of the Department of Health and Human Services is required to establish and implement quality standards for suppliers of durable medical equipment, prosthetics, orthotics, and supplies (“DMEPOS”). CMS published the standards on its website on August 14, 2006. In order to continue to bill under Medicare Part B, DMEPOS suppliers were required to meet these standards through an accreditation process outlined in the CMS final rule on accreditation issued August 18, 2006. In order to participate in the original first round of competitive bidding, all suppliers were required to obtain accreditation by October 31, 2007. All of the Company’s branch locations were accredited by the Joint Commission prior to this date. As of January 1, 2008, all of the Company’s branch locations transitioned from accreditation with the Joint Commission to accreditation with Accreditation Commission for Health Care (“ACHC”).
     In December of 2007, CMS announced that all existing suppliers must be accredited no later than September 30, 2009. New suppliers who submit applications to the National Supplier Clearinghouse (NSC) for a National Provider Identifier (NPI) prior to March 1, 2008 must be accredited before January 1, 2009. Suppliers who submit applications to the NSC for an NPI on or after March 1, 2008, must submit evidence of accreditation prior to the submission of the application. Failure to meet these deadlines could result in the revocation of the supplier’s Medicare billing privileges. As all of the Company’s operations are accredited through ACHC, these deadlines did not impact the Company’s operations.
     Inhalation Drug Changes: A revision of the Nebulizers Local Coverage Determination (“LCD”) was released by the Durable Medical Equipment Medicare Administrative Contractors on April 10, 2008. According to the LCD, effective July 1, 2008, claims for the drug Xopenex were to be paid based on the reimbursement rate for albuterol, which is the least costly medically appropriate alternative to Xopenex. Also according to the LCD, effective July 1, 2008, claims for the drug DuoNeb were to be paid based on the reimbursement rate for the unit dose vials of albuterol and Ipratropium each, which is the least costly medically appropriate alternative to DuoNeb. In June of 2008, prior to implementation of the LCD, CMS provided guidance that the LCDs with effective dates of service on or after July 1, 2008 were being revised to withdraw, pending further review, the provision applying albuterol reimbursement rates to Xopenex. In addition, the effective date for applying the least costly alternative provision to the unit dose combination solution of albuterol and ipratropium (DuoNeb) was being revised and the effective date for this implementation was to be on or after November 1, 2008. However, on October 16, 2008, the United States District Court for the District of Columbia issued an order that permanently enjoined the implementing or enforcing of the April 2008 LCD for DuoNeb or any local coverage determination for DuoNeb that bases reimbursement on a least costly alternative standard. The Company cannot predict the impact this ruling will have on the pending least costly alternative provision for Xopenex. Since the Company does not currently provide significant amounts of Xopenex or DuoNeb, reimbursement changes related to these drugs would not be expected to materially impact the Company’s current revenue or profitability.
     Positive Airway Pressure (PAP) Devices: CMS released a revised National Coverage Determination (“NCD”) on March 13, 2008 for PAP equipment. The major change resulting from the revised NCD was that specified home sleep tests could now be used in qualifying individuals for CPAP devices. In July 2008, the four Medicare Jurisdictions released Local Coverage Determinations (“LCDs”) which provided further coverage guidelines for PAP devices. The coverage provisions contained in these LCDs, which went beyond the guidelines provided for in the NCD, were to become effective on September 1, 2008. However, on August 18, 2008, all four Jurisdictions rescinded the LCDs.
     The four Jurisdictions published new revised LCDs on September 19, 2008 in order to provide guidance for PAP equipment beyond the guidelines contained in the NCD. The LCDs require, effective November 1, 2008, a face-to-face physician visit prior to the physician ordering sleep testing which should generally contain a sleep history with symptoms associated with obstructive sleep apnea (OSA) and sleep inventory, as well as pertinent physical examination. The LCD also requires an initial three-month trial period during which (no sooner than the 31st day but no later than the 91st day after beginning treatment) there must be an additional face-to-face physician visit. The treating physician must conduct a clinical reevaluation and document that the beneficiary is benefiting from PAP therapy. This policy also requires compliance data be provided to show patient’s use of the CPAP machine for four hours per night 70% of nights within a 30 day timeframe during the initial 90 days of treatment in order to document medical necessity. The Company has adapted its operations as a result of the policy changes outlined in the LCDs. The Company’s revenue and profitability have been and will continue to be negatively impacted by these policy changes. During 2009, the Company’s net revenue and net income were reduced by approximately $2.5 million as a result of the implementation of the Medicare PAP policy. The Company cannot accurately predict the future magnitude of the impact at this time as the Company is still working through the newly-implemented processes.
     Surety Bond: In July 2007, CMS issued a proposed rule implementing section 4312 of the Balanced Budget Act of 1997 (the “BBA”), which would require all suppliers of DMEPOS, except those that are government operated, to obtain and retain a surety bond. On January 2, 2009 CMS published a final rule requiring DME suppliers to post a $50,000 bond for each National Provider Identification Number (“NPI number”). The effective date of the final rule was March 2, 2009, however existing suppliers were not required to furnish the bond until October 2, 2009. This rule requires the Company to obtain a surety bond for each of its 241 branch locations billing Medicare using a unique NPI number. The Company obtained the required surety bonds for each of its branch locations effective October 2, 2009 for a term of one year. The costs to obtain the surety bonds for the initial one-year period did not materially impact the Company’s financial results or financial position. However, there can be no assurance that the Company will be able to obtain renewals or that the costs of future renewals will remain at the current level.
     Provider Enrollment, Chain and Ownership System: Section 1833(q) of the Social Security Act requires that all physicians and non-physician practitioners that meet certain definitions be uniquely identified for all claims and services that are ordered or referred. To meet this requirement, in April 2009, CMS expanded their current policy to require all health care practitioners be listed in the government health plan’s national on-line Provider Enrollment, Chain and Ownership System (“PECOS”). PECOS tracks physician and non-physician practitioners to ensure they are of the type/specialty eligible to order or refer services for Medicare beneficiaries. Under this new policy, Medicare claims submitted by the Company beginning January 3, 2011 that are the result of an order or a referral from a practitioner not registered in PECOS will not be paid. The original implementation date for denying payment was January 5, 2010, but was postponed to April 5, 2010, and more recently postponed to January 3, 2011. Medicare claims submitted by the Company prior to January 3, 2011 that are the result of an order or a referral from a practitioner not registered in PECOS will be paid, but the Company will receive a warning indicating the practitioner is not registered. The Company is working with its referring physicians towards PECOS compliance but there can be no assurance that practitioners will be properly enrolled in PECOS, and as such the Company’s revenues and cash collections could be impacted beginning in 2011.
     The following proposed changes, if enacted in their proposed or a modified form, could have a significant impact on the Company:
     Proposals to Further Reduce the Reimbursement for Oxygen Equipment: In September 2006, the Office of Inspector General of the Department of Health and Human Services issued a report entitled “Medicare Home Oxygen Equipment: Cost and Servicing.” This report recommended, among other things, that CMS work with Congress to reduce the current 36 month rental period for oxygen equipment and specifically noted the anticipated savings to the Medicare program if the rental period was capped at 13 months. Subsequently, CMS issued a response indicating agreement with this recommendation. Additionally, the proposed budget of the United States Government for fiscal year 2009 included a proposal to limit Medicare reimbursement of rental payments for most oxygen equipment to 13 months from the current 36 months as specified in the DRA. There was no formal action taken on this budget proposal. However, as described above, the recently enacted MIPPA legislation requires a nationwide 9.5% reduction in Medicare reimbursement rates beginning January 1, 2009 for products included in the first round of competitive bidding (which includes oxygen equipment) and repeals the requirement to transfer title to the oxygen equipment to the beneficiary at the end of the initial 36 months of rental.
     The Company cannot predict future Medicare reimbursement for oxygen equipment, but it believes that any significant decrease in the current 36 month rental period or reimbursement rate will have a substantial and material negative financial impact to the Company. Such a decrease may require the Company to alter significantly its business model and cost structure as well as limit or eliminate certain products or services currently provided to patients in order to avoid substantial losses. There can be no assurance that the Company could successfully manage these changes. Additionally, management believes that any further reductions in reimbursement for oxygen equipment could limit access to oxygen therapy for numerous Medicare beneficiaries.
     Proposed Supplier and Quality Standards: In February of 2008, CMS published proposed supplier standards to address concerns about the easy entry into the Medicare program by unqualified and fraudulent providers. The proposed standards include, among other things, prohibition of contracting licensed services to other entities, requirements to maintain a minimum square footage for a business location, maintaining an operating business telephone number, a prohibition on the forwarding of telephone calls from the primary business location to another location, and a requirement for the business location to be open to the public a minimum of 30 hours per week. The proposed standards also include a requirement to maintain a minimum level of comprehensive liability insurance, a prohibition on directly soliciting patients, and a requirement to obtain oxygen only from state licensed oxygen suppliers. The comment period for the proposed supplier standards expired March 25, 2008. The Company provided comments by the stated deadline. Certain of the proposed supplier standards, if enacted in the current form, could significantly increase the Company’s costs of providing services to patients. CMS has not yet published a final rule regarding these proposed standards and the Company cannot predict the ultimate outcome.
     In February 2008, CMS also proposed revised quality standards that are designed to improve the quality of service provided to Medicare beneficiaries. Many of the proposed quality standards included procedures and processes already performed by the Company. Final quality standards were issued in October 2008 and are not expected to have a significant impact on the Company.
     Management is working to counter the adverse impact of the reimbursement reductions currently in effect as well as any future reimbursement reductions through a variety of initiatives designed to grow revenues. See “Overview – Revenue Growth” for a discussion of the Company’s initiatives to grow revenues. In addition, management will continue to be focused on evolving the Company’s business model to improve productivity and reduce costs. These efforts will particularly emphasize centralization and consolidation of functions and improving logistics. See “Overview - Productivity and Profitability” for a discussion of the Company’s initiatives to improve productivity and reduce costs. The magnitude of the adverse impact that reimbursement reductions will have on the Company’s future operating results and financial condition will depend upon the success of the Company’s revenue growth and cost reduction initiatives. Nevertheless, the adverse effect of reimbursement reductions will be material in 2010 and beyond. See “Risk Factors.”
Critical Accounting Policies and Estimates
     Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon the Company’s consolidated financial statements. The preparation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis management evaluates its critical accounting policies and estimates.
     A “critical accounting policy” is one which is both important to the understanding of the financial condition and results of operations of the Company and requires management’s most difficult, subjective, or complex judgments, and often requires management to make estimates about the effect of matters that are inherently uncertain. Management believes the following accounting policies fit this definition:

     Revenue Recognition and Allowance for Doubtful Accounts. The Company provides credit for a substantial part of its non third-party reimbursed revenues and continually monitors the creditworthiness and collectibility of amounts due from its patients. Approximately 58% of the Company’s 2009 revenues were derived from participation in Medicare and state Medicaid programs. Amounts paid under these programs are generally based upon a fixed rate. Revenues are recorded at the expected reimbursement rates when the services are provided or when merchandise or equipment is delivered to patients. Revenues are recorded net of estimated contractual adjustments or other reimbursement adjustments. Although amounts earned under the Medicare and Medicaid programs are subject to review by such third-party payors, subsequent adjustments to reimbursements as a result of such reviews are historically insignificant as these reimbursements are based on fixed fee schedules. In the opinion of management, adequate provision has been made for any adjustment that may result from such reviews. Any differences between estimated settlements and final determinations are reflected as an adjustment to revenue in the period known.
     Sales revenues and related services include all product sales to patients and are derived from the sale of sleep therapy supplies, aerosol medications, and respiratory therapy equipment, the provision of infusion therapies, the sale of home health care equipment and medical supplies, and the sale of other supplies and the provision of services related to the delivery of these products. Sales revenues are recognized at the time of delivery and recorded at the expected payment amount based upon the type of product and the payor. Rentals and other patient revenues are derived from the rental of equipment related to the provision of respiratory therapy, home health care equipment, and enteral pumps. All rentals of the equipment are provided by the Company on a month-to-month basis and revenue is recorded at the expected payment amount based upon the type of rental and the payor. Certain pieces of equipment are subject to capped rental arrangements, whereby title to the equipment transfers to the patient at the end of the capped rental payment period.
     Once initial delivery of rental equipment is made to the patient, a monthly billing cycle is established based on the initial date of delivery. The Company recognizes rental revenue ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. The fixed monthly rental encompasses the rental of the product, delivery, set-up, instruction, maintenance, repairs, and providing backup systems when needed, and as such, no separate revenue is earned from the initial equipment delivery and setup process. Routine maintenance and servicing of the equipment is the responsibility of the Company for as long as the patient is renting the equipment.
     Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.
     The Company recognizes revenues at the time services are performed or products are delivered. As such, a portion of patient receivables consists of unbilled revenue for which the Company has not obtained all of the necessary medical documentation required to produce a bill, but has provided the service or equipment. The Company calculates its allowance for doubtful accounts based upon the type of receivable (billed or unbilled) as well as the age of the receivable. As a receivable balance ages, an increasingly larger allowance is recorded for the receivable. Management believes that the recorded allowance for doubtful accounts is adequate, and that historical collections substantiate the percentages used in the allowance valuation process. However, the Company is subject to further loss to the extent uncollectible receivables exceed its allowance for doubtful accounts. If the Company were to experience a deterioration in the aging of its accounts receivable due to disruptions or a slow down in cash collections, the Company’s allowance for doubtful accounts and bad debt expense would likely increase from current levels. Conversely, an improvement in the Company’s cash collection trends and in its receivable aging would likely result in a decrease in both the allowance for doubtful accounts and bad debt expense.
     The Company’s allowance for doubtful accounts totaled approximately $3.4 million and $5.9 million as of December 31, 2009 and 2008, respectively.
     Included in the Company’s accounts receivable are amounts pending approval from third- party payors, primarily balances due from patients applying for Medicaid benefits for the first time. Since the vast majority of the Company’s receivables are for established patients and for patients already having coverage prior to receiving services, amounts pending third-party approval are immaterial.
     The table below details an aging by payor of the Company’s gross patient accounts receivable as of December 31, 2009.

			Orders					Unbilled		Unapplied
(in thousands)	Total	Current	0-90	31-60	61-90	91-120	121-180	91-180	>180	Cash
Managed Care	$8,792	$5,872	$548	$1,143	$673	$295	$309	$68	$(116)	$—
Medicaid	$2,606	1,416	222	416	290	151	174	40	(103)	—
Medicare	$10,066	7,233	1,245	566	320	183	109	261	149	—
Other Payors	$2,858	1,703	102	532	223	161	135	12	(10)	—
Private Pay	$3,413	1,229	1	791	583	509	141	—	159	—

A/R Aged by Payor	$27,735	$17,453	$2,118	$3,448	$2,089	$1,299	$868	$381	$79	$—

Other Unbilled A/R	$1,818	—	1,818	—	—	—	—	—	—	—

Unapplied Cash	$(306)	—	—	—	—	—	—	—	—	(306)

Total Aged A/R	$29,247	$17,453	$3,936	$3,448	$2,089	$1,299	$868	$381	$79	$(306)

     Other unbilled accounts receivable is primarily comprised of open orders and manually accrued accounts receivable for which aging data by payor is not available.
     Inventory Valuation and Cost of Sales Recognition. Inventory consists of certain equipment and supplies which are priced at the lower of cost (on a first-in, first-out basis) or market value. The Company recognizes cost of sales and relieves inventory on an interim basis using an estimated gross margin percentage, based upon the type of product sold and payor mix, and performs physical counts of inventory at each branch on an annual basis. The Company records a valuation allowance for obsolete and slow moving items and for specific inventory. The Company is subject to loss for inventory adjustments in excess of the recorded inventory valuation allowance. The inventory valuation allowance was $0.2 million and $0.6 million at December 31, 2009 and 2008, respectively.
     Rental Equipment Valuation. Equipment is rented to patients on a month-to-month basis for use in their homes and is depreciated over the equipment’s estimated useful life. On an annual basis, the Company performs physical counts of rental equipment on hand at each branch and reconciles all recorded rental assets to internal billing reports. Any resulting adjustment for unlocated, damaged, or obsolete equipment is charged to rental equipment depreciation expense. Since rental equipment is maintained in the patient’s home, the Company is subject to loss resulting from lost equipment as well as losses for damaged, outdated, or obsolete equipment. Management records a valuation allowance for its estimated lost, damaged, outdated, or obsolete rental equipment based upon analytical data derived from the Company’s automated asset management system. The rental equipment valuation was $0.9 million at December 31, 2009 and 2008.
     Valuation of Long-lived Assets. Management evaluates the Company’s long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Management utilizes estimated undiscounted future cash flows to determine if an impairment exists. If this analysis indicates an impairment exists, the amount of loss would be determined based upon a comparison of the estimated fair value with the carrying value of the asset. While management believes that the estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluations.
     Valuation of Goodwill. Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (Statement No. 142, Goodwill and Other Intangible Assets). The Company has selected September 30 as its annual testing date. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.
     The liabilities of the Company continue to exceed its assets resulting in a negative carrying value of approximately $37.0 million at December 31, 2009. The equity based fair value of the Company and its one reporting unit is approximately $2.3 million at December 31, 2009. Accordingly, the Company’s fair value exceeds its carrying value as of December 31, 2009 and, by definition, no goodwill impairment is indicated. As long as the Company has a negative carrying value and has a positive fair value (market capitalization), goodwill impairment will not be indicated pursuant to ASC 350, which states “if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.”
     The Company is currently working toward a resolution of its debt maturity issue. If the resolution of this issue includes additional equity resulting in a positive carrying value of the Company and the positive carrying value exceeds the fair value of the reporting unit, goodwill of the Company in the amount of $122.1 million at December 31, 2009 may be partially or completely impaired at that time.

     Self Insurance. Self-insurance accruals primarily represent the accrual for self-insurance or large deductible risks associated with workers’ compensation insurance, auto liability, commercial general and professional liability insurance. The Company is insured for workers’ compensation and auto liability but retains the first $250,000 of risk exposure for each claim. The Company did not maintain annual aggregate stop loss coverage for the years 2009, 2008, and 2007, as such coverage was not economically available. The Company’s liability includes known claims and an estimate of claims incurred but not yet reported. The estimated liability for workers’ compensation claims totaled approximately $3.0 million and $3.1 million as of December 31, 2009 and 2008, respectively. The estimated liability for auto claims totaled approximately $1.0 million and $1.2 million as of December 31, 2009 and 2008, respectively. The estimated total liability for commercial general and professional liability claims was $0.4 million and $0.5 million as of December 31, 2009 and 2008, respectively. The Company utilizes analyses prepared by a third-party administrator based on historical claims information to determine the required accrual and related expense associated with workers’ compensation, auto liability, commercial general and professional liability insurance. The Company records claims expense by plan year based on the lesser of the aggregate stop loss (if applicable) or the developed losses as calculated by the third-party administrator.
     The Company is also self-insured for health insurance for substantially all employees for the first $150,000 on a per person, per year basis. In addition, an aggregating specific deductible must be satisfied in the amount of $140,000 before stop loss insurance would apply. The Company has also maintained annual aggregate stop loss coverage of $10.1 million for 2009. The health insurance policies are limited to maximum lifetime reimbursements of $2.0 million per person for 2009, 2008 and 2007. The estimated liability for health insurance claims totaled approximately $0.8 million as of December 31, 2009 and 2008. The Company reviews health insurance trends and payment history and maintains an accrual for incurred but unpaid reported claims and for incurred but not yet reported claims based upon its assessment of the lag time in reporting and paying claims. Judgments made by the Company include: assessing historical paid claims; average lags between the claims’ incurred dates, reported dates and paid dates; the frequency of claims; and the severity of claims.
     The Company is required to maintain cash collateral accounts with the insurance companies related to its self-insurance obligations. The Company maintained cash collateral balances of $6.7 million at December 31, 2009, related to its self-insured obligations, which is included in other assets.
     Management continually analyzes its accrued liabilities for incurred but not reported claims and for reported but not paid claims related to its self-insurance programs, and believes these accruals to be adequate. However, significant judgment is involved in assessing these accruals, and the Company is at risk for differences between actual settlement amounts and recorded accruals. Any resulting adjustments are included in expense once a probable amount is known.

RESULTS OF OPERATIONS
Summary of Statement of Operations Reporting
     The Company reports its revenues as follows: (i) sales and related services revenues; and (ii) rentals and other revenues. Sales and related services revenues are derived from the sale of sleep therapy supplies, aerosol medications, and respiratory therapy equipment, the provision of infusion therapies, the sale of home health care equipment and medical supplies, and the sale of supplies and services related to the delivery of these products. Rentals and other revenues are derived from the rental of equipment related to the provision of respiratory therapies, home health care equipment, and enteral pumps. Cost of sales and related services includes the cost of equipment and drugs and related supplies sold to patients. Cost of rentals and other revenues includes the costs of oxygen and rental supplies, demurrage for leased oxygen cylinders, rent expense for leased equipment, and rental equipment depreciation expense and excludes delivery expenses and salaries associated with the rental set-up. Operating expenses include operating branch labor costs, delivery expenses, area management expenses, selling costs, occupancy costs, billing center costs, and other operating costs. General and administrative expenses include corporate and senior management expenses. The majority of the Company’s joint ventures are not consolidated for financial statement reporting purposes. Earnings from unconsolidated joint ventures with hospitals represent the Company’s equity in earnings from unconsolidated joint ventures and management and administrative fees from unconsolidated joint ventures.
     The following table and related discussion set forth items from the Company’s consolidated statements of operations as a percentage of revenues for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Revenues	100%	100%	100%
Cost of sales and related services	22	21	24
Cost of rentals, including rental equipment depreciation	13	13	14
Operating expenses	53	50	48
Bad debt expense	1	2	3
General and administrative	9	7	7
Depreciation, excluding rental equipment, and amortization	2	1	1
Interest expense, net	6	6	5
Other income, net	—	—	(1)
Change of control expense	—	—	2

Total expenses	106	100	103

Earnings from unconsolidated joint ventures	2	2	(2)
(Loss) income from continuing operations before income taxes	(4)	2	(1)
Provision for income taxes	2	2	1

Net (loss) income from continuing operations	(6)%	0%	(2)%

Less: Net income attributable to noncontrolling interests	—	—	—

Net (loss) income from continuing operations attributable to American HomePatient	(6)	0	(2)

Operating income from discontinued operations, including gain on disposal, net of tax	—	—	1

Net (loss) income attributable to American HomePatient	(6)%	0%	(1)%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
     Revenues. Revenues decreased from $266.9 million in 2008 to $236.3 million in 2009, a decrease of $30.6 million, or 11.5%. The majority of this revenue decrease was attributable to Medicare reimbursement reductions effective January 1, 2009 which reduced revenue by approximately $27.4 million for the year ended 2009. A change in inhalation drug product mix resulting from Medicare reimbursement reductions which began April 1, 2008 reduced revenue by an additional $3.0 million for the year ended 2009. Also contributing to the revenue decrease was the Company’s reduced emphasis on less profitable product lines such as non-respiratory durable medical equipment and infusion therapy as well as the impact of the Medicare PAP policy implemented November 1, 2008 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties – Positive Airway Pressure Devices”). These decreases were partially offset by growth in oxygen patients and sleep therapy revenues, the Company’s core product lines. The following is a discussion of the components of revenues:
          Sales and Related Services Revenues. Sales and related services revenues decreased from $104.5 million in 2008 to $102.6 million in 2009, a decrease of $1.9 million, or 1.8%. This decrease is primarily the result of a decrease in revenue associated with non-focus product lines, a change in inhalation drug product mix and Medicare reimbursement reductions, partially offset by an increase in sleep therapy revenue.
          Rental Revenues. Rental revenues decreased from $162.3 million in 2008 to $133.7 million in 2009, a decrease of $28.6 million, or 17.6%. This decrease is primarily the result of Medicare reimbursement reductions, the Medicare PAP policy, and a decrease in revenue associated with non-focus product lines, partially offset by an increase in the number of oxygen patients.
     Cost of Sales and Related Services. Cost of sales and related services decreased from $56.6 million in 2008 to $52.9 million in 2009, a decrease of $3.7 million, or 6.5%. As a percentage of sales and related services revenues, cost of sales and related services decreased from 54.2% for 2008 to 51.5% for 2009. This decrease is primarily attributable to improved vendor pricing for certain product lines and reductions in sales of less profitable product lines.
     Cost of Rental Revenues. Cost of rental revenues decreased from $34.7 million in 2008 to $29.7 million in 2009, a decrease of $5.0 million, or 14.4%. As a percentage of rental revenues, cost of rental revenue increased from 21.4% for 2008 to 22.2% for 2009. This increase in percentage is primarily the result of a reduction in revenue associated with Medicare reimbursement cuts effective January 1, 2009, partially offset by reductions in purchases of supplies for patients renting equipment and reduced rental equipment depreciation expense. The reduction in rental equipment depreciation expense is primarily due to reductions in purchases of rental equipment over the past several years as well as improvements made in the management of rental equipment assets associated with the recent implementation of an upgraded asset management system.
     Operating Expenses. Operating expenses decreased from $132.5 million in 2008 to $124.5 million in 2009, a decrease of $8.0 million or 6.0%. The decrease is primarily the result of improved operating efficiencies and the resulting reduced operating costs. As a percentage of revenues, operating expenses increased from 49.7% for 2008 to 52.7% for 2009. This increase in percentage is primarily attributable to a reduction in revenue associated with Medicare reimbursement cuts effective January 1, 2009.
     Bad Debt Expense. Bad debt expense decreased from $4.6 million in 2008 to $3.5 million in 2009, a decrease of $1.1 million, or 23.9%. As a percentage of revenues, bad debt expense decreased from 1.7% for 2008 to 1.5% for 2009. This decrease in percentage is primarily due to improved revenue qualification and collection processes.
     General and Administrative Expenses. General and administrative expenses increased from $19.8 million in 2008 to $20.9 million in 2009, an increase of $1.1 million, or 5.6%. General and administrative expenses continue to be affected in the current year by increases in certain expenses associated with the implementation of enhancements to information systems and processes in support of centralization of field activities. The Company has also incurred additional professional fees in the current year related to the debt maturity issue. As a percentage of revenues, general and administrative expenses increased from 7.4% for 2008 to 8.8% for 2009. This increase in percentage is primarily due to a reduction in revenue associated with Medicare reimbursement cuts effective January 1, 2009.
     Depreciation and Amortization. Depreciation (excluding rental equipment) and amortization expenses decreased from $4.1 million in 2008 to $3.9 million in 2009, a decrease of $0.2 million, or 4.9%. The decrease is primarily due to certain leasehold improvements becoming fully amortized.
     Interest Expense, Net. Interest expense, net, decreased from $15.6 million in 2008 to $14.7 million in 2009, a decrease of $0.9 million, or 5.8%. This decrease is primarily attributable to a reduced debt balance and interest income recorded in 2009 related to cash collateral held by insurance companies associated with self-insurance obligations.
     Other Income, Net. Other income, net, was $1.0 million for 2008 and $0.3 million for 2009. Other income, net, for 2008 was comprised of $0.4 million income related to proceeds received from a legal settlement and income related to various life insurance policies. Other income, net, for 2009 was primarily comprised of income related to various life insurance policies.
     Earnings from Unconsolidated Joint Ventures. Earnings from unconsolidated joint ventures were $6.2 million for 2008 and $5.2 million for 2009. The decrease is primarily attributable to the impact of Medicare reimbursement reductions on the profitability of joint ventures effective January 1, 2009.
     Provision for Income Taxes. The provision for income taxes was $5.1 million and $4.5 million for 2008 and 2009, respectively. This expense primarily relates to non-cash deferred state and federal income taxes associated with indefinite lived intangible assets and state income tax expense.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
     Revenues. Revenues decreased from $293.0 million in 2007 to $266.9 million in 2008, a decrease of $26.1 million, or 8.9%. This revenue decrease was primarily attributable to a change in inhalation drug product mix and the Company’s de-emphasis of less profitable product lines such as non-respiratory durable medical equipment and infusion therapy. Also contributing to the overall decrease in revenues was the effect of Company initiatives implemented in 2007 designed to improve patient co-pay collections and provide appropriate service levels to patients. The Company believes most of the revenue lost as a result of these initiatives was unprofitable. The following is a discussion of the components of revenues:
          Sales and Related Services Revenues. Sales and related services revenues decreased from $122.3 million in 2007 to $104.5 million in 2008, a decrease of $17.8 million, or 14.6%. This decrease is primarily the result of a decrease in revenue associated with less profitable product lines and a change in inhalation drug product mix as described above.
          Rental Revenues. Rental revenues decreased from $170.8 million in 2007 to $162.3 million in 2008, a decrease of $8.5 million, or 5.0%. This decrease is primarily the result of a decrease in revenue associated with less profitable product lines, and revenue lost as a result of initiatives designed to improve patient co-pay collections and to provide appropriate service levels to patients, as described above.
     Cost of Sales and Related Services. Cost of sales and related services decreased from $70.6 million in 2007 to $56.6 million in 2008, a decrease of $14.0 million, or 19.8%. As a percentage of revenues, cost of sales and related services decreased from 24.1% for 2007 to 21.2% for 2008. As a percentage of sales and related services revenues, cost of sales and related services decreased from 57.7% for 2007 to 54.2% for 2008. This decrease is primarily attributable to a change in inhalation drug product mix.
     Cost of Rental Revenues. Cost of rental revenues decreased from $41.4 million in 2007 to $34.7 million in 2008, a decrease of $6.7 million, or 16.2%. As a percentage of revenues, cost of rental revenues decreased from 14.1% for 2007 to 13.0% for 2008. As a percentage of rental revenues, cost of rental revenue decreased from 24.3% for 2007 to 21.4% for 2008. This decrease is primarily due to a reduction in the purchases of oxygen for portability and a decrease in depreciation expense associated with improvements in the management of rental equipment assets.
     Operating Expenses. Operating expenses decreased from $139.6 million in 2007 to $132.5 million in 2008, a decrease of $7.1 million or 5.1%. The decrease is primarily the result of improved operating efficiencies and the resulting reduced operating costs, partially offset by increases in certain expenses associated with the development and implementation of initiatives designed to provide additional productivity improvements. As a percentage of revenues, operating expenses were 47.7% and 49.7% for 2007 and 2008, respectively. The increase in operating expenses as a percentage of net revenue is due primarily to a decrease in inhalation drug revenue associated with a change in product mix, which does not affect operating expenses.
     Bad Debt Expense. Bad debt expense decreased from $8.2 million in 2007 to $4.6 million in 2008, a decrease of $3.6 million, or 43.9%. As a percentage of revenues, bad debt expense was 2.8% and 1.7% for 2007 and 2008, respectively. This decrease is due primarily to improvements made in the Company’s accounts receivable collection processes.
     General and Administrative Expenses. General and administrative expenses increased from $19.2 million in 2007 to $19.8 million in 2008, an increase of $0.6 million, or 3.1%. General and administrative expenses continue to be affected in the current year by increases in certain expenses associated with the implementation of enhancements to information systems and processes and additional centralization of field activities. As a percentage of revenues, general and administrative expenses were 6.6% and 7.4% for 2007 and 2008, respectively.
     Depreciation and Amortization. Depreciation (excluding rental equipment) and amortization expenses increased from $3.4 million in 2007 to $4.1 million in 2008, an increase of $0.7 million, or 20.6%. The increase is primarily due to depreciation expense associated with the addition of computer equipment and software.
     Interest Expense, Net. Interest expense, net, decreased from $15.8 million in 2007 to $15.6 million in 2008, a decrease of $0.2 million, or 1.3%. This decrease is primarily attributable to a reduced debt balance.
     Other Income, Net. Other income, net, was $2.2 million for 2007 and $1.0 million for 2008. The decrease is primarily due to income related to various life insurance policies that were converted to guaranteed policies in 2007. Additionally, the Company recorded income of $0.4 million in 2008 related to proceeds received from the settlement of a legal dispute.
     Change of Control Expense (Income). Change of control expense (income) was $5.6 million and $(0.1) million for 2007 and 2008, respectively. In April 2007 an investor acquired more than 35% of the Company’s common stock, which constituted a change of control under the terms of the employment agreement between the Company and Joseph F. Furlong, the Company’s chief executive officer. This change of control gave Mr. Furlong the right to receive a lump sum severance payment in the event he or the Company terminated his employment within one year after the change of control. In the second quarter of 2007, the Company recorded an expense of $6.6 million related to this potential liability, which included the lump sum severance payment, expense related to the acceleration of options and the potential buyout of options, and reimbursement of certain taxes related to the payment. For the remainder of 2007, the Company reduced this expense and related liability by $1.0 million due to revaluation of the fair value of Mr. Furlong’s outstanding stock options as of December 31, 2007. During 2008, the Company reduced this expense by $0.1 million primarily due to revaluation of the fair value of Mr. Furlong’s outstanding stock options as of December 31, 2008.
     Earnings from Unconsolidated Joint Ventures. Earnings from unconsolidated joint ventures were $5.8 million for 2007 and $6.2 million for 2008. This increase is due to improved earnings of several joint ventures.
     Provision for Income Taxes. The provision for income taxes was $4.1 million and $5.1 million for 2007 and 2008, respectively. This expense primarily relates to non-cash deferred state and federal income taxes associated with indefinite lived intangible assets and state income tax expense.
Liquidity and Capital Resources
     The Company has long-term debt of $226.4 million, as evidenced by a promissory note to the agent for the Lenders. This indebtedness is secured by substantially all of the assets of the Company and matured on August 1, 2009. The Company was not able to repay this debt at or prior to maturity from cash flow from operations and existing cash, or refinance this debt prior to the maturity date. As a result, the Company must refinance the debt, extend the maturity, restructure or make other arrangements, some of which could have a material adverse effect on the value of the Company’s common stock. Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt will not be possible at this time. There can be no assurance that any of the Company’s efforts to address the debt maturity issue can be completed on favorable terms or at all. Other factors, such as uncertainty regarding the Company’s future profitability could also limit the Company’s ability to resolve the debt maturity issue. A series of forbearance agreements have been entered into by and among the Company, the agent, and certain forbearance holders. The parties to the forbearance agreements have agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the secured debt on the maturity date. The current forbearance agreement was effective February 12, 2010 and expires March 16, 2010. The Company, the agent, and the forbearance holders continue to work toward a resolution of the debt maturity issue. However, there can be no assurance a resolution will be reached with favorable terms to the Company and its stockholders or at all. Subject to the limitations provided by the forbearance agreement, the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock.
     At December 31, 2009 the Company had current assets of $66.0 million and current liabilities of $264.2 million, resulting in working capital deficit of $(198.2) million and a current ratio of 0.3x as compared to a working capital deficit of $(197.3) million and a current ratio of 0.3x at December 31, 2008. The current ratio for both periods has been significantly affected by the Company’s secured debt balance being classified as a current liability due to the August 1, 2009 maturity date.
     Under the terms of the secured debt that matured on August 1, 2009, interest was payable monthly on the secured debt at a rate of 6.785% per annum. Payments of principal were payable annually on March 31 of each year in the amount of the Company’s excess cash flow (defined as cash in excess of $7.0 million at the end of the Company’s fiscal year) for the previous fiscal year end. An estimated prepayment of the excess cash flow was due on each September 30, prior to the August 1, 2009 maturity date, in an amount equal to one-half of the anticipated Excess cash flow. Since the maturity date, the Company has continued to pay interest on a monthly basis in an amount consistent with the original terms of the secured debt.
     The Company does not have access to a revolving line of credit. As of December 31, 2009, the Company had unrestricted cash and cash equivalents of approximately $21.9 million.
     The Company’s principal cash requirements (other than the repayment of its matured secured debt) are for working capital, capital expenditures, leases, and interest payments on its debt. The Company must meet these on-going cash requirements with existing cash balances and net cash provided by operations.
     While management’s cash flow projections and related operating plans indicate that the Company can adequately fund its operating activities and continue existing interest payments through existing cash and cash flow, cash flows from operations and available cash were not sufficient to repay the Company’s secured debt that matured on August 1, 2009. In light of the current general credit market conditions, there can be no assurances that the Company will be able to deal successfully with the debt maturity issue on a timely basis or at all. As a result, the Company’s independent registered public accounting firm added an explanatory paragraph to their report on the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008 that noted these conditions indicated that the Company may be unable to continue as a going concern. Further Medicare reimbursement reductions could have a material adverse impact on the Company’s ability to meet its debt service requirements, required capital expenditures, or working capital requirements. If existing cash and cash flow are not sufficient, there can be no assurance the Company will be able to obtain additional funds from other sources on terms acceptable to the Company or at all.
     The Company’s future cash flow will continue to be dependent upon the respective amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on the Company’s liquidity. The Company has various types of accounts receivable, such as receivables from patients, contracts, and former owners of acquired businesses. The majority of the Company’s accounts receivable are patient receivables. Accounts receivable are generally outstanding for longer periods of time in the health care industry than in many other industries because of requirements to provide third-party payors with additional information subsequent to billing and the time required by such payors to process claims. Certain accounts receivable frequently are outstanding for more than 90 days, particularly where the account receivable relates to services for a patient receiving a new medical therapy or covered by private insurance or Medicaid. Net patient accounts receivable were $25.9 million and $38.3 million at December 31, 2009 and December 31, 2008, respectively. Average DSO was approximately 39 and 51 days at December 31, 2009 and December 31, 2008, respectively. The Company calculates DSO by dividing net patient accounts receivable by the average daily revenue for the previous 90 days (excluding dispositions and acquisitions), net of bad debt expense. The Company’s level of DSO and net patient receivables is affected by the extended time required to obtain necessary billing documentation.
     The table below provides an aging of the Company’s gross patient accounts receivable as of December 31, 2009 and December 31, 2008.

				Greater than
(In thousands)	Total	0-90	91-180	180 days
December 31, 2009	$29,247	$26,620	$2,548	$79
Percent of total	100%	91%	9%	0%

December 31, 2008	$44,153	$38,146	$4,285	$1,722
Percent of total	100%	86%	10%	4%
     The Company’s liquidity and capital resources have been, and likely will continue to be, materially adversely impacted by Medicare reimbursement reductions. See “Trends, Events, and Uncertainties — Reimbursement Changes and the Company’s Response.”
     Net cash provided by operating activities increased from $35.4 million in 2008 to $37.0 million in 2009, an increase of $1.6 million. Payments made for additions to property and equipment, net were $16.9 million in 2009 compared to $21.1 million for the same period in 2008. Additionally, the Company entered into $6.4 million of capital leases for equipment for the year ended 2009 and entered into $1.2 million of capital leases for equipment for the same period in 2008. Net cash used in financing activities decreased from $12.1 million in 2008 to $12.0 million in 2009. The cash used in financing activities for the year ended 2009 includes $11.6 million of principal payments on long-term debt and capital leases. The cash used in financing for the year ended 2008 includes $11.3 million of principal payments on long-term debt and capital leases.
Contractual Obligations and Commercial Commitments
     The following is a tabular disclosure of all contractual obligations and commitments of the Company as of December 31, 2009:

						2014 &
	Total	2010	2011	2012	2013	thereafter
Secured debt and capital leases	$229,123,000	$229,120,000	$3,000	$—	$—	$—

Interest on secured debt and capital leases*	3,158,000	3,158,000	—	—	—	—

Operating lease obligations	12,115,000	6,529,000	3,755,000	1,517,000	314,000	—

Total contractual cash obligations	$244,396,000	$238,807,000	$3,758,000	$1,517,000	$314,000	$—

     The Secured debt is comprised entirely of amounts owed to the Lenders that matured on August 1, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
     Capital leases consist primarily of leases of office and computer equipment. Operating leases are non-cancelable leases on certain vehicles and buildings.
     At December 31, 2009 the Company had no off-balance sheet commitments or guarantees outstanding.
     At December 31, 2009 the Company had one letter of credit for $250,000 which expires in January 2011. The letter of credit secures the Company’s obligations with respect to its professional liability insurance. The letter of credit is secured by a certificate of deposit, which is included in restricted cash.

* Interest on the Secured Debt in the table above includes interest obligations through March 15, 2010, which is the final day of the forbearance period per the current forbearance agreement.
Recently Issued Accounting Standards
     The FASB issued Accounting Standards Update (“ASU”) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets (FASB Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140) in December 2009. ASU 2009-16 removes the concept of a qualifying special-purpose entity (“QSPE”) from Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing, and the exception from applying ASC 810-10 to ASPEs, thereby requiring transferors of financial assets to evaluate whether to consolidate transferees that previously were considered QSPEs. Transferor-imposed constraints on transferees whose sole purpose is to engage in securitization or asset-backed financing activities are evaluated in the same manner under the provisions of the ASU as transferor-imposed constraints on QSPEs were evaluated under the provisions of Topic 860 prior to the effective date of the ASU when determining whether a transfer of financial assets qualifies for sale accounting. The ASU also clarifies the Topic 860 sale-accounting criteria pertaining to legal isolation and effective control and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. The ASU is effective for periods beginning after December 15, 2009, and may not be early adopted. The Company expects that the adoption of ASU 2009-16 will not have a material impact on its consolidated financial statements.
     The FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)) in December 2009. ASU 2009-17, which amends the Variable Interest Entity (“VIE”) Subsections of ASC Subtopic 810-10, Consolidation — Overall, revises the test for determining the primary beneficiary of a VIE from a primarily quantitative risks and rewards calculation based on the VIE’s expected losses and expected residual returns to a primarily qualitative analysis based on identifying the party or related-party group (if any) with (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. The ASU requires kick-out rights and participating rights to be ignored in evaluating whether a variable interest holder meets the power criterion unless those rights are unilaterally exercisable by a single party or related party group. The ASU also revises the criteria for determining whether fees paid by an entity to a decision maker or another service provider are a variable interest in the entity and revises the Topic 810 scope characteristic that identifies an entity as a VIE if the equity-at-risk investors as a group do not have the right to control the entity through their equity interests to address the impact of kick-out rights and participating rights on the analysis. Finally, the ASU adds a new requirement to reconsider whether an entity is a VIE if the holders of the equity investment at risk as a group lose the power, through the rights of those interests, to direct the activities that most significantly impact the VIE’s economic performance, and requires a company to reassess on an ongoing basis whether it is deemed to be the primary beneficiary of a VIE. ASU 2009-17 is effective for periods beginning after December 15, 2009 and may not be early adopted. Adoption of ASU 2009-17 will result in the Company consolidating its 50%-owned joint ventures beginning January 1, 2010.
     In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 amends ASC 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (“VSOE”) or third party evidence of selling price (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE and TPE for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method’ of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. Additionally, the new guidance will require entities to disclose more information about their multiple-element revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company expects that the adoption of ASU 2009-13 will not have a material impact on its consolidated financial statements.
Recently Adopted Accounting Standards
     The Company adopted FASB Statement No. 141(R), “Business Combinations,” as codified in FASB ASC topic 805 (“ASC 805”) and FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51,” as codified in FASB ASC topic 810 (“ASC 810”) on January 1, 2009. ASC 805 and ASC 810 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders.
     In April 2009, the FASB issued FSP FAS No. 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” as codified in FASB ASC Section 825-10-65 (“ASC 825-10-65”). ASC 825-10-65 require disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s consolidated financial position and results of operations.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” as codified in FASB ASC Section 855-10-05 (“ASC 855-10-05”). ASC 855-10-05 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued (“subsequent events”). More specifically, ASC 855-10-05 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. The adoption of ASC 855-10-05 did not have a material impact on our financial statements.
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162,” and establishes only two levels of U.S. GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company began to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the quarter ended September 30, 2009. As the Codification was not intended to change or alter existing GAAP, it did not have an impact on the Company’s financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     The Company is not subject to material interest rate sensitivity since there is a fixed interest rate for both the $226.4 million secured debt and the Company’s unsecured debt. Interest expense associated with other debts would not materially impact the Company as most of those interest rates are fixed. The Company does not own and is not a party to any market risk sensitive instruments. As previously discussed herein, there can be no assurance that any of the Company’s efforts to address the debt maturity issue can be completed on favorable terms or at all. Additionally, there can be no assurance that any such resolution of the debt maturity issue would result in the Company’s secured debt continuing at a fixed, rather than variable, interest rate.
     The Company has not experienced large increases in either the cost of supplies or operating expenses due to inflation. With reductions in reimbursement by government and private medical insurance programs and pressure to contain the costs of such programs, we bear the risk that reimbursement rates set by such programs will not keep pace with inflation.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     Financial statements are contained on pages F-62 through F-98 of this Report and are incorporated herein by reference.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     None.

ITEM 9A(T).	CONTROLS AND PROCEDURES
Disclosure Controls and Procedures
     The Company’s chief executive officer and chief financial officer have evaluated the effectiveness of the Company’s disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e), as of December 31, 2009. Based on such evaluation, such officers have concluded that, as of December 31, 2009, these disclosure controls and procedures were effective.

Management’s Report on Internal Control Over Financial Reporting
     The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including the CEO and the CFO, an evaluation was conducted of the effectiveness of the Company’s internal control over financial reporting based on criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2009. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.
Changes in Internal Control Over Financial Reporting
     There has been no change in the Company’s internal control over financial reporting during the quarter ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION
     None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
     Information concerning directors, executive officers, and corporate governance of the Company is incorporated herein by reference to the Proxy Statement to be filed under Regulation 14A in connection with the 2010 annual meeting of stockholders of the Company.

ITEM 11.	EXECUTIVE COMPENSATION
     Executive compensation information is incorporated herein by reference to the Proxy Statement to be filed under Regulation 14A in connection with the 2010 annual meeting of stockholders of the Company.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
     The equity compensation plan information and the security ownership of certain beneficial owners and management information are incorporated herein by reference to the Proxy Statement to be filed under Regulation 14A in connection with the 2010 annual meeting of stockholders of the Company.

ITEM 13.	CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
     Information concerning certain relationships, related transactions, and director independence of the Company is incorporated herein by reference to the Proxy Statement to be filed under Regulation 14A in connection with the 2010 annual meeting of stockholders of the Company.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
     Information concerning the Company’s principal accounting fees and services is incorporated herein by reference to the Proxy Statement to be filed under Regulation 14A in connection with the 2010 annual meeting of stockholders of the Company.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     Financial statements and schedules of the Company required to be included in Part II, Item 8 are listed below.

Form 10-K Pages
Financial Statements

Report of Independent Registered Public Accounting Firm — KPMG LLP	F-62
Consolidated Balance Sheets, at December 31, 2009 and 2008	F-63 – F-64
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008, and 2007	F-65 – F-66
Consolidated Statements of Shareholders’ Deficit and Comprehensive Income (Loss) for the Years Ended December 31, 2009, 2008, and 2007	F-67
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008, and 2007	F-68 – F-69
Notes to Consolidated Financial Statements	F-70 – F-98

Financial Statement Schedules

Schedule I Condensed Financial Information of Registrant(1)
Schedule II Valuation and Qualifying Accounts	S-1
Schedule III Real Estate and Accumulated Depreciation(2)
Schedule IV Mortgage Loans on Real Estate(2)
Schedule V Supplemental Information Concerning Property-Casualty Insurance Operations(2)

(1)	Omitted because test for inclusion was not met.

(2)	Omitted because schedule not applicable to Company.
Exhibits
     The Exhibits filed as part of the Report on Form 10-K are listed in the Index to Exhibits immediately following the financial statement schedules.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.

/s/ JOSEPH F. FURLONG, III Joseph F. Furlong, III, President,
Chief Executive Officer and Director

/s/ STEPHEN L. CLANTON

Stephen L. Clanton
Chief Financial Officer

/s/ ROBERT L. FRINGER

Robert L. Fringer
Principal Accounting Officer
Date: March 4, 2010

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Henry T. Blackstock Henry T. Blackstock	Director	March 4, 2010

/s/ Joseph F. Furlong, III Joseph F. Furlong, III	Director, President, and Chief Executive Officer	March 4, 2010

/s/ Donald R. Millard Donald R. Millard	Director	March 4, 2010

/s/ William C. O’Neil William C. O’Neil	Director	March 4, 2010

/s/ W. Wayne Woody W. Wayne Woody	Director	March 4, 2010

American HomePatient, Inc. and Subsidiaries
Consolidated Financial Statements
As of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009
Together with Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
American HomePatient, Inc:
We have audited the accompanying consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we have also audited the financial statement Schedule II- Valuation and Qualifying Accounts as of December 31, 2009. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American HomePatient, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has a net capital deficiency and has a net working capital deficiency resulting from $226.4 million of debt that matured on August 1, 2009 that raise substantial doubt about its ability to continue as a going concern. As a result of a series of forbearance agreements entered into, the agent and forbearance holders agreed to forbear from exercising the rights and remedies available to them as a result of the Company’s failure to repay the outstanding principal balance until March 16, 2010. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/KPMG LLP
Nashville, TN
March 4, 2010

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS	2009	2008
CURRENT ASSETS:
Cash and cash equivalents	$21,944,000	$13,488,000
Restricted cash	250,000	250,000
Accounts receivable, less allowance for doubtful accounts of $3,396,000 and $5,869,000, respectively	26,371,000	39,061,000
Inventories, net of inventory valuation allowances of $212,000 and $577,000, respectively	10,808,000	10,789,000
Prepaid expenses and other current assets	6,675,000	9,863,000

Total current assets	66,048,000	73,451,000

Property and equipment	126,550,000	134,603,000
Less accumulated depreciation and amortization	(96,294,000)	(102,561,000)

Property and equipment, net	30,256,000	32,042,000

Goodwill	122,093,000	122,093,000
Investment in joint ventures	4,034,000	8,704,000
Other assets	16,866,000	18,236,000

Total other assets	142,993,000	149,033,000

TOTAL ASSETS	$239,297,000	$254,526,000

(Continued)

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008
(Continued)

LIABILITIES AND SHAREHOLDERS’ DEFICIT	2009	2008
CURRENT LIABILITIES:
Current portion of long-term debt and capital leases	$229,120,000	$234,259,000
Accounts payable	13,849,000	11,989,000
Other payables	761,000	878,000
Deferred revenue	5,292,000	6,261,000
Accrued expenses:
Payroll and related benefits	6,704,000	10,302,000
Insurance, including self-insurance accruals	5,258,000	5,531,000
Other	3,176,000	1,563,000

Total current liabilities	264,160,000	270,783,000

NONCURRENT LIABILITIES:
Capital leases, less current portion	3,000	51,000
Deferred tax liability	12,031,000	7,841,000
Other noncurrent liabilities	82,000	8,000

Total noncurrent liabilities	12,116,000	7,900,000

Total liabilities	276,276,000	278,683,000

SHAREHOLDERS’ DEFICIT
American HomePatient, Inc. shareholders’ deficit:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 35,000,000 shares; issued and outstanding, 17,573,000 shares	176,000	176,000
Additional paid-in capital	177,094,000	176,788,000
Accumulated deficit	(214,681,000)	(201,583,000)

Total American HomePatient, Inc. shareholders’ deficit	(37,411,000)	(24,619,000)

Noncontrolling interests	432,000	462,000

Total shareholders’ deficit	(36,979,000)	(24,157,000)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$239,297,000	$254,526,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
REVENUES:
Sales and related service revenues, net	$102,605,000	$104,520,000	$122,274,000
Rental revenues, net	133,692,000	162,334,000	170,753,000

Total revenues, net	236,297,000	266,854,000	293,027,000

EXPENSES:
Cost of sales and related services	52,891,000	56,612,000	70,601,000
Cost of rentals and other revenues, including rental equipment depreciation of $21,824,000, $26,085,000, and $31,055,000, respectively	29,674,000	34,682,000	41,412,000
Operating expenses	124,548,000	132,523,000	139,638,000
Bad debt expense	3,517,000	4,635,000	8,164,000
General and administrative	20,909,000	19,841,000	19,194,000
Depreciation, excluding rental equipment, and amortization	3,866,000	4,102,000	3,361,000
Interest expense, net	14,734,000	15,618,000	15,828,000
Other income, net	(345,000)	(1,040,000)	(2,249,000)
Change of control (income) expense	(12,000)	(77,000)	5,637,000

Total expenses	249,782,000	266,896,000	301,586,000

Earnings from unconsolidated joint ventures	5,243,000	6,201,000	5,754,000

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,242,000)	6,159,000	(2,805,000)

Provision for income taxes	4,515,000	5,054,000	4,097,000

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	$(12,757,000)	$1,105,000	$(6,902,000)

Less: net income attributable to the noncontrolling interests	(341,000)	(408,000)	(390,000)

NET (LOSS) INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO AMERICAN HOMEPATIENT	$(13,098,000)	$697,000	$(7,292,000)

DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, including gain on disposal of assets of $3,001,000 in 2007, net of tax	—	(183,000)	1,770,000

NET (LOSS) INCOME ATTRIBUTABLE TO AMERICAN HOMEPATIENT	$(13,098,000)	$514,000	$(5,522,000)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(Continued)

	2009	2008	2007
NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO AMERICAN HOMEPATIENT, INC. COMMON SHAREHOLDERS — BASIC
(Loss) income from continuing operations	$(0.75)	$0.04	$(0.41)
(Loss) income from discontinued operations	$—	$(0.01)	$0.10

NET (LOSS) INCOME PER COMMON SHARE — BASIC	$(0.75)	$0.03	$(0.31)

NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO AMERICAN HOMEPATIENT, INC. COMMON SHAREHOLDERS — DILUTED
(Loss) income from continuing operations	$(0.75)	$0.04	$(0.41)
(Loss) income from discontinued operations	$—	$(0.01)	$0.10

NET (LOSS) INCOME PER COMMON SHARE — DILUTED	$(0.75)	$0.03	$(0.31)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
- Basic	17,573,000	17,573,000	17,573,000

- Diluted	17,573,000	17,741,000	17,573,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND
COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Common Stock		Noncontrolling	Additional	Accumulated
	Shares	Amount	Interests	paid-in Capital	Deficit	Total
BALANCE, December 31, 2006	17,573,000	$176,000	$618,000	$175,083,000	$(196,575,000)	$(20,698,000)

Non-cash compensation expense for stock options	—	—	—	698,000	—	698,000
Non-cash change of control expense	—	—	—	(275,000)	—	(275,000)
Net loss and comprehensive loss	—	—	—	—	(5,522,000)	(5,522,000)
Net income attributable to minority interest holders	—	—	390,000	—	—	390,000
Distributions to minority interest holders	—	—	(458,000)	—	—	(458,000)

BALANCE, December 31, 2007	17,573,000	$176,000	$550,000	$175,506,000	$(202,097,000)	$(25,865,000)

Non-cash compensation expense for stock options	—	—	—	391,000	—	391,000
Non-cash change of control income	—	—	—	891,000	—	891,000
Net income and comprehensive income	—	—	—	—	514,000	514,000
Net income attributable to minority interest holders	—	—	408,000	—	—	408,000
Distributions to minority interest holders	—	—	(496,000)	—	—	(496,000)

BALANCE, December 31, 2008	17,573,000	$176,000	$462,000	$176,788,000	$(201,583,000)	$(24,157,000)

Non-cash compensation expense for stock options	—	—	—	282,000	—	282,000
Non-cash change of control income	—	—	—	24,000	—	24,000
Net loss and comprehensive loss	—	—	—	—	(13,098,000)	(13,098,000)
Net income attributable to minority interest holders	—	—	341,000	—	—	341,000
Distributions to minority interest holders	—	—	(371,000)	—	—	(371,000)

BALANCE, December 31, 2009	17,573,000	$176,000	$432,000	$177,094,000	$(214,681,000)	$(36,979,000)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(13,098,000)	$514,000	$(5,522,000)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Change of control (income) expense	(12,000)	(77,000)	5,637,000
Gain on sale of nursing agency	—	—	(3,001,000)
Gain on sale of infusion branch	(184,000)	(2,000)	—
Deferred tax expense	4,190,000	4,367,000	3,474,000
Depreciation and amortization	25,690,000	30,187,000	34,440,000
Bad debt expense	3,517,000	4,635,000	9,240,000
Stock compensation expense	282,000	391,000	698,000
Equity in earnings of unconsolidated joint ventures	(3,395,000)	(4,304,000)	(3,852,000)
Minority interest	341,000	408,000	390,000

Change in assets and liabilities
Restricted cash	—	—	400,000
Accounts receivable	9,173,000	1,446,000	87,000
Inventories	(106,000)	506,000	691,000
Prepaid expenses and other current assets	3,188,000	3,236,000	(8,669,000)
Deferred revenue	(969,000)	(4,000)	(832,000)
Accounts payable, other payables and accrued expenses	(675,000)	(9,003,000)	(3,048,000)
Other assets and liabilities	1,013,000	(997,000)	(1,724,000)
Due to or from unconsolidated joint ventures, net	8,065,000	4,047,000	4,096,000

Net cash provided by operating activities	37,020,000	35,350,000	32,505,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for additions to property and equipment, net	(16,863,000)	(21,126,000)	(17,968,000)
Proceeds from sale of nursing agency, net	—	—	2,757,000
Proceeds from sale of infusion branch	271,000	338,000	—
Cash paid for acquisitions	—	—	(407,000)

Net cash used in investing activities	$(16,592,000)	$(20,788,000)	$(15,618,000)

(Continued)

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007
(Continued)

	2009	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to minority interest owners	$(371,000)	$(496,000)	$(458,000)
Principal payments on long-term debt and capital leases	(11,601,000)	(11,322,000)	(12,223,000)
Proceeds on short-term note payable	413,000	—	3,520,000
Principal payments on short-term note payable	(413,000)	(274,000)	(3,494,000)

Net cash used in financing activities	(11,972,000)	(12,092,000)	(12,655,000)

INCREASE IN CASH AND CASH EQUIVALENTS	8,456,000	2,470,000	4,232,000

CASH AND CASH EQUIVALENTS, beginning of year	13,488,000	11,018,000	6,786,000

CASH AND CASH EQUIVALENTS, end of year	$21,944,000	$13,488,000	$11,018,000

SUPPLEMENTAL INFORMATION:
Cash payments of interest	$14,364,000	$16,443,000	$16,884,000

Cash payments of income taxes	$293,000	$657,000	$610,000

Non-Cash Activity:
Capital leases entered into for property and equipment	$6,414,000	$1,222,000	$5,376,000
Changes in accounts payable related to purchases of property and equipment	$196,000	$(1,285,000)	$(65,000)
Change of control:
Other liabilities	$36,000	$968,000	$5,912,000
Additional paid-in capital	$24,000	$891,000	$(275,000)

Supplemental Disclosure of Investing Activities:
Disposition:
Gain on sale	$184,000	$2,000	$3,001,000
Inventories sold	87,000	321,000	16,000
Property and equipment, net, sold	—	15,000	50,000
Promissory note received from sale of nursing agency	—	—	(310,000)

Proceeds from sale	$271,000	$338,000	$2,757,000

Acquisition:
Rental equipment acquired	$—	$—	$113,000
Inventory acquired	—	—	35,000
Goodwill acquired	—	—	259,000

Cash paid for acquisition	$—	$—	$407,000

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
1. ORGANIZATION AND BACKGROUND
American HomePatient, Inc. and subsidiaries (the “Company” or “American HomePatient”) provides home health care services and products consisting primarily of respiratory and infusion therapies and the rental and sale of home medical equipment and home health care supplies. These services and products are paid for primarily by Medicare, Medicaid, and other third-party payors. As of December 31, 2009, the Company provides these services to patients, primarily in the home, through 241 centers in 33 states.
2. GOING CONCERN AND LIQUIDITY
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has long-term debt of $226.4 million (the “Secured Debt”) at December 31, 2009, which was due to be repaid in full on August 1, 2009, as evidenced by a promissory note to the agent for the Company’s lenders (the “Lenders”) under a previous senior debt facility that is secured by substantially all of the Company’s assets. Highland Capital Management, L.P. controls a majority of the Secured Debt. The entire amount of the Secured Debt is included in current portion of long-term debt and capital leases at December 31, 2009. A series of forbearance agreements have been entered into by and among the Company, NexBank, SSB (the “Agent”), and a majority of the senior debt holders (the “Forbearance Holders”). The parties to the forbearance agreements have agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the Secured Debt on the maturity date. The current forbearance agreement was effective February 12, 2010 and expires March 16, 2010. The Company’s cash flow from operations and existing cash were not sufficient to repay the Secured Debt by the maturity date, and the Company was unable to refinance the Secured Debt by the maturity date. As a result, the Company must refinance the debt, extend the maturity, restructure or make other arrangements, some of which could have a material adverse effect on the value of the Company’s common stock. Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt will not be possible at this time, which raises substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any of the Company’s efforts to address the debt maturity issue can be completed on favorable terms or at all. Other factors, such as uncertainty regarding the Company’s future profitability could also limit the Company’s ability to resolve the debt maturity issue. Subject to the limitations provided by the forbearance agreement, the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. In accordance with the Variable Interest Entity Subsections of FASB ASC Subtopic 810-10 Consolidation-Overall (FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities), the Company must also consolidate any variable interest entities (VIEs) of which it is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. Investments in 50% owned joint ventures are accounted for using the equity method, and the results of 70% owned joint ventures are consolidated in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through March 4, 2010, the date of the issuance of the Company’s condensed consolidated financial statements.
The Company has not identified any variable interest entities at December 31, 2009 or 2008, for which consolidation is required.
Revenues
The Company’s principal business is to provide home health care services and products to patients, primarily in the home. Approximately 58% of the Company’s revenues in 2009, 60% of the Company’s revenue in 2008 and 61% of the Company’s revenue in 2007 are from participation in Medicare and state Medicaid programs. Amounts paid under these programs are generally based upon fixed rates. Revenues are recorded at the expected reimbursement rates when the services are provided, merchandise delivered or equipment rented to patients. Revenues are recorded at net realizable amounts estimated to be paid by customers and third-party payors. Although amounts earned under the Medicare and Medicaid programs are subject to review by such third-party payors, subsequent adjustments to reimbursements as a result of such reviews are historically insignificant as these reimbursements are based on fixed fee schedules. In the opinion of management, adequate provision has been made for any adjustment that may result from such reviews. Any differences between estimated settlements and final determinations are reflected as a reduction to revenue in the period known.
Sales revenues and related services include all product sales to patients and are derived from the sale of aerosol medications and respiratory therapy equipment, the provision of infusion therapies, the sale of home health care equipment and medical supplies, and the sale of supplies and the provision of services related to the delivery of these products. Sales revenues are recognized at the time of delivery and recorded at the expected payment amount based upon the type of product and the payor. Rentals and other patient revenues are derived from the rental of equipment related to the provision of respiratory therapy, home health care equipment, and enteral pumps. All rentals of the equipment are provided by the Company on a month-to-month basis and revenue is recorded at the expected payment amount based upon the type of rental and the payor. Certain pieces of equipment are subject to capped rental arrangements, whereby title to the equipment transfers to the patient at the end of the capped rental payment period.
Once initial delivery of rental equipment is made to the patient, a monthly billing cycle is established based on the initial date of delivery. The Company recognizes rental revenue ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. The fixed monthly rental encompasses the rental of the product, delivery, set-up, instruction, maintenance, repairs, and providing backup systems when needed, and as such, no separate revenue is earned from the initial equipment delivery and setup process. Routine maintenance and servicing of the equipment is the responsibility of the Company for as long as the patient is renting the equipment.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.
The following table sets forth the percentage of revenues represented by each line of business for the periods presented:

	Year Ended December 31,
	2009	2008	2007
Home respiratory therapy services	84%	81%	78%
Home infusion therapy services	9	10	11
Home medical equipment and home health supplies	7	9	11

Total	100%	100%	100%

Cash Equivalents
Cash equivalents at December 31, 2009 and 2008 consist of overnight repurchase agreements with an original term of less than three months. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
Restricted Cash
Restricted cash at December 31, 2009 and 2008 consists of one certificate of deposit, which is used as collateral for a letter of credit associated with the Company’s professional liability insurance.
Accounts Receivable
The Company provides credit for a substantial portion of its non third-party reimbursed revenues and continually monitors the credit worthiness and collectibility of amounts due from its patients. The Company recognizes revenues at the time services are performed or products delivered. A portion of patient receivables consists of unbilled receivables for which the Company has not obtained all of the necessary medical documentation, but has provided the service or equipment. The Company determines its allowance for doubtful accounts based upon the type of receivable (billed or unbilled) as well as the age of the receivable. As a receivable balance ages, an increasingly larger allowance is recorded for the receivable. Historical collections substantiate the percentages of aged receivables for which an allowance is established. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.
Inventory
Inventory consists of certain equipment and supplies which are priced at the lower of cost (on a first-in, first-out basis) or market value. The Company recognizes cost of sales and relieves inventory at estimated amounts on an interim basis based upon the type of product sold and payor mix, and performs physical counts of inventory at each branch on an annual basis. Any resulting adjustment from these physical counts is charged to cost of sales. The allowance established by management for the valuation of inventory consists of an allowance for obsolete and slow moving items.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets at December 31, 2009 and 2008 are primarily comprised of prepaid insurance premiums and include other deposits from which the Company expects to benefit within the next year. At December 31, 2009 and 2008, prepaid insurance premiums comprised $2,872,000 and $3,136,000 of prepaid expenses and other current assets, respectively.
Property and Equipment
Property and equipment are stated at cost and are depreciated or amortized primarily using the straight-line method over the estimated useful lives of the assets for financial reporting purposes and the accelerated cost recovery method for income tax reporting purposes. Assets under capital leases and leasehold improvements under operating leases are amortized and depreciated over the lesser of their estimated useful life or the base term of the lease for financial reporting purposes. The estimated useful lives are as follows: buildings and improvements, 25 years; rental equipment, 18 months to 5 years; furniture, fixtures and equipment, 4-7 years; leasehold improvements, 3-5 years; and delivery equipment, 3 years.
Equipment is rented to patients on a month-to-month basis for use in their homes and is depreciated over the equipment’s estimated useful life to the Company. On an annual basis the Company performs physical counts of rental equipment on hand at each branch and reconciles all recorded rental assets to internal billing reports. Any resulting adjustment for unlocated, damaged, or obsolete equipment is charged to rental equipment depreciation expense. Since rental equipment is maintained in the patient’s home, the Company is subject to loss resulting from lost equipment as well as losses for damaged, outdated, or obsolete equipment. Management records a valuation allowance for its estimated lost, damaged, outdated, or obsolete rental equipment based upon analytical data derived from the Company’s automated asset management system.
Maintenance and repairs are charged to expense as incurred, and major betterments and improvements are capitalized. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed and the resulting gain or loss is reflected in the consolidated statements of operations.
Property and equipment obtained through purchase acquisitions are stated at their estimated fair value determined on their respective dates of acquisition.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount in which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
Goodwill
Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other (Statement No. 142, Goodwill and Other Intangible Assets). The Company has selected September 30 as its annual testing date. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.
The liabilities of the Company continue to exceed its assets resulting in a negative carrying value of approximately $37.0 million at December 31, 2009. The equity based fair value of the Company and its one reporting unit is approximately $2.3 million at December 31, 2009. Accordingly, the Company’s fair value exceeds its carrying value as of December 31, 2009 and, by definition, no goodwill impairment is indicated. As long as the Company has a negative carrying value and has a positive fair value (market capitalization), goodwill impairment will not be indicated pursuant to ASC 350, which states “if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.”
The Company is currently working toward a resolution of its debt maturity issue (see Note 2). If the resolution of this issue includes additional equity resulting in a positive carrying value of the Company and the positive carrying value exceeds the fair value of the reporting unit, goodwill of the Company in the amount of $122.1 million at December 31, 2009 may be partially or completely impaired at that time.

Investments in Unconsolidated Joint Ventures
Investments in unconsolidated joint ventures of nine companies are accounted for by the equity method. The Company would recognize an impairment when there is a loss in value in the equity method investment which is determined to be an other than temporary decline.
Other Assets
Other assets include deposits with vendors and lessors which total $8,043,000 and $9,116,000 as of December 31, 2009 and 2008, respectively. The Company also has other assets of $8,352,000 and $8,141,000 at December 31, 2009 and 2008, respectively, relating to life insurance arrangements that were recorded in connection with the prior acquisitions of certain home health care businesses and life insurance arrangements assigned to the Company by former employees. The majority of these assets are recorded at the amount to be received discounted over the remaining life expectancy of the insured. These amounts are reflected in other assets in the accompanying consolidated balance sheets.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and the tax credit carryforwards. Deferred tax assets and liabilities are measured using the expected tax rates that will be in effect when the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The Company’s policy for recording interest and penalties associated with audits is to record such items as an other expense and not as a component of income tax expense.
Stock Based Compensation
Stock-based compensation costs are based on the estimated fair value of the respective options and the proportion vesting in the period. Deductions for stock-based employee compensation are calculated using the Black-Scholes option-pricing model. Allocation of compensation expense is made using historical option terms for option grants made to the Company’s employees and historical Company stock price volatility since the emergence from bankruptcy.
There were 485,000 options granted during the first quarter ended March 31, 2008. The estimated fair value of these options was $0.76 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 97%; expected life of 5 years; and risk-free interest rate of 2.92%. There were 10,000 options granted on June 4, 2008. The estimated fair value of these options was $0.62 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 94%; expected life of 5 years; and risk-free interest rate of 3.26%. There were 30,000 options granted on June 9, 2008. The estimated fair value of these options was $0.67 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 94%; expected life of 5 years; and risk-free interest rate of 3.41%. There were no options granted during the third quarter ended September 30, 2008. There were 40,000 options granted on December 31, 2008. The estimated fair value of these options was $0.09 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 98%; expected life of 5 years; and risk-free interest rate of 1.55%.

There were 415,000 options granted during the first quarter ended March 31, 2009. The estimated fair value of these options was $0.17 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 101%; expected life of 5 years; and risk-free interest rate of 2.06%. There were no options granted during the second or third quarters of 2009. There were 40,000 options granted on December 31, 2009. The estimated fair value of these options was $0.10 per share using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 98%; expected life of 5 years; and risk-free interest rate of 2.69%.

The Company recognized $282,000 and $391,000 of stock-based compensation expense during the years ended December 31, 2009 and 2008, respectively.

Under the 1991 Nonqualified Stock Option Plan (the “1991 Plan”), as amended, 5,500,000 shares of the Company’s common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the 1991 Plan is ten years. Shares subject to options granted under the 1991 Plan which expire, terminate or are canceled without having been exercised in full become available again for future grants.

Segment Disclosures

Public business enterprises or other enterprises that are required to file financial statements with the Securities and Exchange Commission (“SEC”) are required to report information about operating segments in annual financial statements and report selected information about operating segments in interim financial reports. Certain disclosures about products and services, geographic areas, and major customers are also required. The Company manages its business as one operating segment.

Comprehensive Income (Loss)

The Company did not have any components of comprehensive income (loss) other than net income (loss) in all periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of accounts receivable, inventory, goodwill, deferred tax assets and liabilities, and deferred revenue; the carrying amount of property and equipment; and the amount of self insurance accruals for healthcare, vehicle, and workers’ compensation claims. Actual results could differ from those estimates.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 (Statement 157) also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

On January 1, 2009, the Company adopted the provisions of ASC Topic 820 (Statement 157) to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

Management utilizes quoted market prices or pricing information of similar instruments to estimate the fair value of financial instruments. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value because of the short-term nature of these items.

At December 31, 2009 and 2008, it was not practicable to estimate the fair value of the Company’s Secured Debt because of the August 1, 2009 maturity date and no market existed for comparable debt instruments and because of the Company’s inability to estimate the fair value without incurring excessive costs.

Fair Value Option

Effective January 1, 2008, the Company adopted the Fair Value Option provisions of the Subsections of ASC Subtopic 825-10, Financial Instruments – Overall, included in FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. ASC Subtopic 825-10 (Statement 159) gives the Company the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings. Adoption of ASC Subtopic 825-10 did not impact the Company’s financial position and results of operations.

Reclassifications

Certain reclassifications of prior year amounts related to presentation of net income attributable to noncontrolling interests have been made to conform to the current year presentation. The reclassifications did not affect net income attributable to the Company for any prior period.

Recently Issued Accounting Standards

The FASB issued Accounting Standards Update (“ASU”) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets (FASB Statement No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140) in December 2009. ASU 2009-16 removes the concept of a qualifying special-purpose entity (“QSPE”) from Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing, and the exception from applying ASC 810-10 to ASPEs, thereby requiring transferors of financial assets to evaluate whether to consolidate transferees that previously were considered QSPEs. Transferor-imposed constraints on transferees whose sole purpose is to engage in securitization or asset-backed financing activities are evaluated in the same manner under the provisions of the ASU as transferor-imposed constraints on QSPEs were evaluated under the provisions of Topic 860 prior to the effective date of the ASU when determining whether a transfer of financial assets qualifies for sale accounting. The ASU also clarifies the Topic 860 sale-accounting criteria pertaining to legal isolation and effective control and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. The ASU is effective for periods beginning after December 15, 2009, and may not be early adopted. The Company expects that the adoption of ASU 2009-16 will not have a material impact on its consolidated financial statements.
The FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)) in December 2009. ASU 2009-17, which amends the Variable Interest Entity (“VIE”) Subsections of ASC Subtopic 810-10, Consolidation – Overall, revises the test for determining the primary beneficiary of a VIE from a primarily quantitative risks and rewards calculation based on the VIE’s expected losses and expected residual returns to a primarily qualitative analysis based on identifying the party or related-party group (if any) with (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. The ASU requires kick-out rights and participating rights to be ignored in evaluating whether a variable interest holder meets the power criterion unless those rights are unilaterally exercisable by a single party or related party group. The ASU also revises the criteria for determining whether fees paid by an entity to a decision maker or another service provider are a variable interest in the entity and revises the Topic 810 scope characteristic that identifies an entity as a VIE if the equity-at-risk investors as a group do not have the right to control the entity through their equity interests to address the impact of kick-out rights and participating rights on the analysis. Finally, the ASU adds a new requirement to reconsider whether an entity is a VIE if the holders of the equity investment at risk as a group lose the power, through the rights of those interests, to direct the activities that most significantly impact the VIE’s economic performance, and requires a company to reassess on an ongoing basis whether it is deemed to be the primary beneficiary of a VIE. ASU 2009-17 is effective for periods beginning after December 15, 2009 and may not be early adopted. Adoption of ASU 2009-17 will result in the Company consolidating its 50%-owned joint ventures beginning January 1, 2010.
In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 amends ASC 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (“VSOE”) or third party evidence of selling price (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE and TPE for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method’ of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. Additionally, the new guidance will require entities to disclose more information about their multiple-element revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company expects that the adoption of ASU 2009-13 will not have a material impact on its consolidated financial statements.
4.	DISCONTINUED OPERATIONS

Effective April 1, 2007, the Company sold the assets of its home nursing business located in Tallahassee, Florida to Amedisys Home Health, Inc. of Florida. The sales price was $3.1 million, of which $2.8 million was received in cash at closing, with the remainder to be received according to the terms of a promissory note. The Company recorded a gain in the second quarter of 2007 of $3.0 million associated with this sale. The cash and note proceeds from this transaction were utilized to pay down long-term debt.

Since the Company exited its home nursing line of business, the Company has presented the nursing business as discontinued operations in 2008 and 2007, with comparable presentation for prior years.
5.	CHANGE OF CONTROL

On April 13, 2007, Highland Capital Management, L.P. filed a Schedule 13D/A with the Securities and Exchange Commission reporting beneficial ownership of 8,437,164 shares of Company common stock, which represented approximately 48% of the outstanding shares of the Company as of that date. Under the terms of the employment agreement between the Company and Joseph F. Furlong, III, the Company’s chief executive officer, the acquisition by any person of more than 35% of the Company’s shares constitutes a change of control. Under Mr. Furlong’s employment agreement, this event gave Mr. Furlong the right to receive a lump sum payment in the event he or the Company terminated his employment within one year after the change of control. The Company accrued a liability for this potential payment in the second quarter of 2007 since the ultimate requirement to make this payment was outside of the Company’s control. As such, the Company recorded an expense of $6.6 million in the second quarter of 2007, which was shown as “change of control expense” in the consolidated statements of operations, and a liability in the amount of $6.9 million, which was reflected in other accrued expenses on the consolidated balance sheets. These items were comprised of 300% of Mr. Furlong’s current year salary and maximum bonus, immediate vesting of all unvested options, the buyout of outstanding options, reimbursement of certain personal tax obligations associated with the lump sum payment, as well as payment of certain insurance for up to 3 years after termination and office administrative expenses for up to one year after termination.

The Company also established an irrevocable trust in the second quarter of 2007 to pay the various components of the change of control obligation. During the remainder of 2007, the Company reduced the change of control expense and related liability by $1.0 million due to revaluation of the fair value of Mr. Furlong’s outstanding stock options as of December 31, 2007. This decrease in expense is the result of a decline in the market value of the Company’s common stock at December 31, 2007.

On December 21, 2007, Mr. Furlong’s employment agreement was amended. Per the terms of the amendment, Mr. Furlong received a $3.3 million lump sum payment on January 4, 2008 to induce him to continue his employment with the Company. This payment was made from the irrevocable trust and reduced the Company’s change of control liability. The payment was in lieu of certain amounts Mr. Furlong would otherwise be entitled to under the amended employment agreement if his employment with the Company had terminated. On May 1, 2008, as required for federal and state payroll tax purposes, the Company withheld for remittance to tax authorities approximately $1.5 million. This was the amount due to be reimbursed by the Company to Mr. Furlong for the tax liabilities he incurred in connection with the compensation he received following the change of control as stipulated in his amended employment agreement. The tax liabilities were related to federal excise taxes due on the lump sum payment pursuant to IRS Section 280G. This payment was primarily made from the irrevocable trust. The amended employment agreement also stipulated that all of Mr. Furlong’s stock options were deemed vested and exercisable as of January 2, 2008, and capped the potential buyout of outstanding options at $1.4 million. The $1.4 million is maintained in the irrevocable trust until these options expire or until 90 days after Mr. Furlong’s termination, whichever occurs first. In addition, the amendment stipulated the Company will pay for office administrative expenses for up to 6 months after termination instead of up to one year as originally agreed. The amendment also stipulated that certain insurance will be continued after termination only until January 1, 2011.

On November 26, 2008, the Company executed a new employment agreement with Mr. Furlong (the “New Employment Agreement”), which replaced the prior employment agreement between Mr. Furlong and the Company. The provisions of the New Employment Agreement are retroactive to November 1, 2008. The New Employment Agreement memorializes the terms of the prior employment agreement (as amended) without change with the addition of the termination provision described below and certain clarifying changes to the related definitions.

Under the New Employment Agreement, if Mr. Furlong’s employment terminates due to a “without cause” termination or constructive discharge (as defined in the New Employment Agreement), then Mr. Furlong will receive: (i) an amount equal to the sum of 100% of his base salary plus 100% of his target annual incentive award for the year of termination; and (ii) his pro rata target annual incentive award for the year of termination.

During the year ended December 31, 2009 the Company reduced its change of control expense by $12,000, as a result of the reduction of the liability associated with the Company’s obligation to pay certain insurance for Mr. Furlong until January 1, 2011. At December 31, 2009 and December 31, 2008 the irrevocable trust had a balance of $1.4 million and was reflected in prepaid expenses and other current assets on the consolidated balance sheets.
6.	FAIR VALUE MEASUREMENTS AND FAIR VALUE OPTION

The Company adopted ASC Topic 820 (Statement 157) on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, the Company adopted the provisions of ASC Topic 820 (Statement 157) for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. ASC Topic 820 (Statement 157) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.
The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following is a description of the valuation methodology used for financial assets measured at fair value, including the general classification of such assets pursuant to the valuation hierarchy.

Money Market Accounts – The Company currently has cash, overnight purchase agreements, and an irrevocable trust that are primarily invested in money market funds. These items are classified as Level 1 because fair value is determined by quoted market prices in an active market.

At December 31, 2009 and 2008, it was not practicable to estimate the fair value of the Company’s Secured Debt because of the August 1, 2009 maturity date and no market existed for comparable debt instruments and because of the Company’s inability to estimate the fair value without incurring excessive costs.
7.	INVESTMENT IN JOINT VENTURES

The Company owns 50% of nine home health care businesses, and 70% of two home health care businesses as of December 31, 2009 and 2008 (the “Joint Ventures”). The remaining ownership percentage of each joint venture is owned by local hospitals or other investors within the same community. Under management agreements, the Company is responsible for the management of these businesses and receives fixed monthly management fees or monthly management fees based upon a percentage of net revenues, net income or cash collections. The operations of the two 70% owned joint ventures are consolidated with the operations of the Company. The operations of the nine 50% owned joint ventures are not consolidated with the operations of the Company and are accounted for by the Company under the equity method of accounting.

The Company provides accounting and receivable billing services to the joint ventures. The joint ventures are charged for their share of such costs based on contract terms. The Company’s earnings from unconsolidated joint ventures include equity in earnings of 50% owned joint ventures, management fees and fees for accounting and receivable billing services. Management fees and fees for accounting and receivable billing services were approximately $1,848,000, $1,897,000, and $1,902,000 for 2009, 2008, and 2007, respectively. The Company’s investment in unconsolidated joint ventures includes payables to joint ventures totaling $3,046,000 as of December 31, 2009 and receivables from joint ventures totaling $582,000 as of December 31, 2008. Minority interest represents the outside partners’ 30% ownership interests in the consolidated joint ventures, and totals $432,000 and $462,000 as of December 31, 2009 and 2008, respectively.

Summarized financial information of the nine 50% owned joint ventures at December 31, 2009 and 2008 and for each of the years in the three year period ending December 31, 2009 is as follows:

	2009	2008	2007
Cash	$1,669,000	$5,343,000
Accounts receivable, net	3,594,000	4,947,000
Property and equipment, net	3,534,000	3,683,000
Other assets	6,028,000	3,233,000

Total assets	$14,825,000	$17,206,000

Accounts payable and accrued expenses	$893,000	$1,283,000
Partners’ capital	13,932,000	15,923,000

Total liabilities and partners’ capital	$14,825,000	$17,206,000

Net sales and rental revenues	$33,507,000	$35,511,000	$35,969,000
Cost of sales and rentals, including rental depreciation	10,106,000	9,632,000	9,409,000
Operating and management fees	16,303,000	16,938,000	18,683,000
Depreciation, excluding rental equipment, amortization and interest expense	122,000	143,000	169,000

Total expenses	26,531,000	26,713,000	28,261,000

Pre-tax income	$6,976,000	$8,798,000	$7,708,000

8.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consist of the following components:

	December 31,
	2009	2008
Patient receivables:
Medicare and related copay portions	$10,630,000	$16,764,000
All other, principally commercial insurance companies, and related copay portions	18,617,000	27,389,000

	29,247,000	44,153,000

Other receivables, principally due from vendors and former owners of acquired businesses	520,000	777,000

Total accounts receivable	29,767,000	44,930,000

Less: Allowance for doubtful accounts	3,396,000	5,869,000

Accounts receivable, net	$26,371,000	$39,061,000

Of the patient receivables, $4.6 million and $6.5 million are unbilled as of December 31, 2009 and 2008, respectively.

9.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, consists of the following:

	December 31,
	2009	2008
Land	51,000	51,000
Buildings and improvements	5,162,000	4,909,000
Rental equipment	81,327,000	90,658,000
Furniture, fixtures and equipment	39,862,000	38,793,000
Delivery equipment	148,000	192,000

	$126,550,000	$134,603,000

Depreciation expense was $25.3 million, $29.7 million, and $34.0 million for the years ended December 31, 2009, 2008, and 2007, respectively.

Property and equipment under capital leases are included under the various equipment categories. As of December 31, 2009 and 2008, gross property held under capital leases totals $8,630,000 and $4,324,000, respectively, and related accumulated amortization was $3,795,000 and $2,741,000, respectively.

Rental equipment is net of valuation allowances of $895,000 and $890,000 at December 31, 2009 and 2008, respectively.

As of December 31, 2009 and 2008, respectively, accumulated depreciation includes $57,528,000 and $64,889,000 of accumulated depreciation related to rental equipment.

Additions to property and equipment consist primarily of medical equipment rented to patients, computer equipment, office equipment, leasehold improvements, and furniture and fixtures. Additions to property and equipment, net, were $16.9 million, $21.1 million, and $18.0 million for the years ended December 31, 2009, 2008, and 2007, respectively. In addition to these cash outlays, the Company also acquired equipment by entering into capital leases of $6.4 million, $1.2 million, and $5.4 million for the years ended December 31, 2009, 2008, and 2007, respectively.
10.	GOODWILL

The changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2009 and 2008	$122,093,000

11.	DEBT AND CAPITAL LEASES

At December 31, 2009 and 2008 debt and capital lease obligations consist of the following:

	December 31,
	2009	2008
Debt which is secured by substantially all assets of the Company and was due August 1, 2009. As a result of the Approved Plan, the secured debt bears interest at 6.785%, payable monthly	$226,358,000	$233,569,000

Capital lease obligations, monthly payments until 2011	2,765,000	741,000

Total debt and capital leases	229,123,000	234,310,000
Less: current portion	(229,120,000)	(234,259,000)

Debt and capital leases, less current portion	$3,000	$51,000

The Approved Plan provides that principal is payable annually on the secured debt on March 31 of each year in the amount of the Company’s Excess Cash Flow (defined in the Approved Plan as cash in excess of $7.0 million at the end of the Company’s fiscal year) for the previous fiscal year, with an estimated prepayment due on each previous September 30 in an amount equal to one-half of the anticipated March payment. The Company’s remaining Excess Cash Flow payment due after computing the actual 2007 Excess Cash Flow was $4.0 million, which was paid on March 31, 2008. On September 30, 2008, the Company made a payment of $5.0 million, which was one-half of the estimated 2008 Excess Cash Flow. The Company made a principal payment of $6.5 million on March 31, 2009 which represented the remaining Excess Cash Flow payment due on that date based on actual Excess Cash Flow as of December 31, 2008. Since the maturity date, the Company continues to pay interest on a monthly basis consistent with the original terms of the Secured Debt.

A series of forbearance agreements have been entered into by and among the Company, the Agent for the Company’s lenders, and certain Forbearance Holders. The parties to the forbearance agreements have agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the Secured Debt on the maturity date. The current forbearance agreement was effective February 12, 2010 and expires March 16, 2010.

The Company has certain debt covenants that restrict the transfer or sale of collateral other than in the ordinary course of business without written consent, or allowing other non-permitted liens on the collateral.

Capital Leases

The Company leases certain equipment under capital leases. Future minimum rental payments required on capital leases beginning January 1, 2010 are as follows:

2010	$2,763,000
2011	3,000

2,766,000
Less amounts representing interest ranging from 1.9% to 4.3%	(1,000)

$2,765,000

12.	COMMITMENTS AND CONTINGENCIES
   Operating Lease Commitments
   The Company has noncancelable operating leases on certain land, vehicles, buildings and equipment. Some of the leases contain renewal options and require the Company to pay all executory costs such as maintenance. The Company accounts for operating leases on a straight-line basis over the base term of the leases, with the difference between actual lease payments and straight-line expenses over the lease term included in deferred rent. The minimum future rental commitments on noncancelable operating leases (with initial or remaining lease terms in excess of one year), net of sublease proceeds, for the next five years and thereafter beginning January 1, 2009 are as follows:

	Minimum Lease	Sublease	Net Lease
	Payments	Proceeds	Commitments
2010	$6,529,000	$(104,000)	$6,425,000
2011	3,755,000	(65,000)	3,690,000
2012	1,517,000	—	1,517,000
2013	314,000	—	314,000
2014	—	—	—

	$12,115,000	$(169,000)	$11,946,000

   Rent expense for all operating leases was approximately $10,427,000, $12,110,000, and $13,591,000 in 2009, 2008, and 2007, respectively.
   Litigation
   The Company is subject to certain known or possible litigation incidental to the Company’s business, which, in management’s opinion, will not have a material adverse effect on the Company’s results of operations or financial condition.
   The Company maintains insurance for general liability, director and officer liability and property. Certain policies are subject to deductibles. In addition to the insurance coverage provided, the Company indemnifies certain officers and directors for actions taken on behalf of the Company.

Employment and Consulting Agreements

The Company has employment agreements with certain members of management which provide for the payment to these members of amounts from one-half to two times their annual compensation (including bonus and certain benefits in some instances) in the event of a termination without cause, a constructive discharge (as defined in the employment agreements) or upon a change in control of the Company (as defined in the employment agreements). The terms of such agreements automatically renew for one year unless notice is given pursuant to the terms thereof. The maximum contingent liability under these agreements at December 31, 2009 is approximately $4,838,000.

Self-Insurance

Self-insurance accruals primarily represent the accrual for self-insurance or large deductible risks associated with workers’ compensation insurance, vehicle liability, commercial general and professional liability insurance. The Company is insured for workers’ compensation and vehicle liability but retains the first $250,000 of risk exposure for each claim. The Company did not maintain annual aggregate stop loss coverage for the years 2009, 2008 and 2007, as such coverage was not economically available. The Company’s liability includes known claims and an estimate of claims incurred but not yet reported. The estimated liability for workers’ compensation claims totaled approximately $2,978,000 and $3,113,000 as of December 31, 2009 and 2008, respectively. The estimated liability for vehicle claims totaled approximately $1,048,000 and $1,153,000 as of December 31, 2009 and 2008, respectively. The estimated total liability for commercial general and professional liability claims was $396,000 and $493,000 as of December 31, 2009 and 2008, respectively. The Company utilizes analyses prepared by a third-party administrator based on historical claims information to determine the required accrual and related expense associated with workers’ compensation, vehicle liability, commercial general and professional liability insurance. The Company records claims expense by plan year based on the lesser of the aggregate stop loss (if applicable) or the developed losses as calculated by the third-party administrator.

The Company is also self-insured for health insurance for substantially all employees for the first $150,000 on a per person, per year basis. In addition, an aggregating specific deductible must be satisfied in the amount of $140,000 before stop loss insurance would apply. The Company has also maintained an annual aggregate stop loss coverage of $10.1 million for 2009. The health insurance policies are limited to maximum lifetime reimbursements of $2,000,000 per person for 2009, 2008 and 2007. The estimated liability for health insurance claims totaled $839,000 and $775,000 as of December 31, 2009 and 2008, respectively. The Company reviews health insurance trends and payment history and maintains an accrual for incurred but unpaid reported claims and for incurred but not yet reported claims based upon its assessment of lag time in reporting and paying claims.

Management continually analyzes its accruals for incurred but not reported claims and for reported but unpaid claims related to its self-insurance programs and believes these accruals to be adequate. However, significant judgment is involved in assessing these accruals, and the Company is at risk for differences between actual settlement amounts and recorded accruals, and any resulting adjustments are included in expense once a probable amount is known.

The Company is required to maintain cash collateral accounts with the insurance companies related to its self-insurance obligations. As of December 31, 2009 and 2008, the Company maintained cash collateral balances of $6.7 million, which is included in other assets.

Letters of Credit

At December 31, 2009, the Company had one letter of credit for $250,000 which expires in January 2011. The letter of credit secures the Company’s obligations with respect to its professional liability insurance. The letter of credit is secured by a certificate of deposit, which is included in restricted cash.

401K Retirement Savings Plan

The Company maintains a 401k Retirement Savings Plan (the “401k”), administered by Massachusetts Mutual Life Insurance Company, to provide a tax deferred retirement savings plan to its employees. To qualify, employees must be at least 21 years of age, with twelve months of continuous employment and must work at least twenty hours per week. Employees may contribute up to 100% of their compensation, not exceeding a limit set annually by the Internal Revenue Service. The Company matches 25% of the first 3% of employee contributions. The Company match was suspended July 1, 2009. For the years ended December 31, 2009, 2008, and 2007, expense of $159,000, $281,000, and $282,000, respectively, associated with the Company’s matching is included in the consolidated statements of operations.

Government Regulation

The Company, as a participant in the health care industry, is subject to extensive federal, state and local regulation. In addition to the Federal False Claims Act (“False Claims Act”) and other federal and state anti-kickback and self-referral laws applicable to all of the Company’s operations (discussed more fully below), the operations of the Company’s home health care centers are subject to federal laws covering the repackaging and dispensing of drugs (including oxygen) and regulating interstate motor-carrier transportation. Such centers also are subject to state laws (most notably licensing and controlled substances registration) governing pharmacies, nursing services and certain types of home health agency activities.

The Federal False Claims Act imposes civil liability on individuals or entities that submit false or fraudulent claims to the government for payment. False Claims Act penalties for violations can include sanctions, including civil monetary penalties.

As a provider of services under the federal reimbursement programs such as Medicare, Medicaid and TRICARE, the Company is subject to the federal statute known as the anti-kickback statute, also known as the “fraud and abuse law.” This law prohibits any bribe, kickback, rebate or remuneration of any kind in return for, or as an inducement for, the referral of patients for government-reimbursed health care services.

The Company is also subject to the federal physician self-referral prohibition, known as the “Stark Law,” which, with certain exceptions, prohibits physicians from referring patients to entities with which they have a financial relationship. Many states in which the Company operates have adopted similar fraud and abuse and self-referral laws, as well as laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers, under the theory that such arrangements are designed to induce or to encourage the referral of patients to a particular provider. In many states, these laws apply to services reimbursed by all payor sources.

In 1996, the Health Insurance Portability and Accountability Act (“HIPAA”) introduced a new category of federal criminal health care fraud offenses. If a violation of a federal criminal law relates to a health care benefit, then an individual is guilty of committing a Federal Health Care Offense. The specific offenses are: health care fraud, theft or embezzlement, false statements, obstruction of an investigation, and money laundering. These crimes can apply to claims submitted not only to government reimbursement programs such as Medicare, Medicaid and TRICARE, but to any third-party payor, and carry penalties including fines and imprisonment.

HIPPA mandated an extensive set of regulations to protect the privacy of individually identifiable health information.

The Company must follow strict requirements with paperwork and billing. As required by law, it is Company policy that certain service charges (as defined by Medicare) falling under Medicare Part B are confirmed with a Certificate for Medical Necessity (“CMN”) signed by a physician. In January 1999, the Office of Inspector General of the Department of Health and Human Services (“OIG”) published a draft Model Compliance Plan for the Durable Medical Equipment, Prosthetics, Orthotics and Supply Industry. The OIG has stressed the importance for all health care providers to have an effective compliance plan. The Company has created and implemented a compliance program, which it believes meets the elements of the OIG’s Model Plan for the industry. As part of its compliance program, the Company performs internal audits of the adequacy of billing documentation. The Company’s policy is to voluntarily refund to the government any reimbursements previously received for claims with insufficient documentation that are identified in this process and that cannot be corrected. The Company periodically reviews and updates its policies and procedures in an effort to comply with applicable laws and regulations; however, certain proceedings have been and may in the future be commenced against the Company alleging violations of applicable laws governing the operation of the Company’s business and its billing practices.

The Company is also subject to state laws governing Medicaid, professional training, licensure, financial relationships with physicians and the dispensing and storage of pharmaceuticals. The facilities operated by the Company must comply with all applicable laws, regulations and licensing standards. Many of the Company’s employees must maintain licenses to provide some of the services offered by the Company. Additionally, certain of the Company’s employees are subject to state laws and regulations governing the professional practice of respiratory therapy, pharmacy and nursing.

Information about individuals and other health care providers who have been sanctioned or excluded from participation in government reimbursement programs is readily available on the Internet, and all health care providers, including the Company, are held responsible for carefully screening entities and individuals they employ or do business with, to avoid contracting with an excluded provider. The entity cannot bill government programs for services or supplies provided by an excluded provider, and the federal government may also impose sanctions, including financial penalties, on companies that contract with excluded providers.

Health care law is an area of extensive and dynamic regulatory oversight. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on permissible activities, the relative costs associated with doing business, and the amount and availability of reimbursement from government and other third-party payors. There can be no assurance that federal, state, or local governments will not impose additional standards or change existing standards or interpretations.

In recent years, various state and federal regulatory agencies have stepped up investigative and enforcement activities with respect to the health care industry, and many health care providers, including the Company and other durable medical equipment suppliers, have received subpoenas and other requests for information in connection with their business operations and practices. From time to time, the Company also receives notices and subpoenas from various government agencies concerning plans to audit the Company, or requesting information regarding certain aspects of the Company’s business. The Company cooperates with the various agencies in responding to such subpoenas and requests. The Company expects to incur additional legal expenses in the future in connection with existing and future investigations.

The government has broad authority and discretion in enforcing applicable laws and regulations; therefore, the scope and outcome of any such investigations, inquiries, or legal actions cannot be predicted. There can be no assurance that federal, state or local governments will not impose additional regulations upon the Company’s activities nor that the Company’s past activities will not be found to have violated some of the governing laws and regulations. Any such regulatory changes or findings of violations of laws could adversely affect the Company’s business and financial position, and could even result in the exclusion of the Company from participating in Medicare, Medicaid, and other contracts for goods or services reimbursed by the government.
13.	SHAREHOLDERS’ EQUITY AND STOCK PLANS
Nonqualified Stock Option Plans

Under the 1991 Nonqualified Stock Option Plan (the “1991 Plan”), as amended, 5,500,000 shares of the Company’s common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the 1991 Plan is ten years. Shares subject to options granted under the 1991 Plan which expire, terminate or are canceled without having been exercised in full become available again for future grants.

An analysis of stock options outstanding under the 1991 Plan is as follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding at December 31, 2006	2,221,250	$3.45
Granted	525,000	1.63
Exercised	—	—
Canceled	(207,100)	9.14

Outstanding at December 31, 2007	2,539,150	2.61
Granted	525,000	1.02
Exercised	—	—
Canceled	(533,150)	5.45

Outstanding at December 31, 2008	2,531,000	1.68
Granted	415,000	0.22
Exercised	—	—
Canceled	(210,000)	0.54

Outstanding at December 31, 2009	2,736,000	$1.55

There were no stock options exercised in 2009 or 2008. At December 31, 2009, there was $0.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average of 1.2 years.

		Weighted
		Average
		Grant-date
Nonvested Options	Options	Fair Value
Balance at December 31, 2007	481,250	$1.82
Granted	525,000	0.75
Vested	(217,084)	2.04
Forfeited	(31,000)	1.71

Balance at December 31, 2008	758,166	1.02
Granted	415,000	0.17
Vested	(328,249)	1.26
Forfeited	(10,000)	0.17

Balance at December 31, 2009	834,917	$0.52

Options granted under the 1991 Plan as of December 31, 2009 have the following characteristics:

							Weighted
							Average
							Exercise
				Weighted			Price of	Weighted
				Average		Options	Options	Average
			Weighted	Remaining		Exercisable	Exercisable	Remaining
			Average	Contractual	Aggregate	at	at	Contractual	Aggregate
Year of	Options	Exercise	Exercise	Life in	Intrinsic	Dec. 31,	Dec. 31,	Life in	Intrinsic
Grant	Outstanding	Prices	Price	Years	Value	2009	2009	Years	Value
2000	220,000	$0.17 to $0.30	$0.18	0.85	—	220,000	$0.18	0.85	—
2004	450,000	$1.31 to $1.80	$1.64	4.39	—	450,000	$1.64	4.39	—
2005	170,000	$2.21 to $3.55	$2.97	5.10	—	170,000	$2.97	5.10	—
2006	470,000	$0.61 to $3.30	$3.24	6.14	—	467,500	$3.26	6.14	—
2007	496,000	$1.25 to $2.40	$1.63	7.24	—	418,583	$1.63	7.23	—
2008	525,000	$0.85 to $1.03	$1.02	8.18	—	175,000	$1.02	8.18	—
2009	405,000	$ 0.22	$0.22	9.16		—	$—	9.16	—

	2,736,000				$—	1,901,083			$—

Options granted during 2000 and 2001 have a three year vesting period and expire in ten years. No options were granted during 2002 or 2003. Options granted during 2004 have a two or three year vesting period and expire in ten years. Options granted during 2005 have a three year vesting period and expire in ten years. Options granted during 2006 have a four year vesting period and expire in ten years. Options granted in 2007 have a three year vesting period and expire in ten years. Options granted in 2008 and 2009 have a three year vesting period and expire in ten years. As of December 31, 2009, shares available for future grants of options under the 1991 Plan total 310,109.

Options granted under the 1991 Plan as of December 31, 2008 have the following characteristics:

							Weighted
							Average
							Exercise
				Weighted			Price of	Weighted
				Average		Options	Options	Average
			Weighted	Remaining		Exercisable	Exercisable	Remaining
			Average	Contractual	Aggregate	at	at	Contractual	Aggregate
Year of	Options	Exercise	Exercise	Life in	Intrinsic	Dec. 31,	Dec. 31,	Life in	Intrinsic
Grant	Outstanding	Prices	Price	Years	Value	2008	2008	Years	Value
1999	200,000	$0.56	$0.56	0.86	—	200,000	$0.56	0.86	—
2000	220,000	$0.17 to $0.30	$0.18	1.85	—	220,000	$0.18	1.85	—
2004	450,000	$1.31 to $1.80	$1.64	5.39	—	450,000	$1.64	5.39	—
2005	170,000	$2.21 to $3.55	$2.97	6.10	—	170,000	$2.97	6.10	—
2006	470,000	$0.61 to $3.30	$3.24	7.14	—	391,667	$3.27	7.14	—
2007	496,000	$1.25 to $2.40	$1.63	8.24	—	341,167	$1.62	8.22	—
2008	525,000	$0.85 to $1.03	$1.02	9.18	—	—	$—	—	—

	2,531,000				$—	1,772,834			$—

Options granted during 1999 vested upon grant or have a three year vesting period and expire in ten years. Options granted during 2000 and 2001 have a three year vesting period and expire in ten years. No options were granted during 2002 or 2003. Options granted during 2004 have a two or three year vesting period and expire in ten years. Options granted during 2005 have a three year vesting period and expire in ten years. Options granted during 2006 have a four year vesting period and expire in ten years. Options granted in 2007 have a three year vesting period and expire in ten years. Options granted in 2008 have a three year vesting period and expire in ten years. As of December 31, 2008, shares available for future grants of options under the 1991 Plan total 515,109.

Under the 1995 Nonqualified Stock Option Plan for Directors (the “1995 Plan”), as amended as of February 10, 2000, 600,000 shares of the Company’s common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the 1995 Plan is ten years. Shares subject to options granted under the 1995 Plan which expire, terminate or are canceled without having been exercised in full become available for future grants.

An analysis of stock options outstanding under the 1995 Plan is as follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding at December 31, 2006	468,000	$1.62
Granted	40,000	1.12
Exercised	—	—
Canceled	(6,000)	21.06

Outstanding at December 31, 2007	502,000	1.35
Granted	40,000	0.12
Exercised	—	—
Canceled	(6,000)	1.69

Outstanding at December 31, 2008	536,000	1.25
Granted	40,000	0.14
Exercised	—	—
Canceled	(6,000)	0.53

Outstanding at December 31, 2009	570,000	$1.18

Options granted under the 1995 Plan as of December 31, 2009 have the following characteristics:

				Weighted		Weighted
				Average		Average
			Weighted	Remaining		Exercise
			Average	Contractual		Price of	Aggregate
Year of	Options	Exercise	Exercise	Life in	Options	Options	Intrinsic
Grant	Outstanding	Prices	Price	Years	Exercisable	Exercisable	Value
2000	140,000	$0.20 to $0.30	$0.26	0.61	140,000	$0.26	—
2001	15,000	$0.75	$0.75	2.00	15,000	$0.75	—
2002	15,000	$0.15	$0.15	3.00	15,000	$0.15	—
2003	80,000	$1.29	$1.29	4.00	80,000	$1.29	—
2004	100,000	$1.18 to $3.46	$2.32	4.71	100,000	$2.32	—
2005	50,000	$3.27	$3.27	6.00	50,000	$3.27	—
2006	50,000	$1.40	$1.40	7.01	50,000	$1.40	—
2007	40,000	$1.12	$1.12	8.01	40,000	$1.12	—
2008	40,000	$0.12	$0.12	9.01	40,000	$0.12	400
2009	40,000	$0.14	$0.14	10.00	40,000	$0.14	—

	570,000				570,000		$400

Options granted under the 1995 Plan as of December 31, 2008 have the following characteristics:

				Weighted		Weighted
				Average		Average
			Weighted	Remaining		Exercise
			Average	Contractual		Price of	Aggregate
Year of	Options	Exercise	Exercise	Life in	Options	Options	Intrinsic
Grant	Outstanding	Prices	Price	Years	Exercisable	Exercisable	Value
1999	6,000	$0.53	$0.53	1.00	6,000	$0.53	—
2000	140,000	$0.20 to $0.30	$0.26	1.61	140,000	$0.26	—
2001	15,000	$0.75	$0.75	3.00	15,000	$0.75	—
2002	15,000	$0.15	$0.15	4.00	15,000	$0.15	—
2003	80,000	$1.29	$1.29	5.00	80,000	$1.29	—
2004	100,000	$1.18 to $3.46	$2.32	5.71	100,000	$2.32	—
2005	50,000	$3.27	$3.27	7.00	50,000	$3.27	—
2006	50,000	$1.40	$1.40	8.00	50,000	$1.40	—
2007	40,000	$1.12	$1.12	9.00	40,000	$1.12	—
2008	40,000	$0.12	$0.12	10.00	40,000	$0.12	800

	536,000				536,000		$800

The Directors’ options are fully vested upon issuance and expire ten years from date of issuance.

Preferred Stock

The Company’s certificate of incorporation was amended in 1996 to authorize the issuance of up to 5,000,000 shares of preferred stock. The Company’s Board of Directors is authorized to establish the terms and rights of each such series, including the voting powers, designations, preferences, and other special rights, qualifications, limitations or restrictions thereof. As of December 31, 2009, no preferred shares have been issued.

Income Per Common Share

Income per share is measured at two levels: basic income per share and diluted income per share. Basic income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted income per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to stock options. In computing diluted income per share, the outstanding stock options are considered dilutive using the treasury stock method.

For the years ended December 31, 2009, 2008 and 2007, approximately 2,708,000, 2,737,000, and 1,310,000 shares, respectively, attributable to the exercise of outstanding options were excluded from the calculation of diluted earnings per share because their effect was antidilutive.
14.	INCOME TAXES
The provision (benefit) for income taxes is comprised of the following components:

	For the Years Ended December 31,
	2009	2008	2007
Current
Federal	$—	$—	$—
State	325,000	687,000	623,000

	325,000	687,000	623,000

Deferred
Federal	3,760,000	3,919,000	3,116,000
State	430,000	448,000	358,000

	4,190,000	4,367,000	3,474,000

Provision for income taxes	$4,515,000	$5,054,000	$4,097,000

The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to income from operations before income taxes is attributable to the following:

	For the Years Ended December 31,
	2009	2008	2007
(Benefit) provision for federal income taxes at statutory rate	$(2,989,000)	$2,032,000	$(499,000)
State income taxes, net of federal tax benefit	630,000	883,000	405,000
Valuation allowance	6,262,000	1,791,000	1,637,000
Other non-deductible expenses	612,000	348,000	2,554,000

Provision for income taxes	$4,515,000	$5,054,000	$4,097,000

The net deferred tax assets and liabilities are as follows:

	December 31,
	2009	2008
Current deferred tax assets:
Allowance for doubtful accounts	$1,306,000	$2,245,000
Accrued liabilities and other	3,340,000	3,383,000

	4,646,000	5,628,000
Less valuation allowance	(4,646,000)	(5,628,000)

Net current deferred tax assets	$—	$—

Noncurrent deferred tax assets (liabilities):
Tax amortization in excess of financial reporting amortization	$(12,031,000)	$(7,841,000)
Financial reporting amortization in excess of tax amortization	167,000	171,000
Net operating loss carryforwards	73,242,000	65,319,000
Noncurrent asset valuation reserves	348,000	346,000
Financial reporting depreciation in excess of tax depreciation	5,474,000	5,589,000
Other	1,071,000	1,633,000

	68,271,000	65,217,000
Less valuation allowance	(80,302,000)	(73,058,000)

Net noncurrent deferred tax liabilities	$(12,031,000)	$(7,841,000)

For the year ended December 31, 2002, amortization of the Company’s indefinite-life intangible assets, consisting of goodwill, ceased for financial statement purposes. As of December 31, 2006, the Company’s deferred tax asset relating to indefinite-life intangibles was $1.2 million, which was fully reserved by a valuation allowance. As a result of additional tax amortization during 2007, 2008, and 2009, this deferred tax asset relating to indefinite-life intangibles became a deferred tax liability of $7.8 million as of December 31, 2008 and $12.0 million as of December 31, 2009. The Company cannot determine when the reversal of the deferred tax liability relating to its indefinite-life intangible assets will occur, or whether such reversal would occur within the Company’s net operating loss carry-forward period. For the years ended December 31, 2009 and 2008, the Company recognized a non-cash charge totaling $4.2 million and $4.4 million, respectively, to income tax expense to increase the valuation allowance against the Company’s deferred tax assets, primarily consisting of net operating loss carry-forwards.

State income taxes were $0.3 million, $0.7 million, and $0.6 million for the years ended December 31, 2009, 2008, and 2007, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income of approximately $162,972,000 prior to the expiration of the federal net operating loss carryforwards beginning in 2019. Taxable loss for the year ended December 31, 2009 is estimated to be $16,831,000 and the actual taxable loss for the year ended December 31, 2008 was $8,163,000. Based upon the historical taxable losses, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences; thus, the Company recorded a valuation allowance to fully reserve all net deferred tax assets as of December 31, 2009 and 2008. The increase in the valuation allowance in 2009 and 2008 was $6,262,000 and $1,793,000, respectively.

The Company adopted the provisions of FIN 48, included in ASC Subtopic 740-10, on January 1, 2007 and has analyzed filing positions in all of the federal and state jurisdictions as of December 31, 2007, where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company has identified its federal tax return and its state income tax returns filed in Texas, Florida, New York, Pennsylvania, Arkansas, Ohio, Iowa and Tennessee as its “major” tax jurisdictions. The periods subject to examination for the Company’s federal return are the 2006 through 2008 tax years. The periods subject to examination for the Company’s state returns in major tax jurisdictions are years 2005 through 2008. As of December 31, 2009, there were no active federal, state or local income tax audits.

As a result of the implementation of ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of total gross unrecognized tax benefits is as follows:

Gross unrecognized tax benefits at December 31, 2007	$1,288,000
Increases for tax positions of prior years	44,000
Decreases for tax positions of prior years	—
Lapse of statute of limitations	(82,000)

Gross unrecognized tax benefits at December 31, 2008	$1,250,000
Increases for tax positions of prior years	—
Decreases for tax positions of prior years	—
Lapse of statute of limitations	(68,000)

Gross unrecognized tax benefits at December 31, 2009	$1,182,000

The Company had approximately $12,000 and $18,000 of accrued interest related to uncertain tax positions at December 31, 2009 and December 31, 2008, respectively. The total amount of unrecognized tax benefits that would affect the Company’s tax rate if recognized relates solely to certain state matters and is $92,000 and $158,000 as of December 31, 2009 and December 31, 2008, respectively.

On April 10, 2007, the acquisition of 5,368,982 shares of the Company’s common stock by Highland Capital resulted in an “ownership change” for purposes of Section 382 of the Internal Revenue Code. As a result, the future utilization of certain net operating loss carryforwards which existed at the time of the “ownership change” will be limited on an annual basis. The Company’s annual Section 382 federal limitation will be approximately $2.0 million, without consideration of the impact of the future potential recognition of built-in gains or losses as provided by Section 382. The Company is in the process of assessing the potential limitation of its state net operating loss carryforwards resulting from the ownership change but does not anticipate the limitation to be material.
15.	INSURANCE
The Company maintains a commercial general liability policy which is on a claims-made basis. This insurance is renewed annually and includes product liability coverage on the medical equipment that it sells or rents with per claim coverage limits of up to $1.0 million per claim with a $5.0 million product liability annual aggregate and a $3.0 million general liability annual aggregate. The Company’s professional liability policy is on a claims-made basis and is renewable annually with per claim coverage limits of up to $1.0 million per claim and $5.0 million in the aggregate. The Company’s commercial general liability policy and the professional liability policy have a maximum policy aggregate of $7.0 million, including defense costs. The Company retains the first $50,000 of each professional or general liability claim subject to a $500,000 aggregate. After the $500,000 aggregate has been reached, a $10,000 per claim deductible applies to all future claims applicable to this policy period. The Company also maintains excess liability coverage with limits of $20.0 million per claim and $20.0 million in the aggregate. Management believes the manufacturers of the equipment it sells or rents currently maintain their own insurance, and in some cases the Company has received evidence of such coverage and has been added by endorsement as an additional insured; however, there can be no assurance that such manufacturers will continue to do so, that such insurance will be adequate or available to protect the Company, or that the Company will not have liability independent of that of such manufacturers and/or their insurance coverage.

The Company is insured for vehicle liability coverage for $1.0 million per accident; subject to a per claim deductible of $250,000. The Company is insured for workers compensation losses; subject to a per claim deductible of $250,000. The Company also provides accruals for the settlement of outstanding claims and claims incurred but not reported at amounts believed to be adequate. The differences between actual settlements and accruals are included in expense once a probable amount is known. The Company did not maintain annual aggregate stop-loss coverage for the years 2007, 2008 and 2009, as such coverage was not economically available.

There can be no assurance that any of the Company’s insurance will be sufficient to cover any judgments, settlements or costs relating to any pending or future legal proceedings or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. If the insurance protection purchased by the Company is not sufficient to cover any judgments, settlements or costs relating to pending or future legal proceedings, the Company’s business and financial condition could be materially adversely affected.

16.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following are the Company’s 2009 and 2008 quarterly financial information (amounts in thousands, except per share data):

	First	Second	Third	Fourth	Full
2009	Quarter	Quarter	Quarter	Quarter	Year
Revenues, net	$58,311	$57,686	$58,991	$61,309	$236,297

(Loss) income from operations before income taxes	(3,930)	(2,654)	(1,755)	97	(8,242)

Provision for income taxes	1,164	1,266	874	1,211	4,515

Net loss	$(5,094)	$(3,920)	$(2,629)	$(1,114)	$(12,757)

Less: net income attributable to the noncontrolling interests	$(74)	$(69)	$(91)	$(107)	$(341)

Net loss attributable to American HomePatient	$(5,168)	$(3,989)	$(2,720)	$(1,221)	$(13,098)

Net (loss) income per common share attributable to American HomePatient
- Basic	$(0.29)	$(0.23)	$(0.15)	$(0.08)	$(0.75)

- Diluted	$(0.29)	$(0.23)	$(0.15)	$(0.08)	$(0.75)

	First	Second	Third	Fourth	Full
2008	Quarter	Quarter	Quarter	Quarter	Year
Revenues, net	$69,214	$64,194	$65,641	$67,805	$266,854

Income (loss) from continuing operations before income taxes	1,919	(603)	1,688	3,155	6,159

Provision for income taxes	1,270	1,410	1,012	1,362	5,054

Net income (loss) from continuing operations	$649	$(2,013)	$676	$1,793	$1,105

Less: net income attributable to the noncontrolling interests	$(95)	$(119)	$(92)	$(102)	$(408)

Net income (loss) from continuing operations attributable to American HomePatient	$554	$(2,132)	$584	$1,691	$697

Loss from discontinued operations	—	—	—	(183)	(183)

Net income (loss)	$554	$(2,132)	$584	$1,508	$514

Net income (loss) per common share attributable to American HomePatient — Basic
Income (loss) from continuing operations	$0.03	$(0.12)	$0.03	$0.10	$0.04
Loss from discontinued operations	—	—	—	(0.01)	(0.01)

Net income (loss) per common share attributable to American HomePatient — Basic	$0.03	$(0.12)	$0.03	$0.09	$0.03

Net income (loss) per common share attributable to American HomePatient — Diluted
Income (loss) from continuing operations	$0.03	$(0.12)	$0.03	$0.10	$0.04
Loss from discontinued operations	—	—	—	(0.01)	(0.01)

Net income (loss) per common share attributable to American HomePatient — Diluted	$0.03	$(0.12)	$0.03	$0.09	$0.03

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2009, 2008 and 2007
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Column A	Column B	Column C	Column D	Column E
		Additions	Deductions
	Balance at		Write-offs	Balance at
	Beginning	Bad Debt	Net of	End of
Description	of Period	Expense	Recoveries	Period
For the year ended December 31, 2009:	$5,869,000	$3,517,000	$5,990,000	$3,396,000

For the year ended December 31, 2008:	$11,822,000	$4,818,000	$10,771,000	$5,869,000

For the year ended December 31, 2007:	$17,076,000	$9,240,000	$14,494,000	$11,822,000

S-1

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Second Amended Joint Plan of Reorganization Proposed by the Debtors and the Official Unsecured Creditors Committee dated January 2, 2003 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on March 27, 2003).

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 33-42777 on Form S-1).

3.2	Certificate of Amendment to the Certificate of Incorporation of the Company dated October 31, 1991 (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement No. 33-42777 on Form S-1).

3.3	Certificate of Amendment to the Certificate of Incorporation of the Company Dated May 14, 1992 (incorporated by reference to the Company’s Registration Statement on Form S-8 dated February 16, 1993).

3.4	Certificate of Ownership and Merger merging American HomePatient, Inc. into Diversicare Inc. dated May 11, 1994 (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement No. 33-89568 on Form S-2).

3.5	Certificate of Amendment to the Certificate of Incorporation of the Company dated June 8, 1996 (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

3.6	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement No. 33-42777 on Form S-1).

3.7	Amendment to the Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 5, 2007).

10.1	Amended and Restated American HomePatient, Inc. 1991 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10 to the Company’s Registration Statement on Form S-8 filed on April 5, 2004).

10.2	Amendment No. 1 to Amended and Restated American HomePatient, Inc. 1991 Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed on May 17, 2005).

10.3	1995 Nonqualified Stock Option Plan for Directors (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

Exhibit Number	Description of Exhibit

10.4	Amendment No. 1 to 1995 Nonqualified Stock Option Plan for Directors (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.5	Amendment No. 2 to 1995 Nonqualified Stock Option Plan for Directors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-8 filed on May 17, 2005).

10.6	Lease and addendum as amended dated October 25, 1995, by and between Principal Mutual Life Insurance Company and American HomePatient, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004).

10.7	Employment Agreement dated November 26, 2008 between the Company and Joseph F. Furlong, III (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 26, 2008).

10.8	Form of Promissory Note dated July 1, 2003, by American HomePatient, Inc. and certain of its direct and indirect subsidiaries (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.9	Second Amended and Restated Assignment and Borrower Security Agreement dated July 1, 2003, by and between American HomePatient, Inc. and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.10	Second Amended and Restated Assignment and Subsidiary Security Agreement dated July 1, 2003, by and between certain direct and indirect subsidiaries of American HomePatient, Inc. and Bank of Montreal, as (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.11	Amended and Restated Borrower Partnership Security Agreement dated July 1, 2003, by and between American HomePatient, Inc. and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.12	Amended and Restated Subsidiary Partnership Security Agreement dated July 1, 2003, by and between certain direct and indirect subsidiaries of American HomePatient, Inc. and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.13	Second Amended and Restated Borrower Pledge Agreement dated July 1, 2003, by and between American HomePatient, Inc. and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

Exhibit Number	Description of Exhibit

10.14	Second Amended and Restated Subsidiary Pledge Agreement dated July 1, 2003, by and between certain direct and indirect subsidiaries of American HomePatient, Inc. and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.15	Amended and Restated Concentration Bank Agreement dated July 1, 2003, by and between American HomePatient, Inc., PNC Bank, National Association, and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.16	Second Amended and Restated Collection Bank Agreement dated July 1, 2003, by and between American HomePatient, Inc., PNC Bank, National Association, and Bank of Montreal, as agent (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.17	Employment Agreement effective January 21, 2005 between the Company and Stephen Clanton (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 26, 2005).

10.18	Employment Agreement effective February 9, 2005 between the Company and Frank Powers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 28, 2005).

10.19	Amendment No. 1 to Employment Agreement effective November 10, 2006 between the Company and Stephen Clanton (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 13, 2006).

10.20	Amendment No. 1 to Employment Agreement effective November 10, 2006 between the Company and Frank Powers (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 13, 2006).

10.21	Amendment to lease dated April 5, 2006, by and between Principal Mutual Life Insurance Company and American HomePatient, Inc. (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006).

10.22	Offer Letter accepted by James P. Reichmann on June 18, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 21, 2007).

10.23	Confidentiality, Non-Competition and Severance Pay Agreement dated June 18, 2007 with James P. Reichmann (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated June 21, 2007).

Exhibit Number	Description of Exhibit

10.24	Amendment No. 2 to Amended and Restated American HomePatient, Inc. 1991 Nonqualified Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 3, 2008).

10.25	Forbearance Agreement dated July 2, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.26	Second Forbearance Agreement dated August 31, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.27	Third Forbearance Agreement dated October 1, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

10.28	Fourth Forbearance Agreement dated October 30, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein.

10.29	Fifth Forbearance Agreement dated November 30, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein.

10.30	Sixth Forbearance Agreement dated December 15, 2009, by American HomePatient, Inc., certain of its direct and indirect subsidiaries, and NexBank, SSB, as agent, and the forebearing holders as identified therein.

21	Subsidiary List.

23	Consent of KPMG LLP.

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 — Chief Executive Officer.

31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer.

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer.

32.2	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer.

APPENDIX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended: June 30, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to                     .
American HomePatient, Inc.
(exact name of registrant as specified in its charter)

Nevada	0-19532	27-2457306

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027
(Address of principal executive offices)                    (Zip Code)
(615) 221-8884
(Registrant’s telephone number, including area code)
None
(Former name, former address and former fiscal year, if changes since last report)
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer ☐	Accelerated filer ☐	Non -accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
17,653,389
(Outstanding shares of the issuer’s common stock as of August 2, 2010)

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES

2

PART I. FINANCIAL INFORMATION

ITEM 1	— FINANCIAL STATEMENTS
AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
ASSETS	2010	2009
CURRENT ASSETS:
Cash and cash equivalents	$15,095,000	$23,613,000
Restricted cash	—	250,000
Accounts receivable, less allowance for doubtful accounts of $4,890,000 and $4,199,000, respectively	31,910,000	29,968,000
Inventories, net of inventory valuation allowances of $186,000 and $212,000, respectively	11,682,000	12,240,000
Prepaid expenses and other current assets	7,863,000	6,690,000

Total current assets	66,550,000	72,761,000

Property and equipment	140,382,000	142,166,000
Less accumulated depreciation and amortization	(106,414,000)	(108,376,000)

Property and equipment, net	33,968,000	33,790,000

Goodwill	123,621,000	123,621,000
Other assets	16,582,000	16,977,000

Total other assets	140,203,000	140,598,000

TOTAL ASSETS	$240,721,000	$247,149,000

(Continued)

3

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Continued)

	June 30,	December 31,
LIABILITIES AND SHAREHOLDERS’ DEFICIT	2010	2009
CURRENT LIABILITIES:
Current portion of long-term debt and capital leases	$217,155,000	$229,120,000
Accounts payable	19,510,000	14,153,000
Other payables	731,000	788,000
Deferred revenue	6,089,000	5,292,000
Accrued expenses:
Payroll and related benefits	8,683,000	6,961,000
Insurance, including self-insurance accruals	4,975,000	5,258,000
Other	3,141,000	3,466,000

Total current liabilities	260,284,000	265,038,000

NONCURRENT LIABILITIES:
Capital leases, less current portion	—	3,000
Deferred tax liability	14,010,000	12,031,000
Other noncurrent liabilities	83,000	82,000

Total noncurrent liabilities	14,093,000	12,116,000

Total liabilities	274,377,000	277,154,000

SHAREHOLDERS’ DEFICIT
American HomePatient, Inc. shareholders’ deficit:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 35,000,000 shares; issued and outstanding, 17,653,000 and 17,573,000 shares, respectively	176,000	176,000
Additional paid-in capital	176,922,000	177,094,000
Accumulated deficit	(218,357,000)	(214,681,000)

Total American HomePatient, Inc. shareholders’ deficit	(41,259,000)	(37,411,000)

Noncontrolling interests	7,603,000	7,406,000

Total shareholders’ deficit	(33,656,000)	(30,005,000)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$240,721,000	$247,149,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:

Sales and related service revenues, net	$30,496,000	$28,231,000	$59,595,000	$55,605,000
Rental revenues, net	38,680,000	37,765,000	76,586,000	76,551,000

Total revenues, net	69,176,000	65,996,000	136,181,000	132,156,000

EXPENSES:
Cost of sales and related services	14,135,000	13,997,000	28,704,000	28,375,000
Cost of rentals and other revenues, including rental equipment depreciation of $5,823,000, $6,060,000, $11,592,000 and $12,470,000, respectively	7,824,000	8,292,000	15,889,000	16,860,000
Operating expenses	34,134,000	34,616,000	68,591,000	69,681,000
Bad debt expense	1,521,000	917,000	3,317,000	2,213,000
General and administrative	6,051,000	5,177,000	11,167,000	10,303,000
Depreciation, excluding rental equipment, and amortization	879,000	1,014,000	1,811,000	2,038,000
Interest expense, net	3,723,000	3,822,000	7,521,000	7,688,000
Other income	(625,000)	(100,000)	(712,000)	(86,000)
Change of control income	(3,000)	(3,000)	(6,000)	(6,000)
Gain on extinguishment of debt	(1,524,000)	—	(1,524,000)	—

Total expenses	66,115,000	67,732,000	134,758,000	137,066,000

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	3,061,000	(1,736,000)	1,423,000	(4,910,000)

Provision for income taxes	1,090,000	1,266,000	2,225,000	2,430,000

NET INCOME (LOSS)	$1,971,000	$(3,002,000)	$(802,000)	$(7,340,000)

Less: Net income attributable to the noncontrolling interests	(1,117,000)	(987,000)	(2,113,000)	(1,817,000)

NET INCOME (LOSS) ATTRIBUTABLE TO AMERICAN HOMEPATIENT, INC.	$854,000	$(3,989,000)	$(2,915,000)	$(9,157,000)

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO AMERICAN HOMEPATIENT, INC. COMMON SHAREHOLDERS
- Basic	$0.05	$(0.23)	$(0.17)	$(0.52)

- Diluted	$0.05	$(0.23)	$(0.17)	$(0.52)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
- Basic	17,607,000	17,573,000	17,590,000	17,573,000

- Diluted	17,932,000	17,573,000	17,590,000	17,573,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to American HomePatient, Inc.	$(2,915,000)	$(9,157,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change of control income	(6,000)	(6,000)
Gain on sale of infusion branch	—	(184,000)
Deferred tax expense	1,979,000	2,125,000
Depreciation and amortization	13,403,000	14,508,000
Bad debt expense	3,317,000	2,213,000
Stock compensation expense	103,000	152,000
Net income attributable to noncontrolling interests	2,113,000	1,817,000
Gain on extinguishment of debt	(1,524,000)	—

Change in assets and liabilities:
Restricted cash	250,000	—
Accounts receivable	(5,259,000)	7,382,000
Inventories	558,000	(1,620,000)
Prepaid expenses and other current assets	(1,173,000)	3,636,000
Deferred revenue	36,000	(1,069,000)
Accounts payable, other payables and accrued expenses	4,003,000	837,000
Other assets and liabilities	333,000	1,979,000

Net cash provided by operating activities	15,218,000	22,613,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash payments for additions to property and equipment, net	(10,475,000)	(10,773,000)
Proceeds from sale of infusion branch	—	271,000

Net cash used in investing activities	$(10,475,000)	$(10,502,000)

(Continued)

6

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(Continued)

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to noncontrolling interests	$(1,926,000)	$(2,451,000)
Contributions from noncontrolling interests	10,000	—
Proceeds from exercise of stock options	28,000	—
Principal payments on long-term debt and capital leases	(11,373,000)	(8,357,000)

Net cash used in financing activities	(13,261,000)	(10,808,000)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,518,000)	1,303,000

CASH AND CASH EQUIVALENTS, beginning of period	23,613,000	18,831,000

CASH AND CASH EQUIVALENTS, end of period	$15,095,000	$20,134,000

SUPPLEMENTAL INFORMATION:
Cash payments of interest	$8,924,000	$6,556,000

Cash payments of income taxes	$326,000	$153,000

Non-Cash Activity:
Capital leases entered into for property and equipment	$929,000	$2,847,000
Changes in accounts payable related to purchases of property and equipment	$2,114,000	$(937,000)
Change of control:
Other liabilities	$292,000	$53,000
Additional paid-in capital	$(298,000)	$(59,000)
Cumulative adjustment for deferred revenue	$761,000	$—

Supplemental Disclosure of Investing Activities:
Disposition of infusion branch:
Inventories sold	$—	$87,000
The accompanying notes are an integral part of these condensed consolidated financial statements.

7

AMERICAN HOMEPATIENT, INC. AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1. BASIS OF PRESENTATION
The interim condensed consolidated financial statements of American HomePatient, Inc. and its subsidiaries (the “Company”) for the three and six months ended June 30, 2010 and 2009 herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (consisting of only normally recurring accruals) necessary to present fairly the Company’s financial position at June 30, 2010, its results of operations for the three and six months ended June 30, 2010 and 2009 and its cash flows for the six months ended June 30, 2010 and 2009.
The results of operations for the three and six months ended June 30, 2010 and 2009 are not necessarily indicative of the operating results for the entire respective years. Subsequent events have been evaluated as disclosed in Note 5. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s 2009 Annual Report on Form 10-K.
Certain reclassifications of prior year amounts related to consolidation of the Company’s 50% owned joint ventures have been made to conform to the current year presentation. The reclassification did not affect net income attributable to the Company for any prior period. (See Note 2 below.)
2. CONSOLIDATION OF 50%-OWNED JOINT VENTURES
Prior to January 1, 2010, the Company accounted for its 50%-owned joint ventures as equity investments. Effective January 1, 2010, the Company began consolidating its 50%-owned joint ventures as a result of the Company’s adoption of the provisions of Accounting Standards Update (“ASU”) 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)). ASU 2009-17 was issued by the FASB in December 2009 and was effective for periods beginning after December 15, 2009. ASU 2009-17, which amends the Variable Interest Entity (“VIE”) Subsections of ASC Subtopic 810-10, Consolidation — Overall, revises the test for determining the primary beneficiary of a VIE from a primarily quantitative risks and rewards calculation based on the VIE’s expected losses and expected residual returns to a primarily qualitative analysis based on identifying the party or related-party group (if any) with (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. Management concluded the Company is the primary beneficiary of the 50%-owned joint ventures in accordance with the provisions outlined in ASU 2009-17 and therefore began consolidating the 50%-owned joint ventures effective January 1, 2010.

8

ASU 2009-17 states that the difference between the amount added to the balance sheet of the consolidating entity and the amount of any previously recognized interest in the newly consolidated VIEs shall be recognized as a cumulative effect adjustment to retained earnings. The 50%-owned joint ventures had not previously recognized deferred revenues associated with rental arrangements. Upon consolidation on January 1, 2010, deferred revenue for the 50%-owned joint ventures in the amount of $761,000 was recognized by the Company. As a result, the Company recorded a cumulative adjustment which increased deferred revenue and increased accumulated deficit by $761,000.
Summarized financial information of the nine 50%-owned joint ventures at June 30, 2010 and December 31, 2009 is as follows:

	June 30, 2010	December 31, 2009
Cash	$1,380,000	$1,669,000
Accounts receivable, net	3,811,000	3,597,000
Property and equipment, net	3,573,000	3,534,000
Other assets	2,946,000	2,989,000

Total assets	$11,710,000	$11,789,000

Accounts payable and accrued expenses	$596,000	$878,000
Deferred revenue	789,000	—

Total liabilities	$1,385,000	$878,000

3. GOING CONCERN AND LIQUIDITY
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has long-term debt of $216.2 million (the “Secured Debt”) at June 30, 2010, which was due to be repaid in full on August 1, 2009, as evidenced by a promissory note to the agent for the Company’s lenders (the “Lenders”) under a previous senior debt facility that is secured by substantially all of the Company’s assets. Highland Capital Management, L.P. controls a majority of the Secured Debt. The Company’s cash flow from operations and existing cash were not sufficient to repay the Secured Debt by the maturity date, and the Company was unable to refinance the Secured Debt by the maturity date. The entire amount of the Secured Debt is included in current portion of long-term debt and capital leases at June 30, 2010. A Restructuring Support Agreement (see Note 4, for a more detailed discussion) has been entered into by and among the Company, NexBank, SSB (the “Agent”), and a majority of the senior debt holders, which provides for restructuring the Company and the Company’s senior debt. If the Company is unable to restructure the Secured Debt pursuant to the Restructuring Support Agreement, the Company must refinance the debt, extend the maturity, restructure or make other arrangements, some of which could have a material adverse effect on the value of the Company’s common stock. Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt will not be possible at this time, which raises substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the transactions contemplated by the Restructuring Support Agreement will be consummated, and if the Secured Debt is not restructured under the Restructuring Support Agreement then it is unlikely that any of the Company’s other efforts to address the debt maturity issue can be completed on favorable terms or at all. Other factors, such as uncertainty regarding the Company’s future profitability could also limit the Company’s ability to resolve the debt maturity issue if the debt restructuring contemplated by the Restructuring Support Agreement is not completed. Subject to the limitations provided by

9

the Restructuring Support Agreement, the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock.
4. RESTRUCTURING SUPPORT AGREEMENT
On April 27, 2010, the Company entered into an agreement with its Lenders and its largest shareholder, Highland Capital Management, L.P. (“Highland”), with respect to restructuring the Company and the Company’s senior debt (the “Restructuring Support Agreement”). The Company has entered into the Restructuring Support Agreement in order to address its Secured Debt maturity issue. Pursuant to the Restructuring Support Agreement, the Company proposed to its stockholders for their approval, and the stockholders approved on June 30, 2010, a change in the Company’s state of incorporation from Delaware to Nevada (the “Reincorporation”) as the first step in a series of transactions that is expected to result in each stockholder other than Highland and its affiliates receiving $0.67 per share for each share owned of the Company’s common stock. As provided below, the Reincorporation was effective June 30, 2010. As a result of these transactions, including the follow-on merger described below, the Company would cease to be a publicly traded company.
The Restructuring Support Agreement requires the Company, subject to a series of conditions (including the approval by its stockholders of the Reincorporation which was received on June 30, 2010 at the Company’s annual meeting of stockholders), to undertake a series of transactions, including the recently approved and completed Reincorporation, a self-tender offer by the Company to repurchase outstanding shares of its common stock, a long-term restructuring of the Company’s Secured Debt, and a follow-on merger that would make the Company a private company.
Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions contained therein:
•	The Company retired at a 15% discount $10.2 million of its outstanding Secured Debt obligations held by a single entity. This retirement resulted in a gain on extinguishment of debt of $1.5 million for the three and six months ended June 30, 2010.

•	Highland and its affiliates, who collectively beneficially own approximately 48% of the outstanding common stock of the Company as of the date of the Restructuring Support Agreement, each agreed to vote their stock in favor of the Reincorporation.

•	With the approval of the Reincorporation by the Company’s stockholders, the Company carried out the Reincorporation which was effective June 30, 2010. In the Reincorporation, stockholders in the Company have become stockholders in a new parent company of the Registrant incorporated in Nevada (the “New Company”).

•	Conditioned upon approval of and carrying out the Reincorporation as described above, the New Company agreed that it would then commence a self-tender offer to its stockholders (other than Highland and its affiliates) at $0.67 per share. (See Note 5 “Subsequent Events”)

•	In the event this self-tender offer is accepted by a number of the New Company’s stockholders holding shares which together with the shares owned by Highland and its affiliates, represent at least 90% of the number of its outstanding shares, and subject to other

10

customary closing conditions, the New Company agreed that it would repurchase all of the tendered shares.

•	If the self-tender offer is accepted, the Lenders have agreed to restructure the Company’s debt into two four-year secured term loans. This restructuring will not occur if the tender offer does not close. The first lien term loan would be in a principal amount of approximately $95.5 million, and the second lien term loan would have a principal amount of approximately $120.7 million. The second lien term loan would bear a higher rate of interest than the first lien term loan (however, the substantial majority of interest under the second lien term loan could be paid in kind at the election of the Company), but would rank junior in priority pursuant to the terms of an intercreditor agreement. The terms of the restructuring have not been finalized, but the Company anticipates that both term loans would have a variable interest rate component that in all instances would bear interest at a rate higher than the current 6.785% fixed interest rate on the Company’s Secured Debt.

•	If the self-tender offer is completed, but less than 100% of the shares of the New Company not owned by Highland or its affiliates are tendered, Highland has agreed to take all actions to cause the Company to initiate a follow-on merger at the conclusion of the self-tender offer pursuant to which the remaining shares of common stock in the New Company not held by Highland and its affiliates would be cancelled in exchange for sixty-seven cents ($0.67) per share. Highland then would cause the Company to de-register its stock pursuant to federal securities laws.
The Restructuring Support Agreement may be terminated under certain circumstances, including by either party if the self-tender offer has not been completed on or prior to September 30, 2010.
The above summary of the Restructuring Support Agreement does not set forth all details of the Reincorporation and related transactions and is subject to, and qualified in its entirety by, the full text of the Restructuring Support Agreement attached as Exhibit 10.4 to this quarterly report, which is incorporated to this description by reference.
5. SUBSEQUENT EVENTS
On July 7, 2010, the Company commenced a self-tender offer to acquire all outstanding shares of its common stock, (the “Shares”) at $0.67 per share , net to the seller in cash, without interest and less applicable withholding taxes (the “Offer”). Highland, which is the largest holder of the Company’s Secured Debt and its largest shareholder, has agreed to not tender Shares in the Offer. The purpose of the self-tender offer is to redeem as many Shares as possible from shareholders other than Highland in order to concentrate Highland’s percentage ownership in the Company as a first step in the Company becoming 100% owned by Highland pursuant to the Restructuring Support Agreement. The Offer is scheduled to expire at 5:00 PM, New York City time, on August 4, 2010, unless extended.
The Offer is conditioned upon, among other things: (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; (ii) that the total amount payable by the Company to holders of Shares, upon acceptance for payment of Shares, shall not exceed $6,527,000 (plus any exercise price received by the Company for the exercise of options between April 27, 2010 and the

11

expiration date of the Offer); and (iii) that simultaneously with the closing of the Offer, the Secured Debt shall be restructured into two four-year secured term loans on terms that the Company has previously negotiated with Highland and the other holders of the Secured Debt. Each of these conditions may, to the extent permitted by applicable law, be waived by the Company with the prior written consent of Highland. The Offer is not subject to any financing condition.
The complete terms and conditions of the Offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials filed by the Company on July 7, 2010 with the Securities and Exchange Commission (the “SEC”), as amended pursuant to amendments to Schedule 13E-3 and Schedule TO filed with the SEC by the Company on July 22, 2010.
6. STOCK BASED COMPENSATION
The Company records compensation costs for fixed plan stock options based on the estimated fair value of the respective options and the proportion vesting in the period. Deductions for stock-based employee compensation expense are calculated using the Black-Scholes option-pricing model. Allocation of compensation expense is made using historical option terms for option grants made to the Company’s employees and historical Company stock price volatility since the Company’s emergence from bankruptcy.
There were no options granted during the three months or six months ended June 30, 2010.
The Company recognized $46,000 and $103,000 of stock-based compensation expense in the three and six months ended June 30, 2010. The Company recognized $62,000 and $152,000 of stock-based compensation expense in the three and six months ended June 30, 2009.
Under the 1991 Nonqualified Stock Option Plan (the “1991 Plan”), as amended, 5,500,000 shares of the Company’s common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the 1991 Plan is ten years. Shares subject to options granted under the 1991 Plan which expire, terminate or are canceled without having been exercised in full become available again for future grants.

12

An analysis of stock options outstanding under the 1991 Plan is as follows:

Weighted
Average
	Options	Exercise Price
Outstanding at December 31, 2009	2,736,000	$1.55
Granted	—	—
Exercised	—	—
Canceled	—	—

Outstanding at March 31, 2010	2,736,000	$1.55

Granted	—	—
Exercised	—	—
Canceled	—	—

Outstanding at June 30, 2010	2,736,000	$1.55

There were no stock options exercised during the three and six months ended June 30, 2010 or 2009. At June 30, 2010, there was $0.1 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 1991 Plan. That cost is expected to be recognized over a weighted-average period of 1.1 years.

		Weighted
		Average
		Grant-date
Nonvested Options	Options	Fair Value
Balance at December 31, 2009	834,917	$0.52
Granted	—	—
Vested	(355,334)	0.61
Forfeited	—	—

Balance at March 31, 2010	479,583	$0.44

Granted	—	—
Vested	(22,084)	1.13
Forfeited	—	—

Balance at June 30, 2010	457,499	$0.41

13

Options granted under the 1991 Plan as of June 30, 2010 have the following characteristics:

								Weighted
							Weighted	Average
							Average	Remaining
							Exercise	Contractual	Aggregate
				Weighted			Price of	Life in	Intrinsic
				Average		Options	Options	Years of	Value
			Weighted	Remaining		Exercisable	Exercisable	Options	of Options
			Average	Contractual	Aggregate	at	at	Exercisable	Exercisable
Year of	Options	Exercise	Exercise	Life in	Intrinsic	June 30,	June 30,	at June 30,	at June 30,
Grant	Outstanding	Prices	Price	Years	Value	2010	2010	2010	2010
2000	220,000	$0.17 to $0.30	$0.18	0.35	$97,700	220,000	$0.18	0.35	$97,700
2004	450,000	$1.31 to $1.80	$1.64	3.89	—	450,000	$1.64	3.89	—
2005	170,000	$2.21 to $3.55	$2.97	4.60	—	170,000	$2.97	4.60	—
2006	470,000	$0.61 to $3.30	$3.24	5.65	—	467,500	$3.26	5.65	—
2007	496,000	$1.25 to $2.40	$1.63	6.75	—	486,000	$1.64	6.73	—
2008	525,000	$0.85 to $1.03	$1.02	7.69	—	350,001	$1.02	7.69	—
2009	405,000	$0.22	$0.22	8.67	162,000	135,000	$0.22	8.67	54,000

	2,736,000				$259,700	2,278,501			$151,700

Options granted under the 1991 Plan as of December 31, 2009 have the following characteristics:

								Weighted
							Weighted	Average
							Average	Remaining
							Exercise	Contractual	Aggregate
				Weighted			Price of	Life in	Intrinsic
				Average		Options	Options	Years of	Value
			Weighted	Remaining		Exercisable	Exercisable	Options	of Options
			Average	Contractual	Aggregate	at	at	Exercisable	Exercisable
Year of	Options	Exercise	Exercise	Life in	Intrinsic	Dec. 31,	Dec. 31,	at Dec. 31,	at Dec. 31,
Grant	Outstanding	Prices	Price	Years	Value	2009	2009	2009	2009
2000	220,000	$0.17 to $0.30	$0.18	0.85	$—	220,000	$0.18	0.85	$—
2004	450,000	$1.31 to $1.80	$1.64	4.39	—	450,000	$1.64	4.39	—
2005	170,000	$2.21 to $3.55	$2.97	5.10	—	170,000	$2.97	5.10	—
2006	470,000	$0.61 to $3.30	$3.24	6.14	—	467,500	$3.26	6.14	—
2007	496,000	$1.25 to $2.40	$1.63	7.24	—	418,583	$1.63	7.23	—
2008	525,000	$0.85 to $1.03	$1.02	8.18	—	175,000	$1.02	8.18	—
2009	405,000	$0.22	$0.22	9.16	—	—	$—	9.16	—

	2,736,000				$—	1,901,083			$—

Options granted during 2000 and 2001 have a three year vesting period and expire in ten years. No options were granted during 2002 or 2003. Options granted during 2004 have a two or three year vesting period and expire in ten years. Options granted during 2005 have a three year vesting period and expire in ten years. Options granted during 2006 have a four year vesting period and expire in ten years. Options granted in 2007, 2008, and 2009 have a three year vesting period and expire in ten years. As of June 30, 2010 and December 31, 2009, shares available for future grants of options under the 1991 Plan total 310,109.
Under the 1995 Nonqualified Stock Option Plan for Directors (the “1995 Plan”), as amended, 600,000 shares of the Company’s common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the 1995 Plan is ten years. Shares subject to options granted under the 1995 Plan which expire, terminate or are canceled without having been exercised in full become available for future grants.

14

An analysis of stock options outstanding under the 1995 Plan is as follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding at December 31, 2009 and March 31, 2010	570,000	$1.18
Granted	—	—
Exercised	(80,000)	0.30
Canceled	—	—

Outstanding at June 30, 2010	490,000	$1.33

There were 80,000 stock options exercised during the three and six months ended June 30, 2010.

15

Options granted under the 1995 Plan as of June 30, 2010 have the following characteristics:

				Weighted
				Average	Aggregate
				Remaining	Intrinsic
	Options		Weighted	Contractual	Value
	Outstanding		Average	Life in	of Options
Year of	and	Exercise	Exercise	Years	Exercisable
Grant	Exercisable	Prices	Price	6/30/2010	6/30/2010
2000	60,000	$0.20 to $0.22	$0.20	0.38	$25,000
2001	15,000	$0.75	$0.75	1.50	—
2002	15,000	$0.15	$0.15	2.51	7,050
2003	80,000	$1.29	$1.29	3.51	—
2004	100,000	$1.18 to $3.46	$2.32	4.22	—
2005	50,000	$3.27	$3.27	5.51	—
2006	50,000	$1.40	$1.40	6.51	—
2007	40,000	$1.12	$1.12	7.51	—
2008	40,000	$0.12	$0.12	8.51	20,000
2009	40,000	$0.14	$0.14	9.51	19,200

	490,000				$71,250

Options granted under the 1995 Plan as of December 31, 2009 have the following characteristics:

				Weighted
				Average	Aggregate
				Remaining	Intrinsic
	Options		Weighted	Contractual	Value
	Outstanding		Average	Life in	of Options
Year of	and	Exercise	Exercise	Years	Exercisable
Grant	Exercisable	Prices	Price	12/31/2009	12/31/2009
2000	140,000	$0.20 to $0.30	$0.26	0.61	$—
2001	15,000	$0.75	$0.75	2.00	—
2002	15,000	$0.15	$0.15	3.00	—
2003	80,000	$1.29	$1.29	4.00	—
2004	100,000	$1.18 to $3.46	$2.32	4.71	—
2005	50,000	$3.27	$3.27	6.00	—
2006	50,000	$1.40	$1.40	7.01	—
2007	40,000	$1.12	$1.12	8.01	—
2008	40,000	$0.12	$0.12	9.01	400
2009	40,000	$0.14	$0.14	10.00	—

	570,000				$400

The Directors’ options are fully vested upon issuance and expire ten years from date of issuance.

16

7. NET INCOME (LOSS) PER COMMON SHARE
Net income (loss) per share is measured at two levels: basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding, excluding stock options as they would be antidilutive. Diluted net income per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to stock options. In computing diluted net income per share, the stock options are considered dilutive using the treasury stock method.
The following information is necessary to calculate net income (loss) per share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss) attributable to American HomePatient, Inc.	$854,000	$(3,989,000)	$(2,915,000)	$(9,157,000)

Weighted average common shares outstanding	17,607,000	17,573,000	17,590,000	17,573,000
Effect of dilutive options	325,000	—	—	—

Adjusted diluted common shares outstanding	17,932,000	17,573,000	17,590,000	17,573,000

Net income (loss) per common share attributable to American HomePatient, Inc. common shareholders
- Basic	$0.05	$(0.23)	$(0.17)	$(0.52)

- Diluted	$0.05	$(0.23)	$(0.17)	$(0.52)

8. INCOME TAXES
On April 10, 2007, the acquisition of 5,368,982 shares of the Company’s common stock by Highland Capital Management, L.P. resulted in an “ownership change” for purposes of Section 382 of the Internal Revenue Code. As a result, the future utilization of certain net operating loss carryforwards which existed at the time of the “ownership change” will be limited on an annual basis. The Company’s annual Section 382 federal limitation will be approximately $2.0 million, without consideration of the impact of the future potential recognition of built-in gains or losses as provided by Section 382. For state tax purposes, 28 of the Company’s 35 filing states apply rules similar to IRC Section 382, resulting in an NOL carryforward limitation in these jurisdictions.
Amortization of the Company’s indefinite-life intangible assets, consisting of goodwill, ceased for financial statement purposes for the year ended December 31, 2002. The Company had a deferred tax liability of $12.0 million as of December 31, 2009 and $14.0 million at June 30, 2010 relating to indefinite-life intangibles. The Company cannot determine when the reversal of this deferred tax liability will occur, or whether such reversal would occur within the Company’s

17

net operating loss carry-forward period. For the six months ended June 30, 2010 and 2009, the Company recognized non-cash charges totaling $2.0 million and $2.1 million, respectively, to income tax expense to increase the valuation allowance against the Company’s deferred tax assets, primarily consisting of net operating loss carry-forwards.
9. CHANGE OF CONTROL
On April 13, 2007, Highland Capital Management, L.P. filed a Schedule 13D/A with the Securities and Exchange Commission reporting beneficial ownership of 8,437,164 shares of Company common stock, which represented approximately 48% of the outstanding shares of the Company as of that date. Under the terms of the employment agreement between the Company and Joseph F. Furlong, III, the Company’s chief executive officer, the acquisition by any person of more than 35% of the Company’s shares constituted a change of control. Under Mr. Furlong’s employment agreement, this event gave Mr. Furlong the right to receive a lump sum payment in the event he or the Company terminated his employment within one year after the change of control. The Company accrued a liability for this potential payment in the second quarter of 2007 since the ultimate requirement to make this payment was outside of the Company’s control. As such, the Company recorded an expense of $6.6 million in the second quarter of 2007, which was shown as “change of control expense” in the consolidated statements of operations, and a liability in the amount of $6.9 million, which was reflected in other accrued expenses on the consolidated balance sheets. These items were comprised of 300% of Mr. Furlong’s current year salary and maximum bonus, immediate vesting of all unvested options, the buyout of outstanding options, reimbursement of certain personal tax obligations associated with the lump sum payment, as well as payment of certain insurance for up to 3 years after termination and office administrative expenses for up to one year after termination.
The Company also established an irrevocable trust in the second quarter of 2007 to pay the various components of the change of control obligation. During the remainder of 2007, the Company reduced the change of control expense and related liability by $1.0 million due to revaluation of the fair value of Mr. Furlong’s outstanding stock options as of December 31, 2007. This decrease in expense was the result of a decline in the market value of the Company’s common stock at December 31, 2007.
On December 21, 2007, Mr. Furlong’s employment agreement was amended. Per the terms of the amendment, Mr. Furlong received a $3.3 million lump sum payment on January 4, 2008 to induce him to continue his employment with the Company. This payment was made from the irrevocable trust and reduced the Company’s change of control liability. The payment was in lieu of certain amounts Mr. Furlong would otherwise be entitled to under the amended employment agreement if his employment with the Company had terminated. On May 1, 2008, as required for federal and state payroll tax purposes, the Company withheld for remittance to tax authorities approximately $1.5 million, the amount due to be reimbursed by the Company to Mr. Furlong for the tax liabilities he incurred in connection with the compensation he received following the change of control, as stipulated in his amended employment agreement. The tax liabilities were related to federal excise taxes due on the lump sum payment pursuant to IRS Section 280G. This payment was primarily made from the irrevocable trust. The amended employment agreement also stipulated that all of Mr. Furlong’s stock options were deemed vested and exercisable as of January 2, 2008, and capped the potential buyout of outstanding options at $1.4 million. The $1.4 million is maintained in the irrevocable trust until these options expire or until 90 days after Mr. Furlong’s termination, whichever occurs first. In addition, the amendment stipulated the

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Company will pay for office administrative expenses for up to 6 months after termination instead of up to one year as originally agreed. The amendment also stipulated that certain insurance will be continued after termination only until January 1, 2011.
On November 26, 2008, the Company executed a new employment agreement with Mr. Furlong (the “New Employment Agreement”), which replaced the prior employment agreement between Mr. Furlong and the Company. The provisions of the New Employment Agreement are retroactive to November 1, 2008. The New Employment Agreement memorializes the terms of the prior employment agreement (as amended) without change with the addition of the termination provision described below and certain clarifying changes to the related definitions.
Under the New Employment Agreement, if Mr. Furlong’s employment terminates due to a “without cause” termination or constructive discharge (as defined in the New Employment Agreement), then Mr. Furlong will receive: (i) an amount equal to the sum of 100% of his base salary plus 100% of his target annual incentive award for the year of termination; and (ii) his pro rata target annual incentive award for the year of termination.
During each of the six month periods ended June 30, 2010 and 2009, the Company reduced its change of control expense by $6,000 as a result of the reduction of the liability associated with the Company’s obligation to pay certain insurance for Mr. Furlong until January 1, 2011. At June 30, 2010 and December 31, 2009 the irrevocable trust had a balance of $1.4 million and was reflected in prepaid expenses and other current assets on the consolidated balance sheets.
10. FAIR VALUE MEASUREMENTS
The Company adopted ASC Topic 820 (Statement 157) on January 1, 2008 for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, the Company adopted the provisions of ASC Topic 820 (Statement 157) for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. ASC Topic 820 (Statement 157) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 inputs are unobservable inputs for the asset or liability.
The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.
The following is a description of the valuation methodology used for financial assets measured at fair value, including the general classification of such assets pursuant to the valuation hierarchy.

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Money Market Accounts – The Company currently has cash, overnight purchase agreements, and an irrevocable trust that are primarily invested in money market funds. These items are classified as Level 1 because fair value is determined by quoted market prices in an active market.
At June 30, 2010 and December 31, 2009, it was not practicable to estimate the fair value of the Company’s Secured Debt because of the August 1, 2009 maturity date and no market existed for comparable debt instruments and because of the Company’s inability to estimate the fair value without incurring excessive costs.
11. SECURED DEBT
The Company has Secured Debt of $216.2 million, as evidenced by a promissory note to the agent for the Company’s lenders (“Lenders”). This indebtedness is secured by substantially all of the assets of the Company and matured on August 1, 2009. As described more fully in Note 3, “Going Concern and Liquidity,” the Company was not able to repay this debt at or prior to maturity from cash flow from operations and existing cash, or refinance this debt prior to the maturity date. As described more fully in Note 4, the Company has entered into a Restructuring Support Agreement with the Lenders in order to restructure the Secured Debt.
Under the terms of the Secured Debt, interest was payable monthly on the Secured Debt at a rate of 6.785% per annum. Payments of principal were paid annually on March 31 of each year in the amount of the Company’s Excess Cash Flow (defined as cash in excess of $7.0 million at the end of the Company’s fiscal year) for the previous fiscal year end. An estimated prepayment of the Excess Cash Flow was due on each September 30 in an amount equal to one-half of the anticipated Excess Cash Flow. The Company made a principal payment of $6.5 million on March 31, 2009 which represented the remaining Excess Cash Flow payment due on that date based on actual Excess Cash Flow as of December 31, 2008. Since the maturity date, the Company continues to pay interest on a monthly basis consistent with the original terms of the Secured Debt.
12. RECENTLY ADOPTED ACCOUNTING STANDARDS
The FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)) in December 2009. ASU 2009-17, which amends the Variable Interest Entity (“VIE”) Subsections of ASC Subtopic 810-10, Consolidation – Overall, revises the test for determining the primary beneficiary of a VIE from a primarily quantitative risks and rewards calculation based on the VIE’s expected losses and expected residual returns to a primarily qualitative analysis based on identifying the party or related-party group (if any) with (a) the power to direct the activities that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. The ASU requires kick-out rights and participating rights to be ignored in evaluating whether a variable interest holder meets the power criterion unless those rights are unilaterally exercisable by a single party or related party group. The ASU also revises the criteria for determining whether fees paid by an entity to a decision maker or another service provider are a variable interest in the entity and revises the Topic 810 scope characteristic that identifies an entity as a VIE if the equity-at-risk investors as a group do not have the right to control the entity through their equity interests to address the impact of kick-out rights and participating rights on the analysis. Finally, the ASU adds a new requirement to reconsider whether an entity is a

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VIE if the holders of the equity investment at risk as a group lose the power, through the rights of those interests, to direct the activities that most significantly impact the VIE’s economic performance, and requires a company to reassess on an ongoing basis whether it is deemed to be the primary beneficiary of a VIE. ASU 2009-17 is effective for periods beginning after December 15, 2009 and may not be early adopted. Adoption of ASU 2009-17 resulted in the Company consolidating its 50%-owned joint ventures beginning January 1, 2010.
13. GOODWILL IMPAIRMENT ANALYSIS
Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed for impairment at least annually in accordance with the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (Statement No. 142, Goodwill and Other Intangible Assets). The Company has selected September 30 as its annual testing date. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.
The liabilities of the Company continue to exceed its assets resulting in a negative carrying value of approximately $33.7 million at June 30, 2010. The equity based fair value of the Company and its one reporting unit is approximately $10.9 million at June 30, 2010. Accordingly, the Company’s fair value exceeds its carrying value as of June 30, 2010 and, by definition, no goodwill impairment is indicated. As long as the Company has a negative carrying value and has a positive fair value (market capitalization), goodwill impairment will not be indicated pursuant to ASC 350, which states “if the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.”
The Company is currently working toward a resolution of its debt maturity issue (see Note 4). If the ultimate resolution of this issue includes additional equity resulting in a positive carrying value of the Company and the positive carrying value exceeds the fair value of the reporting unit, goodwill of the Company in the amount of $123.6 million at June 30, 2010 may be partially or completely impaired at that time.

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ITEM 2 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “estimates,” “projects,” “may,” “plan,” “will,” “likely,” “could” and words of similar import. Such statements include statements concerning the approved and completed Reincorporation and the related transactions set forth in the Restructuring Support Agreement, the Company’s business strategy, the ability to satisfy interest expense and principal repayment obligations or to otherwise address those obligations, operations, cost savings initiatives, industry, economic performance, financial condition, liquidity and capital resources, adoption of, or changes in, accounting policies and practices, existing government regulations and changes in, or the failure to comply with, governmental regulations, legislative proposals for healthcare reform, the ability to enter into strategic alliances and arrangements with managed care providers on an acceptable basis, and current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. Such statements are not guarantees of future performance and are subject to various risks and uncertainties. The Company’s actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in the “Risk Factors” section and elsewhere in this Quarterly Report on Form 10-Q. The forward-looking statements are made as of the date of this Quarterly Report on Form 10-Q and the Company does not undertake to update the forward-looking statements or to update the reasons that actual results could differ from those projected in the forward-looking statements.
Overview
     American HomePatient, with operations in 33 states, provides home health care services and products consisting primarily of respiratory and infusion therapies, the rental and sale of home medical equipment, and the sale of home health care supplies.

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     The following table sets forth the percentage of revenues represented by each line of business for the periods presented:

	Six months ended June 30,
	2010	2009
Oxygen systems	38%	38%
Sleep therapy	38	35
Inhalation drugs	6	5
Nebulizers	1	1
Other respiratory	2	3

Total home respiratory therapy services	85%	82%

Enteral nutrition services	5	5
Other infusion services	3	4

Total home infusion therapy services	8%	9%

Total home medical equipment and supplies	7%	9%

	100%	100%

     The Company’s products and services are primarily paid for by Medicare, Medicaid, and other third-party payors. Since amounts paid under these programs are generally based upon fixed rates, the Company generally is not able to set the prices that it receives for products and services provided to patients. Thus, the Company improves operating results primarily by increasing revenues through increased volume of sales and rentals, shifting product mix toward higher margin product lines, and controlling expenses. The Company can also improve cash flow by limiting the amount of time that it takes to collect payment after providing products and services. Key indicators of performance are:
     Revenue Growth. The Company operates in an industry with pre-set prices subject to reimbursement reductions. Therefore, in order to increase revenue, the Company must increase the volume of sales and rentals. Reductions in reimbursement levels can more than offset an increase in volume. Management closely tracks overall increases and decreases in sales and rentals as well as increases and decreases by product line and by branch location and geographic area in order to identify product line or geographic weaknesses and take corrective actions. The Company’s sales and marketing focus includes: (i) emphasizing profitable revenue growth by focusing on oxygen and sleep-related products and services and by increasing the Company’s mix of Medicare and profitable managed care business; (ii) strengthening its sales and marketing efforts through a variety of programs and initiatives; (iii) heightened emphasis on sleep therapy and implementation of initiatives to expand sales of CPAP supplies; and (iv) expanding managed care revenue through greater management attention and prioritization of payors to secure managed care contracts at acceptable levels of profitability. Improvement in the Company’s ability to grow higher margin revenues will be critical to the Company’s success. Management will continue to review and monitor progress with its sales and marketing efforts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response.”

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     Bad Debt Expense. Billing and collecting in the healthcare industry is extremely complex. Rigorous substantive and procedural standards are set by each third party payor, and failure to adhere to these standards can lead to non-payment, which can have a significant impact on the Company’s net income and cash flow. The Company measures bad debt as a percent of net sales and rentals, and management considers this percentage a key indicator in monitoring its billing and collection function. Bad debt expense increased from $2.2 million for the six months ended June 30, 2009 to $3.3 million for the six months ended June 30, 2010. As a percentage of net revenue, bad debt expense increased from 1.7% for the six months ended June 30, 2009 to 2.4% for the six months ended June 30, 2010. The increase in bad debt expense in the first two quarters of 2010 is primarily attributable to a decrease in cash collections in the first quarter of 2010 compared to the first quarter of 2009 resulting from procedural changes implemented in late 2009 and early 2010.
     Cash Flow. The Company’s funding of day-to-day operations and all payments required to the Company’s secured creditors comes from cash flow and cash on hand. The Company currently does not have access to a revolving line of credit. The Company’s Secured Debt matured on August 1, 2009. Under the terms of the Restructuring Support Agreement, the Lenders have agreed to forbear from exercising rights and remedies until the consummations of the transactions contemplated by the Restructuring Support Agreement or the termination of the Restructuring Support Agreement. The nature of the Company’s business requires substantial capital expenditures in order to buy the equipment used to generate revenues. As a result, management views cash flow as particularly critical to the Company’s operations. The Company’s future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash, accounts receivable, and inventories) and current liabilities (principally accounts payable, accrued expenses and the Secured Debt). Management attempts to monitor and improve cash flow in a number of ways, including inventory utilization analysis, cash flow forecasting, and accounts receivable collection. In that regard, the length of time that it takes to collect receivables can have a significant impact on the Company’s liquidity as described below in “Days Sales Outstanding.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”
     Days Sales Outstanding. Days sales outstanding (“DSO”) is a tool used by management to assess collections and the consequential impact on cash flow. The Company calculates DSO by dividing net patient accounts receivable by the average daily revenue for the previous 90 days (excluding dispositions and acquisitions), net of bad debt expense. The Company attempts to minimize DSO by screening new patient cases for adequate sources of reimbursement and by providing complete and accurate claims data to relevant payor sources. The Company also monitors DSO trends for each of its branches and billing centers and for the Company in total as part of the management of the billing and collections process. An increase in DSO usually results from certain revenue management processes at the billing centers and/or branches not functioning at optimal levels or a slow-down in the timeliness of payment processing by payors. A decline in DSO usually results from process improvements or more timely payment processing by payors. Management uses DSO trends to monitor, evaluate and improve the performance of the billing centers. DSO was 42 and 38 days at June 30, 2010 and December 31, 2009, respectively. This increase in DSO is primarily the result of annual insurance deductibles which negatively impact collections during the first half of the year.
     Unbilled Revenues. Another key indicator of the Company’s receivable collection efforts is the amount of unbilled revenue, which is the amount of sales and rental revenues not yet billed to payors due to incomplete documentation or the non-receipt of the Certificate of Medical Necessity

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(“CMN”). The amount of unbilled revenue was $4.0 million for June 30, 2010 and December 31, 2009, net of valuation allowances.
     Productivity and Profitability. In light of the reimbursement reductions affecting the Company over the past several years and the possibility of continued reimbursement reductions in the future, management has placed significant emphasis on improving productivity and reducing costs over the past several years and will continue to do so. Management considers many of the Company’s expenses to be either fixed costs or cost of goods sold, which are difficult to reduce or eliminate. As a result, management’s primary areas of focus for expense reduction and containment are through productivity improvements related to the Company’s branches and billing centers. These improvements have focused on centralization of certain activities previously performed at branches, consolidation of certain billing center functions, and reduction in costs associated with delivery of products and services to patients. Examples of recent centralization initiatives include the centralization of revenue qualification processes through the Company’s regional billing centers, the centralization of order intake and order processing through the Company’s patient service centers, the centralization of CPAP supply order processing and fulfillment through the Company’s centralized CPAP support center, and the centralization of inhalation drug order processing and fulfillment through the Company’s centralized pharmacy. The Company has also established a centralized oxygen support center to coordinate scheduling and routing of portable oxygen deliveries for the Company’s branches. Initiatives are also in place to improve asset utilization through an asset management system, reduce capital expenditures through improved purchasing processes, reduce bad debt expense and revenue deductions through improved revenue qualification and collection processes, reduce costs of delivery of products to patients through improved routing, and reduce facility costs through more effective utilization of leased space. Management utilizes a variety of monitoring tools and analyses to help identify and standardize best practices and to identify and correct deficiencies. Similarly, the Company monitors its business on a branch and product basis to identify opportunities to target growth or contraction. These analyses have historically led to the closure or consolidation of branches and to the emphasis on certain products and new sales initiatives. See “Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response” for additional discussion.
Trends, Events, and Uncertainties
     From time to time changes occur in the Company’s industry or its business that make it reasonably likely that aspects of its future operating results will be materially different than its historical operating results. Sometimes these changes have not occurred, but their possibility is sufficient to raise doubt regarding the likelihood that historical operating results are an accurate gauge of future performance. The Company attempts to identify and describe these trends, events, and uncertainties to assist investors in assessing the likely future performance of the Company. Investors should understand that these matters typically are new, sometimes unforeseen, and often are fluid in nature. Moreover, the matters described below are not the only issues that can result in variances between past and future performance nor are they necessarily the only material trends, events, and uncertainties that will affect the Company. As a result, investors are encouraged to use this and other information to ascertain for themselves the likelihood that past performance is indicative of future performance.
     The trends, events, and uncertainties set out in the remainder of this section have been identified by the Company as reasonably likely to materially affect the comparison of historical operating results reported herein to either other past period results or to future operating results.

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     The Company’s Secured Debt Matured on August 1, 2009. For a discussion of the Company’s Secured Debt maturity, see “Risk Factors,” “Note 4 – Restructuring Support Agreement,” and “Liquidity and Capital Resources.”
     Reimbursement Changes and the Company’s Response. The Company regularly is faced with reimbursement reductions and the prospect of additional reimbursement cuts. The following reimbursement changes already enacted will further impact the Company in 2010 and beyond:
     DRA Reimbursement Impact: The Deficit Reduction Act of 2005 (the “DRA”), which was signed into law on February 8, 2006, affects the Company’s reimbursement in a number of ways including:
•	The DRA contains a provision that eliminated the Medicare capped rental methodology for certain items of durable medical equipment, including wheelchairs, beds, and respiratory assist devices. The DRA changes the rental period to thirteen months, at which time the rental payments stop and title to the equipment is transferred to the beneficiary. The effective date of the provision to eliminate the capped rental methodology applies to items for which the first rental month occurs on or after January 1, 2006. As a result, the impact of this change was realized over a period of several years which began in 2007.

•	The DRA also contains a provision that limits the duration of monthly Medicare rental payments on oxygen equipment to 36 months. Prior to the DRA, Medicare provided indefinite monthly reimbursement for the rental of oxygen equipment as long as the patient needed the equipment and met medical qualifications. The effective date for the implementation of the 36-month rental cap for oxygen equipment was January 1, 2006. In the case of individuals who received oxygen equipment on or prior to December 31, 2005, the 36-month period began on January 1, 2006. Therefore, the financial impact of the reduction in revenue associated with the 36-month cap began in 2009. The DRA provided for the transfer of title of the oxygen equipment from the supplier to the patient at the end of the 36-month period. With the enactment of the Medicare Improvement for Patients and Providers Act of 2008 (“MIPPA”) in July of 2008, the provision related to the transfer of title of oxygen equipment was repealed effective January 1, 2009; however MIPPA did not repeal the cap on rental payments subsequent to the 36th month. MIPPA also established new payment rules and supplier responsibilities following the 36-month rental period, the most significant of which are described below.
•	A supplier’s responsibility to service an oxygen patient ends at the time the oxygen equipment has been in continuous use by the patient for the equipment’s reasonable useful lifetime (currently defined by the Centers for Medicare and Medicaid Services (“CMS”) as five years for oxygen equipment). However, the supplier may replace this equipment and a new 36-month rental period and new reasonable useful lifetime period is started on the date the replacement item is delivered. Oxygen equipment that is lost, stolen, or irreparably damaged may also be replaced and a new 36-month rental period and new reasonable useful lifetime period is started (with CMS approval). A new certificate of medical necessity is required when oxygen equipment is replaced in each of the situations described above.

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•	A change in oxygen equipment modalities (e.g. from a concentrator to a stationary liquid system) prior to the end of the reasonable useful lifetime does not result in the start of a new 36-month rental period or new reasonable useful lifetime period, unless the change is medically justified and supported by written documentation from the patient’s physician. In addition, replacing oxygen equipment that is not functioning properly prior to the end of the reasonable useful lifetime period does not result in the start of a new 36-month rental period or new reasonable useful lifetime period. Finally, the transfer by a beneficiary to a new supplier prior to the end of the reasonable useful lifetime period does not result in the start of a new 36-month rental period or new reasonable useful lifetime period.

•	Suppliers furnishing liquid or gaseous oxygen equipment during the initial 36-month rental period will be required to continue furnishing oxygen contents for any period of medical need following the 36-month rental cap for the remainder of the reasonable useful lifetime of the equipment. The reimbursement rate for portable oxygen contents increases from approximately $29 per month during the 36-month rental period to approximately $77 per month after the 36-month rental period. At the start of a new 36-month rental period, the reimbursement rate for portable oxygen contents will revert back to approximately $29 per month.

•	Suppliers are responsible for performing any repairs or maintenance and servicing of the oxygen equipment that is necessary to ensure that the equipment is in good working order for the reasonable useful lifetime of the oxygen equipment. No payment will be made for supplies, repairs, or maintenance and servicing during the initial 36-month rental period. Effective July 2010, beginning six months after the 36-month cap, a maintenance and servicing payment of $66 will be paid every six months. The maintenance and servicing fee covers all maintenance and servicing needed during the six-month period. The supplier is responsible for performing all necessary maintenance, servicing and repair of the equipment at the time it is needed and must also visit the beneficiary’s home during the first month of each six-month period to inspect the equipment and perform any necessary maintenance and servicing needed at the time of each visit.

•	The Company’s financial results were materially and adversely impacted beginning in 2009 as a result of changes in oxygen reimbursement as described above. Net revenue and net income for the Company, including the 50% owned joint ventures, were reduced in the twelve months of 2009 by approximately $20.0 million and $18.8 million respectively as a result of the reimbursement changes related to the 36-month oxygen cap.
•	On August 3, 2006, CMS published a Proposed Rule to implement the changes required by the DRA relating to the payment for oxygen, oxygen equipment, and capped rental DME items. The rule, which became final November 9, 2006 (“DRA Implementation Rule”), establishes revised payment classes and reimbursement rates for oxygen and oxygen equipment effective January 1, 2007, including revised rates for concentrators, liquid and gas stationary systems, and portable liquid and gas equipment. The DRA Implementation Rule also establishes a reimbursement rate for portable oxygen generating equipment and changes regulations related to maintenance reimbursement

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and equipment replacement reimbursement. Under the DRA Implementation Rule, during the initial 36 months of rental, the reimbursement rate for concentrators and stationary liquid and gas systems was approximately $199 per month for calendar years 2007 and 2008, approximately $193 per month for 2009, and approximately $189 per month for 2010. Under the DRA Implementation Rule, the reimbursement rate for liquid or gas portable equipment during the initial 36 months of rental is approximately $32 per month from 2007 through 2010. As a result of the enactment of MIPPA in July of 2008, the above reimbursement rates were decreased by 9.5% beginning on January 1, 2009. Including the 50% owned joint ventures, the Company estimates the reduction in the rate for concentrators and stationary systems for 2010 will reduce both net revenue and net income by approximately $0.8 million in 2010.
     Competitive Bidding: The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) froze reimbursement rates for certain durable medical equipment (“DME”) at those rates in effect on October 1, 2003. These reimbursement rates will remain in effect until the competitive bidding process establishes a single payment amount for those items, which amount must be less than the current fee schedule. According to the MMA, competitive bidding will be implemented in phases with ten of the largest metropolitan statistical areas (“MSAs”) included in the program in the first round of bidding and seventy additional MSAs to be added in the second round of bidding, with additional areas to be subsequently added. The MMA specified that the first round of competitive bidding would be implemented in 2008 and the second round in 2009.
     The bidding process for the first round of competitive bidding occurred in the latter half of 2007. The products included in the first round of bidding were: oxygen supplies and equipment; standard power wheelchairs, scooters, and related accessories; complex rehabilitative power wheelchairs and related accessories; mail-order diabetic supplies; enteral nutrients, equipment, and supplies; CPAP devices, Respiratory Assist Devices (“RADs”) and related supplies and accessories; hospital beds and related accessories; Negative Pressure Wound Therapy (“NPWT”) pumps and related supplies and accessories; walkers and related accessories; and support surfaces. The Company participated in the bidding process in eight of the ten Competitive Bidding Areas (“CBAs”) included in the first round of bidding (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, and Pittsburgh). In early 2008, the Company was notified that it was a winning supplier in each of the eight CBAs and the Company chose to accept all contracts awarded. The contract period for the first round of bidding was scheduled to begin July 1, 2008 for a three year period. The Company’s average reduction in reimbursement associated with the first round of competitive bidding was approximately 29%.
     On July 15, 2008, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”) was enacted. Among other things, this legislation delayed the competitive bidding program to allow time for CMS to make changes to the bidding process. As a result of this legislation, contracts awarded in the first round were terminated and the bidding process for the first round was restarted in 2009 and, except for a few exceptions, included the same products and geographic locations included in the original first round of bidding. On January 16, 2009, CMS published an Interim Final Rule implementing provisions of MIPPA related to the first round re-bidding process and subsequent rounds of bidding. The effective date of the Interim Final Rule was originally to be February 17, 2009, but was subsequently extended to April 18, 2009. The delay was used by CMS to further review the issues of law and policy raised by the Interim Final Rule. On August 3, 2009, CMS published a tentative timeline and bidding requirements for the first round re-bidding process which was subsequently finalized. Bidder registration began August 17,

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2009 and bidding began October 21, 2009 and closed December 21, 2009. The Company participated in the bidding process in nine of the ten CBAs included in the re-bid first round of bidding. In early July 2010, the Company was notified that it was a winning supplier and was offered competitive bidding contracts in eight CBAs (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, and Pittsburgh) for oxygen, CPAP, beds, walkers, and enteral products. The Company has accepted all contracts. CMS is expected to publicly announce the winning suppliers for each CBA in September 2010. The reimbursement rates from the bidding process will go into effect January 1, 2011. The Company’s average reduction in reimbursement from the re-bid first round is approximately 32%. The Company estimates the reduced rates will decrease both the Company’s 2011 net revenue and net income by approximately $3.9 million, excluding any offset for additional revenue volume obtained as a winning supplier.
     The second round bidding process is currently scheduled to begin in 2011. An additional 21 MSAs were recently added to the second round, bringing the total MSAs in the second round to 91.
     To offset the savings not realized as a result of the first round competitive bidding delay, MIPPA called for a nationwide 9.5% reduction in Medicare rates which began on January 1, 2009 for products included in the first round of competitive bidding. Including the 50% owned joint ventures, this 9.5% reduction reduced the Company’s net revenue and net income by approximately $9.5 million and $8.9 million, respectively, in the twelve months of 2009. MIPPA also requires CMS to make certain changes to the bidding process and repeals the transfer of title of oxygen equipment to Medicare beneficiaries at the end of 36 months of continuous rental, as specified in the Deficit Reduction Act of 2005. At this time, the exact timing and financial impact of competitive bidding is not known, but management believes the impact could be material.
     Over the past several years in anticipation of continued reductions in reimbursement, the Company has implemented various initiatives to improve productivity and reduce costs. These initiatives have focused on the centralization of certain activities previously performed at branches and billing centers, consolidation of certain billing center functions, and reductions of costs associated with delivery of products and services to patients. The Company has also implemented strategies designed to improve revenue growth, especially in the areas of oxygen and sleep therapy. A portion of the reimbursement reductions described above have been offset by productivity improvements, cost reductions, and growth in respiratory revenue, especially sleep therapy revenues. Management cannot provide any assurance that future initiatives to improve productivity and/or increase revenues will be successful and there can be no guarantee that actual cash flow in 2010 will be consistent with management’s projections.
     Accreditation: The Secretary of the Department of Health and Human Services is required to establish and implement quality standards for suppliers of durable medical equipment, prosthetics, orthotics, and supplies (“DMEPOS”). CMS published the standards on its website on August 14, 2006. In order to continue to bill under Medicare Part B, DMEPOS suppliers were required to meet these standards through an accreditation process outlined in the CMS final rule on accreditation issued August 18, 2006. In order to participate in the original first round of competitive bidding, all suppliers were required to obtain accreditation by October 31, 2007. All of the Company’s branch locations were accredited by the Joint Commission prior to this date. As of January 1, 2008, all of the Company’s branch locations transitioned from accreditation with the Joint Commission to accreditation with Accreditation Commission for Health Care (“ACHC”).

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     In December of 2007, CMS announced that all existing suppliers must be accredited no later than September 30, 2009. New suppliers who submit applications to the National Supplier Clearinghouse (NSC) for a National Provider Identifier (NPI) prior to March 1, 2008 must be accredited before January 1, 2009. Suppliers who submit applications to the NSC for an NPI on or after March 1, 2008, must submit evidence of accreditation prior to the submission of the application. Failure to meet these deadlines could result in the revocation of the supplier’s Medicare billing privileges. As all of the Company’s operations are accredited through ACHC, these deadlines did not impact the Company’s operations.
     Positive Airway Pressure (PAP) Devices: CMS released a revised National Coverage Determination (“NCD”) on March 13, 2008 for PAP equipment. The major change resulting from the revised NCD was that specified home sleep tests could now be used in qualifying individuals for CPAP devices. In July 2008, the four Medicare Jurisdictions released Local Coverage Determinations (“LCDs”) which provided further coverage guidelines for PAP devices. The coverage provisions contained in these LCDs, which went beyond the guidelines provided for in the NCD, were to become effective on September 1, 2008. However, on August 18, 2008, all four Jurisdictions rescinded the LCDs.
     The four Jurisdictions published new revised LCDs on September 19, 2008 in order to provide guidance for PAP equipment beyond the guidelines contained in the NCD. The LCDs require, effective November 1, 2008, a face-to-face physician visit prior to the physician ordering sleep testing which should generally contain a sleep history with symptoms associated with obstructive sleep apnea (OSA) and sleep inventory, as well as pertinent physical examination. The LCD also requires an initial three-month trial period during which (no sooner than the 31st day but no later than the 91st day after beginning treatment) there must be an additional face-to-face physician visit. The treating physician must conduct a clinical reevaluation and document that the beneficiary is benefiting from PAP therapy. This policy also requires compliance data be provided to show patient’s use of the CPAP machine for four hours per night 70% of nights within a 30 day timeframe during the initial 90 days of treatment in order to document medical necessity. The Company has adapted its operations as a result of the policy changes outlined in the LCDs. The Company’s revenue and profitability have been and will continue to be negatively impacted by these policy changes. During 2009, the Company’s net revenue and net income were reduced by approximately $2.5 million as a result of the implementation of the Medicare PAP policy. The Company cannot accurately predict the future magnitude of the impact at this time as the Company continues to work through and improve processes to aid patients in improving compliance.
     Surety Bond: In July 2007, CMS issued a proposed rule implementing section 4312 of the Balanced Budget Act of 1997 (the “BBA”), which would require all suppliers of DMEPOS, except those that are government operated, to obtain and retain a surety bond. On January 2, 2009 CMS published a final rule requiring DME suppliers to post a $50,000 bond for each National Provider Identification Number (“NPI number”). The effective date of the final rule was March 2, 2009, however existing suppliers were not required to furnish the bond until October 2, 2009. This rule requires the Company to obtain a surety bond for each of its 241 branch locations billing Medicare using a unique NPI number. The Company obtained the required surety bonds for each of its branch locations effective October 2, 2009 for a term of one year. The costs to obtain the surety bonds for the initial one-year period did not materially impact the Company’s financial results or financial position. However, there can be no assurance that the Company will be able to obtain renewals or that the costs of future renewals will remain at the current level.

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     Provider Enrollment, Chain and Ownership System: Section 1833(q) of the Social Security Act requires that all physicians and non-physician practitioners that meet certain definitions be uniquely identified for all claims and services that are ordered or referred. To meet this requirement, in April 2009, CMS expanded their current policy to require all health care practitioners be listed in the government health plan’s national on-line Provider Enrollment, Chain and Ownership System (“PECOS”). PECOS tracks physician and non-physician practitioners to ensure they are of the type/specialty eligible to order or refer services for Medicare beneficiaries. Upon the implementation of PECOS, Medicare claims submitted by the Company that are the result of an order or a referral from a practitioner not registered in PECOS will not be paid. The original implementation date for denying payment was January 5, 2010, but was postponed to April 5, 2010, and more recently postponed to January 3, 2011. However on May 5, 2010, CMS published an interim final rule requiring physicians and other practitioners to become compliant with PECOS by July 6, 2010. Medicare claims submitted by the Company beginning July 6, 2010 that are the result of an order or a referral from a practitioner not registered in PECOS are at risk of being rejected by Medicare. The Company is working with its referring physicians towards PECOS compliance but there can be no assurance that practitioners will be properly enrolled in PECOS, and as such the Company’s revenues and cash collections could be impacted beginning in the third quarter of 2010.
     The following proposed changes, if enacted in their proposed or a modified form, could have a significant impact on the Company:
     Proposed Supplier Standards: In February of 2008, CMS published proposed supplier standards to address concerns about the easy entry into the Medicare program by unqualified and fraudulent providers. The proposed standards include, among other things, prohibition of contracting licensed services to other entities, requirements to maintain a minimum square footage for a business location, maintaining an operating business telephone number, a prohibition on the forwarding of telephone calls from the primary business location to another location, and a requirement for the business location to be open to the public a minimum of 30 hours per week. The proposed standards also include a requirement to maintain a minimum level of comprehensive liability insurance, a prohibition on directly soliciting patients, and a requirement to obtain oxygen only from state licensed oxygen suppliers. The comment period for the proposed supplier standards expired March 25, 2008. The Company provided comments by the stated deadline. Certain of the proposed supplier standards, if enacted in the current form, could significantly increase the Company’s costs of providing services to patients. CMS has not yet published a final rule regarding these proposed standards and the Company cannot predict the ultimate outcome.
     Management is working to counter the adverse impact of the reimbursement reductions currently in effect as well as any future reimbursement reductions through a variety of initiatives designed to grow revenues. See “Overview – Revenue Growth” for a discussion of the Company’s initiatives to grow revenues. In addition, management will continue to be focused on evolving the Company’s business model to improve productivity and reduce costs. These efforts will particularly emphasize centralization and consolidation of functions and improving logistics. See “Overview - Productivity and Profitability” for a discussion of the Company’s initiatives to improve productivity and reduce costs. The magnitude of the adverse impact that reimbursement reductions will have on the Company’s future operating results and financial condition will depend upon the success of the Company’s revenue growth and cost reduction initiatives. Nevertheless, the adverse effect of reimbursement reductions will be material in 2010 and beyond. See “Risk Factors.”

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Critical Accounting Policies and Estimates
     Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon the Company’s consolidated financial statements. The Company’s management considers the following accounting policies to be the most critical in relation to the Company’s consolidated financial statements: revenue recognition and allowance for doubtful accounts, inventory valuation and cost of sales recognition, rental equipment valuation, valuation of long-lived assets, valuation of goodwill and other intangible assets, and self insurance accruals. These policies are presented in detail within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Results of Operations
     The Company reports its revenues as follows: (i) sales and related services revenues; and (ii) rentals and other revenues. Sales and related services revenues are derived from the sale of aerosol medications and respiratory therapy equipment, the provision of infusion therapies, the sale of home health care equipment and medical supplies, and the sale of supplies and services related to the delivery of these products. Rentals and other revenues are derived from the rental of equipment related to the provision of respiratory therapies, home health care equipment, and enteral pumps. Cost of sales and related services includes the cost of equipment and drugs and related supplies sold to patients. Cost of rentals and other revenues includes the costs of oxygen and rental supplies, demurrage for leased oxygen cylinders, rent expense for leased equipment, and rental equipment depreciation expense and excludes delivery expenses and salaries associated with the rental set-up. Operating expenses include operating center labor costs, delivery expenses, area management expenses, selling costs, occupancy costs, billing center costs and other operating costs. General and administrative expenses include corporate and senior management expenses.

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     The following table and discussion sets forth items from the Company’s interim condensed consolidated statements of income as a percentage of revenues for the periods indicated:

	Percentage of Revenues
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales and related services	20.4	21.2	21.1	21.5
Cost of rentals, including rental equipment depreciation	11.3	12.6	11.7	12.8
Operating expenses	49.3	52.5	50.4	52.7
Bad debt expense	2.2	1.4	2.4	1.7
General and administrative	8.7	7.8	8.2	7.8
Depreciation, excluding rental equipment, and amortization	1.3	1.5	1.3	1.5
Interest expense, net	5.4	5.8	5.5	5.8
Other income, net	(0.9)	(0.2)	(0.5)	—
Change of control income	—	—	—	—
Gain on extinguishment of debt	(2.2)	—	(1.1)	—

Total expenses	95.5	102.6	99.0	103.7

Income (loss) from operations before income taxes	4.5	(2.6)	1.0	(3.7)
Provision for income taxes	1.6	1.9	1.6	1.8

Net income (loss)	2.9	(4.5)	(0.6)	(5.5)

Less: Net income attributable to the noncontrolling interests	(1.6)	(1.5)	(1.6)	(1.4)

Net income (loss) attributable to American HomePatient, Inc.	1.3	(6.0)	(2.2)	(6.9)

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Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009
Revenues. Revenues increased from $66.0 million for the quarter ended June 30, 2009 to $69.2 million for the same period in 2010, an increase of $3.2 million, or 4.8%. The increase in revenue is primarily attributable to growth in the Company’s core respiratory product lines of oxygen and sleep therapy, partially offset by reductions in revenue associated with non-respiratory home medical equipment (“HME”) and infusion therapy as a result of the Company’s continued reduction in emphasis of these less profitable product lines. The following is a discussion of the components of revenues:
Sales and Related Services Revenues. Sales and related services revenues increased from $28.2 million for the quarter ended June 30, 2009 to $30.5 million for the same period of 2010, an increase of $2.3 million, or 8.2%. This increase is primarily the result of increased sleep therapy revenue and inhalation drug revenue, partially offset by a decrease in revenue associated with non-focus product lines, including non-respiratory HME and infusion therapy.
Rental Revenues. Rental revenues increased from $37.8 million for the quarter ended June 30, 2009 to $38.7 million for the same period in 2010, an increase of $0.9 million, or 2.4%. This increase is primarily the result of growth in oxygen and sleep therapy revenues, offset by decreases in non-respiratory HME.
Cost of Sales and Related Services. Cost of sales and related services increased from $14.0 million for the quarter ended June 30, 2009 to $14.1 million for the same period in 2010, an increase of $0.1 million, or 0.7%. As a percentage of sales and related services revenues, cost of sales and related services decreased from 49.6% for the quarter ended June 30, 2009 to 46.4% for the same period in 2010. This decrease is primarily attributable to improved vendor pricing for certain products, reductions in sales of less profitable product lines, and a change in product mix associated with inhalation drug revenue.
Cost of Rental Revenues. Cost of rental revenues decreased from $8.3 million for the quarter ended June 30, 2009 to $7.8 million for the same period in 2010, a decrease of $0.5 million, or 6.0%. As a percentage of rental revenues, cost of rental revenue decreased from 22.0% for the quarter ended June 30, 2009 to 20.2% for the quarter ended June 30, 2010. This decrease is primarily attributable to a decrease in purchases of oxygen for portability and a decrease in rental equipment depreciation due to reductions in rental equipment purchases over the past several years, largely the result of the Company’s reduced emphasis on non-respiratory HME product lines.
Operating Expenses. Operating expenses decreased from $34.6 million for the quarter ended June 30, 2009 to $34.1 million for the same period in 2010, a decrease of $0.5 million or 1.4%. As a percentage of revenues, operating expenses decreased from 52.5% for the quarter ended June 30, 2009 to 49.3% for the quarter ended June 30, 2010. This decrease is primarily the result of improved operating efficiencies.
Bad Debt Expense. Bad debt expense increased from $0.9 million for the quarter ended June 30, 2009 to $1.5 million for the same period in 2010, an increase of $0.6 million, or 66.7%. As a percentage of revenues, bad debt expense increased from 1.4% for the quarter ended June 30, 2009

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to 2.2% for the quarter ended June 30, 2010. Bad debt expense in the second quarter of 2009 was favorably impacted by accounts receivable reserve reductions associated with the collection of certain past due accounts.
General and Administrative Expenses. General and administrative expenses increased from $5.2 million for the quarter ended June 30, 2009 to $6.1 million for the same period in 2010, an increase of $0.9 million or 17.3%. As a percentage of revenues, general and administrative expenses increased from 7.8% for the quarter ended June 30, 2009 to 8.7% for the quarter ended June 30, 2010. The increase in general and administrative expenses is primarily due to professional fees and other expenses associated with restructuring the Company’s Secured Debt.
Depreciation and Amortization. Depreciation (excluding rental equipment) and amortization expenses were $1.0 million for the quarter ended June 30, 2009 and $0.9 million for the quarter ended June 30, 2010.
Interest Expense, Net. Interest expense, net, was $3.8 million for the quarter ended June 30, 2009 and $3.7 million for the quarter ended June 30, 2010.
Other Income, Net. Other income, net, was $0.1 million for the quarter ended June 30, 2009 and $0.6 million for the quarter ended June 30, 2010. The increase is primarily due to insurance proceeds received and income related to various life insurance policies.
Gain on Extinguishment of Debt. The Company retired $10.2 million of its outstanding Secured Debt obligations at a 15% discount which resulted in a gain on extinguishment of debt of $1.5 million for the three months ended June 30, 2010.
Provision for Income Taxes. The provision for income taxes was $1.3 million for the quarter ended June 30, 2009 and $1.1 million for the same period in 2010. This expense primarily relates to non-cash deferred federal and state income taxes associated with indefinite-lived intangible assets and state income tax expense.
Six months ended June 30, 2010 Compared to Six months ended June 30, 2009
Revenues. Revenues increased from $132.2 million for the six months ended June 30, 2009 to $136.2 million for the same period in 2010, an increase of $4.0 million, or 3.0%. The increase in revenue is primarily attributable to growth in the Company’s core respiratory product lines of oxygen and sleep therapy, partially offset by reductions in revenue associated with non-respiratory home medical equipment (“HME”) and infusion therapy as a result of the Company’s continued reduction in emphasis of these less profitable product lines. The following is a discussion of the components of revenues:
Sales and Related Services Revenues. Sales and related services revenues increased from $55.6 million for the six months ended June 30, 2009 to $59.6 million for the same period of 2010, an increase of $4.0 million, or 7.2%. This increase is primarily the result of increased sleep therapy revenue and inhalation drug revenue, partially offset by a decrease in revenue associated with non-focus product lines, including non-respiratory HME and infusion therapy.

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Rental Revenues. Rental revenues were $76.6 million for each of the six months ended June 30, 2009 and 2010. Growth in oxygen and sleep therapy revenues was offset by decreases in non-respiratory HME.
Cost of Sales and Related Services. Cost of sales and related services increased from $28.4 million for the six months ended June 30, 2009 to $28.7 million for the same period in 2010, an increase of $0.3 million, or 1.1%. As a percentage of sales and related services revenues, cost of sales and related services decreased from 51.0% for the six months ended June 30, 2009 to 48.2% for the same period in 2010. This decrease is primarily attributable to improved vendor pricing for certain products, reductions in sales of less profitable product lines, and a change in product mix associated with inhalation drug revenue.
Cost of Rental Revenues. Cost of rental revenues decreased from $16.9 million for the six months ended June 30, 2009 to $15.9 million for the same period in 2010, a decrease of $1.0 million, or 5.9%. As a percentage of rental revenues, cost of rental revenue decreased from 22.0% for the six months ended June 30, 2009 to 20.7% for the six months ended June 30, 2010. This decrease is primarily attributable to a decrease in purchases of oxygen for portability and decreases in rental equipment depreciation due to reductions in rental equipment purchases over the past several years largely the result of the Company’s reduced emphasis on non-respiratory HME product lines.
Operating Expenses. Operating expenses decreased from $69.7 million for the six months ended June 30, 2009 to $68.6 million for the same period in 2010, a decrease of $1.1 million or 1.6%. As a percentage of revenues, operating expenses decreased from 52.7% for the six months ended June 30, 2009 to 50.4% for the six months ended June 30, 2010. This decrease is primarily the result of improved operating efficiencies.
Bad Debt Expense. Bad debt expense increased from $2.2 million for the six months ended June 30, 2009 to $3.3 million for the same period in 2010, an increase of $1.1 million, or 50.0%. As a percentage of revenues, bad debt expense increased from 1.7% for the six months ended June 30, 2009 to 2.4% for the six months ended June 30, 2010. The increase in bad debt expense in the first six months of 2010 is primarily attributable to a decrease in cash collections in the first six months of 2010 compared to the first six months of 2009 resulting from procedural changes implemented in late 2009 and early 2010.
General and Administrative Expenses. General and administrative expenses increased from $10.3 million for the six months ended June 30, 2009 to $11.2 million for the same period in 2010, an increase of $0.9 million or 8.7%. As a percentage of revenues, general and administrative expenses increased from 7.8% for the six months ended June 30, 2009 to 8.2% for the six months ended June 30, 2010. The increase in general and administrative expenses is primarily the result of professional fees and other expenses associated with restructuring the Company’s Secured Debt.
Depreciation and Amortization. Depreciation (excluding rental equipment) and amortization expenses decreased from $2.0 million for the six months ended June 30, 2009 to $1.8 million for the same period in 2010, a decrease of $0.2 million or 10%. This decrease is primarily due to certain assets becoming fully depreciated.
Interest Expense, Net. Interest expense, net, decreased from $7.7 million for the six months ended June 30, 2009 to $7.5 million for same period in 2010, a decrease of $0.2 million, or 2.6%. This decrease is primarily attributable to a reduced debt balance.

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Other Income, Net. Other income, net, was $0.1 million for the six months ended June 30, 2009 and $0.7 million for the six months ended June 30, 2010. The increase is primarily due to insurance proceeds received and income related to various life insurance policies.
Gain on Extinguishment of Debt. The Company retired $10.2 million of its outstanding Secured Debt obligations at a 15% discount which resulted in a gain on extinguishment of debt of $1.5 million for the six months ended June 30, 2010.
Provision for Income Taxes. The provision for income taxes was $2.4 million for the six months ended June 30, 2009 and $2.2 million for the same period in 2010. This expense primarily relates to non-cash deferred federal and state income taxes associated with indefinite-lived intangible assets and state income tax expense.
Liquidity and Capital Resources
     The Company has long-term debt of $216.2 million, as evidenced by a promissory note to the agent for the Lenders. This indebtedness is secured by substantially all of the assets of the Company and matured on August 1, 2009. The Company was not able to repay this debt at or prior to maturity from cash flow from operations and existing cash, or refinance this debt prior to the maturity date. A series of forbearance agreements were entered into by and among the Company, the agent, and certain forbearance holders. The parties to the forbearance agreements agreed to not exercise, prior to the expiration of the term of the agreement, any of the rights or remedies available to them as a result of the Company’s failure to repay the Secured Debt on the maturity date. On April 27, 2010, the Company entered into the Restructuring Support Agreement, which provides for restructuring the Company and the Company’s senior debt in order to address its Secured Debt maturity issue. Pursuant to the Restructuring Support Agreement, the Company proposed to its stockholders for their approval a change in the Company’s state of incorporation from Delaware to Nevada (which approval was obtained) as the first step in a series of transactions that is expected to result in each stockholder other than Highland and its affiliates receiving $0.67 per share for each share owned of the Company’s common stock. If all of the contemplated transactions occur, including the follow-on merger, the Company will cease to be a publicly traded company. See Note 4 “Restructuring Support Agreement.” Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt would not be possible at this time if the transactions contemplated under the Restructuring Support Agreement are not consummated. Other factors, such as uncertainty regarding the Company’s future profitability would also limit the Company’s ability to resolve the debt maturity issue. However, there can be no assurance that the transaction contemplated under the Restructuring Support Agreement will be consummated, and in such case it is unlikely that a resolution on the debt maturity will be reached with favorable terms to the Company and its stockholders or at all. Subject to the limitations provided by the Restructuring Support Agreement, the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock.
     At June 30, 2010 the Company had current assets of $66.6 million and current liabilities of $260.3 million, resulting in a working capital deficit of $(193.7) million and a current ratio of 0.3x as compared to a working capital deficit of $(189.9) million and a current ratio of 0.3x at June 30, 2009. The current ratio for both periods has been significantly affected by the

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Company’s Secured Debt balance being classified as a current liability due to the August 1, 2009 maturity date.
     Under the terms of the Secured Debt that matured on August 1, 2009, interest was payable monthly on the Secured Debt at a rate of 6.785% per annum. Payments of principal were payable annually on March 31 of each year in the amount of the Company’s excess cash flow (defined as cash in excess of $7.0 million at the end of the Company’s fiscal year) for the previous fiscal year end. Since the maturity date, the Company has continued to pay interest on a monthly basis in an amount consistent with the original terms of the Secured Debt.
     The Company does not have access to a revolving line of credit. As of June 30, 2010, the Company had unrestricted cash and cash equivalents of approximately $15.1 million.
     Accounts payable increased from $14.2 million at December 31, 2009 to $19.5 million at June 30, 2010. A portion of this increase is due to a reduction during 2010 in the utilization of short term capital leases to finance the purchase of certain rental equipment. Also contributing to the increase in accounts payable was the timing of purchases of certain inventory and rental equipment at the end of the second quarter of the current year as compared to the fourth quarter of the prior year.
     The Company’s principal cash requirements (other than the repayment of its matured Secured Debt) are for working capital, capital expenditures, leases, and interest payments on its debt. The Company must meet these on-going cash requirements with existing cash balances and net cash provided by operations.
     While management’s cash flow projections and related operating plans indicate that the Company can adequately fund its operating activities and continue existing interest payments through existing cash and cash flow, cash flows from operations and available cash were not sufficient to repay the Company’s Secured Debt that matured on August 1, 2009. In light of the current general credit market conditions, if the transactions outlined in the Restructuring Support Agreement are not consummated, there can be no assurances that the Company will be able to deal successfully with the debt maturity issue on a timely basis or at all. As a result, the Company’s independent registered public accounting firm added an explanatory paragraph to their report on the Company’s consolidated financial statements for the quarter ended June 30, 2010 that noted these conditions indicated that the Company may be unable to continue as a going concern. Further Medicare reimbursement reductions could have a material adverse impact on the Company’s ability to meet its debt service requirements, required capital expenditures, or working capital requirements. If existing cash and cash flow are not sufficient, there can be no assurance the Company will be able to obtain additional funds from other sources on terms acceptable to the Company or at all.
     The Company’s future cash flow will continue to be dependent upon the respective amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally accounts payable and accrued expenses). Future cash flow will also be determined by the terms on which its Secured Debt can be restructured, if any. Accounts receivable can have a significant impact on the Company’s liquidity. The Company has various types of accounts receivable, such as receivables from patients, contracts, and former owners of acquired businesses. Patient receivables constitute the majority of the Company’s accounts receivable. Accounts receivable are generally outstanding for longer periods of time in the health care industry than in many other industries because of requirements to provide third-party payors with additional information subsequent to billing and the time required by such payors to process claims. Certain accounts receivable frequently are outstanding for more than 90 days, particularly where the account receivable relates to services for a patient receiving a new medical therapy or covered by private insurance or Medicaid. Net patient accounts receivable were $31.7 million and $29.4 million at June 30, 2010 and December 31, 2009, respectively. Average DSO was approximately 42 and 38 days at June 30, 2010 and December 31, 2009, respectively. The

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Company calculates DSO by dividing net patient accounts receivable by the average daily revenue for the previous 90 days (excluding dispositions and acquisitions), net of bad debt expense. The Company’s level of DSO and net patient receivables is affected by the extended time required to obtain necessary billing documentation.
The table below provides an aging of the Company’s gross patient accounts receivable as of June 30, 2010 and December 31, 2009.

				Greater than
(In thousands)	Total	0-90	91-180	180 days
June 30, 2010	$36,548	$32,588	$3,405	$555
Percent of total	100%	89%	9%	2%

December 31, 2009	$33,646	$30,242	$2,967	$437
Percent of total	100%	90%	9%	1%
     The Company’s liquidity and capital resources have been, and likely will continue to be, materially adversely impacted by Medicare reimbursement reductions. See “Trends, Events, and Uncertainties — Reimbursement Changes and the Company’s Response.”
     Net cash provided by operating activities was $15.2 million and $22.6 million for the six months ended June 30, 2010 and 2009, respectively. Payments made for additions to property and equipment, net were $10.5 million for the six months ended June 30, 2010 compared to $10.8 million for the same period in 2009. Additionally, the Company entered into $0.9 million of capital leases for equipment in the six months ended June 30, 2010 and entered into $2.8 million of capital leases for equipment in the six months ended June 30, 2009. Net cash used in financing activities was $13.3 million and $10.8 million for the six months ended June 30, 2010 and 2009, respectively. The cash used in financing activities for the six months ended June 30, 2010 includes $11.4 million of principal payments on long-term debt and capital leases. The cash used in financing for the six months ended June 30, 2009 includes $8.4 million of principal payments on long-term debt and capital leases.

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Contractual Obligations and Commercial Commitments
The following is a tabular disclosure of all contractual obligations and commitments, including all off-balance sheet arrangements of the Company as of June 30, 2010:

	Twelve Months Ending June 30,
						After June 30,
	Total	2011	2012	2013	2014	2014
Secured debt and capital leases	$217,155,000	$217,155,000	$—	$—	$—	$—

Interest on secured debt and capital leases*	3,749,000	3,749,000	—	—	—	—

Operating lease obligations	12,343,000	6,578,000	4,049,000	1,634,000	82,000	—

Total contractual cash obligations	$233,247,000	$227,482,000	$4,049,000	$1,634,000	$82,000	$—

The Secured Debt is comprised entirely of amounts owed to the Lenders that matured on August 1, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Capital leases consist primarily of leases of office and computer equipment. Operating leases are noncancelable leases on certain vehicles and buildings.
At June 30, 2010 the Company had no off-balance sheet commitments or guarantees outstanding.

*	Interest on the Secured Debt in the table above includes interest obligations through September 30, 2010, which is the date the Restructuring Support Agreement may be terminated if the self-tender offer has not been completed.

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ITEM 3 — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company has not been subject to material interest rate sensitivity since the Company paid a fixed interest rate for its $216.2 million of Secured Debt that matured on August 1, 2009. Interest expense associated with other debt would not materially impact the Company as most interest rates are fixed. The Company does not own and is not a party to any material market risk sensitive instruments.
The Company has not experienced large increases in either the cost of supplies or operating expenses as a result of inflation. With reductions in reimbursement by government and private medical insurance programs and pressure to contain the costs of such programs, the Company bears the risk that reimbursement rates set by such programs will not keep pace with inflation.
ITEM 4 — CONTROLS AND PROCEDURES
The Company’s chief executive officer and chief financial officer have evaluated the effectiveness of the Company’s disclosure controls and procedures as defined in Exchange Act Rules 13a-15(e) and 15d-15(e), as of June 30, 2010. Based on such evaluation, such officers have concluded that, as of June 30, 2010, these disclosure controls and procedures were effective. There has been no change in the Company’s internal control over financial reporting during the quarter ended June 30, 2010 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
American HomePatient, Inc.:
We have reviewed the interim condensed consolidated balance sheet of American HomePatient, Inc. and subsidiaries (the Company) as of June 30, 2010, the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2010 and 2009, and the related condensed consolidated statements of cash flows for the six-month periods ended June 30, 2010 and 2009. These condensed consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the interim condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of American HomePatient, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the year then ended (not presented herein); and in our report dated March 4, 2010, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.
Note 2 of the Company’s audited financial statements as of December 31, 2009, and for the year then ended disclosed that the Company had a net capital deficiency and had a net working capital deficiency resulting from $226.4 million of debt that matured on August 1, 2009. Our auditors’ report on those financial statements included an explanatory paragraph referring to the matters in note 2 of those financial statements and indicating that these matters raised substantial doubt about the Company’s ability to continue as a going concern. As indicated in note 3 of the Company’s unaudited interim condensed consolidated financial information as of June 30, 2010, and for the six months then ended, the Company still has a net capital deficiency and a net working capital deficiency resulting from debt that matured on August 1, 2009. The accompanying interim financial information does not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Nashville, Tennessee
August 4, 2010

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PART II. OTHER INFORMATION
ITEM 1A – RISK FACTORS
This section summarizes certain risks, among others, that should be considered by stockholders and prospective investors in the Company. Many of these risks are also discussed in other sections of this report.
The Company’s Secured Debt became due on August 1, 2009 and was not repaid.
     The Company maintains a significant amount of debt. The Company has long-term debt of $216.2 million, as evidenced by a promissory note to the agent for the Company’s lenders (“Lenders”). This indebtedness is secured by substantially all of the assets of the Company and matured on August 1, 2009. The Company was not able to repay or refinance this debt at or prior to maturity. As a result, the Company must refinance the debt, extend the maturity, restructure or make other arrangements, some of which could have a material adverse effect on the value of the Company’s common stock. Furthermore, the Company’s independent registered public accounting firm added an explanatory paragraph to their report on the Company’s consolidated financial statements for the six months ended June 30, 2010 that noted these conditions indicated that the Company may be unable to continue as a going concern. Given the unfavorable conditions in the current debt market, the Company believes that third-party refinancing of the debt will not be possible at this time. If the self-tender offer is not successful, there can be no assurance that any of the Company’s other efforts to address the debt maturity issue can be completed on favorable terms or at all. Other factors, such as uncertainty regarding the Company’s future profitability could also limit the Company’s ability to resolve the debt maturity issue. Subject to the limitations provided by the Restructuring Support Agreement (see Note 4), the Company’s Lenders have the right to foreclose on substantially all assets of the Company, and this would have a material adverse effect on the Company’s liquidity, financial condition, and the value of the Company’s common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events and Uncertainties” and “Liquidity and Capital Resources.”
The Company’s failure to complete transactions related to the Reincorporation could negatively affect the Company and its stockholders.
     On April 27, 2010, the Company entered into a Restructuring Support Agreement with its Lenders and its largest shareholder, Highland Capital Management, L.P., with respect to restructuring the Company and the Company’s senior debt. See “Note 4 – Restructuring Support Agreement.” Pursuant to the Restructuring Support Agreement, the Company proposed to its stockholders for their approval a change in the Company’s state of incorporation from Delaware to Nevada. The Company’s stockholders approved the Reincorporation, and the Reincorporation was effective June 30, 2010.
     As provided in the Restructuring Support Agreement, on July 7, 2010, the Company commenced a self-tender offer to acquire all outstanding shares of its common stock, (the “Shares”) at $0.67 per share, net to the seller in cash, without interest and less applicable withholding taxes (the “Offer”). Highland, which is the largest holder of the Company’s Secured Debt and its largest

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stockholder, has agreed to not tender Shares in the Offer. The purpose of the self-tender offer is to redeem as many Shares as possible from stockholders other than Highland in order to concentrate Highland’s percentage ownership in the Company as a first step in the Company becoming 100% owned by Highland pursuant to the Restructuring Support Agreement. The Offer is scheduled to expire at 5:00 PM, New York City time, on August 4, 2010, unless extended.
     The Offer is conditioned upon, among other things: (i) that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by Highland, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; (ii) that the total amount payable by the Company to holders of Shares, upon acceptance for payment of Shares, shall not exceed $6,527,000 (plus any exercise price received by the Company for the exercise of options between April 27, 2010 and the expiration date of the Offer); and (iii) that simultaneously with the closing of the Offer, the Secured Debt shall be restructured into two four-year secured term loans on terms that the Company has previously negotiated with Highland and the other holders of the Secured Debt. Each of these conditions may, to the extent permitted by applicable law, be waived by the Company with the prior written consent of Highland. The Offer is not subject to any financing condition.
     If the Offer is not completed for any reason, then no stockholder will receive the tender offer consideration of $0.67 per Share, and the proposed Secured Debt restructuring will not occur. If the Offer is not completed, the Company will have extremely limited, if any, options for satisfying or restructuring its Secured Debt that matured in August 2009. If the Offer is not closed by September 30, 2010, the holders of this debt will have the right to foreclose upon substantially all of the Company’s assets.
     In connection with the Offer and the related transactions, the Company will also be subject to several additional risks, including the following:
•	the market price of the Company’s common stock may reflect a market assumption that the Offer will close, and a failure to close the Offer could result in a decline in the market price of the Company’s common stock;

•	certain costs relating to the Offer, such as legal, accounting and financial advisory fees, are payable by the Company whether or not the Offer closes;

•	there may be substantial disruption to the Company’s business and a distraction of management and employees from day-to-day operations, because matters related to the Offer may require substantial commitments of their time and resources;

•	uncertainty about the effect of the Offer may adversely affect the Company’s relationships with its employees, suppliers and other persons with whom the Company has business relationships; and

•	there may be lawsuits filed against the Company relating to the Reincorporation or the Offer.

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Highland Capital Management, L.P. controls approximately 48% of the Company’s common stock and controls a majority of the Company’s $216.2 million Secured Debt, which may allow Highland to exert significant influence on the Company.
     Highland Capital Management has beneficial ownership of 8,437,164 shares of Company common stock, which represents approximately 48% of the outstanding shares of the Company. Highland also controls a majority of the Company’s secured promissory notes that represent $216.2 million of Secured Debt. Highland could exert significant influence on all matters requiring stockholder approval. Because of its control of the Company’s debt, Highland’s interests may be different than those of holders of common stock who are not also holders of debt.
Reductions in Medicare and Medicaid reimbursement rates, as well as reductions from other third party payors, are having a material adverse effect on the Company’s results of operations and financial condition, and future reductions could have further adverse effects.
     On February 8, 2006, the Deficit Reduction Act of 2005 (“DRA”) was signed into law. The DRA has reduced the reimbursement of certain products provided by the Company and significantly reduced reimbursement related to oxygen beginning in 2009. On July 15, 2008, the Medicare Improvement for Patients and Providers Act of 2008 (the “MIPPA”) was enacted and has further reduced reimbursement for certain products. These reductions have had and will continue to have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources. Enacted reimbursement cuts as well as pending and proposed reimbursement cuts, may negatively affect the Company’s business and prospects. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events and Uncertainties – Reimbursement Changes and the Company’s Response.”
     For the six months ended June 30, 2010, the percentage of the Company’s revenues derived from Medicare, Medicaid and all other payors was 53%, 7%, and 40%, respectively. The revenues and profitability of the Company may be impacted by the efforts of payors to contain or reduce the costs of health care by delaying payments, lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced contract pricing. Reductions in reimbursement levels under Medicare, Medicaid or private pay programs and any changes in applicable government regulations could have a material adverse effect on the Company’s revenues and net income. Additional Medicare reimbursement reductions have been proposed that would have a substantial and material adverse effect on the Company’s revenues, net income, cash flows and capital resources. Changes in the mix of the Company’s patients among Medicare, Medicaid and private pay categories and among different types of private pay sources may also affect the Company’s revenues and profitability. There can be no assurance that the Company will continue to maintain its current payor mix, revenue mix, or reimbursement levels, a change in any of which could have a material adverse effect on the Company’s revenues, net income, cash flows and capital resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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Competitive bidding required by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 to determine reimbursement rates for certain durable medical equipment could have a material adverse effect on the Company’s results of operations and financial condition.
     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) froze reimbursement rates for certain durable medical equipment (“DME”) at those rates in effect on October 1, 2003. These reimbursement rates will remain in effect until the competitive bidding process establishes a single payment amount for those items, which amount must be less than the current fee schedule. Competitive bidding will be implemented in phases with ten of the largest metropolitan statistical areas (“MSAs”) included in the program in the first round of bidding and ninety-two additional MSAs to be added in the second round of bidding, with additional areas to be subsequently added. The MMA specified that the first round of competitive bidding would be implemented in 2008 and the second round in 2009.
     On July 15, 2008, the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”) was enacted. Among other things, this legislation delayed the competitive bidding program to allow time for CMS to make changes to the bidding process. On August 3, 2009, CMS published a tentative timeline and bidding requirements for the first round re-bidding process which was subsequently finalized. Bidder registration began August 17, 2009 and bidding began October 21, 2009 and closed December 21, 2009. The Company participated in the bidding process in nine of the ten markets included in the re-bid first round of bidding. In early July 2010, the Company was notified that it was a winning supplier and was offered competitive bidding contracts in eight CBAs (Charlotte, Cincinnati, Cleveland, Dallas, Kansas City, Miami, Orlando, and Pittsburgh) for oxygen, CPAP, beds, walkers, and enteral products. The Company has accepted all contracts. CMS is expected to publicly announce the winning suppliers for each CBA in September 2010. The reimbursement rates from the bidding process will go into effect January 1, 2011. The Company’s average reduction in reimbursement from the re-bid first round is approximately 32.0%. The Company estimates the reduced rates will decrease both the Company’s 2011 net revenue and net income by approximately $3.9 million, excluding any offset for additional revenue volume obtained as a winning supplier.
     The Company cannot provide any assurance as to its ability to mitigate the negative impact of the reimbursement reductions in the first round of competitive bidding. There can also be no assurance that the Company will be a successful bidder in any future rounds of bidding or the level of reimbursement reductions in future rounds. For these and other reasons, the implementation of competitive bidding could have a material adverse effect on the Company’s net revenue and net income.

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The Company maintains substantial leverage.
     As a result of the amount of debt, a substantial portion of the Company’s cash flow from operations has been dedicated to servicing debt. The substantial leverage could adversely affect the Company’s ability to grow its business or to withstand adverse economic conditions and reimbursement changes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”
The Company is subject to extensive government regulation, and the Company’s inability to comply with existing or future laws, regulations or standards could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.
     The Company is subject to extensive and frequently changing federal, state, and local regulation. In addition, new laws and regulations are adopted periodically to regulate products and services in the health care industry. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and other third-party payors. There can be no assurance that the Company is in compliance with all applicable existing laws and regulations or that the Company will be able to comply with any new laws or regulations that may be enacted in the future. Changes in applicable laws, any failure by the Company to comply with existing or future laws, regulations or standards, or discovery of past regulatory noncompliance by the Company could have a material adverse effect on the Company’s operations, financial condition, business, or prospects.
Because of reimbursement reductions, the Company must continue to find ways to grow revenues and reduce expenses in order to generate earnings and cash flow.
     The Company has implemented, and is currently implementing, a number of expense reduction initiatives in response to reimbursement reductions. Any future significant reimbursement cuts would require the Company to alter significantly its business model and cost structure, as well as the services it provides to patients, in order to avoid substantial losses. Measures undertaken to reduce expenses by improving efficiency can have an unintended negative impact on revenues, referrals, billing, collections and other aspects of the Company’s business, any of which can have a material adverse effect on the Company’s operations, financial condition, business, or prospects. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Company has substantial accounts receivable, and increased bad debt expense or delays in collecting accounts receivable could have a material adverse effect on the Company’s cash flows and results of operations.
     The Company has substantial accounts receivable as evidenced by DSO of 42 days as of June 30, 2010. No assurances can be given that future bad debt expense will not increase above current operating levels as a result of difficulties associated with the Company’s billing activities and meeting payor documentation requirements and claim submission deadlines. Increased bad debt expense or delays in collecting accounts receivable could have a material adverse effect on cash flows and results of operations.

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New healthcare legislation or other changes in the administration or interpretation of government health care programs or initiatives may have a material adverse effect on the Company.
     The health care industry continues to undergo dramatic changes influenced in large part by federal legislative initiatives. It is likely new federal health care initiatives will continue to arise. The Medicare Prescription Drug and Improvement Act of 2003 and the Deficit Reduction Act of 2005 have had, and will continue to have, a material negative impact on the level of reimbursement. The Medicare Improvements for Patients and Providers Act of 2008 has had a material negative impact beginning in 2009. Potential reimbursement reductions associated with competitive bidding could adversely affect the Company’s future profitability. Additionally, from time to time other modifications to Medicare reimbursement have been discussed. There can be no assurance that these or other federal legislative and regulatory initiatives will not be adopted in the future. One or more of these initiatives could materially limit patient access to, or the Company’s reimbursement for, products and services provided by the Company. Also, many states have proposed decreases in Medicaid reimbursement. There can be no assurance that the adoption of such legislation or other changes in the administration or interpretation of government health care programs or initiatives will not have a material adverse effect on the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends, Events, and Uncertainties – Reimbursement Changes and the Company’s Response.”
The Company depends on retaining and obtaining profitable managed care contracts, and the Company’s business may be materially adversely affected if it is unable to retain or obtain such managed care contracts.
     As managed care plays a significant role in markets in which the Company operates, the Company’s success will, in part, depend on retaining and obtaining profitable managed care contracts. There can be no assurance that the Company will retain or obtain such managed care contracts. In addition, reimbursement rates under managed care contracts are likely to continue to experience downward pressure as a result of payors’ efforts to contain or reduce the costs of health care by increasing case management review of services, by increasing retrospective payment audits, and by negotiating reduced contract pricing. Therefore, even if the Company is successful in retaining and obtaining managed care contracts, it could experience declining profitability if the Company does not also decrease its cost for providing services and/or increase higher margin services.
The Company’s common stock trades on the over-the-counter bulletin board, which reduces the liquidity of an investment in the Company.
     Trading of the Company’s common stock under its current trading symbol, AHOM or AHOM.OB, is conducted on the over-the-counter bulletin board which may limit the Company’s ability to raise additional capital and the ability of shareholders to sell their shares.

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Compliance with privacy regulations under HIPAA could result in significant costs to the Company and delays in its collection of accounts receivable.
     HIPAA Administrative Simplification requires all entities engaged in certain electronic transactions to meet specific standards to ensure the confidentiality and security of individually identifiable health information. In addition, HIPAA mandates the standardization of various types of electronic transactions and the codes and identifiers used for these transactions. The Company has implemented these standards. However, there is always the potential that some state Medicaid programs that are not fully compliant with the electronic transaction standards could result in delays in collections of accounts receivables.
     On February 17, 2009, the American Recovery and Reinvestment Act of 2009 was signed into law. This new legislation contains significant expansions of the HIPAA Privacy and Security Rules and numerous other changes that will affect the Company due to the major impact on health care information and technology.
     The new provisions include: (1) heightened enforcement and increased penalties for covered entities; (2) extension of security provisions to business associates, vendors, and others; (3) new stringent security breach notification requirements; and, (4) patients’ rights to restrict access to protected health information.
     Most of the provisions of the law took effect on February 17, 2010, one year after enactment, although increased penalty provisions went into effect immediately. Other provisions require implementing regulations and will take two years or longer to take effect. Any failure to comply with this new legislation could have a material adverse effect on the Company’s financial results and financial condition.
The Company is highly dependent upon its senior management.
     The Company’s historical financial results, debt maturity issue, and reimbursement environment, among other factors, may limit the Company’s ability to attract and retain qualified personnel, which in turn could adversely affect profitability.
The market in which the Company operates is highly competitive, and if the Company is unable to compete successfully, its business will be materially adversely affected.
     The home health care market is highly fragmented and competition varies significantly from market to market. Currently, there are relatively few barriers to entry, and the Company could encounter competition from new market entrants. In small and mid-size markets, the majority of the Company’s competition comes from local independent operators or hospital-based facilities. In larger markets, regional and national providers account for a significant portion of competition. Some of the Company’s present and potential competitors are significantly larger than the Company and have, or may obtain, greater financial and marketing resources than the Company.

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The provision of healthcare services entails an inherent risk of liability, and the Company’s insurance may not be sufficient to effectively protect the Company from all claims.
     The provision of healthcare services entails an inherent risk of liability. Certain participants in the home healthcare industry may be subject to lawsuits that may involve large claims and significant defense costs. It is expected that the Company periodically will be subject to such suits as a result of the nature of its business. The Company currently maintains product and professional liability insurance intended to cover such claims in amounts which management believes are in keeping with industry standards. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. There can be no assurance that claims in excess of the Company’s insurance coverage will not arise. A successful claim against the Company in excess of the Company’s insurance coverage could have a material adverse effect upon the operations, financial condition or prospects of the Company. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company’s ability to attract patients or to expand its business. In addition, the Company maintains a large deductible for its workers’ compensation, auto liability, commercial general and professional liability insurance. The Company is self-insured for its employee health insurance and is at risk for claims up to individual stop-loss and aggregate stop-loss amounts.

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ITEM 6 — EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBITS
2.1	Plan and Agreement of Merger dated May 21, 2010 (incorporated by reference to Appendix A to the Company’s Proxy Statement on Form DEF 14-A, filed May 25, 2010).

3.1	Articles of Incorporation of Company (incorporated by reference to Appendix B to the Company’s Proxy Statement on Form DEF 14-A, filed May 25, 2010).

3.2	Amendment to Articles of Incorporation of Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed June 30, 2010).

3.3	Bylaws of Company (incorporated by reference to Appendix C to the Company’s Proxy Statement on Form DEF 14-A, filed May 25, 2010).

10.1	Restructuring Support Agreement entered into by the Company, Highland Capital Management, L.P. and senior lenders dated April 27, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 28, 2010).

15.1	Awareness Letter of KPMG LLP.

31.1	Certification pursuant to Rule 13a-14(a)/15d-14(a) – Chief Executive Officer.

31.2	Certification pursuant to Rule 13a-14(a)/15d-14(a) – Chief Financial Officer.

32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Executive Officer.

32.2	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 – Chief Financial Officer.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
August 4, 2010	By:	/s/ Stephen L. Clanton
Stephen L. Clanton
Chief Financial Officer and An Officer Duly Authorized to Sign on Behalf of the registrant

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APPENDIX F
June 30, 2010
The Special Committee of the Board of Directors
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, TN 37027
Members of the Special Committee of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the Shareholders (as defined below) of the outstanding common stock, par value $0.01 per share (the “Company Common Stock”), of American HomePatient, Inc., a Nevada corporation (“American HomePatient” or the “Company”) of the consideration to be received by them for their shares of Company Common Stock in connection with the contemplated self-tender offer (the “Offer”) by the Company under the terms of a Restructuring Support Agreement dated April 27, 2010 by and among the Company, American HomePatient, Inc., a Delaware corporation and the predecessor to the Company (the “Predecessor Company”), Highland Capital Management, L.P. (“HCMLP”), and certain other entities (the “Agreement”). We understand that, pursuant to the Agreement, the Predecessor Company effected the Reorganization Merger (as defined in the Agreement), in which each outstanding share of the common stock of the Predecessor Company was converted into one share of Company Common Stock. Under and subject to the terms of the Agreement, the consideration to be received in the Offer by the Shareholders in exchange for each outstanding share of Company Common Stock is $0.67 in cash. Following completion of the Offer, the Company will effectuate a merger pursuant to which all remaining shares of Company Common Stock, other than those held by HCMLP or its affiliates, will be cancelled in exchange for $0.67 per share. For the purposes of this letter and our related analyses, the term “Shareholder” means the holders of the Company Common Stock other than HCMLP, the Company, and their respective affiliates. References in this opinion to the Company include, where applicable, the Predecessor Company prior to the effectiveness of the Reorganization Merger.
In connection with our review of the proposed Offer and the preparation of our opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in Agreement;

2.	reviewed the Company’s annual reports filed on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009, and on Form 10-Q for the fiscal quarter ended March 31, 2010;

3.	reviewed certain other publicly available information on the Company;

4.	reviewed other Company financial and operating information provided by Company management, including financial forecasts and estimates and liquidation values;

5.	reviewed the historical stock price and trading activity for the shares of Company Common Stock;

6.	discussed the Company’s operations, historical financial results, and future prospects with members of the senior management team of the Company;

7.	discussed with senior management of the Company certain information related to the aforementioned;

8.	compared financial and stock market information for the Company with similar information for certain other companies with publicly-traded equity securities;

9.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses we deemed to be sufficiently similar to those of the Company; and

10.	considered such other quantitative and qualitative factors that we deemed to be relevant to our evaluation.
With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party on its behalf, or otherwise reviewed by us, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal for any of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and estimates, and liquidation values, provided to or otherwise reviewed by us, we have assumed, with your consent, that such forecasts, estimates and values have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management. We express no view as to any such forecasts, estimates or liquidation values or the bases and assumptions on which they were prepared. We have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. With your consent, we also have assumed that, absent the transactions contemplated by the Agreement, the Company may make a Chapter 11 bankruptcy filing, and that, in any bankruptcy proceeding, the consideration, if any, that holders of Company Common Stock would receive for their shares of Company Common Stock would be highly uncertain. We also have assumed that the Company and its securities are identical to the Predecessor Company and its securities at all relevant times and in all respects material to our opinion. We have not evaluated or received any evaluations of the solvency or fair value of the Company, the Predecessor Company, or any other person under any laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Offer will be consummated in a manner substantially equivalent to the manner in which it is described in the Agreement, specifically as a component of the contemplated restructuring, and without the waiver of any conditions thereto that, if waived, would adversely effect the consideration to be paid to Shareholders. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.
In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of such analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
We express no opinion as to the underlying business decision to effect, the structure or tax consequences of, or the availability or advisability of any alternatives to, the Offer or any of the other transactions contemplated by the Agreement. Without limiting the generality of the foregoing, our opinion does not address any aspect of the purchase of the Patriarch Interest (as defined in the Agreement), the Reorganization Merger or the Debt Restructuring (as defined in the Agreement) or any other transaction contemplated by the Agreement, other than the Offer, and our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the consideration to be received by the Shareholders in the Offer. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Special Committee of the Board of Directors to approve or consummate the Offer or any of the other transactions described in the Agreement. We express no opinion as to the trading price of Company Common Stock at any time. In formulating our opinion, we have considered only the cash consideration for Company Common Stock as is described above. We have not considered, and this opinion does not address, any compensation or other consideration that may be paid in connection with, or as a result of, the Offer or the other transactions described in the Agreement to

American HomePatient securities holders, creditors, directors, officers, employees, or others. The delivery of this opinion has been approved by our Fairness Opinion Committee.
Raymond James & Associates Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James will receive a customary fee from American HomePatient upon the delivery of this opinion. Raymond James also has been engaged to render financial advisory services to the Special Committee of the Board of Directors of American HomePatient and will receive a separate customary fee for such services; such fee is contingent upon consummation of the Offer. In addition, American HomePatient has agreed to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, we may trade in the securities of American HomePatient for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of June 30, 2010 and any material change in such circumstances and conditions would require a re-evaluation of this opinion, which we are under no obligation to undertake.
It is understood that this letter is for the information of the Special Committee of the Board of Directors of American HomePatient in evaluating the proposed Offer and does not constitute a recommendation to the Special Committee of the Board of Directors of American HomePatient or any holder of Company Common Stock or any other person regarding whether to tender their shares in the proposed Offer or otherwise how to act with respect to any of the transactions described in the Agreement or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.
Based upon and subject to the foregoing, it is our opinion that, as of June 30, 2010, the consideration to be received by the Shareholders in the Offer contemplated by the Agreement is fair, from a financial point of view, to the Shareholders.
Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PROXY	AMERICAN HOMEPATIENT, INC.	PROXY
Special Meeting of Shareholders, October 12, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Stephen L. Clanton and Frank D. Powers, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned at the specal meeting of the shareholders of American HomePatient, Inc., to be held on October 12, 2010, at 9:00 a.m. Central Time, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238 and at any adjournments or postponements thereof, in accordance with the following instructions:
(1) A proposal to approve an agreement and plan of merger dated September 2, 2010 between the Company and AHPC Merger Co. (“Merger Sub”), a wholly owned subsidiary of the Company, pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of funds managed by Highland Capital Management, L.P.
FOR               AGAINST               ABSTAIN
(2) In their discretion, on such other matters as may properly come before the special meeting.
FOR DISCRETION               AGAINST DISCRETION               ABSTAIN
(Continued on reverse side)
(Continued from other side)
     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated: __________________________, 2010

Dated: __________________________, 2010

Signatures of shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.
AMERICAN HOMEPATIENT, INC.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027-5018